As filed with the Securities and Exchange Commission on August 10, 2026.
Registration Number 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-1
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
AURA CONSOLIDATED GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	7379	93-3653571
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
250 Northern Avenue, Suite 300
Boston, Massachusetts 02210
(833) 552-2123
(Address, including zip code, and telephone number, including area code. of Registrant’s principal executive offices)

Hari Ravichandran
Chief Executive Officer
250 Northern Avenue, Suite 300
Boston, Massachusetts 02210
(833) 552-2123
(Name, address, including zip code and telephone number, including area code, of agent for service)

Ian D. Schuman Stelios G. Saffos Sarah B. Axtell Latham & Watkins LLP 801 Jefferson Avenue, Suite 300 Redwood City, California 94063 (650) 328-4600	Copies to:	William J. Lundregan Chief Legal Officer 250 Northern Avenue, Suite 300 Boston, Massachusetts 02210 (833) 552-2123
Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Exchange Act. ☐
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. The selling stockholders may not sell these securities pursuant to this prospectus until the registration statement filed with the Securities and Exchange Commission becomes effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED AUGUST 10, 2026
PRELIMINARY PROSPECTUS
 143,277,908 Shares of Common Stock
This prospectus relates to the resale of (i) up to 49,010,224 shares of common stock, including shares of common stock underlying our CHESS Depositary Interests (“CDIs”), par value $0.0001 per share (the “common stock”), (ii) up to 3,390,210 shares of our common stock (the “Warrant Shares”) issuable upon exercise of previously issued warrants (the “Warrants”) and (iii) up to 90,877,474 shares of our common stock underlying our CDIs, converted from all outstanding shares of our preferred stock, par value $0.0001 per share, including the Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series C-1 Preferred Stock, Series F Preferred Stock, and Series G Preferred Stock (including accrued payment-in-kind dividends) (collectively, the “Aura Preferred Shares”).
We are registering the offer and sale from time to time of up to 143,277,908 shares covered by this prospectus pursuant in part to such stockholders’ registration rights under a securities purchase agreement between us and such stockholders. Subject to any contractual restrictions on them selling the shares of our common stock they hold, the selling stockholders may offer, sell or distribute all or a portion of their shares of our common stock publicly or through private transactions at prevailing market prices or at negotiated prices.
We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders. We will bear all costs, expenses and fees in connection with the registration of the shares of common stock. The selling stockholders will bear all discounts, concessions, commissions and similar selling expenses, if any, attributable to their respective sales of the shares of common stock.
See “Plan of Distribution” beginning on page 123 of this prospectus.
Investing in our common stock involves risks. Before making an investment decision, please read “Risk Factors” on page 10 of this prospectus.
Prior to this offering, there has been no public market for our common stock in the United States. Our common stock is listed on the Australian Securities Exchange (the “ASX”) under the symbol “AXQ” in the form of CDIs. The last reported sale of our CDIs on the ASX on August 7, 2026 (Australian Eastern Standard Time) was A$3.34 per share (equivalent to $2.36 per share of common stock, using an exchange rate of $0.707 as of August 7, 2026).
In this prospectus, all references to $ means U.S. dollars and all references to A$ means Australian dollars.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is          , 2026.

For investors outside the United States: No action is being taken in any jurisdiction outside the United States to permit a public offering of common stock or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restriction as to this offering and the distribution of this prospectus applicable to those jurisdictions.
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ABOUT THIS PROSPECTUS
Neither we nor the selling stockholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses we have prepared. Neither we nor the selling stockholders take any responsibility for, and can provide no assurance as to the reliability of, any other information that others may provide you. The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock. Our business, financial condition, results of operations and future growth prospects may have changed since that date.

INDUSTRY AND MARKET DATA
In this prospectus, we present certain market and industry data. This information is based on third‑party sources which we believe to be reliable. We have not independently verified any third‑party information. Forecasts and projections about our industry are based on historical market data, other publicly available information, our knowledge of our industry and assumptions based on such information and knowledge. These forecasts and projections have not been verified by any independent source. In addition, assumptions and estimates of our and our industry’s future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors.” These and other factors could cause future performance to differ materially from our assumptions and estimates. See “Cautionary Note Regarding Forward‑Looking Statements.”
The sources of certain statistical data, estimates, and forecasts contained in this prospectus are in the following independent industry and government reports:
■U.S. Federal Bureau of Investigation’s (“FBI”) Internet Crime Complaint Center (“IC3”), 2025 Internet Crime Report, April 2026 (the “IC3 2025 Internet Crime Report”);
■Mordor Intelligence, Consumer Security Market Report, January 2026 (the “Mordor Intelligence 2026 Consumer Security Market Report”);
■Market.us, Global Education Cyber Security Market, September 2025 (the “2025 Global Education Cyber Security Market Report”);
■U.S. Department of State, Digital Press Briefing with Anne Neuberger, Asia Pacific Media Hub, October 2023 (the “October 2023 Neuberger Digital Press Briefing”); and
■U.S. Centers for Disease Control and Prevention, Youth Risk Behavior Survey Data Summary & Trends Report: 2013–2023, August 2024 (the “CDC 2024 Youth Risk Behavior Survey”).
TRADEMARKS
We own or otherwise have rights to the trademarks, service marks and trade names, including those mentioned in this prospectus, that we use in connection with the operation of our business. This prospectus includes trademarks which are protected under applicable intellectual property laws and are our property and/or the property of our subsidiaries. This prospectus may also contain trademarks, service marks and trade names of other companies, which are, to our knowledge, the property of their respective owners. We do not intend our use or display of other companies’ trademarks, service marks or trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies. Solely for convenience, the trademarks, service marks and trade names referred to in this prospectus may appear without the ® and TM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks, service marks and trade names.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains forward-looking statements that involve substantial risks and uncertainties. In some cases, you can identify forward-looking statements by the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “objective,” “ongoing,” “plan,” “predict,” “project,” “potential,” “should,” “will,” or “would” and/or the negative of these terms, or other comparable terminology intended to identify statements about the future. They appear in a number of places throughout this prospectus and include statements regarding our intentions, beliefs or current expectations concerning, among other things, results of operations, financial condition, liquidity, prospects, growth, strategies, the industry in which we operate and other information that is not historical information. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. Although we believe that we have a reasonable basis for each forward-looking statement contained in this prospectus, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Generally, statements that are not historical facts, including statements concerning our possible or assumed future actions, business strategies, events or results of operations, are forward-looking statements. Factors that could cause actual results to differ materially from those forward-looking statements included in this prospectus include, among others:
■uncertainties associated with the Acquisition (as defined herein), including the uncertainty of realizing the anticipated benefits of the Acquisition;
■our ability to achieve and maintain profitability;
■our ability to obtain funding for our operations;
■our ability to further penetrate our existing member base, maintain and expand our member base, increase monetization of our member base, and leverage our core experience to expand in new use cases;
■our plans to increase brand awareness and customer adoption of our platform through various programs and digital and broad-scale advertising;
■risks related to competition in the markets in which we participate;
■our ability to maintain the value and reputation of our brands;
■our growth strategy and business plan and our ability to effectively manage our growth and meet future capital requirements;
■our ability to develop, and the success of, new monetization features and improve on existing features;
■our ability to increase sales of our products and services;
■our or our third-party partners’ failure to protect confidential information;
■data security incidents or disruptions to our IT systems and capabilities;
■our ability to comply with laws relating to the handling of information about individuals;
■risks related to our operations outside of North America;
■decreases in budget or spending by K-12 schools that could impact Qoria’s business;
■the effects of seasonal trends on our results of operations;
■our ability to maintain, protect, and enhance our intellectual property;
■the effects of an economic downturn or economic uncertainty on consumer discretionary spending and demand for our products and services; and
■other factors set forth under “Risk Factors” elsewhere in this prospectus.

PROSPECTUS SUMMARY
This summary highlights selected information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our common stock. You should read the entire prospectus carefully, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included elsewhere in this prospectus, before making an investment decision. Some of the statements in this prospectus constitute forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements.”
Overview
At Aura, our mission is to build a safer, healthier digital world for everyone. Our advanced suite of digital safety and wellbeing solutions is designed to protect individuals, families, and institutions across an increasingly complex threat landscape.
As digital engagement has expanded, exposure to online risks, including financial crime, identity theft, scams, and harmful online interactions, has also increased. Threats are dynamic and span multiple domains, exposing vulnerabilities in the gaps between environments and creating compounding complexity for individuals, households, schools, and businesses seeking to manage their digital exposure.
Founded in 2017, Aura was created to address the structural gap between increasingly interconnected digital risks and the fragmented landscape of single-purpose security solutions. Our platform-based approach delivers integrated, end-to-end protection across multiple dimensions of digital life.
Our subscription packages provide protection from identity theft, scams, and online threats, along with tools designed to help parents safeguard children from predators, cyberbullying, and risks to their wellbeing. We continue to enhance these offerings with Aura Intelligence, our proprietary AI technology, which analyzes patterns in online activity and behavior to support threat detection, prevention, and response, and to surface early indicators of risk, with ongoing development to further expand its capabilities and improve performance over time.
In July 2026, we completed our acquisition of Qoria, a leading global provider of school safety and student wellbeing solutions. The Transaction represents a transformative step in our evolution, strengthening our position in the global digital safety market and advancing our vision of all-in-one protection for individuals and communities worldwide. By combining complementary product capabilities and go-to-market operations, we expect to expand distribution, accelerate innovation, and deliver more effective protection and a more seamless experience across the core environments that shape modern life—home, work, and school. See “The Transactions” for additional information.
Our Platform
Digital safety has historically been delivered in fragments—a collection of point solutions that address risks in isolation. We believe this approach is structurally inadequate in today’s sophisticated threat environment. Effective digital protection requires a comprehensive, unified approach. Our intelligent digital safety platform, grounded in high-value data and architected for continuous innovation, is designed to deliver intuitive, end-to-end protection across the key contexts of digital life.
The Aura platform offers a broad array of features across two core domains: Digital Safety, which focuses on the defense of assets, identity, and information, and Family Safety and Online Wellbeing, which extends our approach to safety beyond technical protection, translating digital signals into insights that promote balanced engagement, highlight potential areas of concern, and support broader wellbeing. Qoria's K-12 school and student safety capabilities, along with its Qustodio parental control offering, add complementary products to our platform and complementary channels to our distribution, allowing us to extend our model of integrated protection into the school ecosystem.
Our expanded footprint unlocks what we believe is the next frontier of digital safety: Connected Intelligence, a unified, context-aware safety layer designed to synthesize digital activity across a subscriber’s digital life—whether at home, school, or work. Our approach aims to break down digital silos, unifying signals across environments, devices, and relationships to create a more complete understanding of emerging threats. Leveraging contextual reasoning and agentic AI, Connected Intelligence is expected to enhance threat detection and enable more proactive protection.

Our Business
We generate revenue through subscription sales of our digital safety and wellbeing solutions, providing strong visibility and a predictable, compounding revenue base. Our model spans two core verticals:
■Direct-to-Consumer: Our Direct-to-Consumer business distributes our digital safety and wellbeing solutions under the Aura and Qustodio brands through direct sales to individuals and families.
■Enterprise: Our Enterprise division drives sales of our products to and through enterprise channels, including delivery of Qoria products to K–12 institutions, distribution of our digital safety solutions through the employee benefits channel, and sales of our managed security offering through a network of managed service provider (“MSP”) partners.
Our distribution model seeks to leverage "school-to-home" and "work-to-home" bridges to capture high-intent users within trusted institutional settings and extend protection into their personal lives—lowering customer acquisition costs, increasing long-term subscriber value, and enriching the data foundation that powers our platform. Our diversified revenue streams, spanning multiple geographies, customer segments, and end markets, provide a resilient foundation for long-term growth.
Since our founding, the strength of our digital safety platform—built to be intuitive, all-in-one, and accessible across multiple channels—has driven consistent growth and improving operating leverage across our business.
■As of June 30, 2026, we served approximately 818,400 Direct-to-Consumer subscribers, an increase of 21% year over year, and approximately 2,200 employers through our Employee Benefits channel, an increase of 38% year over year.
■This growth has been achieved alongside improving unit economics and strong retention. Our Direct-to-Consumer channel has exhibited robust subscriber growth and consistent monetization. Our Employee Benefits channel, where net revenue retention (“NRR”) has consistently exceeded 100%, provides a highly capital-efficient complement that strengthens the durability of our blended subscriber economics.
■These operational efficiencies have translated into strong financial performance: annual recurring revenue (“ARR”) grew from $187.4 million as of June 30, 2025 to $245.9 million as of June 30, 2026, representing 31% growth, while revenue grew from $91.8 million for the six months ended June 30, 2025 to $119.9 million for the six months ended June 30, 2026, an increase of 31%.
The acquisition of Qoria builds on this foundation, creating a significantly larger and more diversified business with global reach. On a pro forma basis as of June 30, 2026, the combined entity had ARR of approximately $339.7 million, representing 27% year-over-year growth. Its broad customer base spans approximately 818,400 Aura Direct-to-Consumer subscribers, a global community of Qustodio parent accounts, an established network of K–12 school customers across the U.S., UK, Australia, and New Zealand, and approximately 2,200 employer relationships. Together, we expect to drive near-term efficiencies and long-term platform differentiation as we advance our shared vision of all-in-one digital safety powered by Connected Intelligence.
The integration of our complementary operations is expected to generate cost efficiencies and unlock new growth opportunities in the near term. Qustodio's established customer base provides fertile ground for upsell into the Aura Suite, and Qoria's K–12 ecosystem provides a high-trust channel to extend our solutions to schools and their parent communities, driving deeper product penetration and customer lifetime value. Additionally, Qoria’s international footprint opens an efficient pathway for global expansion. In parallel, operational consolidation is underway and has already begun to generate cost savings, which we expect to increase over time in support of a more scalable operating model.
Over the longer term, we believe the technical unification of our platforms will fuel powerful new product capabilities and drive superior business outcomes. By synthesizing data across the full spectrum of digital life, Connected Intelligence will deliver more proactive and personalized protection, while deepening customer engagement, improving retention, and creating durable strategic advantages over time.
Our Market Opportunity
The digital threat landscape is expanding in both scale and complexity. According to the FBI’s IC3 2025 Internet Crime Report, cybercrime losses reached $20.9 billion in the U.S. alone in 2025, a 26% increase year over year. At the same time, concerns about youth mental wellbeing and the impact of AI-enabled fraud continue to intensify. Despite the proliferation of security tools, most address only one piece of the puzzle—focusing on identity, device, or network safety, with limited coordination. Yet today’s sophisticated threats move fluidly across domains, leaving individuals, families, and institutions vulnerable to gaps that fragmented bundles of point solutions cannot close. These dynamics have created a multi-billion-dollar opportunity for an integrated, platform-based approach to digital safety.
We believe we are well positioned to address a critical societal need by delivering our digital safety solutions across multiple large and expanding markets.
Consumer Security
The consumer digital safety industry comprises a broad ecosystem of solutions designed to protect individuals and households from online threats, such as identity theft, fraud, scams, and malware. Estimated at approximately $48 billion in 2026, the market is projected to grow at a compound annual growth rate (“CAGR”) of 10% through 2031, driven by expanding digital engagement, increasing threat volume, AI-enabled fraud, and rising consumer awareness of digital risk, according to the Mordor Intelligence 2026 Consumer Security Market Report.
K-12 Cybersecurity and Student Safety
The K–12 cybersecurity and student safety market includes solutions designed to protect educational institutions’ digital infrastructure, data, and students. According to the 2025 Global Education Cyber Security Market Report, the K–12 cybersecurity market was estimated at approximately $67 billion in 2024 and is projected to grow at an 18% CAGR to approximately $365 billion by 2034. Adjacent student safety solutions, including content filtering, monitoring, and digital learning protections, represent a growing and increasingly important extension of this market. Growth in the K-12 cybersecurity and student safety market is driven by the rapid digitization of education, rising cyberattacks on schools, the proliferation of connected devices, and data privacy regulations.
Family Safety
The family safety market includes parental control offerings and related tools that enable parents and caregivers to monitor and manage family members’ digital activity across devices, including content filtering, screen time management, communication monitoring, and location tracking. Growth in this relatively nascent market is driven by increased device usage among children, heightened awareness of online risks, and expanding regulatory focus on children’s digital safety.
SMB Managed Security
The global small and medium-sized business (“SMB”) managed security market refers to outsourced security monitoring and incident response services for SMBs, which often lack the scale or resources to maintain in-house security operations and therefore rely on MSPs for these capabilities. Rising frequency and severity of targeted attacks on SMBs, together with structural vulnerabilities introduced by hybrid work and bring-your-own-device (“BYOD”) policies, are driving growth in this segment.
Our Growth Strategies
The digital safety challenge is large, growing, and consequential. We believe Aura is positioned to meet this need at scale, and our growth strategy reflects both the importance of our mission and the breadth of the opportunity. We are focused on several core drivers:
■Surround individuals and families with digital protection in the places they spend the most time. Our all-in-one digital safety platform spans home, school, and work, positioning Aura as an essential, always-on layer of trusted protection.
■Expand our subscriber base and deepen the value of every relationship. Our multi-pronged distribution model drives efficient subscriber acquisition through established institutional channels while extending protection across multiple dimensions of digital life. This breadth creates natural pathways for cross-sell and upsell and positions us as a critical utility, supporting deeper engagement and lasting customer loyalty.
■Enter new geographies and expand into adjacent verticals. Historically, substantially all of our revenues have been attributable to operations in the United States. Qoria's established global presence is expected to support the efficient expansion of our digital safety solutions into new global markets. Beyond geographic expansion, we continue to identify opportunities to extend our platform into adjacent verticals and customer segments, broadening our addressable market over time.
■Drive continuous innovation and deepen our product advantage with Connected Intelligence. Our ongoing investment in AI-assisted and agent-driven development workflows is accelerating product velocity and improving engineering efficiency, creating a modernized foundation that we believe will streamline the integration of Qoria’s assets and deliver benefits across the combined organization. As we bring Connected Intelligence to market, we expect to deliver increasingly proactive and personalized protection while unlocking reinforcing data and trust advantages that strengthen our competitive position over time.
■Identify strategic opportunities that create leverage and deepen our ecosystem. Our presence across home, school, and work positions Aura as a natural complement to a wide range of institutional, commercial, and community partners. We intend to selectively evaluate partnerships, distribution agreements, and acquisitions that expand our platform capabilities, extend our reach, or strengthen our position in key markets.
Risk Factors Summary
Investing in our common stock involves substantial risk. The risks described in the section titled “Risk Factors” included elsewhere in this prospectus may adversely impact our business, financial condition, and results of operations or may cause us to be unable to successfully execute all or part of our strategy. Some of the most significant challenges and risks we face include the following:
■We have a history of operating losses, limited operating history in certain areas of our business, and experienced rapid growth, any of which could adversely affect our ability to achieve sustainable profitability;
■We may have additional requirements for capital;
■We may face increased costs and complexity as a result of our international operations and planned international expansion;
■We face risks associated with the use and integration of artificial intelligence;
■We rely on the Apple iOS and Google Play app store ecosystems, and changes to these ecosystems or their policies could adversely affect our business, financial condition, and results of operations;
■Our growth and profitability relies on penetrating additional international markets, including those in which we have limited experience, which subjects us to a number of additional complex risks and compliance measures;
■We operate in a highly competitive environment, and our failure to compete effectively could adversely affect our business, financial condition, and results of operations;
■We depend on our key personnel and the labor force and may be unable to attract or retain qualified employees, which could adversely affect our business, financial condition, and results of operations;
■Our information technology infrastructure and systems may be affected by security incidents and data breaches.
■Our IT systems and infrastructure may be inadequate, and we may be exposed to operational risks;
■If we are unable to adequately protect or enforce our intellectual property rights, or if we are alleged to infringe the intellectual property rights of third parties, our business, financial condition, and results of operations could be adversely affected;
■We may be subject to regulatory non‑compliance and regulatory changes;
■We are subject to evolving and increasingly complex laws governing subscription arrangements and automatic payment renewals, and any failure to comply with such laws could adversely affect our business, financial condition, and results of operations;
■The different characteristics of the capital markets in Australia and the United States may negatively affect the trading price of our CDIs, and may limit our ability to take certain actions typically performed by a U.S. company; and
■We will incur increased costs as a result of operating as a public company, and management will be required to devote substantial time to new compliance initiatives.
Corporate Information
We were incorporated in the state of Delaware as Aura Consolidated Group, Inc. in 2023. Our principal executive office is located at 250 Northern Avenue, 3rd Floor, Boston, Massachusetts 02210 and our telephone number is (833) 552-2123. Our website address is www.aura.com. The information on, or that can be accessed through, our website or any subsection thereof is not, and will not be deemed to be, incorporated in this prospectus or to be part of this prospectus. You should not consider information contained on our website to be part of this prospectus in deciding whether to purchase shares of our common stock.

Implications of Being an Emerging Growth Company
As a company with less than $1.235 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act (the “JOBS Act”), enacted in April 2012. An emerging growth company may take advantage of reduced reporting requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:
■being permitted to present only two years of audited financial statements and only two years of related disclosure in our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our periodic reports and registration statements, including this prospectus;
■not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”);
■reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements, including this prospectus; and
■exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
We may take advantage of these provisions until the last day of our fiscal year following the fifth anniversary of the date of the first sale of our common equity securities pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”). Such fifth anniversary will occur in 2031. However, if certain events occur prior to the end of such five-year period, including if we become a “large accelerated filer,” our gross revenues for any fiscal year equal or exceed $1.235 billion or we issue more than $1.0 billion of non-convertible debt in any three-year period, we will cease to be an emerging growth company prior to the end of such five-year period.
We have elected to take advantage of certain of the reduced disclosure obligations in this prospectus and may elect to take advantage of other reduced reporting requirements in our future filings with the SEC. As a result, the information that we provide to our stockholders may be different than what you might receive from other public reporting companies in which you hold equity interests.
We have elected to avail ourselves of the provision of the JOBS Act that permits emerging growth companies to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. As a result, we will not be subject to new or revised accounting standards at the same time as other public companies that are not emerging growth companies.
For additional information, see “Risk factors—General Risk Factors—We are an “emerging growth company,” and we cannot be certain if the reduced reporting and disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.”

THE TRANSACTIONS
On February 2, 2026, we entered into a Merger Implementation Deed (the “Deed”) with Qoria Limited (“Qoria”), an Australian-headquartered provider of online safety, digital wellbeing, and cybersecurity solutions listed on the ASX under the trading symbol “QOR.” Under the Deed, we acquired 100% of the fully paid ordinary shares in Qoria (the “Qoria Shares”) by way of a scheme of arrangement under Part 5.1 of the Corporations Act 2001 (Cth) (the “Scheme”), in exchange for shares of our common stock in the form of CDIs (the “Acquisition”). The transactions pursuant to which the Acquisition was effected and the businesses combined include the following, which we collectively refer to as the “Transaction”:
(i)the conversion of the Aura Preferred Shares into shares of our common stock on July 17, 2026, prior to the implementation of the Scheme;
(ii)following approval of the Scheme by the requisite majority of Qoria shareholders and the Federal Court of Australia, the implementation of the Scheme on July 17, 2026, pursuant to which each Qoria Share held by a scheme participant on the record date (the “Record Date”) was transferred to us in exchange for the issuance by us of CDIs, with each CDI representing a beneficial interest in one share of our common stock registered in the name of CHESS Depositary Nominees Pty Limited (“CDN”), which holds legal title on behalf of the CDI holders (collectively, the “Scheme Consideration CDIs”) (the “Implementation”);
(iii)in parallel with the Scheme, on July 17, 2026, a capital raise of $100.0 million (before costs) (the “Capital Raise”) from certain of our existing stockholders (the “Capital Raise Investors”) under securities purchase agreements entered into on February 2, 2026 (as amended and restated, the “Securities Purchase Agreements”), to subscribe for CDIs over shares of our common stock (the “Offer CDIs”) at an offer price to be determined in accordance with the Securities Purchase Agreements; and
(iv)the admission of Aura to the official list of ASX and official quotation of its CDIs on ASX under the code “AXQ” on July 8, 2026.
Upon Implementation, we acquired 100% of the issued shares in Qoria and became the listed entity and parent of the combined group. Each Qoria shareholder on the Record Date received Scheme Consideration CDIs, with each CDI representing an interest in one share of our common stock. All CDIs rank equally with each other, and all underlying shares of our common stock rank equally with each other. CDI holders hold the beneficial ownership of the underlying shares of our common stock, while CDN holds legal title to such shares on behalf of, and for the benefit of, the CDI holders. CDIs are traded on ASX in a manner similar to shares of Australian companies listed on ASX and are settled and transferred through the Clearing House Electronic Subregister System (“CHESS”).

RISK FACTORS
An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information set forth in this prospectus before deciding to invest in our common stock. The occurrence of any of the events or developments described below could adversely affect our business, financial condition and results of operations. In such an event, the market price of our common stock could decline, and you may lose all or part of your investment. Additional risks and uncertainties not presently known to us or that we currently believe are not material may also impair our business, financial condition and results of operations. The risks discussed below also contain forward-looking statements, and our actual results may differ materially from those discussed in these forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements” included elsewhere in this prospectus.
Risks Related to our Business Strategy and Industry
We have a history of operating losses, limited operating history in certain areas of our business, and experienced rapid growth, any of which could adversely affect our ability to achieve sustainable profitability.
We have incurred operating losses since inception and may continue to incur operating losses in the future. There can be no assurance that we will achieve or sustain profitability, particularly as we continue to invest in product development, marketing, personnel, and infrastructure. Achieving profitability will depend on a range of factors, many of which are outside of our control, including market conditions, competition, and the successful execution of our business strategy.
Certain of our newer brands, products, and services have a limited operating history, which make it difficult to evaluate their current performance and predict future prospects. The success of these offerings will depend on customer adoption, retention, pricing, innovation, and the competitive landscape. There can be no assurance that these newer products and services will achieve intended growth, market acceptance, or financial returns. If these initiatives do not perform as expected, our business, financial condition, results of operations may be adversely affected.
Additionally, our core businesses have experienced rapid growth, which has placed and may continue to place significant demands on management, operational systems, and financial resources. Managing growth effectively will require us to scale our operations, maintain service quality, preserve our culture, and strengthen internal controls and infrastructure. Failure to manage growth effectively could result in operational inefficiencies, employee attrition, cultural disruption, or damage to our brand. Any such failures could adversely affect our business, financial condition, and results of operations.
We may have additional requirements for capital.
There can be no assurance that we will ever achieve profitability. We must therefore effectively manage our liquidity to meet our ongoing funding requirements, manage working capital, and execute our overall business strategies. Poor or inefficient liquidity management could adversely affect our business, financial condition, and results of operations.
Our pro forma historical cash position was approximately $98.0 million as of June 30, 2026. We may require additional capital in the future to execute on our strategic goals by taking advantage of favorable opportunities as they arise, adapt to changing market conditions, invest in innovation, or respond to competitive pressures.
Any additional equity financing may be dilutive to our stockholders, may be undertaken at lower prices than the prevailing market price, and any new securities issued could have rights, preferences or privileges that rank ahead of existing securities. Such financing may also involve restrictive covenants, which could limit our operations and business strategy. Alternatively, additional debt financing, if available, may involve additional restrictions on financing, operating activities, and distribution of any profit.
Our ability to secure capital at the appropriate time will depend on the amount of capital required, the proposed tenor of capital, the performance and future prospects of our business, and a number of other factors that are prevailing at that time that may be beyond our control, including interest rates, economic conditions, debt market conditions, and legislative, regulatory, or other factors.
There will be no assurance that the required capital will be secured at all or on acceptable terms and in the timeframe required, which may constrain our business operations, including by preventing investment in growth or responding to competitive pressures, and adversely affect our business, financial condition, and results of operations.

Other potential risks associated our financing arrangements include breaching debt covenants, incurring increased borrowing costs, including from rising interest rates, and failing to meet financial commitments when they fall due, as well as adverse financial impacts from sub-optimal use of capital.
Poor liquidity management may adversely affect our strategic flexibility by preventing us from executing our strategic goals, taking advantage of favorable opportunities as they arise, adapting to changing market conditions, investing in innovation, or responding to competitive pressures, any of which could hinder our long-term growth and competitiveness.
We may face increased costs and complexity as a result of our international operations and planned international expansion.
Our international operations may expose us to a range of risks that could increase operating costs and adversely affect our business, financial condition, and results of operations. Managing activities across multiple jurisdictions may require compliance with differing legal, regulatory, tax, employment, and data privacy regimes, as well as managing cultural, language, and business practice differences. These factors may increase administrative complexity and require additional time, attention, and resources from management.
Furthermore, our future growth and profitability may depend on our ability to successfully enter and expand into additional international markets. Expansion into jurisdictions where we may have limited operating experience could expose us to unfamiliar market conditions, customer preferences, competitive dynamics, and business practices. Such expansion could also require compliance with complex and differing legal, regulatory, tax, and operational requirements, which may increase costs and management complexity. If we are unable to effectively manage these risks or achieve anticipated market penetration, our business, financial condition, and results of operations could be adversely affected.
We face risks associated with the use and integration of artificial intelligence.
AI is rapidly evolving and has the potential to disrupt and enhance the technology sectors in which we operate. AI may create new revenue opportunities, enhance existing products and services, and improve operational efficiency. At the same time, the adoption and deployment of AI technologies introduce a range of risks and uncertainties.
We utilize a combination of internally developed models and systems, together with selected third-party AI technologies, as part of a hybrid approach common to sophisticated technology platforms. This approach enables flexibility, performance optimization and access to leading capabilities, but also introduces dependencies on the availability, performance and reliability of internal and external systems.
The use of AI presents risks including, but not limited to, the generation of inaccurate, misleading or “hallucinatory” outputs, the presence of bias in training data or algorithms, and the potential for errors that may not be readily detectable. These risks may affect the quality of insights, recommendations or automated actions (e.g. insights and reports) generated by our platforms. In addition, the effectiveness of AI systems is dependent on the volume, quality and integrity of data inputs, as well as our ability to design, train, deploy and maintain these systems at scale.
We may also face risks associated with data privacy, cybersecurity and the potential for unintended disclosure of sensitive or proprietary information, including through interaction with AI models. The use of AI technologies, whether developed internally or sourced from third parties, may expose us to regulatory scrutiny and evolving legal requirements across multiple jurisdictions, including in relation to data protection, algorithmic accountability and the responsible use of AI.
Further, the development and deployment of AI technologies raise intellectual property considerations. Training data and model outputs may give rise to claims relating to copyright infringement, ownership of AI-generated content, misuse of data or alleged misappropriation of third-party rights.
While we intend to implement robust governance frameworks, technical safeguards and operational controls designed to mitigate these risks around Aura Intelligence and other AI tools, AI technologies are inherently complex and rapidly evolving. It may not be possible to identify or manage all risks associated with their use. Any failure of AI systems, or any regulatory, legal, operational or reputational issues arising from their deployment, could have an adverse effect on our business, financial condition, results of operations and prospects.

We rely on the Apple iOS and Google Play app store ecosystems, and changes to these ecosystems or their policies could adversely affect our business, financial condition, and results of operations.
Our business models include direct signups through our website and partnerships, as well as the Apple iOS and Google Play app store ecosystems. We rely heavily on the Apple iOS and Google Play app store ecosystems as the primary distribution channels for our mobile apps directly to customers and for processing in-app subscriptions.
Apple and Google maintain significant control over these ecosystems and have broad discretion to establish, interpret, and enforce their respective developer agreements, terms of service, and data privacy and AI guidelines. They frequently update their rules and policies, which can shift the competitive landscape or impose new technical and administrative burdens on developers.
Furthermore, these app store ecosystems are currently subject to intense global regulatory scrutiny and ongoing antitrust litigation. External mandates from regulators or courts may force Apple and Google to fundamentally alter their business practices, data-sharing protocols, or platform architectures. For example, as of early 2026, at least 10 states in the United States are considering bills that place new restrictions on the Apple iOS and Google Play app store platforms, as well as developers.
If Apple or Google implement significant internal policy changes, or if they are compelled to do so by external regulatory bodies, we could be forced to unexpectedly alter our business practices, abandon planned features, or significantly delay product roadmaps. Adapting to these policy changes may require us to dedicate substantial engineering and legal resources, leading to increased operational costs.
Additionally, if we fail or are perceived to have failed to comply with these evolving policy changes, our apps could face update delays, demotion in app store search rankings, or temporary or permanent delisting. Any disruption in the ability to distribute applications or process payments through these platforms could limit our market expansion efforts, cause a material decline in customer growth and engagement, and adversely affect overall performance.
Our growth and profitability relies on penetrating additional international markets, including those in which we have limited experience, which subjects us to a number of additional complex risks and compliance measures.
Our growth strategy involves expanding our footprint into new international markets. We have limited operating experience in many of these regions, and successfully scaling a business globally requires significant management attention, time and financial resources.
This may adversely affect our reputation, operations or profitability. Operations may be affected in varying degrees by government regulations with respect to, but not limited to, restrictions on currency remittance, income taxes, foreign investment and maintenance of claims. Failure to comply with applicable laws, regulations and local practices could adversely affect our operations, and financial performance and prospects.
We operate in highly competitive environments, and our failure to compete effectively could adversely affect our business, financial condition, and results of operations.
We operate in highly competitive environments, which are characterized by rapid technological innovation, evolving consumer expectations, low switching costs, and ongoing regulatory reform. As a result, we may face competition in the future from both new and existing competitors, including those with greater financial resources, broader product offerings, or faster innovation cycles. For example, new entrants or existing competitors may introduce similar or superior products and services, or gain advantages over us through the use of AI or other emerging technologies, resulting in increased competition and decreased market share for us. Increased competition may make it difficult for us to compete and win new customers, as well as retain existing customers, and may impair our partner relationships. This could adversely affect our competitive position, brand reputation, and ability to generate sales, lead to a loss of market share, and cause a decline in revenue. This could also adversely affect our ability to negotiate favorable contract terms with customers and suppliers.
Our competitors may include computer software and hardware manufacturers. Our performance could be adversely affected if existing or new competitors limit our subscriber growth strategy through aggressive marketing, or by improving or expanding their competing product and service offerings.
If our competitors offer discounts on certain solutions, bundle products and services for promotional purposes, or offer free introductory products, we may experience pricing pressure and may be unable to retain current customers or attract new customers at consistent prices within our operating budget. To compete successfully, we may be required to decrease our prices, offer other incentives, or offer similar free introductory products.
Conversely, if external factors, such as economic conditions, market trends, or business combinations require us to raise prices, the ability to acquire new customers and retain existing customers may be diminished. If we continue to increase prices for products and services, demand for our solutions could decline as customers adopt less expensive competing products and services, and our market share could suffer. Any broad-based change to our pricing strategy could cause our revenues to decline or could delay future sales as customers adjust to the new pricing terms.
If the services sought by our existing or prospective customers change over time and we are unable to accommodate such changes due to existing technology choices, then our products and services may become uncompetitive. This could materially adversely affect our business, financial condition, and results of operations.
We depend on our key personnel and the labor force and may be unable to attract or retain qualified employees, which could adversely affect our business, financial condition, and results of operations.
Our prospects depend in part on the ability of our executive officers, management, and key consultants to operate effectively, both independently and as a group.
Management has experience in, and knowledge of, the technology industry, as well as knowledge of our business and relationships with our respective customers and key suppliers. As such, the loss or absence of key personnel could lead to disruptions in customer or supplier relationships, regulatory knowledge and day-to-day management. This could also affect our ability to adapt to market changes and capitalize on opportunities. While we have related plans in place, including talent development, there can be no assurance that appropriately skilled personnel will be identified and retained in a timely fashion, particularly as competition for personnel and key talent is high in the technology sector, nor that the transition to new leadership would be without disruption to the business.
Furthermore, given the competitive labor market conditions in the United States, Australia, and other jurisdictions in which we operate, and the high level of demand for employees, we may be unable to secure the staff that we require, which could adversely affect our business, financial condition, and results of operations. In addition, the geographic location of some of our operations may have small labor pools with heightened competition from other local businesses, which may make it more difficult to attract and retain labor.
If we are unable to attract and retain a sufficient number of qualified employees at reasonable costs, our business and operations could be negatively affected. We cannot assure you that we will be able to retain employees in key positions or recruit a significant number of new employees with appropriate technical qualifications to compensate for the loss of employees or to accommodate our future growth. The ability to meet labor needs while controlling costs associated with hiring and training new employees will be subject to external factors including the actions of other businesses, unemployment rates, prevailing wage legislation, including applicable awards, the industrial relations landscape and changing demographics. Adverse changes in these factors may occur, which would inhibit our ability to hire and retain employees or increase the cost of employing them.
Any of these factors could result in financial loss, business continuity issues, increased costs associated with recruiting and training, and increased health and safety risks, any of which could adversely affect our business, financial condition, and results of operations.
Our operations depend, in part, on the integrity of our key suppliers and partners and any disruptions could adversely affect our business, financial condition, and results of operations.
Our business relies on third parties to operate, including to deliver products and services to our customers.
We depend on third-party suppliers for essential technology and services, including cloud hosting, data center storage, internet connectivity, and software components. We have less control over the operations of these third-party suppliers. Any disruption to these technologies or services, whether due to infrastructure or system failures, power outages, natural disasters, cyberattacks or other security incidents, or human error, could render our products and services wholly or partially unavailable. Our customer contracts include service level commitments that require high levels of availability. Any failure to meet agreed service levels may result in a breach by us of the terms of our customer contracts, which could give rise to the payment of service credits or liquidated damages, rights for customers to terminate their contracts, or adverse legal or arbitral proceedings or damages. In addition, our ability to secure renewals and new customer contracts depends on our reputation as a reliable service provider.
Furthermore, our growth and profitability depend, in part, on the distribution, marketing and accessibility of our products and services through third‑party partners. These third parties may change their policies, commercial terms or operating practices, or exercise discretion in a manner that restricts our activities, increases our costs, limits the marketing or distribution of our products, or interferes with our ability to generate or collect revenue. We may have limited ability to predict, influence or control such changes, and alternative distribution channels may not be available on comparable terms or at all. Any adverse change in the relationship with, or terms imposed by, third‑party partners could adversely affect our business, financial condition, and results of operations.
Our relationships and contracts with key suppliers or partners may be terminated, not renewed, or amended on less favorable terms, including with respect to pricing, including due to the insolvency of a supplier or partner, the deterioration of a supplier or partner relationship, or changes in a supplier’s or partner’s commercial strategy, including changes to their product and service offering, regulatory obligations, or risk appetite.
If any of these events were to occur, bringing the services of suppliers or partners in-house, or sourcing alternative suppliers or partners, could be time-consuming, expensive and technically complex, and we cannot assure you that suitable alternatives would be available or established in a timely manner and on commercially reasonable terms, leading to, for example, deployment delays, increased costs, modifications to products and services, or an inability to perform our obligations under customer contracts. This could constitute a breach by us of the terms of our customer contracts, which could give customers the right to terminate their contracts, trigger contractual indemnity rights or lead to adverse legal or arbitral proceedings and damages, any of which could adversely affect our business, financial condition, and results of operations.
Our growth and profitability will rely on attracting new customers and retaining existing material customers or customer groups.
Our growth and profitability will depend, in part, on our ability to attract new customers through effective marketing initiatives and to retain existing customers. There is no assurance that marketing efforts will be effective or efficient, or that customer acquisition costs will not increase over time due to competitive pressures, changes in market conditions or evolving customer preferences. Existing customers may reduce their level of engagement with our products and services, or may not convert from free or trial offerings to paid subscriptions, which could negatively affect revenues. Any sustained failure to attract new customers or retain and monetize existing customers could adversely affect our business, financial condition and results of operations.
There will be a risk that we may lose a material individual customer or material customer groups, or a material individual customer or material customer groups could reduce the level of products and services it requires from us, which could negatively affect our revenue. This could also result in a lower customer base for our programs, and a significant change to revenue scale could mean we may be unable to support our fixed cost base. For example, for the years ended December 31, 2025 and 2024, revenue from our distribution agreement with MetLife accounted for approximately 18% and 16% of our total revenue respectively. For the six months ended June 30, 2026 and 2025, revenue from our distribution agreement with MetLife accounted for approximately 20% and 18% of our total revenue respectively. For additional information on the MetLife distribution agreement, see “Business—Our Platform—Distribution Agreements.” As a result, any changes to our relationship with MetLife could cause us to lose revenues from the multiple individual end customers acquired through the MetLife distribution channel.
There are a range of factors that may lead to a counterparty terminating its relationship with us or not expanding on it, including a failure of our products to perform as anticipated in validation studies or otherwise, a failure to meet contract milestones, or substantial delays in developing new products and services and offering a counterparty a viable solution. A number of our contracts with customers or potential customers will also contain termination‑for‑convenience clauses, which allows a counterparty to terminate an agreement without any reason.
Furthermore, while we may have various contractual rights in the event of non‑compliance by a contracting party, no assurance can be given that all contracts will be fully performed by all contracting parties and that we will be successful in securing compliance with the terms of each contract. For example, an individual customer or group may default in a payment to us or suffer an insolvency event. This could lead to a negative working capital impact due to overdue debts and increased borrowing costs and increased legal and debt recovery costs. Any of these could have an adverse effect on our business, financial condition, results and operations.

Our insurance coverage may be inadequate to cover future claims or losses.
The operation of our technology products and platforms involves numerous risks, including cyberattacks and data breaches that could result in an adverse effect on our operations and financial performance, reputation or competitive position. While we seek to ensure adequate levels of insurance coverage, it is not always possible to obtain insurance against all applicable risks and we may decide not to insure against certain risks because of high premiums or other reasons. Furthermore, we will not be able to guarantee that any required insurance will be available in the future on commercially reasonable terms or that any cover will be adequate and available to cover any or all claims. Should such liabilities arise, they could reduce or eliminate any further profitability and result in increasing costs.
Our solutions will be complex and operate in a wide variety of environments, systems and configurations, which could result in failures of our solutions to function as designed.
Our solutions are complex and operate across a wide range of customer environments, devices, systems and technical configurations. As a result, the solutions may not always operate as intended or may experience errors, performance issues or interoperability failures. Such failures could arise from factors including system complexity, third-party integrations, upgrades, configuration changes or variations in customer environments. If we are unable to identify, prevent or remediate these issues in a timely manner, it could result in customer dissatisfaction, reputational damage, increased support and remediation costs.
There may be changes in consumer perception, sentiment and confidence in our business.
The success of our business will rely on positive consumer perception, sentiment and confidence in us and our brand. Our reputation and potential to generate revenue may be adversely affected by negative publicity or adverse commentary, regardless of veracity, on product or service safety or suitability. For example, any potential inconsistencies in the quality in our products or services, adverse media coverage, including scrutiny of data privacy or security practices, liability claims or unavailability of products may lead to customer experiences being affected. Any deterioration in brand perception, including as a result of adverse publicity, product issues or failure to meet customer expectations, could negatively affect customer trust, demand for our products and relationships with key partners. This in turn may have a detrimental effect on customer confidence and loyalty. Any damage to our reputation could have an adverse effect on our ability to maintain our market share, financial performance and future prospects.
We are also exposed to the risk that market and consumer trends and demand in relation to products or services supplied by it may change.
We may be slow or unable to anticipate changing trends and respond in a timely fashion, or we may not optimize our product and services offerings. Any unanticipated changes or fluctuations in market and consumer behavior and trends, or inadequate responses to them, may result in a reduction in our revenue and the number of customers we attract and retain, which may have an adverse effect on our business, financial condition, results and operations.
Employees, consultants, third-party providers, partners and competitors could engage in misconduct or inappropriate actions that could be attributed to us.
We rely on the conduct and integrity of our employees, consultants, third‑party service providers, commercial partners and other counterparties in the operation of our business. Any misconduct, unethical behavior, errors, breaches of policy or legal non‑compliance by these persons, whether intentional or inadvertent, could be attributed to us. Such conduct may result in regulatory scrutiny, litigation, financial loss, operational disruption or damage to our reputation and brand. If these risks materialize, they could adversely affect our customer relationships, partner arrangements, business operations, financial condition and results of operations.
User metrics and other estimates are subject to inherent challenges in measurement, and real or perceived inaccuracies in those metrics may negatively affect our reputation and business.
We rely on certain user metrics and other estimates to evaluate performance, inform business decisions and communicate with investors and other stakeholders. These metrics are subject to inherent challenges in measurement, including the use of assumptions, estimates, sampling and evolving methodologies, and may be susceptible to algorithmic or other technical errors. As a result, the metrics may not always accurately reflect underlying user behavior. Real or perceived inaccuracies, changes in methodology or differences in interpretation of these metrics could result in confusion, scrutiny or loss of confidence among investors, customers or regulators, or lead to incorrect business decisions. If such inaccuracies occur or are alleged, this could have an adverse effect on our business, financial condition, results and operations.
We may fail to deliver on strategic initiatives or accurately forecast product and service demand.
We will evaluate strategic initiatives, including acquisitions, from time-to-time. There can be no guarantee that the strategic initiatives will be implemented, or if they are, that the anticipated benefits of any such strategic initiatives will be fully realized or realized in a timely manner. If this occurs, then the expected revenue increases, costs savings or additional operational improvements or synergies associated with such initiatives may not be achieved or may be delayed.
When we acquire another business, that acquired business may not perform as anticipated (including in relation to product or service quality issues) or may be exposed to latent, future or otherwise unknown claims or liabilities that we may not be indemnified for, or there may be features of the acquired business’ model that we will be less experienced with or that we may need to change.
Furthermore, our business may depend on our ability to develop new or improved products and services, and to consistently enhance the performance, reliability and functionality of our existing offerings. These activities require effective planning, execution and prioritization, as well as the ability to respond to evolving customer needs, technological change and competitive pressures. Our ability to accurately forecast demand for our products and services and to manage our product roadmap in a timely and efficient manner may be subject to uncertainty and execution risk.
Changes to our existing brands, products and services, or the introduction of new offerings, may fail to attract or retain members or generate anticipated revenue and profits. The success of such changes or new offerings may depend on factors such as customer preferences, pricing, quality, effectiveness, competition and market acceptance. There can be no assurance that new or modified brands, products or services will meet customer expectations or achieve intended commercial outcomes.
The consequences if we fail to deliver on our key strategic projects or integrate our acquisitions successfully include inefficiencies, adverse financial impacts, potential reputational damage, and the risk that we become uncompetitive. Any of these could have an adverse effect on our financial performance.
There may be a failure to achieve expected growth.
The success of our operations will rely on customers subscribing to our products and services through both retail and wholesale distribution channels. The number of users and subscribers will be crucial for us to generate income and revenue. A slower or reduced uptake in both retail and wholesale subscriber numbers will affect our earnings ability, resulting in an adverse impact on our business, financial condition, results and operations.
There will be a risk we may not be able to successfully execute our growth plans or that doing so may take longer or cost more than anticipated, which will affect our future financial prospects and position. For example, Aura Intelligence’s development may face hurdles related to data input quality, data output quality, data sharing and licensing restrictions, and overall functional performance. If we fail to execute on our growth strategies, we may experience adverse financial impacts, potential reputational damage and the risk that we become uncompetitive. Any of these factors could have an adverse effect on our financial performance.
Our ability to use net operating losses and certain other tax attributes to offset future taxable income may be subject to certain limitations.
We may seek to use net operating losses and certain other tax attributes to offset future taxable income. The availability and use of those tax attributes may be subject to limitations under applicable tax laws, including as a result of changes in ownership, corporate structure, business activities or applicable tax rules in relevant jurisdictions. Such limitations may restrict the timing or amount of tax losses and other attributes that can be used, or result in those attributes being unavailable. If we are unable to fully or timely use these tax attributes, our future tax liabilities, financial condition and results of operations could be adversely affected.
We may be affected by seasonality, which may cause fluctuations in our results of operations and affect investor expectations.
We are subject to seasonal factors that could cause fluctuations in our results of operations from period to period. Demand for our products and services may vary during the year due to factors such as customer purchasing cycles, budgetary periods, school calendars, regulatory timing or broader market conditions. As a result, our quarterly or interim financial results may not be indicative of our underlying performance or future results. These fluctuations may affect investor expectations and market perceptions of us, which could contribute to volatility in our financial performance or the price of the CDIs.
Force majeure events may occur.
Events may occur within or outside the jurisdictions in which we operate that could impact the global economy, the economy of the jurisdictions in which we operate, our operations and the price of our CDIs. These events include, but are not limited to, acts of terrorism or war, an outbreak of international hostilities, fires, floods, earthquakes, labor strikes, civil wars, natural disasters, outbreaks of disease (including pandemics) or other natural or man-made events or occurrences that can have an adverse effect on our business, financial condition, results and operations. We may only have a limited ability to insure against some of these risks.
There are general economic risks that may affect us.
General economic conditions, movements in interest and inflation rates and currency exchange rates may have an adverse impact on our business activities, as well as on our ability to fund those activities. Further, share market conditions may affect the value of our securities regardless of our operating performance. Securities listed on the stock market can experience extreme price and volume fluctuations that are often unrelated to the operating performances of such companies. The market price of securities may fall as well as rise and may be subject to varied and unpredictable influences on the market for equities in general.
Share market conditions are affected by many factors such as:
■general economic outlook;
■interest rates and inflation rates;
■currency fluctuations;
■changes in investor sentiment toward particular market sectors;
■the demand for, and supply of, capital; and
■terrorism or other hostilities.
Our future revenues and our price of our CDIs may be affected by these factors, which are beyond our control.
There will be risks associated with the general operation of our business.
Our operations may be affected by various factors, including failures in internal controls and fraud. To the extent such risks are within our control, we will aim to mitigate these risks through separation of duties and supervision. However, there is no guarantee these precautions will be successful. While we have in place certain insurance policies, the full cost of claims associated with such risks may not be covered by such insurance policies.
There will be no guarantee we will be able to continue to obtain our current insurance coverage or to obtain additional insurance coverage at reasonable rates (or at all), or that any coverage we obtain or will obtain will be adequate and available to cover any losses incurred in connection with these operational risks.
While we have implemented measures and procedures to manage operational risk, we will continue to be subject to a variety of strategic and business decisions and operational risks (arising from inadequate or failed internal processes, people and systems, or external events), including:
■fraud and other dishonest activities;
■workplace safety;
■compliance and regulatory risk;
■business continuity and crisis management;
■key person and personnel risk;
■information systems integrity; and
■outsourcing risk.

We may fail to successfully manage the integration of Qoria, which could prevent us from realizing the anticipated strategic and financial benefits of the transaction and divert our management’s attention.
The integration of two businesses the size and nature of Qoria and Aura involves inherent risks, including potential delays, increased costs and difficulties in integrating operations, systems, processes and corporate cultures.
The success of the Transaction, and our ability to realize the anticipated benefits of the Transaction, will depend on the effective and timely integration of the Qoria and Aura businesses following Implementation. There is a risk that the integration process may take longer than expected, be more complex or costly than anticipated, or encounter unforeseen challenges. These challenges may include, among other things, differences in corporate culture, the loss of (or reduction in) key personnel, customers or strategic partners, expertise or employee productivity, difficulties in attracting or retaining employees of Qoria or Aura, the need to change existing operating models, or the diversion of our management’s attention away from the day‑to‑day operations of the businesses. Furthermore, the total costs of integration may exceed our initial estimates, which could result in significant charges to earnings and a decline in the market price of our CDIs.
Risks Related to Our Technology and Intellectual Property
Our information technology infrastructure and systems may be affected by security incidents and data breaches.
We are dependent on a range of our own and third-party service providers’ information technology (“IT”) systems and infrastructure to deliver our products and services. As with any digital business, there are inherent risks relating to the confidentiality, privacy, security, integrity, and availability of technology and the data it processes that cannot be entirely mitigated.
Our IT systems and infrastructure, including our products and services, may fail or be subject to disruption as a result of human error, external threats, or system errors. For example, we expect to be the target of cybercriminals seeking to exploit vulnerabilities for financial gain, data theft, or service disruption through, for example, cyberattacks, including state-sponsored attacks, ransomware attacks, computer viruses, disrupted denial-of-service attacks, and other forms of hacking, or attempts to fraudulently induce employees or customers to disclose account credentials or sensitive information.
We have previously been the subject of these types of events. For example, in March 2026, we experienced a security incident in which one of our employees was the victim of a targeted voice phishing attack. While we were able to terminate the unauthorized party's access within one hour of the attack, the unauthorized party accessed a limited set of consumer marketing information, including names, email addresses, physical addresses, phone numbers, and internet protocol addresses. The March 2026 security incident did not have a material impact on either our operations or financial results.
A cyberattack or other security incident affecting our IT systems and infrastructure could create failures, disruptions, or slowdowns, or result in data, including our customers’ data, being misused, publicly disclosed, altered, lost, or stolen, including by malicious parties.
We employ a range of technical and organizational measures to protect our IT systems and infrastructure and our data held by third-party service providers; however, these measures may not be sufficient to detect or prevent all security incidents or data breaches in the future. In particular, we will have less control over the measures implemented by our third-party service providers.
We are subject to various laws and regulations relating to data protection, privacy, and cyber security in the United States, Australia, and other jurisdictions in which we operate, including the EU/UK General Data Protection Regulation, the California Privacy Act, Privacy Act 1988 (Cth). Non-compliance with these requirements, or any failure to adequately protect against or respond to a material security incident or data breach, could result in legal and non-legal consequences, including one or more of the following:
■costs associated with incident response, remediation and recovery, which may or may not be recoverable under our insurance coverage;
■loss of intellectual property;
■business disruption, including the unavailability of core business systems or an inability to provide products and services to customers;
■legal liability or litigation, or regulatory penalties or other action, including increased regulatory scrutiny;

■reputational damage; and
■an obligation under privacy laws to notify regulators and affected individuals of the security incident or data breach.
Any such incident may also constitute a breach by us of the terms of our customer contracts, which could give customers the right to terminate their contracts, trigger contractual indemnity rights or lead to adverse legal or arbitral proceedings and damages, as well as a loss of revenue and an adverse impact on our ability to secure renewals and new customer contracts.
If any of these events were to occur, they could have an adverse effect on our business, financial condition, and results of operations.
Our IT systems and infrastructure may be inadequate, and we may be exposed to operational risks.
We rely heavily on our own and third-party service providers’ IT systems and infrastructure to manage our business and comply with various legal, regulatory, contractual, and tax requirements.
These IT systems and infrastructure include hosting infrastructure, management software, enterprise resource planning systems, data analytics, e-commerce systems, computer systems and hardware, network and telecommunications equipment and systems, and financial and document management systems.
Our IT systems and infrastructure have been and could be subject to damage, interruption, failure, corruption or disruption from a range of factors, including security incidents, network outages, human error, equipment failure, labor shortages or actions, inadequate maintenance, failure of third-party service providers or any of their subcontractors or other entities on which they rely, failure of redundancy systems or disaster recovery and business continuity plans, or other malicious or non-malicious events.
We employ, and require our third-party service providers to employ, a range of technical and organizational measures to protect their respective IT systems and infrastructures; however, these measures may not be sufficient to detect or prevent all damage, interruption, failure, corruption or disruption of such systems and infrastructure. In particular, we have less control over the measures implemented by our third-party service providers.
As our business grows and market expectations evolve, we must also continually enhance, expand and adapt our IT systems and infrastructure, as well as our technical and organizational measures to protect such systems and infrastructure, including disaster recovery and business continuity plans, in a timely and cost-effective manner, which is complex and involves inherent risks.
Any failure to successfully maintain adequate infrastructure and systems, replace aging or legacy systems, or implement updates or changes across business operations without disruptions may cause service disruption, integration difficulties, software bugs, security issues, and prolonged deployment timelines, which could adversely affect our business, financial condition, and results of operations.
Our customer contracts include service obligations, including service level commitments that require high levels of availability. Any failure to meet agreed service levels may result in a breach by us of the terms of our customer contracts, which could give rise to the payment of service credits or liquidated damages, rights for customers to terminate their contracts, or adverse legal or arbitral proceedings and damages. In addition, our ability to secure renewals and new customer contracts depends on our reputation as a reliable service provider.
If we are unable to adequately protect or enforce our intellectual property rights, or if we are alleged to infringe the intellectual property rights of third parties, our business, financial condition, and results of operations could be adversely affected.
Our business model is dependent on our intellectual property portfolio, which includes patents, trademarks, trade secrets, copyrights, including in proprietary software, domain names, and confidential information. Our intellectual property assets underpin our brand, technology platforms, and other product and service offerings, and are critical to our ability to operate, innovate, and compete in the industry.
We may not be able to adequately protect or enforce our current or future intellectual property rights, and we may infringe the intellectual property rights or moral rights of third parties, including as we expand our operations into other international markets. As we gain greater visibility and market exposure, competitors and other third parties, including developers, may allege that our products and services or other activities infringe, misappropriate, or otherwise violate their intellectual property rights or moral rights. Dealing with such allegations, including defending against them, whether or not they have merit, may be expensive, time‑consuming, damage our brand and reputation or our customer relationships, cause operational disruption, and divert management’s attention from the operation of our business.
In addition, such allegations may create legal liability and restrictions for us. For example, we may be required to make payments pursuant to a contractual indemnity, pay substantial damages, or be subject to court orders prohibiting certain activities and requiring us to cease using the allegedly infringing material or develop alternative non-infringing technology, any of which may require significant time, effort, and expense and adversely affect our business, financial condition, and results of operations.
The increasing use of AI, including machine learning technologies, may also create uncertainty regarding the ownership, protectability, and enforceability of intellectual property, and may increase exposure to third-party intellectual property claims. The legal framework governing ownership, protectability, and enforceability of intellectual property created or assisted by AI is evolving and remains uncertain. The use or adoption of such technologies may increase our exposure to claims that our products, services, or technologies infringe the intellectual property rights of third parties, or that our own intellectual property rights are limited or unenforceable. If we are unable to adequately protect or enforce intellectual property rights related to AI-enabled technologies, or if we are subject to increased intellectual property claims arising from the use of such technologies, our business, financial condition, and results of operations could be adversely affected.
Employees or third parties involved with us may inappropriately use or disclose confidential information regarding our technology, including our products and services, our partners and operations, or our other intellectual property rights. Third parties may also infringe our intellectual property rights for their own commercialization.
Such events may result in financial loss, operational disruption, security risks, reputational damage, and strategic uncertainty. We cannot assure you that we will be able to prevent unauthorized use or other infringement of our intellectual property rights, or that we will not be subject to claims alleging infringement of third‑party intellectual property rights, any of which could adversely affect our business, financial condition, and results of operations.
Further, our ability to protect our products relies, in part, on our patent portfolio, including pending patent applications and issued patents. We cannot assure you that pending patent applications will result in issued patents or that any issued patents will provide protection that is sufficiently broad or effective to prevent third parties from developing or commercializing similar or competing products. If the scope or enforceability of our intellectual property rights is limited, competitors may be able to replicate aspects of our products or services without infringement. Any such outcomes could reduce our competitive advantage and have an adverse effect on our business, financial condition, and results of operations.
Our use of open-source software exposes us to risks that could adversely affect our business, financial condition, and results of operations.
Our products and services incorporate or rely on a range of open-source software, which is generally made available under license terms that differ from those applicable to internally developed or commercially licensed software. Open-source licenses typically provide no contractual warranties or indemnities, including with respect to quality, defects, security vulnerabilities, system stability, or infringement of third-party intellectual property rights. As a result, the use of open-source software may expose us to increased risks of security breaches, system or operational failures, or claims alleging breach of license conditions, which may be costly to defend or remediate.
In addition, certain open-source licenses impose conditions that could require us to disclose our proprietary source code, apply open-source licensing terms to our proprietary software, or permit modification and redistribution of that software by third parties. Compliance with such requirements could impair our ability to protect our intellectual property, enable competitors to replicate our products or services with reduced development effort, and adversely affect our ability to commercialize our platform. If these events were to materialize, they could adversely affect the performance of our products and services, our competitive position, and our financial performance.
Risks Related to Regulation and Legal Compliance
We may be subject to regulatory non‑compliance and regulatory changes.
We operate in a highly regulated environment and are subject to an evolving framework of laws, regulations, and standards governing the industries in which we operate. We may be affected by changes to government policies and legislation, including those relating to technology, AI, advertising, tracking, data security and privacy, children’s data, taxation, the regulation of trade practices, competition, or other legal or regulatory changes, which could affect the structure and operations of our business. These laws and regulations are subject to change and may be interpreted or applied inconsistently across jurisdictions, which may create compliance uncertainty or require changes to our products, services, or business practices. The introduction of new products or services, or expansion into new jurisdictions, may subject us to additional laws, regulations, or regulatory scrutiny.
Any failure, or perceived failure, to comply with applicable legal or regulatory requirements could result in regulatory investigations, enforcement action, litigation, mandated changes to business practices, financial penalties, or increased compliance and operating costs. Such outcomes may also limit our ability to expand our operations, disrupt our business, damage our reputation, and reduce customer growth or engagement, which could adversely affect our business, financial condition, and results of operations.
Changes to the regulatory environment
Our products and services are subject to an evolving and increasingly complex range of laws, regulations, and industry codes relating to children’s online safety, AI, content moderation, and data privacy across multiple jurisdictions. These regimes impose obligations regarding the collection, use, storage, and disclosure of personal information relating to minors, as well as requirements concerning parental consent, safeguarding measures, and reporting obligations. If we fail, or are alleged to have failed, to comply with these requirements, we may be subject to investigations, enforcement actions, fines, civil claims, injunctions or other regulatory sanctions, and may also incur significant legal and compliance costs.
Key markets may change laws in areas that may affect our ability to innovate or provide relevant services, or may create unexpected costs. Specifically, because we operate internationally and conduct business in jurisdictions such as the United States, the United Kingdom, Australia, New Zealand, Europe, and Sri Lanka, we are exposed to various levels of regulatory risks and uncertainties associated with operating in foreign jurisdictions.
Historical and current non-compliance
Because we have been, and continue to, operate in a highly regulated environment, we are inherently exposed to the risk of non-compliance with applicable laws and regulations, including those related to consumer protection, AI, data privacy, the handling of potential child sex abuse materials, intellectual property rights, employment and industrial relations rights, and cybersecurity matters.
Any failure by us, or any actual or perceived failure by our third-party service providers, to comply with any applicable laws and regulations, or a failure to obtain all necessary permits, authorizations or licenses, may lead to negative publicity, claims by third parties, enforcement actions by regulators, including regulatory and judicial orders that may lead to a cessation or curtailing of operations, and potential civil or criminal fines or penalties.
As a result, we may be required to change our business model or operations, which may increase cost or affect our ability to generate revenue and could adversely affect our business, financial condition, and results of operations.
Historical and current regulatory inquiries
We have been subject to regulatory inquiries and investigations relating to our business practices, including in connection with data processing and compliance with applicable privacy and digital safety laws, and may continue to be subject to such proceedings in the future. For example, in July 2025, we received a Civil Investigative Demand from the Federal Trade Commission (“FTC”) requesting information about our compliance with the Children’s Online Privacy Protection Act (“COPPA”), the Restore Online Shoppers’ Confidence Act (“ROSCA”) and the Federal Trade Commission Act. We have been cooperating with the FTC regarding this investigation throughout 2025 and delivered our final submission to the FTC in November 2025. We received additional information requests from the FTC on April 10, 2026 and a second Civil Investigative Demand from the FTC on May 29, 2026, both of which sought further information on our compliance with the above identified statutes, which we are addressing. Furthermore, we may be subject to similar regulatory inquiries and investigations relating to our business practices post-Implementation.
These matters may require us to incur significant management time, legal and compliance costs, or to modify our business practices or operations, which could be adversely affect our business, financial condition, and results of operations.

If we are found to be non‑compliant with applicable laws or regulations, we may be exposed to enforcement action, litigation, financial penalties, mandated remedial measures, restrictions on data usage or retention, or other regulatory sanctions across multiple jurisdictions. Any such outcomes could result in business disruption, reputational harm, and a reduction in customer growth, retention, or engagement.
We are subject to evolving and increasingly complex laws governing subscription arrangements and automatic payment renewals, and any failure to comply with such laws could adversely affect our business, financial condition, and results of operations.
We are subject to laws and regulations governing subscription offerings, billing practices, and automatic renewal arrangements across multiple jurisdictions. These laws may change over time, including through the introduction of more prescriptive consumer protection requirements relating to disclosures, consent mechanisms, cancellation rights, or refund obligations. Unfavorable changes in these laws could require us to modify our business practices, customer interfaces or pricing structures, which may increase compliance costs or reduce revenue.
Furthermore, we may fail to comply, or may be alleged to have failed to comply, with applicable laws regulating subscription services and automatic payment renewals. Compliance with these laws can be complex and may vary across jurisdictions, particularly as regulatory requirements evolve over time. Any actual or perceived non‑compliance could expose us to regulatory investigations, enforcement action, penalties, litigation or reputational harm. Such outcomes could have an adverse effect on our business, financial condition, and results of operations.
Our business is governed by a complex and evolving set of U.S. and international laws and regulations covering data protection, security, AI, consumer protection, advertising, tracking, securities, and children's data. Non-compliance, real or perceived, could result in significant negative consequences, including regulatory action, litigation, mandated business practice changes, penalties, higher operational costs, limited expansion, business disruption, reputational harm, and reduced customer growth or engagement.
We are subject to a complex, increasingly stringent, fragmented, and constantly evolving web of U.S. federal, state, and international laws, regulations, and industry standards.
These obligations govern critical areas of our business, including data protection and security, the development and deployment of AI, consumer protection, digital advertising, securities compliance, and the processing of children’s data.
The regulatory frameworks in these areas such as the California Consumer Privacy Act, the EU General Data Protection Regulation, the Children's Online Privacy Protection Act, the Federal Trade Commission Act of 1914, and emerging global AI legislation such as the EU AI Act, are highly uncertain, subject to shifting interpretations, and may conflict across the various jurisdictions in which we operate.
Complying with these dynamic obligations requires substantial time, effort, and financial resources. As new laws are enacted or existing laws are reinterpreted by regulatory bodies, we may be forced to continually dedicate significant resources to modify our products, services, internal systems, roadmap, and business practices.
This evolving compliance burden inherently increases our operational costs, limits our ability to seamlessly expand into new geographic markets, and may restrict our ability to offer certain product features or utilize specific data-driven technologies, which could disrupt our broader business strategy. For example, we may need to roll out a fragmented product in different jurisdictions with different enrollment flows, product features, data sharing procedures, etc.
Any actual or perceived failure by us, or by third-party service providers with whom we partner, to comply with these laws, regulations, industry standards, or our own internal public-facing policies, could result in adverse consequences such as costly and disruptive regulatory investigations, enforcement actions, and private litigation. If found non-compliant, we may be subject to significant monetary fines, civil or criminal penalties, and injunctions mandating fundamental changes to how we operate. Furthermore, such events could result in severe reputational harm, erode customer trust, and lead to a material decline in customer growth and engagement, any of which would adversely affect our business.
We may become subject to litigation.
In certain circumstances, we may be subject to litigation and other claims and disputes in the course of our business, including but not limited to employment disputes (including strikes or industrial action), contractual disputes (including outstanding trade debts, or indemnity claims), product liability claims, personal injury claims, privacy breaches, intellectual property, debt recovery, regulatory compliance, occupational health and safety claims, stockholder derivative suits, class action lawsuits, or criminal or civil proceedings. For example, we may be subject to regulatory investigations and sanctions or fines by regulatory agencies in the event of non‑compliance with relevant statutory or regulatory requirements. See “—We may be subject to regulatory non-compliance and regulatory changes.”
We have a large presence in the United States, a jurisdiction characterized by a more litigious environment, including a higher frequency of claims, broader bases for liability, and potentially more significant damages awards (including class actions and punitive damages). The costs associated with defending and resolving litigation in the United States are typically higher than in other jurisdictions, which may increase our overall litigation risk and associated expenses.
Defense and settlement costs of legal claims may be substantial, even with respect to claims that have no merit. Due to the inherent uncertainty of the litigation process, the resolution of any particular legal proceeding to which we will be or may become subject could have a material impact on our business, financial condition, results and operations.
There will be a risk that any such litigation, claims and disputes could adversely affect our business, financial condition, results and operations, including as a result of the costs of bringing, defending or settling such claims, as well as its reputational effect and our customer relations. Litigation may also distract management’s attention from operating and growing our business, impacting our prospects and profitability.
We may not be in compliance with applicable employment and industrial relations laws and regulations across our operating jurisdictions.
We operate across multiple jurisdictions, including Australia, the US, the UK, Spain, Europe and Sri Lanka. Each of these jurisdictions maintains its own complex and evolving framework of employment and industrial relations laws, regulations, awards, enterprise agreements, collective bargaining agreements and statutory obligations. We may not have been, and may not currently be, fully compliant with all applicable employment obligations across these jurisdictions.
In Australia, our employment obligations are governed principally by the Fair Work Act 2009 (Cth), applicable Modern Awards, any enterprise agreements, and relevant state and territory legislation. Key areas of compliance risk include payroll compliance and wage underpayment, unpaid or incorrectly accrued leave entitlements, superannuation obligations, contractor misclassification and modern award and enterprise agreement compliance.
In the United States, we are subject to a complex matrix of federal, state, and local employment laws. Key areas of compliance risk include wage and hour compliance, unpaid leave and paid leave obligations, employee misclassification, benefits and tax compliance and multi-state compliance complexity.
In the United Kingdom, our employment obligations are governed primarily by the Employment Rights Act 1996, the National Minimum Wage Act 1998, the Working Time Regulations 1998, and associated legislation. Key areas of compliance risk include national minimum wage and national living wage compliance, holiday pay, worker status and employment status, pension auto-enrollment and employment rights bill.
In Spain, our employment obligations are governed by the Estatuto de los Trabajadores (Workers' Statute), applicable collective bargaining agreements (convenios colectivos), and Spanish social security legislation, as well as European Union employment directives as implemented into Spanish law. Key areas of compliance risk include collective bargaining agreement compliance, social security contributions, working time and rest period obligations, payroll and pay slip compliance and fixed-term contract limitations.
Prior to the Transaction, we and Qoria have historically completed a comprehensive audit of our employment and industrial relations compliance across all jurisdictions in which we operate. However, there can be no assurance that, post Transaction, we are, or have at all times been, in full compliance with applicable employment laws and obligations. Any investigation, enforcement action, litigation, or regulatory finding in respect of employment matters (including requirements to back-pay employees, pay penalties or alter employment practices) could result in material financial liability, reputational damage and management distraction.
The costs of achieving and maintaining full compliance across multiple jurisdictions are significant and are expected to increase as employment laws and regulatory expectations continue to evolve. There can be no assurance that we will not face material employment-related claims or that such claims will not have an adverse effect on our business, financial condition and results of operations.

We may be exposed to taxation risks arising from the application, interpretation and enforcement of tax laws across multiple jurisdictions in which it operates.
Taxing authorities may determine that we are required to collect and remit sales and use taxes, value added taxes or similar indirect taxes in one or more jurisdictions. Such determinations could relate to prior transactions, customers or periods. Any such assessments could result in us incurring additional tax liabilities, including interest and penalties, as well as increased compliance and administrative costs.
We are also subject to taxation in multiple jurisdictions, each with differing and evolving tax laws, regulations and enforcement practices. Managing tax compliance across jurisdictions may be complex and may require significant resources, particularly as we expand our international operations. There is a risk that changes in tax laws, differing interpretations by taxing authorities or errors in compliance could result in disputes, audits or additional tax liabilities. Any such matters could adversely affect our business, financial condition and results of operations.
We are subject to anti-corruption, anti-bribery, economic sanctions, and similar laws and regulations in various jurisdictions in which we operate.
Our operations are governed by, and involve interaction with, many levels of government in various jurisdictions. We are subject to various anti-corruption laws and regulations, each of which may prohibit a company and its employees or intermediaries from bribing or making improper payments to foreign officials or other persons to obtain or retain business or gain some other business advantage.
Wherever we operate there will be the potential risk of fraud, bribery and corruption. We cannot predict the nature, scope or effect of future regulatory requirements to which our operations might be subject or the manner in which existing laws might be administered or interpreted. Instances of fraud, bribery and corruption, and violations of laws and regulations could expose us to civil or criminal penalties or other sanctions, and could have an adverse effect on our business, financial condition, results and operations. Likewise, any investigation of any alleged violations of the applicable anti-corruption legislation by Australia or foreign authorities could also have an adverse impact on our business, financial condition, results and operations.
Risks Related to Our Common Stock and CDIs
The market price of our CDIs may in the future be volatile, or may decline regardless of our operating performance.
The trading price of our CDIs has been and may continue to be volatile, and could be subject to wide fluctuations. Securities markets worldwide experience significant price and volume fluctuations as a result of a variety of factors, many of which are beyond our control but may nonetheless decrease the market price of our CDIs, regardless of our actual operating performance.
Numerous factors associated with our industry, the operation of our business, and the broader macroeconomic environment may cause the market price and trading volume of our CDIs to fluctuate significantly, including:
■public reaction to our press releases, announcements, and ASX and SEC filings;
■fluctuations in our operating and financial performance, including our ability to achieve targeted operating income, margins, and revenues;
■fluctuations in market prices and trading volumes of technology companies, and changes in market valuations of similar companies;
■changes in economic and political conditions, financial markets, interest rate fluctuations, and the broader technology industry;
■the failure of securities analysts to cover our CDIs, or changes in their recommendations and estimates of our financial performance;
■commencement of or involvement in litigation, regulatory inquiries, or investigations;
■changes in existing laws and regulations or introduction of new ones regarding data protection and AI;
■the departure of key personnel;
■the entry of new competition or technological changes in our markets; and
■future sales of our CDIs by us or our existing stockholders.

The stock market has in the past experienced extreme price and volume fluctuations. Following periods of such volatility in the overall market and the market price of a company's securities, securities class action litigation has often been instituted against those companies. Such litigation, if instituted against us, could result in substantial costs and a diversion of our management's attention and resources, which would adversely affect our overall business.
If securities and industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.
The trading market for our CDIs on the ASX is influenced by the research and reports that industry or securities analysts publish about us or our business. If one or more of the analysts currently covering our securities ceases coverage, the liquidity and trading price for our CDIs on the ASX would be negatively impacted. If any of the analysts who cover us downgrade our stock or issue an adverse or misleading opinion regarding us, our business model, our intellectual property or our CDI performance, or if our results of operations fail to meet the expectations of analysts, the trading price of our CDIs would likely decline.
The different characteristics of the capital markets in Australia and the United States may negatively affect the trading price of our CDIs, and may limit our ability to take certain actions typically performed by a U.S. company.
We are subject to ASX listing and associated Australian regulatory requirements, and may in the future determine to concurrently list our shares on a U.S. securities exchange as well, which will have its own listing and regulatory requirements. Such exchanges will have different trading hours, trading characteristics (including trading volume and liquidity), trading and listing rules, and investor bases (including different levels of retail and institutional participation). As a result of these differences, the trading prices of our CDIs may not be the same, even allowing for currency differences. Fluctuations in the price of our CDIs due to circumstances unusual to the U.S. capital markets could adversely affect the price of the CDIs, or vice versa. Certain events having significant negative impact specifically on the Australian capital markets may result in a decline in the trading price of our CDIs notwithstanding that such event may not impact the trading prices of securities listed in Australia generally or to the same extent, or vice versa.
In addition, the listing and regulatory requirements of the ASX may limit our ability to take certain actions typically performed by a U.S. company. For example, the ASX Listing Rules limit the amount of equity securities that a listed company can issue without the approval of its stockholders over any 12 month period to 15% of the outstanding share capital on issue at the start of the period, unless an exception applies. Failure to obtain this approval may make it more difficult for us to issue equity securities in the future at a time and at a price that we deem appropriate. ASX rules also require stockholder approval for the granting of options and restricted stock units to our directors, even when the underlying equity incentive plan has already been approved. This creates a risk that, if stockholders do not approve the grants, our directors will not receive their expected amount of equity compensation. This may make it more difficult for us to attract and retain directors, which could have an adverse effect on our business, results of operations, financial condition, and prospects.
Further, ASX Listing Rules prohibit us from buying back CDIs on-market at a price which is 5% or more above the volume weighted average market price of our CDIs, calculated over the last five days on which sales of CDIs were recorded before the day on which the purchase under the buy-back was made, which, as a result, may make it more difficult to repurchase our CDIs on-market. In addition, should we wish to undertake an on-market buy-back, the ASX may impose further requirements on us as if we were subject to the Corporations Act 2001 (Cth) of Australia, which may include the need to obtain stockholder approval to do so.
Lastly, the ASX Listing Rules prohibit the issuance of equity securities by a company without stockholder approval during the three-month period after it learns that a person is making, or proposes to make, a takeover for its securities, unless an exception applies. As a result, if a hostile takeover bid is made in respect of our CDIs or common stock, the ASX Listing Rules may limit our ability to issue equity securities, either as a counter-measure to the takeover bid or to fund operations.
Future sales of our CDIs in the public market could cause the market price of our CDIs to decline.
Existing stockholders may have their investment diluted by future capital raisings by us. While we are subject to the constraints of the ASX Listing Rules regarding the percentage of our capital we will be able to issue within a 12-month period (other than where exceptions apply), dilution may result from such fundraisings, and stockholders may experience a loss in the value of their equity as a result of such issues of securities and fundraisings.

For instance, we may be subject to dilution risk arising from provisions in our Master Distribution and Service Agreement with MetLife that may require the issuance of additional warrants. The issue of such additional warrants could result in a substantial increase in the number of CDIs on issue, thereby diluting the ownership interests of existing stockholders. Any such dilution could reduce earnings per CDI and adversely affect the value of existing holdings.
The Convertible Notes (as defined herein) may convert into common stock or preferred stock under certain circumstances (including where Life360 pays below the market price for the security, or in a manner that may result in a significant issue of common stock). As such, there is a dilution risk to existing stockholders that persists until the Convertible Notes are either repaid in cash or amended.
Provisions of our charter documents and Delaware law may inhibit a takeover, which could limit the price investors might be willing to pay in the future for our common stock.
Some provisions of our charter documents could make it more difficult for a third party to acquire control of us, even if the change of control would be beneficial to our stockholders, including: (i) limitations on the ability of our stockholders to act by written consent or call a special meeting; (ii) establishing advance notice provisions for stockholder proposals, including nominations for elections to the Board; and (iii) establishing that our Board is divided into three classes, with each class serving three-year, staggered terms. These provisions could discourage an acquisition of us or other change in control transactions, thereby negatively affecting the price that investors might be willing to pay in the future for our common stock.
Our amended and restated certificate of incorporation provides, subject to certain exceptions, that the Court of Chancery of the State of Delaware is the exclusive forum for certain stockholder litigation matters and the US federal district courts are the exclusive forum for actions arising under the Securities Act, which could limit our stockholders’ ability to bring a claim in a judicial forum that they find more favorable for disputes with us or our directors, officers, employees, or stockholders.
Under our amended and restated certificate of incorporation, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the exclusive forum for: (1) any derivative action or proceeding brought on our behalf; (2) any action or proceeding asserting a claim of breach of a fiduciary duty by any of our stockholders, directors, officers, employees or agents to us or our stockholders; (3) any action or proceeding asserting a claim against us arising pursuant to any provision of the Delaware General Corporation Law or our amended and restated certificate of incorporation or amended and restated bylaws; or (4) any action or proceeding asserting a claim governed by the internal affairs doctrine.
This exclusive forum provision does not apply to any actions brought to enforce a duty or liability created by the Securities Act, as amended, the Exchange Act or any other claim for which the US federal courts have exclusive jurisdiction. In addition, our amended and restated certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum for the resolution of any complainant asserting a cause of action arising under the Securities Act shall be the US federal district courts. The forum selection clauses in our amended and restated certificate of incorporation may have the effect of discouraging lawsuits against us or our directors and officers and may limit our stockholders’ ability to bring a claim in a judicial forum that they find more favorable for disputes with us or any of our directors, officers, other employees or stockholders.
There will be no guarantee of future dividend payments.
We have no plans to pay a dividend in the foreseeable future. Our ability to pay dividends in the future will be dependent on many factors, including our ability to achieve profitability. Where we can pay dividends, the amount, timing and payment of future dividends will be dependent on a range of factors, including future capital requirements, as well as our overall financial position.

General Risk Factors
We have identified a material weakness in our internal control over financial reporting. If our remediation of such material weakness is not effective, or if we experience additional material weaknesses in the future or otherwise fail to develop and maintain effective internal control over financial reporting, our ability to produce timely and accurate financial statements or comply with applicable laws and regulations could be impaired, investors may lose confidence in our financial reporting, and the trading price of our common stock may decline.
In connection with the audit of our consolidated and combined financial statements for the year ended December 31, 2025, we identified a material weakness in our internal control over financial reporting related to deficiencies in our controls over accounting for warrants.
We have implemented measures designed to improve our internal control over financial reporting to remediate this material weakness, including formalizing our processes and internal control documentation, strengthening supervisory reviews by our financial management, and hiring additional qualified accounting and finance personnel. We expect to remediate this material weakness in 2026.
Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley Act”), our management will be required to report upon the effectiveness of our internal control over financial reporting beginning with the second annual report following the completion of this offering. When we lose our status as an “emerging growth company” and do not otherwise qualify as a “smaller reporting company” with less than $100.0 million in annual revenue, our independent registered public accounting firm will be required to attest to the effectiveness of our internal control over financial reporting. The rules governing the standards that must be met for our management to assess our internal control over financial reporting are complex and require significant documentation, testing and possible remediation. To comply with the requirements of being a reporting company under the Exchange Act, we may need to upgrade our information technology systems; implement additional financial and management controls, reporting systems and procedures; and hire additional accounting and finance staff. If we or, if required, our independent registered public accounting firm are unable to conclude that our internal control over financial reporting is effective, investors may lose confidence in our financial reporting, the trading price of our common stock may decline, and we could be subject to sanctions or investigations by the SEC or other regulatory authorities.
Additionally, as stated above, we have not performed an evaluation of our internal control over financial reporting, as permitted under the JOBS Act; accordingly, we cannot assure you that we have identified all, or that we will not in the future have additional, material weaknesses. Material weaknesses may still exist when we report on the effectiveness of our internal control over financial reporting as required under Section 404 of the Sarbanes-Oxley Act, beginning with our second annual report after the completion of this offering.
We will incur increased costs as a result of operating as a public company, and management will be required to devote substantial time to new compliance initiatives.
We will become subject to the periodic and other filing requirements of the Securities Exchange Act of 1934, as amended, in the U.S., as well as compliance obligations under the Sarbanes-Oxley Act, Dodd-Frank Wall Street Reform and Consumer Protection Act and SEC rules and regulations. Our Australian-based executives possess limited or no prior experience managing a company subject to the US reporting requirements. Conversely, our U.S.-based executives possess limited or no prior experience managing an ASX-listed company in Australia.
Operating as a public company in the United States and Australia requires highly specialized expertise in areas such as SEC reporting requirements, ASIC and ASX reporting requirements, corporate governance, investor relations, and establishing and maintaining effective internal controls over financial reporting. Managing our ongoing rapid expansion while absorbing these new compliance obligations will require substantial time and attention from management. This transition may divert management’s focus away from executing our core business strategy, innovating our product offerings, and managing daily operations. As a result, our profitability, operational efficiency and ability to effectively manage our business may be adversely affected.
There is a risk that management does not successfully or efficiently manage our transition to being a listed company. A listed company is subject to significantly enhanced regulatory oversight and reporting obligations under applicable securities laws, and the continuous scrutiny of securities analysts and investors. There is a risk that we may inadvertently fail to comply with these requirements and that our legal and financial compliance costs in seeking to do so are higher than expected. If we are unable to satisfy our obligations as a reporting company, we could be subject to fines, sanctions or other regulatory action, and potentially delisting of our CDIs from ASX. Furthermore, as a US-incorporated company, we may take additional time to become familiar with such requirements. These new obligations and regulations will also require significant attention from management and could divert their attention away from the day‑to‑day management of our business to compliance issues, which could adversely affect our business, financial condition and results of operations.
In addition, as a listed company, we may be subject to stockholder activism, which can lead to substantial additional costs, distract management, and affect the way we will operate our business in ways that we cannot anticipate.
As we scale and face challenges, we may also find it difficult to maintain our corporate culture, which we believe has been a critical component of past success and the ability to attract top talent.
If management is unable to rapidly acquire the necessary listed public company expertise, or if we fail to successfully manage expanding operations and the associated increased costs, our brand and reputation could be damaged.
Any failure to effectively manage growth and the transition to listed company status could adversely affect our overall business.
There are exchange risks associated with foreign currency transactions.
Our operations may require transactions in the local currencies of various foreign countries. The value of a financial asset, liability, commitment or earnings held or transacted in foreign currency may be affected by international factors such as inflation, exchange rates, supply and demand, and political and economic events, among other things. Given our potential exposure to such factors, any adverse changes may result in a significant decrease in demand for and revenue generated by our products and services, or impact the success of our growth plans.
While we may consider hedging strategies in the future, we do not currently maintain formal hedging arrangements. Consequently, adverse movements in exchange rates may have an adverse impact on our business, financial condition, results and operations.
We are an “emerging growth company,” and we cannot be certain if the reduced reporting and disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.
We are an “emerging growth company” as defined in the JOBS Act. We will remain an “emerging growth company” until the earliest to occur of:
■the last day of the fiscal year during which our total annual revenue equals or exceeds $1.235 billion (subject to adjustment for inflation);
■the last day of the fiscal year following the fifth anniversary of this offering;
■the date on which we have, during the previous three-year period, issued more than $1 billion in non-convertible debt; or
■the date on which we are deemed to be a “large accelerated filer” under the Exchange Act.
We may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including but not limited to, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
In addition, the JOBS Act permits an emerging growth company like us to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We have elected to use this extended transition period until we are no longer an emerging growth company or until we affirmatively and irrevocably opt out of the extended transition period. Accordingly, this election allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies. When a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, will adopt the new or revised standard at the time private companies adopt the new or revised standard, unless early adoption is permitted by the standard. As a result, our financial statements may not be comparable to the financial statements of companies that comply with new or revised accounting pronouncements as of public company effective dates.

Investors may find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our per share trading price may be materially adversely affected and more volatile.
We may not successfully or efficiently manage our transition to operating as a public company. A public company is subject to significantly enhanced regulatory oversight and reporting obligations under applicable securities laws, and to the continuous scrutiny of securities analysts and investors. We may fail to comply with these requirements, and our legal and financial compliance costs in seeking to do so may be higher than expected. If we are unable to satisfy our obligations as a reporting company, we could be subject to fines, sanctions, or other regulatory action, and, potentially, the delisting of our CDIs from the ASX. Furthermore, as a U.S. company, we may take additional time to become familiar with such requirements. These obligations and regulations will also require significant attention from our management and could divert their attention away from the day‑to‑day management of our business to compliance issues, which could adversely affect our business, financial condition and results of operations.
In addition, as a public company, we may be subject to stockholder activism, which can lead to additional costs, distract management, and affect the manner in which we operate our business in ways that we may be unable to anticipate.
Furthermore, we have experienced rapid growth, which has placed, and will continue to place, significant demands on management, operational infrastructure, and financial resources. To effectively manage our growth and public company requirements, we will need to continuously improve our operational, financial, and management information systems and significantly expand, train, and manage our employee base.
As we scale and face challenges, we may also find it difficult to maintain our corporate culture, which we believe has been a critical component of past success and the ability to attract top talent.
If management is unable to timely acquire the necessary public company expertise, or if we fail to successfully manage expanding operations and the associated increased costs, our brand and reputation could be damaged.
Any failure to effectively manage our growth and the transition to operating as a public company could adversely affect our business, financial condition, and results of operations.
There are evolving expectations with respect to environmental, social and governance standards.
Evolving community attitudes towards, and increasing regulation and disclosure in relation to, environmental, social and governance (“ESG”) issues may affect the operation of our business. There will be a risk that we may fail to keep up to date with any changes to, or the introduction of, ESG-related regulations across jurisdictions, which may affect operations. In addition, changes to such regulations may significantly increase costs, such as those relating to our ESG compliance and reporting obligations. In addition, there may be supply chain disruptions or other operational disruptions due to changes imposed by us or by our counterparties to comply with ESG-related regulations or policies, including for example changing suppliers as a result of complying with modern slavery policies, which may have an adverse effect on our business, financial condition, results and operations.
Increased expectations with respect to ESG may result in heightened compliance costs associated with meeting prevailing regulatory and disclosure standards. Failure to meet those expectations may impact the profitability or value of our business, restrict our ability to attract financing or investment, or adversely impact our reputation including with our suppliers, customers or employees, which may in turn adversely affect our business, financial condition, results and operations.

USE OF PROCEEDS
We will not receive any proceeds from the sale of shares of common stock by the selling stockholders or from the issuance of the Warrant Shares upon exercise of the Warrants.
The selling stockholders will pay any underwriting fees, discounts, selling commissions, stock transfer taxes and certain legal expenses incurred by such selling stockholders in disposing of their shares of common stock, and we will bear all other costs, fees and expenses incurred in effecting the registration of such securities covered by this prospectus, including, without limitation, all registration and filing fees and fees and expenses of our counsel and our independent registered public accountants.

MARKET INFORMATION
Our CDIs, each representing one share of our common stock, have been listed on the ASX under the trading symbol “AXQ” since July 8, 2026. CDIs are units of beneficial ownership in shares of our common stock that are held in trust for CDI holders by CDN, a subsidiary of ASX Limited, the company that operates the ASX. Prior to such time, there was no public market for our securities. There is no principal market in the U.S. for our CDIs or shares of our common stock. As of July 31, 2026, we had 226,419,687 shares of common stock outstanding held by approximately 5,773 stockholders of record.
The last reported sale of our CDIs on the ASX on August 7, 2026 (Australian Eastern Standard Time) was A$3.34 per share (equivalent to $2.36 per share of common stock, using an exchange rate of $0.707 as of August 7, 2026).

DIVIDEND POLICY
We have never declared or paid any cash dividend on our capital stock. We currently intend to retain any future earnings, if any, to fund the development and expansion of our business and do not expect to pay any dividends in the foreseeable future. Any future determination to declare cash dividends will be made at the discretion of our board of directors, subject to applicable laws, and will depend on a number of factors, including our financial condition, results of operations, capital requirements, any contractual restrictions, general business conditions and other factors that our board of directors may deem relevant. In addition, our Revolving Credit Facility contains restrictions on our ability to pay cash dividends on our capital stock. See “Risk Factors—Risks Related to Our Common Stock and CDIs—There will be no guarantee of future dividend payments” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Financial Condition, Liquidity and Capital Resources” for additional information.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The following unaudited pro forma condensed combined financial information (“unaudited pro forma financial information”) has been prepared based on the combination of Aura’s historical financial information and the historical financial information of Qoria, as indicated below, after giving effect to the Transaction, as further described in Note 1. The unaudited pro forma financial information is intended to provide you with information about how the Transaction might have affected Aura’s historical financial statements. For the purposes of the unaudited pro forma financial information included in this Registration Statement, numbers have been converted to millions. This may result in rounding differences in the pro forma financial information presented herein.
The unaudited pro forma condensed combined balance sheet (“unaudited pro forma balance sheet”) as of June 30, 2026, combines the consolidated balance sheet of Aura and the unaudited consolidated balance sheet of Qoria as of June 30, 2026, derived from the unaudited consolidated financial statements as indicated below, as if the Transaction had occurred on June 30, 2026.The unaudited pro forma condensed combined statement of operations (“unaudited pro forma statement of operations”) for the six months ended June 30, 2026, combines the statement of operations of Aura with the combined income statement of Qoria, as derived from the unaudited income statement of Qoria as indicated below, as if the Transaction had occurred on January 1, 2025. The unaudited pro forma condensed combined statement of operations (“unaudited pro forma statement of operations”) for the year ended December 31, 2025, combines the historical statement of operations of Aura with the historical combined income statement of Qoria, as derived from the unaudited historical income statement of Qoria as indicated below, as if the Transaction had occurred on January 1, 2025.
The unaudited pro forma historical financial information has been developed from and should be read in conjunction with:
■the accompanying notes to the unaudited pro forma historical financial information;
■the consolidated and condensed financial statements of Aura for the six months ended June 30, 2026
■the consolidated financial statements of Qoria for the six months ended June 30, 2026
■the consolidated and combined financial statements of Aura for the year ended December 31, 2025;
■the historical audited consolidated financial statements of Qoria for the fiscal year ended June 30, 2025,
■the historical unaudited consolidated financial statements of Qoria for the six months ended December 31, 2025 and 2024.
The unaudited pro forma financial information is presented using the acquisition method of accounting, as further described in Note 2, with Aura as the acquirer of Qoria. Under the acquisition method of accounting, the purchase price is allocated to the underlying tangible and intangible assets acquired and liabilities assumed of Qoria based on their respective fair values with any excess purchase price allocated to goodwill.
For the purposes of the unaudited pro forma financial information, the fair values of Qoria’s identifiable assets acquired and liabilities assumed have been based on preliminary estimates by Aura Management. Definitive valuations and allocation of purchase price will be performed using the services of external valuation specialists. Likewise, definitive tax impacts and balances will be determined using the services of external taxation specialists. The total purchase consideration was calculated based on the total Aura CDIs issued multiplied by the share price of the combined company trading on the Australian Stock Exchange (ticker: AXQ) for A$5.49 (USD$3.83).
Aura has a revolving credit facility in place with Banc of California, which was undrawn at December 31, 2025. On May 22, 2026, Aura entered into an amended senior secured loan and security agreement with Banc of California to increase the facility from $50.0 million to $100.0 million, which occurred subject to the Transaction. As of June 30, 2026, Aura has drawn $20.0 million under the Banc of California facility.
The unaudited pro forma historical financial information is presented for informational purposes only. The information has been prepared in accordance with Article 11 of Regulation S-X of the SEC using the assumptions set forth in the notes to the unaudited pro forma financial information. The information has been adjusted to include estimated Transaction accounting adjustments, which reflect the application of the accounting required by U.S. GAAP.
The information is not necessarily indicative of the financial position and results of operations that actually would have been achieved had the Transaction occurred as of the dates indicated herein, nor does it purport to project the future financial position and operating results of the combined group. The unaudited pro forma financial information also does not reflect the costs of any integration activities or cost savings or synergies expected to be achieved as a result of the Transaction and, accordingly, does not attempt to predict or suggest future results.

Aura Consolidated Group, Inc. and Subsidiaries
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
As of June 30, 2026
(in USD millions, except par value amounts)

	Aura	Qoria (Reclassified) (Note 3)	IFRS to U.S. GAAP and Accounting Policy Adjustments (Note 4)		Transaction Accounting Adjustments (Note 5)		Financing Adjustments (Note 6)		Pro Forma Combined
Assets
Current assets
Cash, and cash equivalents	17.0	4.8	—		—		76.2	6A, 6B, 6C	98.0
Restricted cash	70.8	—	—		—		(70.0)	6A	0.8
Short-term investments	—	—	—		—		—		—
Inventories	—	1.2	—		—		—		1.2
Accounts receivable, net of allowance for credit losses	7.4	26.6	—		—		—		34.0
Amounts due from related parties	1.4	—	—		—		—		1.4
Loan receivable	7.1	—	—		—		(7.1)	6D	—
Prepaid expenses and other current assets	15.5	2.2	—		—		—		17.7
Total current assets	119.2	34.8	—		—		(0.9)		153.1
Investments accounted for using the equity method	—	0.6	—		—		—		0.6
Property and equipment, net	13.9	5.7	—		—		—		19.6
Right of use assets	6.0	3.4	—		—		—		9.4
Goodwill	190.7	124.0	—		115.5	5F	—		430.2
Intangible assets, net	0.3	46.5	(29.2)	4A	121.1	5A	—		138.7
Other assets	3.8	1.9	—		—		—		5.7
Total assets	333.9	216.9	(29.2)		236.6		(0.9)		757.3
Liabilities & stockholders' equity
Current liabilities
Accounts payable	4.1	12.2	—		—		—		16.3
Amounts due to related parties	3.7	—	—		—		—		3.7
Accrued expenses and other current liabilities	13.7	12.2	—		15.0	5B	(0.7)	6C	40.2
Pre-funded equity raise, net	29.5	—	—		—		(29.5)	6A	—

	Aura	Qoria (Reclassified) (Note 3)	IFRS to U.S. GAAP and Accounting Policy Adjustments (Note 4)	Transaction Accounting Adjustments (Note 5)		Financing Adjustments (Note 6)		Pro Forma Combined
Accrued payroll and employee benefits	6.0	5.7	—	5.3	5D	—		17.0
Operating lease liability, current	1.3	0.8	—	—		—		2.1
Contract liabilities, current	65.3	49.9	—	—		—		115.2
Current portion of borrowings under financing arrangement	16.4	—	—	—		—		16.4
Total current liabilities	140.0	80.8	—	20.3		(30.2)		210.9
Borrowings under financing arrangement	18.7	42.0	—	—		(42.0)	6C, 6D	18.7
Borrowings under revolver	20.0	—	—	—		23.8	6B	43.8
Operating lease liability, non-current	6.2	3.0	—	—		—		9.2
Contract liabilities, non-current	5.3	7.8	—	—		—		13.1
Warrant liability, non-current	0.1	—	—	—		—		0.1
Deferred tax liability	—	4.5	—	16.0	5G	—		20.5
Deferred consideration, non-current	—	3.2	—	(3.2)	5H	—		—
Convertible notes, non-current	25.1	—	—	—		—		25.1
Other long-term liabilities	—	0.6	—	—		—		0.6
Total liabilities	215.4	141.9	—	33.1		(48.4)		342.0
Redeemable preferred stock
Series A-1 Preferred stock at $0.0001 par value, shares authorized 13.5; 13.2 shares issued and outstanding; liquidation preference of $25.3 at December 31, 2025	22.3	—	—	(22.3)	5E	—		—
Series A-2 Preferred stock at $0.0001 par value, shares authorized 21.0; 18.8 shares issued and outstanding, and related warrants; liquidation preference of $57.3 at December 31, 2025	37.3	—	—	(37.3)	5E	—		—
Series B Preferred stock at $0.0001 par value, shares authorized 1.1; 1.1 shares issued and outstanding; liquidation preference of $2.2 at December 31, 2025	4.1	—	—	(4.1)	5E	—		—
Series C Preferred stock at $0.0001 par value, shares authorized 30.5; 30.3 shares issued and outstanding; liquidation preference of $130.4 at December 31, 2025	151.6	—	—	(151.6)	5E	—		—
Series C-1 Preferred Stock At $0.0001 Par Value, Shares Authorized 5.1; 5.1 Shares Issued And Outstanding; Liquidation Preference Of $0 At December 31, 2025	—	—	—	—		—		—

	Aura	Qoria (Reclassified) (Note 3)	IFRS to U.S. GAAP and Accounting Policy Adjustments (Note 4)		Transaction Accounting Adjustments (Note 5)		Financing Adjustments (Note 6)		Pro Forma Combined
Series D Preferred stock at $0.0001 par value, shares authorized 12.0; 0.9 shares issued and outstanding; liquidation preference of $1.8 at December 31, 2025	5.2	—	—		(5.2)	5E	—		—
Series E Preferred stock at $0.0001 par value, shares authorized 10.8; 10.8 shares issued and outstanding; liquidation preference of $108.5 at December 31, 2025	70.4	—	—		(70.4)	5E	—		—
Series F Preferred stock at $0.0001 par value, shares authorized 12.1; 11.6 shares issued and outstanding; liquidation preference of $113.4 at December 31, 2025	113.3	—	—		(113.3)	5E	—		—
Series G Preferred stock at $0.0001 par value, shares authorized 8.7; 8.7 shares issued and outstanding; liquidation preference of $101.1 at December 31, 2025	81.5	—	—		(81.5)	5E	—		—
Stockholders’ deficit
Common stock	—	261.1	—		554.9	5E	—		816.0
Additional paid-in capital	165.7	62.7	—		(62.7)	5E	59.5	6A	225.2
Accumulated deficit	(532.9)	(248.8)	(29.2)	4A	197.0	5E	(12.0)	6C, 6D	(625.9)
Total liabilities, redeemable preferred stock & stockholders' equity	333.9	216.9	(29.2)		236.6		(0.9)		757.3

Aura Consolidated Group, Inc. and Subsidiaries
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
For the Six Months Ended June 30, 2026
(in USD millions, except per share data)

	Aura	Qoria (Reclassified) (Note 3)	IFRS to U.S. GAAP and Accounting Policy Adjustments (Note 4)		Transaction Accounting Adjustments (Note 5)		Financing Adjustments (Note 6)		Pro Forma Combined
Revenue	119.9	47.3	—		—		—		167.2
Operating expenses									—
Cost of revenue	31.3	8.1	0.1	4B	—		—		39.5
Sales and marketing	86.4	18.0	0.1	4B	—		—		104.5
Research and development	21.0	8.8	10.1	4A, 4B	—		—		39.9
General and administrative	26.0	19.6	0.1	4B	0.6	5D			46.3
Depreciation and amortization	2.3	12.1	(7.1)	4A	6.9	5A	—		14.2
Total operating expenses	167.0	66.6	3.3		7.5		—		244.4
Loss from operations	(47.1)	(19.3)	(3.3)		(7.5)		—		(77.2)
Interest income (expense), net	(3.0)	(5.9)	—		—		1.4	6B, 6C, 6D	(7.5)
Other income (expense), net	—	(2.8)	—		—		—		(2.8)
Mark to market gain	31.0	—	—		—		(21.2)	6A	9.8
Loss before income taxes	(19.1)	(28.0)	(3.3)		(7.5)		(19.8)		(77.7)
Income tax benefit	—	0.6	—		0.6	5C	—		1.2
Net loss	(19.1)	(27.4)	(3.3)		(6.9)		(19.8)		(76.5)

Preferred stock dividends	(10.7)	—			10.7	5E			—
Deemed dividend	(22.3)						22.3	6A	—
Net loss attributable to common stockholders	(52.1)								(76.5)
Weighted-average shares used in computing net loss per share:
Basic and Diluted	30,512,991								233,862,411
Net loss per share
Basic and Diluted	(1.71)								(0.33)

Aura Consolidated Group, Inc. and Subsidiaries
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
For the Year Ended December 31, 2025
(in USD millions, except per share data)

	Aura (Historical)	Qoria (Reclassified Historical) (Note 3)	IFRS to U.S. GAAP and Accounting Policy Adjustments (Note 4)		Transaction Accounting Adjustments (Note 5)		Financing Adjustments (Note 6)		Pro Forma Combined
Revenue	192.5	84.5	—		—		—		277.0
Operating expenses									—
Cost of revenue	54.7	13.3	0.1	4B	—		—		68.1
Sales and marketing	181.8	35.6	0.2	4B	—		—		217.6
Research and development	36.1	11.7	17.3	4A, 4B	—		—		65.1
General and administrative	43.2	22.4	0.1	4B	20.3	5B,5D	8.9	6C	94.9
Depreciation and amortization	4.9	24.3	(10.0)	4A	9.3	5A	—		28.5
Total operating expenses	320.7	107.3	7.7		29.6		8.9		474.2
Loss from operations	(128.2)	(22.8)	(7.7)		(29.6)		(8.9)		(197.2)
Interest income (expense), net	(0.9)	(6.5)	—		—		(0.6)	6B, 6C	(8.0)
Other income (expense), net	(4.1)	(5.1)	—		—		—		(9.2)
Mark to market loss	(7.9)	—	—		—		—		(7.9)
Loss before income taxes	(141.1)	(34.4)	(7.7)		(29.6)		(9.5)		(222.3)
Income tax benefit	0.3	3.5	—		1.2	5C	—		5.0
Net loss	(140.8)	(30.9)	(7.7)		(28.4)		(9.5)		(217.3)

Preferred stock dividends	(19.9)	—			19.9	5E			—
Net loss attributable to common stockholders	(160.7)	(30.9)	(7.7)		(8.5)		(9.5)		(217.3)
Weighted-average shares used in computing net loss per share:
Basic and Diluted	29,537,627								227,823,740
Net loss per share
Basic and Diluted	(5.44)								(0.95)

1.Description of the Transaction
On July 17, 2026 (the “Implementation Date”), Aura completed its business combination transaction with Qoria whereby Aura acquired all of the ordinary shares of Qoria, pursuant to a court-approved scheme of arrangement under Part 5.1 of the Australian Corporations Act 2001 (Cth) between Qoria and its shareholders (the “Scheme”), as contemplated by a Deed, dated as of February 2, 2026, by and among Aura and Qoria, as amended from time to time. Upon implementation of the Transaction, Qoria became a direct wholly owned subsidiary of Aura. In connection with the Transaction, Aura issued 81,278,566 CHESS Depositary Interests (“CDIs”) of Aura, each representing a unit of beneficial ownership in Aura common stock.
2.Basis of Presentation
The accompanying unaudited pro forma financial information presents the unaudited pro forma statement of operations and unaudited pro forma balance sheet of Aura prepared in accordance with Article 11 of SEC Regulation S-X. Aura prepares its consolidated financial statements on the basis of a fiscal year ended December 31. The consolidated financial statements of Qoria have historically been prepared on a basis of a fiscal year ended June 30. Financial information for Qoria for the year ended December 31, 2025 have been derived for purposes of the preparation of the unaudited pro forma financial information. The unaudited pro forma statement of operations were prepared using:
■the historical consolidated and combined statement of operations of Aura for the year ended December 31, 2025; and
■the historical unaudited consolidated statement of profit and loss of Qoria for the twelve months ended December 31, 2025, which has been derived by adding the financial data from the historical unaudited consolidated statement of profit and loss for the six months ended December 31, 2025, to the financial data from the historical audited consolidated statement of profit and loss for the fiscal year ended June 30, 2025, and subtracting the financial data from the historical unaudited consolidated statement of profit and loss for the six months ended December 31, 2024 (refer to Note 3).
The historical audited consolidated and combined financial statements of Aura are prepared in accordance with U.S. GAAP and are reported in U.S. dollars. The historical audited and unaudited consolidated financial statements of Qoria are prepared in accordance with IFRS as issued by the IASB and are reported in AUS dollars. For purposes of the unaudited pro forma financial information, the historical audited and unaudited consolidated financial statements of Qoria have been translated into U.S. dollars, as further described in Note 3 below.
The unaudited pro forma statement of operations for the six months ended June 30, 2026 and for the year ended December 31, 2025 gives effect to the Transaction as if it had occurred on January 1, 2025 and the unaudited pro forma balance sheet gives effect to the Transaction as if it had occurred on June 30, 2026.
The Transaction will be accounted for using the acquisition method of accounting, as prescribed in Accounting Standards Codification 805, Business Combinations, (“ASC 805”), under U.S. GAAP, which requires an allocation of the purchase price to the assets acquired and liabilities assumed, based on their fair values as of the date of the Transaction. The purchase price allocation is preliminary and based on estimates, assumptions and valuations as at June 30, 2026, which have not yet been finalized. Accordingly, the pro forma adjustments remain preliminary and may change once Aura management finalizes the fair values of the assets acquired, liabilities assumed and related tax impacts. The purchase consideration has been allocated based on estimated fair values, with goodwill representing the excess of consideration over the fair value of net assets acquired.
A final determination of the fair value of Qoria’s assets and liabilities has not been made as of the date of filing, and any such determination will be finalized based on the actual assets of Qoria that existed as of the Implementation Date of the Transaction. As a result, the pro forma adjustments are preliminary and are subject to change as additional information becomes available and as additional analysis is performed. The preliminary pro forma adjustments have been made solely for the purpose of providing the unaudited pro forma financial information presented herein. Aura has estimated the fair value of Qoria’s assets and liabilities based on discussions with Qoria’s management, preliminary valuation studies, due diligence and information presented in Qoria’s filings with the ASX. Any increases or decreases in the fair value of assets acquired and liabilities assumed upon completion of the final valuations will result in adjustments to the unaudited pro forma balance sheet and unaudited pro forma statement of operations. The final purchase price allocation may be materially different than that reflected in the pro forma purchase price allocation presented herein. Material adjustments have been made to reflect Qoria’s historical audited and unaudited consolidated financial statements on a U.S. GAAP basis for purposes of presenting the unaudited pro forma financial information and to align Qoria’s historical significant accounting policies under IFRS to Aura’s significant accounting policies under U.S. GAAP. As of the date of this filing,

Aura has not identified all adjustments necessary to convert Qoria’s historical audited and unaudited financial statements prepared in accordance with IFRS to U.S. GAAP and to conform Qoria’s accounting policies to Aura’s accounting policies.
Purchase Consideration
On the Implementation Date, all Qoria ordinary shares were transferred to Aura and the holders of outstanding Qoria ordinary shares as of July 17, 2026 (Melbourne, Australia time) (the “Scheme Record Date”) were entitled to, for each such share held, 0.058 Aura CDIs issued by Aura pursuant to the Scheme. Each Aura CDI and other dilutive securities issued pursuant to the Scheme comprise the “Scheme Consideration.” The form of consideration received by each Qoria shareholder depended on the register on which they held their Qoria ordinary shares.
The total purchase price of approximately $330.3 million was determined as of July 17, 2026, based on Aura’s issuance of 84,452,598 CDIs and other dilutive securities of Aura at the closing price on that date. The per share price and the total preliminary purchase consideration in the following for warrants, vested options and performance rights reflect the consideration per share less the exercise price of the related instrument.

(in millions, except share and per share data)	Shares	Per Share	Preliminary Purchase Consideration
Stock consideration
CDI of Aura exchanged for Qoria outstanding ordinary shares	81,278,566	$3.83	$311.8
CDI of Aura exchanged for Qoria deferred consideration rights	3,174,032	$3.83	$12.2
Other dilutive securities of Aura exchanged for Qoria warrants	926,544	$1.95	$1.8
Other dilutive securities of Aura exchanged for Qoria vested options	212,450	$3.10	$0.7
Other dilutive securities of Aura exchanged for Qoria performance rights	2,639,511	$1.44	$3.8
Total preliminary purchase price			$330.3

3.Qoria Historical Financial Statements
Qoria historical balances were derived from Qoria’s historical audited and unaudited consolidated financial statements as described above and are presented under IFRS and are in Australian dollars. Additionally, Qoria’s historical financial information has been translated from its functional currency of A$ to be presented in Aura’s reporting currency of US$ using the average exchange rate of 0.6457 during the year ended December 31, 2025 and 0.7021 during the six months ended June 30, 2026 for the combined statement of operations. Qoria’s historical financial information has been translated from its functional currency of A$ to be presented in Aura’s reporting currency of US$ using the spot rate of 0.6884 as of June 30, 2026 for the statement of financial position.

The historical unaudited consolidated statement of profit and loss of Qoria derived as described in Note 2 are as follows:

	Statement of Profit and Loss for the year ended December 31, 2025
	[A]	[B]	[C]	[A]-[B]+[C]
	Audited	Unaudited	Unaudited	Unaudited	Unaudited
(in millions)	Annual Report for year ended June 30, 2025 (A$)	Half-year Financial Report for six months ended December 31, 2024 (A$)	Half-year Financial Report for six months ended December 31, 2025 (A$)	Historical for year ended December 31, 2025 (A$)	Historical for year ended December 31, 2025 (US$)
Revenue
Revenue from ordinary activities	117.3	55.4	69.0	130.9	84.5
Other income	0.6	0.2	0.2	0.6	0.3
Expenses
Direct costs	(30.3)	(14.0)	(20.7)	(37.0)	(23.9)
Employee benefits costs	(59.5)	(28.6)	(30.1)	(61.0)	(39.6)
Administration costs	(12.8)	(6.9)	(8.0)	(13.9)	(8.9)
Finance costs	(10.3)	(5.4)	(5.1)	(10.0)	(6.5)
Depreciation and amortization	(37.5)	(17.2)	(17.4)	(37.7)	(24.3)
Acquisition related expenses	(1.8)	(0.8)	(3.1)	(4.1)	(2.6)
Share based payments - employment related	(10.7)	(4.9)	(5.5)	(11.3)	(7.3)
Unrealised gains/(losses) on foreign exchange	3.0	8.8	(3.7)	(9.5)	(6.1)
Loss before income tax	(42.0)	(13.4)	(24.4)	(53.0)	(34.4)
Income tax benefit	6.1	1.9	1.3	5.5	3.5
Loss after tax for the period attributable to the members of Qoria Limited	(35.9)	(11.5)	(23.1)	(47.5)	(30.9)

The historical balances reflect certain reclassifications of Qoria’s consolidated statement of profit and loss and consolidated statement of financial position to conform to Aura’s presentation in its consolidated statement of operations and consolidated balance sheet. Further review may identify additional reclassifications that could have a material impact on the unaudited pro forma financial information of the combined group. The reclassifications identified and presented in the unaudited pro forma financial information are based on discussions with Qoria’s management, due diligence and information presented in Qoria’s filings with the ASX.
The reclassifications are summarized below:

Statement of Operations for the Six Months Ended June 30, 2026
(in millions)

Aura Presentation	Qoria Presentation	Qoria (Historical)	Reclassifications to Conform to Aura's Presentation		Qoria (Historical Reclassified Amount)
Revenue	Revenue from ordinary activities	47.3			47.3
	Other Income	—	—		—
Total net revenue	Total net revenue	47.3	—		47.3

Cost and expenses:
Cost of revenue	Direct Costs	14.8	(6.7)	(2) (3) (5)	8.1
	Employee benefits costs	20.8	(20.8)	(2) (3)	—
Sales and marketing		—	18.0	(3) (5)	18.0
Research and development		—	8.8	(3) (5)	8.8
General and administrative	Administration costs	6.4	13.2	(3) (4) (5)	19.6
Depreciation and amortization	Depreciation and amortization	12.1	—		12.1
	Acquisition related expenses	6.5	(6.5)	(4)	—
	Share based payments - employment related	6.0	(6.0)	(2) (5)	—
Total operating expenses	Total operating expenses	66.6	—		66.6
Loss from operations	Loss from operations	(19.3)	—		(19.3)
Interest income, (expense) net		(5.9)	—		(5.9)
	Unrealised gains/(losses) on foreign exchange	(2.8)	2.8	(1)
Other income (expense) net		—	(2.8)	(1)	(2.8)
Mark to market loss		—	—		—
Gain on disposal of subsidiary		—	—		—
Loss before income tax	Loss before income tax	(28.0)	—		(28.0)
Income tax benefit	Income tax benefit	0.6	—		0.6
Net loss	Net loss	(27.4)	—		(27.4)

(1)Reclassification from Qoria’s unrealized gains/(losses) on foreign exchange to Aura’s other income (expense), net
(2)Reclassification from Qoria’s employee benefits cost, and share-based payments - employment related to Aura’s cost of revenue
(3)Reclassification from Qoria’s employee benefits costs to Aura’s research and development expenses, sales and marketing, general and administrative expenses, and cost of revenue
(4)Reclassification from Qoria’s acquisition related expense to Aura’s general and administrative expenses
(5)Reclassification from Qoria’s share based payments to Aura’s general and administrative expenses, research and development, sales and marketing and cost of revenue

Statement of Operations for the Year Ended December 31, 2025
(in millions)

Aura Presentation	Qoria Presentation	Qoria (Historical)	Reclassifications to Conform to Aura's Presentation		Qoria (Historical Reclassified Amount)
Revenue	Revenue from ordinary activities	84.5			84.5
	Other Income	0.3	(0.3)	(1)	—
Total net revenue	Total net revenue	84.8	(0.3)		84.5

Cost and expenses:
Cost of revenue	Direct Costs	23.9	(10.6)	(2) (3) (5)	13.3
	Employee benefits costs	39.6	(39.6)	(2) (3)	—
Sales and marketing			35.6	(3) (5)	35.6
Research and development			11.7	(3) (5)	11.7
General and administrative	Administration costs	8.9	13.5	(3) (4) (5) (6)	22.4
Depreciation and amortization	Depreciation and amortization	24.3	—		24.3
	Acquisition related expenses	2.6	(2.6)	(4)	—
	Share based payments - employment related	7.3	(7.3)	(2) (5)	—
Total operating expenses	Total operating expenses	106.6	0.7		107.3
Loss from operations	Loss from operations	(21.8)	(1.0)		(22.8)
Interest income, (expense) net	Finance costs	(6.5)	—		(6.5)
	Unrealised gains/(losses) on foreign exchange	(6.1)	6.1	(6)	—
Other income (expense) net		—	(5.1)	(1)	(5.1)
Mark to market loss		—	—		—
Gain on disposal of subsidiary		—	—		—
Loss before income tax	Loss before income tax	(34.4)	—		(34.4)
Income tax benefit	Income tax benefit	3.5	—		3.5
Net loss	Net loss	(30.9)	—		(30.9)

(1)Reclassification from Qoria’s other income to Aura’s other income (expense)
(2)Reclassification from Qoria’s employee benefits cost, and share-based payments - employment related to Aura’s cost of revenue
(3)Reclassification from Qoria’s employee benefits costs to Aura’s research and development expenses, sales and marketing, general and administrative expenses, and cost of revenue
(4)Reclassification from Qoria’s acquisition related expense to Aura’s general and administrative expenses
(5)Reclassification from Qoria’s share based payments to Aura’s general and administrative expenses, research and development, sales and marketing and cost of revenue
(6)Reclassification from Qoria’s unrealized gains/(losses) on foreign exchange to Aura’s general and administrative expenses and other income (expense), net

Balance Sheet as of June 30, 2026
(in millions)

Aura Presentation	Qoria Presentation	Qoria (Historical AUD)	Qoria (Historical USD)	Reclassifications to Conform to Aura's Presentation		Qoria (Historical) Reclassified Amount
ASSETS	ASSETS
Current Assets	Current Assets
Cash and cash equivalents	Cash and cash equivalents	7.0	4.8	—		4.8
Accounts receivable, net	Trade and other receivables	37.3	25.6	1.0	(1)	26.6
Prepaid expenses and other current assets	Prepayments	3.0	2.2	—		2.2
Inventory	Inventory	1.8	1.2	—		1.2
	Contract assets – current	1.4	1	(1.0)	(1)	—
Total current assets	Total current assets	50.5	34.8	—		34.8
Investments accounted for using the equity method	Investments accounted for using the equity method	0.8	0.6	—		0.6
Property and equipment, net	Plant and equipment	8.3	5.7	—		5.7
Right-of-use assets	Right-of-use assets	4.9	3.4	—		3.4
Intangible assets, net	Intangible assets	247.7	170.5	(124.0)	(2)	46.5
Goodwill			—	124.0	(2)	124.0
Other assets				1.9	(3)	1.9
	Contract assets - non-current	0.4	0.3	(0.3)	(3)	—
	Financial assets	0.4	0.3	(0.3)	(3)	—
	Deferred tax asset	1.9	1.3	(1.3)	(3)	—
Total assets	Total assets	314.9	216.9	—		216.9
LIABILITIES AND EQUITY	LIABILITIES AND EQUITY
Current liabilities	Current liabilities
Accounts payable	Trade and other payables	38.1	26.2	(14.0)	(4)	12.2
Accrued expenses and other current liabilities		5.6	3.9	8.3	(4)	12.2
Accrued payroll and employee benefits			—	5.7	(4)	5.7
Operating lease liabilities, current	Lease liabilities, current	1.1	0.8	—		0.8

Aura Presentation	Qoria Presentation	Qoria (Historical AUD)	Qoria (Historical USD)	Reclassifications to Conform to Aura's Presentation	Qoria (Historical) Reclassified Amount
Contract liabilities, current	Contract liabilities, current	72.4	49.9	—	49.9
Total current liabilities	Total current liabilities	117.2	80.8	—	80.8
Borrowings under financing arrangement	Borrowings	61.0	42.0	—	42.0
Operating lease liabilities, non-current	Lease liabilities	4.4	3.0	—	3.0
Contract liabilities, non-current	Contract liabilities, non-current	11.3	7.8	—	7.8
Deferred tax liability	Deferred tax liability	6.5	4.5	—	4.5
Deferred consideration	Deferred consideration	4.7	3.2	—	3.2
Other long-term liabilities	Provisions	0.9	0.6	—	0.6
Total liabilities	Total liabilities	206.0	141.9	—	141.9
Common stock	Issued capital	379.2	261.1	—	261.1
Additional paid-in capital	Reserves	91.1	62.7	—	62.7
Accumulated deficit	Accumulated losses	(361.4)	(248.8)	—	(248.8)
Total stockholders' equity	Total stockholders' equity	108.9	75.0	—	75.0
Total liabilities and stockholders' equity	Total liabilities and stockholders' equity	314.9	216.9	—	216.9

(1)Reclassification from Qoria's contract assets - current to Aura's accounts receivable, net
(2)Reclassification from Qoria's intangible assets to Aura's intangible assets and goodwill. Reclassification to Aura's intangible assets, net consists of Qoria's intangible assets net of amortization historically included in Intangible assets. Reclassification to Aura's goodwill consists of Qoria's goodwill historically included in intangible assets
(3)Reclassification from Qoria's contract assets - non-current, financial assets - non-current and deferred tax assets - non-current to Aura's other assets
(4)Reclassification from Qoria's trade and other payables to Aura’s accrued expenses and other current liabilities and accrued payroll and employee benefits

Note 4. IFRS to U.S. GAAP Adjustments and Accounting Policy Alignment
4A. Derecognition of software development assets / reversal of historical amortization expense
Qoria has derecognized software development assets amounting to $29.2 million (net of amortization) previously capitalized under IFRS, as the underlying costs do not meet the capitalization criteria of ASC 350 for internal‑use software. Under US GAAP, these expenditures are required to be expensed based on their nature and the application of the development‑stage framework. As a result, employee benefit expenses have increased by $17.1 million (which has been reclassified to Research and development), and Depreciation and amortization has decreased by $10.0 million for the year ended December 31, 2025. For the six months ended June 30, 2026, employee benefit expenses have increased by $9.9 million (which has been reclassified to Research and development), and Depreciation and amortization has decreased by $7.1 million.
These adjustments are reflected in the unaudited pro forma condensed combined financial information as follows:

Unaudited Pro Forma Condensed Combined Balance Sheet As of June 30, 2026
(in millions)	Aura (Historical)	Qoria (Reclassified Historical) (Note 3)	IFRS to U.S. GAAP and Accounting Policy Adjustments (Note 4)	Subtotal
Assets
Intangible assets, net	0.3	46.5	(29.2)	17.6

Stockholders’ deficit
Accumulated deficit	(532.9)	(248.8)	(29.2)	(810.9)

Unaudited Pro Forma Condensed Combined Statement of Operations For the Six Months Ended June 30, 2026
(in millions)	Aura (Historical)	Qoria (Reclassified Historical) (Note 3)	IFRS to U.S. GAAP and Accounting Policy Adjustments (Note 4)	Subtotal
Operating expenses
Research and development	21.0	8.8	9.9	39.7
Depreciation and amortization	2.3	12.1	(7.1)	7.3

Unaudited Pro Forma Condensed Combined Statement of Operations For the Year Ended December 31, 2025
(in millions)	Aura (Historical)	Qoria (Reclassified Historical) (Note 3)	IFRS to U.S. GAAP and Accounting Policy Adjustments (Note 4)	Subtotal
Operating expenses
Research and development	36.1	11.8	17.1	65.0
Depreciation and amortization	4.9	24.3	(10.0)	19.2

4B. Straight lined expense for awards with graded vesting features
Qoria’s share‑based payment awards include service and performance‑based vesting conditions. Under US GAAP, entities may elect to recognize compensation expense for awards with graded vesting on either a straight‑line or accelerated basis, however, this election applies only to awards with service‑only conditions. Accordingly, Qoria has elected to apply the straight‑line method for the eligible awards, which differs from the accelerated vesting approach applied under IFRS, to align with Aura’s accounting policies. This adjustment therefore reflects the straight‑line recognition of share‑based payment expense for those eligible awards.
For the six months ended June 30, 2026, the total expense of approximately $0.5 million has been allocated as follows: $0.1 million to Cost of revenue, $0.1 million to General and administrative, $0.2 million Research and development, and $0.1 million to Sales and marketing. These adjustments are reflected in the unaudited pro forma condensed combined financial information as follows:

Unaudited Pro Forma Condensed Combined Statement of Operations For the Six Months Ended June 30, 2026
(in millions)	Aura (Historical)	Qoria (Reclassified Historical) (Note 3)	IFRS to U.S. GAAP and Accounting Policy Adjustments (Note 4)	Subtotal
Operating expenses
Cost of revenue	31.3	8.0	0.1	39.4
Sales and marketing	86.4	18.0	0.1	104.5
Research and development	21.0	8.8	0.2	30.0
General and administrative	26.0	13.2	0.1	39.3

For the year ended December 31, 2025, the total expense of approximately $0.6 million has been allocated as follows: $0.1 million to Cost of revenue, $0.1 million to General and administrative, $0.2 million Research and development, and $0.2 million to Sales and marketing. These adjustments are reflected in the unaudited pro forma condensed combined financial information as follows:

Unaudited Pro Forma Condensed Combined Statement of Operations For the Year Ended December 31, 2025
(in millions)	Aura (Historical)	Qoria (Reclassified Historical) (Note 3)	IFRS to U.S. GAAP and Accounting Policy Adjustments (Note 4)	Subtotal
Operating expenses
Cost of revenue	54.7	13.3	0.1	68.1
Sales and marketing	181.8	35.6	0.2	217.6
Research and development	36.1	11.8	0.2	48.1
General and administrative	43.2	19.9	0.1	63.2

Note 5. Acquisition and Transaction Adjustments
The following adjustments have been made to the unaudited pro forma financial information to reflect certain preliminary purchase price accounting and other pro forma adjustments. Further review may identify additional adjustments that could have a material impact on the unaudited pro forma financial information of the combined group.

5A. Amortization of Intangible Assets
Reflects the preliminary estimated fair value amounts attributed to the identifiable intangible assets acquired in the Acquisition, as shown in the table below (in millions, except estimated useful lives):

Unaudited Pro Forma Condensed Combined Balance Sheet As of June 30, 2026
Intangible assets (in millions)	Historical Balance	Estimated Fair Value	Pro Forma Impact
Customer contract & relationship	7.1	75.1	68.0
Technology	8.4	57.2	48.8
Brand	3.2	7.5	4.3
	18.7	139.8	121.1

Unaudited Pro Forma Condensed Combined Statement of Operations For the Six Months Ended June 30, 2026
Amortization expense (in millions)	Amortization	Estimated Useful life (in years)	Estimated Amortization	Pro Forma Impact
Customer contract & relationship	1.1	6-11	4.0	2.9
Technology	1.9	5	5.7	3.8
Brand	0.2	10	0.4	0.2
	3.2		10.1	6.9

Unaudited Pro Forma Condensed Combined Statement of Operations For the Year Ended December 31, 2025
Amortization expense (in millions)	Amortization	Estimated Useful life (in years)	Estimated Amortization	Pro Forma Impact
Customer contract & relationship	4.8	6-11	7.6	2.8
Technology	4.7	5	10.8	6.1
Brand	0.3	10	0.7	0.4
	9.8		19.1	9.3

The impact to the unaudited pro forma condensed combined statement of operations represents the straight‑line amortization of the preliminary fair values of identifiable intangible assets acquired, based on their estimated useful lives.
5B. Buyer’s Transaction Cost
Aura incurred direct, incremental estimated transaction costs of $15.0 million related to the Acquisition, consisting of advisory, legal, accounting and other professional fees. The adjustment reflects a $15.0 million increase in accrued expenses and other current liabilities, with a corresponding increase in General & Administrative expense for the year ended December 31, 2025. The transaction costs related to the Acquisition are nonrecurring and will not have a continuing impact on Aura’s statements of operations.
5C. Income Tax Impact of Adjustments
For the six months ended June 30, 2026, this adjustment reflects the net increase of $0.6 million in pro forma income tax benefit. For the year ended December 31, 2025, this adjustment reflects the net increase of $1.2 million in pro forma income tax benefit. Both amounts represent the estimated tax effects of the pro forma adjustments calculated using the blended statutory U.S. federal and state tax rate and the statutory tax rates of the respective foreign jurisdictions in which Qoria operates. The statutory tax rates range from 25% to 30% and are in effect for the periods presented in the unaudited proforma condensed combined statement of operations.

5D. Additional remuneration related to CEO and CFO
This adjustment reflects increase in general and administrative expense of $5.3 million for the year ended December 31, 2025, resulting from an increase in annual compensation for two key executives from their previous compensation as compared to the new compensation arrangements executed in connection with the business combination. This $5.3 million increase includes $1.2 million of recurring remuneration, which is carried forward as an additional $0.6 million in general and administrative expense for the six months ended June 30, 2026.
5E. Aura and Qoria Stockholders’ Equity
The adjustment reflects the elimination of $75.0 million of Qoria’s shareholders’ equity, including common stock of $261.1 million, accumulated losses of $248.8 million, and reserves of $62.7 million, which represents the historical book value of Qoria’s net assets.
The adjustment reflects an increase of $554.9 million and decrease of $62.7 million to Common stock and Additional paid-in capital, respectively, to reflect the issuance of 88.2 million Aura CDIs and other dilutive securities of Aura common stock. In addition, retained earnings (accumulated deficit) have been adjusted by $248.8 million to eliminate Qoria’s historical equity balances, adjusted for IFRS to U.S. GAAP differences and transaction accounting adjustments as of June 30, 2026.
The table below reflects elimination of Aura’s shareholders’ equity after adjustments for purchase price accounting and other pro forma adjustments as of June 30, 2026:

(in millions)	Aura (Historical)	Qoria (Historical) Adjusted (Note 3)	IFRS to U.S. GAAP and Accounting Policy Adjustments (Note 4)	Transaction Accounting Adjustments (Note 5)		Financing Adjustments (Note 6)	Subtotal
Stockholders' equity
Common stock	—	261.1	—	554.9	(1) (2)		816.0
Preferred stock	485.7	—	—	(485.7)	(2)		—
Additional paid-in capital	165.7	62.7	—	(62.7)	(3)		165.7
Accumulated deficit	(532.9)	(248.8)	(29.2)	197.0	(4)		(613.9)
Total stockholders' equity	118.5	75.0	(29.2)	203.5			367.8

(1)Represents the issuance of Aura common stock to Qoria shareholders of $311.8 million, additional securities to be issued for deferred consideration rights of $12.2 million and other dilutive securities including warrants of $1.8 million, replacement equity awards attributable to the pre-combination service period for options of $0.7 million and $3.8 million for performance rights and the removal of Qoria’s historical common stock of $261.1 million
(2)Represents the conversion of Aura’s preferred stock into common stock, resulting in an increase in common stock of $485.7 million and a corresponding decrease in preferred stock of $485.7 million
(3)Represents removal of Qoria’s historical shareholders’ equity – reserves (re-classed to additional paid-in capital) of $62.7 million
(4)Represents removal of Qoria’s historical shareholders’ equity – accumulated losses of $248.8 million and the cumulative impact of transaction accounting adjustments
Additionally, the preferred stock dividends are eliminated as the related preferred stock is assumed to have converted into common stock as part of the Transaction.

5F. Consideration Transferred
The following table sets forth a preliminary allocation of the estimated consideration transferred to the identifiable tangible and intangible assets acquired and liabilities assumed of Qoria based on Qoria’s June 30, 2026 balance sheet, with the excess recorded as goodwill.

Total tangible assets acquired	216.9
Total liabilities assumed	(141.9)
Total intangible assets acquired	139.8
Net assets acquired (a)	214.8
Estimated consideration transferred (b)	330.3
Estimated goodwill (b)-(a)	115.5

The preliminary purchase price allocation is based on management’s preliminary estimates and assumptions, including limited valuation procedures and available information as of the date of preparation of the unaudited pro forma financial information, to allocate the consideration transferred to the identifiable assets acquired and liabilities assumed, including intangible assets. Definitive valuations and allocation of purchase price will be performed using the services of external valuation specialists following the Implementation. Likewise, definitive tax impacts and balances will be determined using the services of external taxation specialists after the Implementation.
The final allocation of the consideration transferred will be completed after Aura finalizes its detailed valuations during the measurement period, which will not exceed one year from the acquisition date. As a result, the final allocation may differ materially from the preliminary amounts presented herein, and such differences could result in changes to the amounts allocated to goodwill and could have a material impact on future depreciation and amortization expense in the combined company’s statements of operations.
5G. Deferred Tax
Deferred income taxes have been recognized based on the fair value adjustments of intangible assets. Prior to the Transaction, certain jurisdictions are in unrecognized deferred tax asset (DTA) positions. As a result of the deferred tax liabilities recognized through acquisition accounting, these jurisdictions are expected to be in net deferred tax liability positions, and the pre-Transaction unrecognized DTAs have been offset, based on management’s best estimate of availability of those unrecognized DTAs in each of the jurisdictions, against the deferred tax liabilities to ensure appropriate jurisdiction-level net presentation. The increase in deferred tax liabilities (DTL) of US$16.0 million reflects the preliminary estimate of DTAs and DTLs.
5H. Deferred consideration, non-current
The deferred consideration totaling $3.2 million was settled by issuing Qoria ordinary shares, which were subsequently exchanged into Aura CDIs pursuant to the Transaction.
Note 6. Financing Adjustments
6A. Private Investment in Public Entity (“PIPE”)
In connection with the Transaction, the combined company is expected to raise $100.0 million in private investment in public entity (“PIPE”) funds, resulting in a $100.0 million increase to cash and cash equivalents and a corresponding increase to common stock. As of June 30, 2026, Aura received $70.0 million of these funds and the remaining $30.0 million was received in July 2026. As of June 30, 2026, Aura had $29.5 million equity forward contract liability representing the $70.0 million cash received, recorded as restricted cash, netted against the fair valued equity forward contract of $40.5 million and $19.2 million recorded as APIC. Aura also recognized $21.2 million in mark to market gain during the six months ended June 30, 2026 in connection with the equity forward contract. This adjustment reflects the $29.5 million netted amount converting to APIC upon issuance of the shares and $70.0 million of restricted cash and cash equivalents becoming unrestricted on the Transaction date. Additionally, this adjustment also reflects the additional $30.0 million of PIPE proceeds with a corresponding credit to APIC for the share issuance. The adjustment also reverses the impact of the mark to market gain of $21.2 million and the deemed dividend of $22.3 million.

These adjustments are reflected in the unaudited pro forma condensed combined financial information as follows:

Unaudited Pro Forma Condensed Combined Balance Sheet
	Aura (Historical)	Qoria (Reclassified Historical) (Note 3)	Financing Adjustments (Note 6)		Subtotal
Assets
Cash, and cash equivalents	17.0	4.8	100.0	(1)	121.8
Restricted cash	70.8	—	(70.0)	(1)	0.8

Liabilities
Pre-funded equity raise, net	29.5	—	(29.5)	(2)	—

Stockholders’ deficit
Additional paid-in capital	165.7	62.7	59.5	(3)	287.9

(1)This financing adjustment reflects $100.0 million in cash proceeds received as part of the PIPE investment, including $70.0 million classified as restricted cash as of June 30, 2026, prior to the issuance of shares in July 2026.
(2)This financing adjustment reflects $29.5 million pre-funded equity raise, net representing the $70.0 million cash received as of June 30, 2026, recorded as restricted cash, netted against the fair valued equity forward contract of $40.5 million.
(3)This financing adjustment reflects the $29.5 million pre-funded equity raise, net converting to shares upon issuance, plus the additional $30.0 million in proceeds received in July also converting to shares upon issuance.

Unaudited Pro Forma Condensed Combined Statement of Operations for the six months ended June 30, 2026
	Aura (Historical)	Qoria (Reclassified Historical) (Note 3)	Financing Adjustments (Note 6)	Subtotal
Mark to market gain	31.0	—	(21.2)	9.8
Deemed dividend	(22.3)		22.3	—

6B. Banc of California
To fund the acquisition of Qoria, on May 22, 2026, Aura entered into an amended debt agreement with Banc of California increasing the available borrowing capacity under the credit facility from $50.0 million to $100.0 million. As part of this amended credit facility, $23.8 million was drawn in July 2026 to fund working capital requirements. The $23.8 million draw bears interest at a variable annual rate equal to the greater of the Prime Rate or 5.0%, resulting in a pro forma interest rate of 6.75% as of the Transaction date. Accordingly, the accompanying unaudited pro forma condensed combined statements of operations reflect an increase in interest expense of $1.6 million for the year ended December 31, 2025 and $0.8 million for the six months ended June 30, 2026.

These adjustments are reflected in the unaudited pro forma condensed combined financial information as follows:

Unaudited Pro Forma Condensed Combined Balance Sheet
	Aura (Historical)	Qoria (Reclassified Historical) (Note 3)	Financing Adjustments (Note 6)	Subtotal
Assets
Cash, and cash equivalents	17.0	4.8	23.8	45.6

Liabilities
Borrowings under revolver	20.0	—	23.8	43.8

Unaudited Pro Forma Condensed Combined Statement of Operations for the six months ended June 30, 2026
	Aura (Historical)	Qoria (Reclassified Historical) (Note 3)	Financing Adjustments (Note 6)	Subtotal
Interest income (expense), net	(3.0)	(5.9)	(0.8)	(9.7)

Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2025
	Aura (Historical)	Qoria (Reclassified Historical) (Note 3)	Financing Adjustments (Note 6)	Subtotal
Interest income (expense), net	(0.9)	(6.5)	(1.6)	(9.0)

6C. Qoria Debt Repayment
Qoria's outstanding existing borrowing under its AshGrove Facility Agreement was extinguished upon consummation of the Scheme, including principal of $32.9 million, capitalized interest of $5.1 million, accrued interest of $0.7 million and unamortized transaction costs of $2.9 million. There is also an early repayment fee of $8.9 million resulting in a total decrease in cash and cash equivalents of $47.6 million. In connection with the extinguished debt, an adjustment for $2.4 million of historical interest expense is reflected in the unaudited pro forma statement of operations. These adjustments are reflected in the unaudited pro forma condensed combined financial information as follows:

Unaudited Pro Forma Condensed Combined Balance Sheet
	Aura (Historical)	Qoria (Reclassified Historical) (Note 3)	Financing Adjustments (Note 6)		Subtotal
Assets
Cash, and cash equivalents	17.0	4.8	(47.6)	(1)	(25.8)

Liabilities
Accrued expenses and other current liabilities	13.7	12.2	(0.7)	(2)	25.2
Borrowings under financing arrangement	18.7	42.0	(35.1)	(3)	25.6

Stockholders’ deficit
Accumulated deficit	(532.9)	(248.8)	(11.8)	(4)	(793.5)

(1)This financing adjustment represents the $32.9 million principal, $5.1 million capitalized interest, $0.7 million accrued interest and $8.9 million early repayment fee
(2)This financing adjustment reflects the elimination of $0.7 million accrued interest
(3)This financing adjustment represents $32.9 million principal, $5.1 million capitalized interest less $2.9 million unamortized transaction costs
(4)This financing adjustment represents $8.9 million early repayment fee and $2.9 million of unamortized transaction fees

Unaudited Pro Forma Condensed Combined Statement of Operations for the Six Months Ended June 30, 2026
	Aura (Historical)	Qoria (Reclassified Historical) (Note 3)	Financing Adjustments (Note 6)		Subtotal
Interest income (expense), net	(3.0)	(5.9)	2.4	(1)	(6.5)

(1)This financing adjustment reflects the reversal of $2.4 million in previously recognized interest expense for six months ended June 30, 2026

Unaudited Pro Forma Condensed Combined Statement of Operations for the Year Ended December 31, 2025
	Aura (Historical)	Qoria (Reclassified Historical) (Note 3)	Financing Adjustments (Note 6)		Subtotal
Operating expenses
General and administrative	43.2	19.9	8.9	(1)	72.0

Interest income (expense), net	(0.9)	(6.5)	1.0	(2)	(6.4)

(1)This financing adjustment reflects the anticipated $8.9 million early repayment fee.
(2)This financing adjustment represents $3.8 million in unamortized transaction costs less $4.8 million of historical interest expense.
6D. Intercompany Loan
On April 14, 2026, Aura entered into a Loan Agreement with Qoria, and A$10.0 million (USD $7.1 million) was drawn as of the Closing Date. As part of the Transaction, this intercompany loan was forgiven between the two parties. This adjustment reflects the elimination of Aura’s loan receivable and Qoria’s borrowings as of June 30, 2026 and a write-off of USD $0.2 million of Qoria’s deferred financing costs to interest expense. The interest recorded by both parties was immaterial.

These adjustments are reflected in the unaudited pro forma condensed combined financial information as follows:

Unaudited Pro Forma Condensed Combined Balance Sheet
	Aura (Historical)	Qoria (Reclassified Historical) (Note 3)	Financing Adjustments (Note 6)	Subtotal
Assets
Loan receivable	7.1	—	(7.1)	—

Liabilities
Borrowings under financing arrangement	18.7	42	(6.9)	53.8

Stockholders’ deficit
Accumulated deficit	(532.9)	(248.8)	(0.2)	(781.9)

Unaudited Pro Forma Condensed Combined Statement of Operations for the Six Months Ended June 30, 2026
	Aura (Historical)	Qoria (Reclassified Historical) (Note 3)	Financing Adjustments (Note 6)	Subtotal
Interest income (expense), net	(3.0)	(5.9)	(0.2)	(9.1)

Note 7. Loss Per Share
Basic pro forma loss per share is calculated using net loss attributable to the combined company divided by the weighted-average shares outstanding during the period, including shares issued as consideration transferred for the Acquisition. Diluted pro forma loss per share is calculated using net loss attributable to Aura divided by the weighted-average number of shares outstanding during the period, including shares issued as consideration transferred for the

Acquisition, adjusted to give effect to potentially dilutive securities. The table below presents the computation of pro forma basic and diluted loss per share for Aura):

Loss per Share	For the Six Months Ended June 30, 2026
Numerator:
Net loss (in millions)	(76.5)

Denominator:
Weighted average shares-basic and diluted	233,862,411
Loss per share:
Basic and Diluted	(0.33)

Loss per Share	For the Year Ended December 31, 2025
Numerator:
Net loss (in millions)	(217.3)

Denominator:
Weighted average shares-basic and diluted	227,823,740
Loss per share:
Basic and Diluted	(0.95)

Options and other potentially dilutive ordinary shares outstanding during the period have not been taken into account in the calculation of the weighted-average number of ordinary shares as they are considered anti-dilutive.
For the six months ended June 30, 2026, the computation of weighted-average shares in the pro forma loss per share calculation includes the following: (1) 27.2 million historical Aura common shares, (2) 97.0 million Aura preferred stock converted to common shares, (3) 20.9 million shares issued as part of the PIPE funds, (4) 81.3 million Aura shares issued in exchange for 1,407.7 million Qoria shares, (5) 3.2 million Aura shares issued in exchange for 11.7 million Qoria deferred consideration rights, (6) 3.6 million shares for the exercise of other dilutive securities, and (7) 0.6 million shares for vested performance rights.
For the year ended December 31, 2025, the computation of weighted-average shares in the pro forma loss per share calculation includes the following: (1) 21.1 million historical Aura common shares, (2) 97.0 million Aura preferred stock converted to common shares, (3) 20.9 million shares issued as part of the PIPE funds, (4) 81.3 million Aura shares issued in exchange for 1,407.7 million Qoria shares, (5) 3.2 million Aura shares issued in exchange for 11.7 million Qoria deferred consideration rights, (6) 3.6 million shares for the exercise of other dilutive securities, and (7) 0.6 million shares for vested performance rights.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our and Qoria’s consolidated financial statements and the related notes and other financial information included elsewhere in this prospectus. The historical consolidated financial data discussed below reflect our historical results of operations and financial position and do not give effect to pro forma adjustments. In addition to historical financial information, the following discussion and analysis contains forward-looking statements that involve risks, uncertainties, and assumptions. Our actual results and timing of selected events may differ materially from those anticipated in these forward-looking statements as a result of many factors, including those discussed under the section titled “Risk Factors” and elsewhere in this prospectus. See the section titled “Cautionary Note Regarding Forward-Looking Statements.”
Overview
At Aura, our mission is to build a safer, healthier digital world for everyone. Our advanced suite of digital safety and wellbeing solutions is designed to protect individuals, families, and institutions across an increasingly complex threat landscape.
As digital engagement has expanded, exposure to online risks, including financial crime, identity theft, scams, and harmful online interactions, has also increased. Threats are dynamic and span multiple domains, exposing vulnerabilities in the gaps between environments and creating compounding complexity for individuals, households, schools, and businesses seeking to manage their digital exposure.
Founded in 2017, Aura was created to address the structural gap between increasingly interconnected digital risks and the fragmented landscape of single-purpose security solutions. Our platform-based approach delivers integrated, end-to-end protection across multiple dimensions of digital life.
Our subscription packages provide protection from identity theft, scams, and online threats, along with tools designed to help parents safeguard children from predators, cyberbullying, and risks to their wellbeing. We continue to enhance these offerings with Aura Intelligence, our proprietary AI technology, which analyzes patterns in online activity and behavior to support threat detection, prevention, and response, and to surface early indicators of risk, with ongoing development to further expand its capabilities and improve performance over time.
Business Model
Because the Transaction closed after the period ending June 30, 2026, the following description of our business model focuses on historical operations prior to the completion of our acquisition of Qoria.
We generate revenue through recurring subscription fees for access to our digital safety solutions. We offer three core suite plans: Aura Family, Aura Individual, and Aura Couple. We also selectively offer Gateway Features designed to address specific digital needs. These include targeted bundles of high-demand capabilities, such as VPN and Antivirus, as well as Aura’s standalone Family Safety app, Aura Parents, which provides a streamlined set of wellbeing and parental control features. Gateway Features serve as low-friction entry points to our ecosystem, introducing new users to the platform and creating a strategic pipeline for upselling into multi-feature plans.
Our subscription-based model provides us with significant revenue visibility and financial stability, as we typically collect payments in advance or otherwise have visibility into payment timing across monthly, annual, or biennial billing arrangements. The predictability of our recurring revenue provides a stable, compounding revenue base that supports ongoing investment in platform development and user experience.
We leverage a multi-channel distribution model to drive efficient subscriber acquisition and market penetration. Our distribution channels consist of (i) Direct-to-Consumer, which includes subscriptions sold through our website and app store platforms, and (ii) Partner, which includes subscriptions acquired through affiliates and strategic distribution relationships.
Direct-to-Consumer
We acquire subscribers directly through our website and app store listings. Traffic is driven to these platforms through a mix of paid search, paid social, native advertising, search engine optimization, organic social, affiliate marketing, influencer partnerships, direct marketing, email marketing, and offline channels.

As of June 30, 2026, we served approximately 818,400 subscribers through the Direct-to-Consumer channel.
Partner
We also engage in strategic distribution partnerships with selected third-party platforms and brands. Under these arrangements, our products may be integrated, co-marketed, or distributed to partner customer bases through revenue-sharing, bundled offerings, or embedded distribution models. These partnerships provide access to established audiences that are aligned with our target markets and product positioning.
Within Partner, our Employee Benefits channel represents the majority of revenue and serves as our primary distribution focus. Additional distribution partnerships outside of Employee Benefits are reported within the “Other Partner” category. These partnerships are at differing stages of development and have varied operational and economic characteristics.
Employee Benefits
In 2022, we entered into a distribution agreement with MetLife, one of the world’s largest employee benefits providers, through which our products are offered to employees as a workplace benefit. This channel provides access to employees through three distribution paths:
■Standalone: Aura is offered directly through an employer's HR system as a dedicated benefit, with payment facilitated via employer-paid contributions or employee-paid payroll deductions. Plan configuration varies by employer selection: employees receive either an all-in-one or a core protection offering, with optional upgrades available.
■Legal: Aura is bundled with MetLife’s legal insurance offering. In this pathway, employees receive access to a all-in-one protection suite as part of the bundled benefit.
■FEDVIP: Aura is bundled with dental and vision coverage and made available to eligible federal government employees through the Federal Employees Dental and Vision Insurance Program (“FEDVIP”). Under this structure, employees receive access to a core protection plan with the optional upgrades to a more comprehensive offering.
Our partnership with MetLife features a streamlined distribution model in which MetLife engages with brokers, who evaluate and present Aura to employers for selection during open enrollment periods.
In the Employee Benefits channel, we focus on employer count as our primary performance indicator, as employer relationships underpin ongoing subscriber acquisition and retention. As of June 30, 2026 we served approximately 2,200 employers.
Aura Business
In April 2026, Aura launched Aura Business, an expansion of our platform designed to address security risks faced by small and medium-sized businesses, particularly in BYOD work environments. We utilize a privacy-first approach, focusing on securing users and their digital behavior rather than direct device control. The offering pairs our core digital safety capabilities with a proprietary, multi-tenant management dashboard developed for MSPs, a primary service channel for SMBs.
We distribute Aura Business to SMBs and their employees primarily through MSPs, who maintain established service relationships with these organizations.
Factors Affecting the Comparability of Our Results of Operations
Our results have been affected by, and may in the future be affected by, the following factors, which must be understood in order to assess the comparability of our period-to-period financial performance and condition.
Qoria Acquisition
On February 2, 2026, we entered into the Deed with Qoria under which we acquired all of the ordinary shares in Qoria by way of the Scheme. Upon the effectiveness of the Scheme, each ordinary share of Qoria converted into one validly issued, fully paid and non-assessable share of our common stock, represented by CDIs. See “The Transactions” for more information.
The historical results of operations discussed in this section are those of Aura prior to the completion of the Transactions and do not reflect certain items that are expected to affect our results of operations and financial conditions after giving effect to the Transactions.

Factors Affecting Our Performance
New Customer Acquisition
New customer acquisition is a key driver of our business performance, and our diversified, multi-channel acquisition model enables scalable growth across distinct customer pathways. Within Direct-to-Consumer, subscriber count is a key measure of growth, reflecting the direct relationship we maintain with each end user. In the Employee Benefits channel, we focus primarily on growing employer relationships, which provide the foundation for ongoing subscriber acquisition and retention through workplace benefit programs.
Our growth has generated an increasingly balanced channel mix; while our Direct-to-Consumer channel remains a significant contributor, the Employee Benefits channel is capturing an increasing share of total revenue. Since the launch of our distribution partnership with MetLife in 2022, the Employee Benefits channel has grown rapidly and now accounts for approximately 518,400 subscribers1 across approximately 2,200 employers. Following our acquisition of Qoria, we intend to further diversify our acquisition strategy by leveraging Qoria’s established distribution channels in K-12 student safety and parental controls. We believe the integration of these complementary channels has the potential to enhance our financial profile by bringing together high-growth consumer acquisition with the scalable, high-retention characteristics of enterprise distribution.
Our ability to acquire customers will depend on several factors, including our ability to continue to innovate and expand our product offerings, as well as our successful integration of Qoria’s products and distribution channels. It will also depend on the effectiveness of our sales and marketing organization, our ability to develop and maintain strategic partnerships, the impact of our marketing efforts to strengthen brand awareness, and competitive dynamics in our target markets. While we believe there is a significant opportunity to grow our customer base across our target markets, over time, our rate of customer growth may moderate as we scale. In such periods, our performance will also depend on our ability to drive monetization, including expanding average revenue per user, improving retention, and increasing customer lifetime value.
Retaining and Scaling Our Existing Subscriber Relationships
Our ability to sustain revenue growth depends in part on our ability to retain and effectively expand the value of our existing subscriber base. Subscriber retention is influenced by a number of factors, including the perceived value of our products, the breadth and relevance of our features, customer service quality, changes in consumer spending patterns, and subscription terms. We primarily evaluate performance through NRR, which captures both subscriber retention and revenue expansion or contraction and therefore provides a comprehensive view of long-term value. In our Direct-to-Consumer channel, we also track user retention2 and average revenue per user (“ARPU”), which reflects realized monetization across our entire active Direct-to-Consumer subscriber base, capturing the cumulative effect of upsells, plan mix, and retention as cohorts mature.
Retention varies by plan type and distribution channel. For example, subscriptions billed annually and biennially have historically exhibited higher retention rates than monthly-billed plans. In the Employee Benefits channel, NRR has consistently exceeded 100%, measured on a per-employer basis, reflecting both the inherent stickiness of employer-sponsored distribution and deliberate post-onboarding initiatives that drive increased employee adoption within existing employer accounts over time. Employee Benefits NRR was 110% for the six months ended June 30, 2026, compared to 109% for the six months ended June 30, 2025. In the Direct-to-Consumer channel, NRR was 92% for the six months ended June 30, 2026, compared to 79% for the six months ended June 30, 2025, reflecting in part the benefit of pricing optimization initiatives introduced in 2024 and 2025 that may not be fully repeatable. Accordingly, we expect Direct-to-Consumer NRR to moderate over time to a more normalized rate of approximately 80%. Direct-to-Consumer
1     An Employee Benefits (“EB”) subscriber is defined as an active, enrolled, and paid subscription acquired through our Employee Benefits channels, as of period end. Additional users have access to our product through the broader Aura Partner channel, but are excluded from the subscriber count, as they do not meet the criteria defined for a subscriber.
2     Annual user retention reflects the percentage of Direct-to-Consumer subscribers in a given cohort who remain active subscribers at the end of a 12-month period. This metric is presented as a blended rate across all plan types and billing terms. We do not focus on user retention for Employee Benefits because subscribers are acquired and managed primarily through employer relationships.

user retention was 71% for the six months ended June 30, 2026, compared to 74% for the six months ended June 30, 2025.
In our Direct-to-Consumer channel, where we have direct relationships with subscribers, we track subscribers based on initial sign-up period and evaluate cohort trends over time. Cohort performance has remained generally consistent, with retention improving as subscribers progress beyond the initial renewal period. Early-period churn is higher, due to our monthly plan offering and the 60-day money-back guarantee we offer on one- and two-year plans. Subscribers who remain beyond the first year have historically exhibited strong retention, which we believe reflects realized product value and deeper engagement over time. This pattern underpins the durability of our revenue base and supports sustainable long-term growth.
If we are unable to maintain strong retention rates across our subscriber base, our revenue and operating results could be adversely affected. In addition, we seek to increase subscriber monetization and NRR through product innovation, pricing strategies, upsell initiatives, increased engagement, and the strategic migration of subscribers to higher-value plans. These efforts may not have the intended impact on revenue and subscriber economics if not executed effectively.

Following our acquisition of Qoria, we believe there is a significant opportunity to drive incremental revenue by cross-selling and upselling our digital safety solutions across Qoria’s established global channels. Realizing this opportunity depends on the successful integration of Qoria’s products and customer base, and failure to do so could adversely affect our revenue growth.
Efficient Acquisition and Strong Unit Economics
Our financial performance is driven by our ability to acquire customers efficiently and maintain strong unit economics across our distribution channels.
In our Direct-to-Consumer channel, we take a data-driven approach to subscriber acquisition and monetization, focused on driving efficient, durable growth and maximizing the return on our marketing investments. We monitor performance marketing spend (“performance spend”),3 which represents the direct costs of our conversion-driven paid acquisition campaigns. We assess the effectiveness of these investments primarily through average revenue per new user (“New ARPU”),4 which reflects the revenue generated by new subscribers in a given period, supplemented by average order value (“AOV”),5 which we use to evaluate customer demand and assess the effectiveness of our pricing, packaging, and upsell strategies.
Direct-to-Consumer Subscriber Acquisition

	Three months ended
	Mar. 31, 2024	Jun. 30, 2024	Sep. 30, 2024	Dec. 31, 2024	Mar. 31, 2025	Jun. 30, 2025	Sep. 30, 2025	Dec. 31, 2025	Mar. 31, 2026	Jun. 30, 2026
D2C Subscribers (in thousands)	439.3	479.8	561.0	601.2	638.6	674.3	719.6	773.9	809.7	818.4
New D2C Subscribers (in thousands)	77.1	84.7	125.2	85.5	87.5	91.5	112.2	125.2	106.8	82.7
Performance Spend (in thousands)	$16,554	$17,883	$23,697	$16,180	$17,422	$19,988	$22,409	$24,050	$18,008	$12,920
AOV	$118	$116	$127	$118	$114	$109	$107	$105	$125	$123
New ARPU (monthly)	$13.34	$13.12	$13.69	$12.77	$12.48	$11.70	$11.24	$11.36	$13.31	$13.42

We continuously test and refine our strategy, leveraging in-house AI tools and third-party solutions to support creative development and improve early-stage advertising performance. In recent periods, targeted efficiency initiatives—including optimized channel mix, disciplined spend allocation, and ongoing experimentation—have contributed to improved dynamics and more efficient customer acquisition while supporting strong subscriber growth and consistent monetization.
Our Employee Benefits channel provides access to a large population of potential subscribers primarily through MetLife’s established broker network, enabling efficient scaling with limited incremental marketing spend. Employer relationships are central to the channel’s growth model, as employers provide recurring access to employee populations and support subscriber acquisition, retention, and expansion over time. Each year, brokers present Aura to employers during the annual benefits selection process, and new employers are typically onboarded in connection with the open enrollment cycle. As a result, new employer additions and subscriber activations are typically concentrated in the first quarter of each year. This structured annual cadence provides visibility into near-term growth and supports efficient planning.
3     Performance spend for a given period is defined as the total expenditures incurred in connection with conversion-driven paid marketing campaigns primarily intended to acquire new Direct-to-Consumer subscribers, including direct media spend on paid search, paid social, affiliate programs, influencer marketing, and other acquisition-focused campaigns, together with related indirect costs, such as tools, platforms, and services used to execute those campaigns. Performance spend excludes brand marketing, including activities primarily intended to build awareness rather than drive direct subscriber acquisition, as well as marketing overhead. Performance spend differs from sales and marketing expense presented in accordance with GAAP.
4     New ARPU refers to our Direct-to-Consumer channel and is defined as the revenue attributable to the service period, including upsells and net of refunds, from all Direct-to-Consumer subscribers newly acquired during a given period, divided by the total number of newly acquired Direct-to-Consumer subscribers in that same period.
5     AOV is defined as total gross cash collections in a given period from new Direct-to-Consumer subscribers during enrollment, inclusive of upsells and amounts subsequently refunded, divided by the total number of new Direct-to-Consumer subscribers in that period.

In the Employee Benefits channel, the blended commission rate6 represents the effective cost of customer acquisition and primarily reflects commissions paid to MetLife. While revenue-share economics under our MetLife agreement remain generally consistent over time, we believe the channel may support margin expansion as it scales, driven in part by retention, acquisition costs, and platform operating leverage as subscriber cohorts mature.
Employee Benefits Subscriber Acquisition

	Three months ended
	Mar. 31, 2024	Jun. 30, 2024	Sep. 30, 2024	Dec. 31, 2024	Mar. 31, 2025	Jun. 30, 2025	Sep. 30, 2025	Dec. 31, 2025	Mar. 31, 2026	Jun. 30, 2026
Employers (in thousands)	1.1	1.1	1.2	1.2	1.6	1.6	1.7	1.7	2.2	2.2
New Employers (in thousands)	0.30	0.06	0.09	0.06	0.38	0.05	0.12	0.07	0.43	0.08
Employee Benefits Subscribers (in thousands)	234.3	240.6	253.2	255.4	363.9	362.4	372.0	379.4	529.0	518.4
Commission Rate (blended)	47%	48%	47%	48%	48%	47%	48%	47%	50%	48%

Over time, we believe we can further improve acquisition efficiency by leveraging Qoria’s established distribution channels to reach families through schools, a pathway typically characterized by high levels of trust and engagement. By complementing our Direct-to-Consumer capabilities with distribution across both workplace and educational settings, we expect to achieve lower customer acquisition costs and drive long-term margin expansion.
Our ability to achieve these benefits depends on several factors, including the successful integration of Qoria’s distribution channels, our ability to maintain favorable terms with our strategic partners, and competitive market dynamics. Furthermore, while we believe this multi-channel approach structurally lowers our blended customer acquisition costs, any significant increase in digital advertising rates, changes to third-party platform policies, or inefficient conversion of institutional leads into paid subscribers could impact our ability to realize our desired financial profile.
Seasonality
Our results of operations are subject to seasonal fluctuations. Our Employee Benefits channel experiences a significant concentration of new enrollments during the traditional open enrollment period in the fourth quarter of the calendar year, with the overwhelming majority of new customers being officially enrolled each January. Similarly, following our acquisition of Qoria, we expect to see increased activity in the K-12 channel during back-to-school cycles. While we recognize the associated subscription revenue ratably over the service period, our growth rates, marketing spend, deferred revenue, and cash flows may vary from quarter to quarter due to the timing of these acquisition peaks and associated costs.
Expanding into New Offerings and Markets
We continually evaluate new product offerings, markets, and distribution channels that advance our digital safety strategy and align with our core competencies. For example, Aura Business, which launched in April 2026, represents an opportunity to extend our platform to address the growing demand for protection in BYOD environments. In addition, our acquisition of Qoria provides an opportunity to accelerate the international expansion of our digital safety products by leveraging Qoria’s established global presence. While we do not expect Aura Business or international expansion to contribute materially to revenue in the near term, our long-term success will depend on our ability to develop, scale, and successfully enter new products and markets.
Continued Platform Innovation
The digital safety market is characterized by rapid technological change and an evolving landscape of increasingly sophisticated threats. Increasing use of artificial intelligence by threat actors is accelerating the sophistication, scale, and frequency of digital risks, requiring continuous innovation in our platform and capabilities.
6     Blended commission rate applies to our Employee Benefits channel and is defined as total external commission expense for a given period, divided by the associated revenue for that period.

To remain competitive, we must continue to invest in research and development, enhance our existing products, and introduce new features and capabilities that address emerging threats and evolving customer needs. Our ability to do so depends on a number of factors, including our ability to attract and retain skilled personnel, maintain execution efficiency within our engineering organization, and successfully integrate Qoria’s solutions and future innovations across our platform. If we are unable to effectively address technological changes and evolving threats, our products may become less competitive, which could adversely affect our business.
Key Operating Metrics
In addition to the measures presented in our financial statements, we regularly monitor several key operational and business metrics to evaluate our business, measure our performance, identify trends, prepare financial forecasts, and make strategic decisions.
The following tables set forth our key operational and business metrics for the periods presented:
Key Operating Metrics

	Six Months Ended June 30,		Year Ended December 31,
In thousands, except NRR and ARPU	2026	2025	2025	2024
ARR	$245,909	$187,398	$215,835	$165,890
D2C Subscribers	818.4	674.3	773.9	601.2
Employers	2.2	1.6	1.7	1.2
ARPU (monthly)	$16.61	$15.49	$15.56	$16.11
D2C NRR	92%	79%	90%	77%
EB NRR	110%	109%	109%	120%

Annual Recurring Revenue (“ARR”)
Total ARR refers to the sum of Direct-to-Consumer and Partner ARR. Direct-to-Consumer ARR is defined as Direct-to-Consumer GAAP revenue for the final month of the period, divided by the number of days in the month, and annualized (multiplied by 365). Partner ARR is defined as Partner GAAP revenue for the final month of the period, annualized (multiplied by 12). Partner GAAP revenue represents revenue generated from our Employee Benefits and Other Partner channels. The Direct-to-Consumer and Partner ARR definitions differ due to underlying revenue recognition mechanics in the respective channels. We use ARR as a complement to GAAP revenue, as it measures the scale and growth of the recurring revenue base and provides insight into the trajectory of future revenue.
D2C Subscribers
A Direct-to-Consumer (“D2C”) subscriber is defined as an active, paid subscription acquired through our Direct-to-Consumer channel, as of period end. Each subscriber represents a single paying account and may include multiple users covered under one subscription. The D2C subscriber count excludes users in a free trial period for which no payment has been received.
Employers
An employer is defined as a company accessed via the Employee Benefits channel that offers Aura as a workplace benefit. Total employers represents the total number of employers as of period end.  Each employer participating in the MetLife Standalone offering is counted individually within the total employer count. The MetLife FEDVIP program is counted as a single employer because the program is offered exclusively to U.S. federal government employees. Similarly, the MetLife Legal program is counted as a single employer. Although multiple employers participate in that program, our offering is distributed as an add-on to the MetLife Legal plan; employers cannot select Aura independently.
In the Employee Benefits channel, we view employer count as a key indicator of performance, as employer relationships provide a scalable distribution channel and support ongoing subscriber acquisition, retention, and expansion within existing accounts.

Average Revenue per User (“ARPU”)
ARPU refers to our Direct-to-Consumer channel and is defined as the revenue attributable to the service period, including upsells and net of refunds, from all Direct-to-Consumer subscribers active during a given period, divided by the total number of active Direct-to-Consumer subscribers in that same period. We use ARPU to measure realized monetization and assess the long-term economic value of our subscriber base, reflecting the cumulative impact of upsells, plan mix and retention as subscriber cohorts mature.
Direct-to-Consumer Net Revenue Retention (“D2C NRR”)
D2C NRR measures the revenue impact of retention, expansion, and churn within our Direct-to-Consumer subscriber base. D2C NRR is defined as revenue attributable to a fixed cohort of Direct-to-Consumer subscribers identified as active one year prior to the end of the measurement period, measured in the final month of the measurement period, divided by revenue attributable to that same cohorts measured in the final month of the prior-year period. The cohort is fixed as of the prior-year date, and subscribers who cancel contribute zero revenue to the measurement-period numerator, such that D2C NRR reflects both subscriber churn and revenue expansion or contraction among retained subscribers. Net revenue is defined as revenue after refunds. The D2C NRR calculation is not calculated solely based on the number of subscribers in the prior year as compared to the subscribers from that cohort that continued to subscribe in the current year.
Employee Benefits Net Revenue Retention (“EB NRR”)
EB NRR measures the revenue impact of retention, expansion, and churn within our Employee Benefits channel. EB NRR is defined as revenue attributable to a fixed cohort of employers identified as active one year prior to the end of the measurement period, measured in the final quarter of the measurement period, divided by revenue attributable to those same employers measured in the final quarter of the prior-year period. The cohort is fixed as of the prior-year date, and employers who no longer offer Aura as a workplace benefit contribute zero revenue to the measurement-period numerator, such that EB NRR reflects both employer churn and revenue expansion or contraction among retained employers, including from new subscriber enrollments within existing employer accounts. Net revenue is defined as revenue after refunds. The EB NRR calculation is not calculated solely based on the number of employers in the prior year as compared to the employers from that cohort that continued to subscribe in the current year.
Non-GAAP Financial Measures
In addition to our consolidated financial statements, which are prepared in accordance with GAAP, we evaluate our operating performance using Adjusted EBITDA, which is a supplemental financial measure that is not prepared in accordance with GAAP. Any analysis of non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP.
We believe that Adjusted EBITDA may be helpful to investors because it provides consistency and comparability with past financial performance. Management uses this non-GAAP measure to supplement GAAP measures of performance in the evaluation of the effectiveness of our business strategies, to make budgeting decisions and to compare our performance against that of other peer companies using similar measures. However, non-GAAP financial measures are presented for supplemental informational purposes only, have limitations as an analytical tool, and should not be considered in isolation or as a substitute for financial information presented in accordance with GAAP.
Adjusted EBITDA
We define Adjusted EBITDA as net income (loss), adjusted to exclude the impact of interest, taxes, depreciation and amortization, stock-based compensation, gains and losses related to mark to market adjustments, as well as certain non-

cash or non-recurring items that we do not believe are indicative of our core operating performance. The following table reconciles net income (loss) to Adjusted EBITDA for the periods presented:

	Six Months Ended June 30,		Year Ended December 31,
In thousands	2026	2025	2025	2024
Net loss	$(19,077)	$(62,223)	$(140,783)	$(136,210)
Income tax benefit/expense	(13)	50	(247)	(213)
Interest income/expense, net	3,023	158	939	(2,048)
Depreciation and amortization	2,257	2,423	4,884	7,239
EBITDA	$(13,810)	$(59,592)	$(135,207)	$(131,232)
IPO readiness costs	476	368	1,008	—
Acquisition related costs	6,314	—	2,683	—
Mark to market gain/loss	(31,076)	5,612	7,893	(7,252)
Stock-based compensation expense	6,426	7,102	13,713	11,051
Foreign currency exchange loss	333	226	237	151
Adjusted EBITDA	(31,337)	(46,284)	(109,673)	(127,282)

Components of Results of Operations
Revenue
We generate revenue primarily through recurring subscription fees for access to our digital safety products. Our solutions are delivered through monthly, one-year, and two-year subscription plans across Family, Couple, and Individual Suites, as well as Gateway Feature offerings. Revenue is recognized ratably over the non-cancellable contractual term as performance obligations are satisfied. Our revenue consists of Direct-to-Consumer revenue and Partner revenue.
Direct-to-Consumer Revenue
Direct-to-Consumer revenue refers to revenue generated through our Direct-to-Consumer channel, which includes subscription sales via various app stores or those billed directly by Aura.
Partner Revenue
Partner revenue refers to revenue generated through our indirect sales channels, including Employee Benefits and Other Partner distribution. Employee Benefits revenue represents subscription sales to consumers offered through their employers as a workplace benefit. Other Partner revenue represents subscription sales generated through strategic third-party distribution arrangements.
Cost of Revenue
Cost of revenue consists of the direct costs required to fulfill our performance obligations and deliver our products to subscribers, including expenses associated with our antivirus, identity theft, privacy protection, credit monitoring products and services, and parental control products and services, as well as VPN hosting and customer support operations. These costs primarily include credit monitoring fees, credit card processing fees, software and server costs, and call center expenses, including personnel and related costs.
Sales and Marketing Expenses
Sales and marketing expenses consist primarily of performance and brand marketing, external sales commissions paid to partners, distribution fees, and personnel costs for our sales and marketing employees. While we expect sales and marketing expenses to remain one of our largest operating expenses for the foreseeable future, we expect these expenses to decline as a percentage of revenue as we improve marketing efficiency, benefit from increased scale, and prioritize cost discipline.
Research and Development Expenses
Research and development expenses consist primarily of personnel and related costs, including employee salaries, benefits, and bonuses and stock-based compensation for our engineering and product teams that are responsible for enhancing our platform and developing products. Research and development expenses, with the exception of capitalized internal use software, are expensed as incurred. Over time, we expect research and development expenses to increase on an absolute dollar basis, but decline as a percentage of revenue as we scale and realize engineering efficiencies while continuing to invest in our platform.
General and Administrative Expenses
General and administrative expenses consist of personnel and related costs for executive, finance, legal, and human resources functions. General and administrative expenses also include costs incurred for professional services, allocated facilities costs, and other supporting overhead costs.
Interest (Expense) Income, Net
Interest (expense) income, net consists of interest expense on borrowings under our financing agreement and interest income earned on our cash and money market funds included in cash and cash equivalents, and income earned and net accretion of our short-term investments.
Other (Expense) Income, Net
Other (expense) income, net consists of items outside of our primary operating activities, including non-recurring strategic transactions and foreign currency transaction gains and losses.
Mark to Market (Loss) Gain
Mark to market (loss) gain consists of fair market value adjustments related to the change in fair value of our warrant, convertible note and PIPE liability balances.
Income Tax Benefit
Income tax benefit consists of U.S. federal and state income taxes and foreign income taxes in jurisdictions in which we conduct business.
Results of Operations
Six Months Ended June 30, 2026, Compared to Six Months Ended June 30, 2025 and Year Ended December 31, 2025, Compared to Year Ended December 31, 2024
The following table sets forth our results of operations for the periods indicated:

	Six Months Ended June 30,		Year Ended December 31,
In thousands	2026	2025	2025	2024
Revenue	$119,940	$91,803	$192,520	$146,650
Costs and expenses:
Cost of revenue(1)	31,336	26,311	54,711	39,661
Sales and marketing(1)	86,390	83,905	181,757	170,330
Research and development(1)	21,032	16,698	36,076	35,653
General and administrative(1)	26,039	20,317	43,229	39,930
Depreciation and amortization	2,257	2,423	4,884	7,239
Total operating expenses	167,054	149,654	320,657	292,813
Loss from operations	(47,114)	(57,851)	(128,137)	(146,163)
Interest (expense) income, net	(3,023)	(158)	(939)	2,048
Other (expense) income, net	(29)	1,448	(4,061)	440
Mark to market (loss) gain	31,076	(5,612)	(7,893)	7,252
Loss before income taxes	(19,090)	(62,173)	(141,030)	(136,423)
Income tax benefit	13	(50)	247	213
Net loss	(19,077)	(62,223)	(140,783)	(136,210)

(1)Exclusive of depreciation and amortization

Revenue
Total revenue for the six months ended June 30, 2026, was $119.9 million, representing 31% year-over-year growth compared to $91.8 million for the six months ended June 30, 2025. This increase was primarily driven by strong subscriber growth across both Direct-to-Consumer and Employee Benefits channels, along with monetization gains within the Direct-to-Consumer base. Total revenue for the year ended December 31, 2025, was $192.5 million, representing 31% year-over-year growth compared to $146.7 million in the year ended December 31, 2024. This increase was primarily driven by strong customer growth across our Direct-to-Consumer and Employee Benefits channels.
Direct-to-Consumer revenue was $79.3 million for the six months ended June 30, 2026, compared to $59.7 million for the six months ended June 30, 2025. This increase was primarily driven by continued strong subscriber growth and strong monetization. Direct-to-Consumer subscribers grew 21% year-over-year to approximately 818,400 subscribers as of June 30, 2025 and Direct-to-Consumer ARPU (monthly) grew 7% year-over-year to $16.61 for the 6 months ended June 30, 2026. Direct-to-Consumer revenue was $127.7 million for the year ended December 31, 2025, compared to $97.1 million for the year ended December 31, 2024, primarily driven by continued subscriber growth and strong monetization across the channel. Direct-to-Consumer subscribers grew 29% year-over-year to approximately 773,900 subscribers as of December 31, 2025.
Partner revenue was $40.7 million for the six months ended June 30, 2026, compared to $32.0 million for the six months ended June 30, 2025. This increase was primarily attributable to growth in our Employee Benefits channel, where revenue increased from $22.8 million to $30.2 million, supported by a 36% year-over-year increase in employers to approximately 2,200, driven by the continued maturation of our MetLife distribution partnership. Revenue from our Other Partner category, which represents partnerships outside of Employee Benefits, was $10.4 million for the six months ended June 30, 2026, compared to $9.2 million for the six months ended June 30, 2025. Partner revenue was $64.8 million for the year ended December 31, 2025, compared to $49.5 million for the year ended December 31, 2024. The increase was primarily attributable to growth in our Employee Benefits channel, where revenue increased from $34.4 million to $45.6 million, supported by a 42% year-over-year increase in employers, driven by the continued maturation of our MetLife distribution partnership. Revenue from our Other Partner category, which represents partnerships outside of our primary Employee Benefits focus, was $19.2 million for the year ended December 31, 2025, compared to $15.1 million for the year ended December 31, 2024.
Cost of Revenue
Cost of revenue was $31.3 million for the six months ended June 30, 2026, compared to $26.3 million for the six months ended June 30, 2025, an increase of $5.0 million, or 19%. Credit monitoring fees increased by $2.2 million, identity fraud insurance costs increased by $1.0 million, and credit card fees increased by $0.6 million, which were primarily driven by customer base growth. Cost of revenue was $54.7 million for the year ended December 31, 2025, compared to $39.7 million in the year ended December 31, 2024. Credit monitoring fees increased by $7.0 million, primarily driven by customer base growth but also due to a one-time increase in pricing for monitoring services associated with the spin-off transaction. Costs associated with our customer support function and related to our software, server, and other costs increased $6.6 million, at a slower rate than revenue due to operational efficiencies. Credit card fees increased by $1.4 million, in line with the rate of revenue growth during the same period.
Sales and Marketing
Sales and marketing expenses were $86.4 million for the six months ended June 30, 2026, compared to $83.9 million for the six months ended June 30, 2025, an increase of $2.5 million, or 3%. This increase was primarily driven by a $5.3 million increase in external commissions, partially offset by a $1.6 million decrease in sales and marketing payroll costs. Sales and marketing expenses were $181.8 million for the year ended December 31, 2025, compared to $170.3 million for 2024. The increase was primarily attributable to higher variable distribution costs, including $38.5 million of external commissions associated with the expansion of our Employee Benefits and Partner channels. Commissions related to our MetLife partnership represent the largest component of this expense, with the remainder attributable to legacy arrangements that are not currently central to our growth strategy. Direct advertising expenses decreased by $8.7 million, or 8%, to $100.1 million in 2025, reflecting continued optimization of our direct marketing investments.
Research and Development
Research and development expenses were $21.0 million for the six months ended June 30, 2026, compared to $16.7 million for the six months ended June 30, 2025, an increase of $4.3 million, or 26%. This increase was primarily driven by a $4.3 million increase in personnel compensation, of which $1.7 million related to severance costs. Software licensing costs also increased by $0.6 million. Research and development expenses were $36.1 million for the year ended December 31, 2025, compared to $35.7 million for the year ended December 31, 2024. The modest increase, relative to 31% revenue growth, reflects improved engineering efficiency and operating leverage. We continue to prioritize investments in our AI platform while maintaining a disciplined approach to headcount and infrastructure costs.
General and Administrative
General and administrative expenses were $26.0 million for the six months ended June 30, 2026, compared to $20.3 million for the six months ended June 30, 2025, an increase of $5.7 million, or 28%. This increase was driven primarily by a $6.2 million increase in transaction costs, consistent with increased transaction-related activity during the period, and a $0.7 million increase in non-income taxes. These increases were partially offset by lower payroll, benefits, and travel-related costs. General and administrative expenses increased to $43.2 million for the year ended December 31, 2025, compared to $39.9 million for the year ended December 31, 2024. The increase reflects non-recurring costs associated with the Qoria acquisition of $2.7 million. We also continue to make strategic investments in human capital to support our long-term growth trajectory. General and administrative expenses decreased as a percentage of total revenue, reflecting improved operating leverage and ongoing cost discipline as the business scales.
Interest (Expense) Income, Net
Interest expense, net was $3.0 million for the six months ended June 30, 2026, compared to $0.2 million for the six months ended June 30, 2025. This increase is driven by a reduction in interest income associated with reduced cash balances, coupled with an increase in interest expense due to continued borrowings under financing arrangements. Interest expense, net was $0.9 million for the year ended December 31, 2025, compared to interest income, net of $2.0 million for the year ended December 31, 2024. Interest expense increased by $2.0 million during the year ended December 31, 2025, primarily due to continued borrowings under the financing arrangement. Interest income decreased by $1.0 million during the year ended December 31, 2025, resulting from lower average gross yields and a decreased cash and cash equivalents balance.
Other (Expense) Income, Net
Other income, net was $0 for the six months ended June 30, 2026, compared to $1.4 million for the six months ended June 30, 2025. Other income recognized in the prior year period related to the one-time sale of a foreign subsidiary, for which there was no similar transaction in the current period. Other expense, net was $4.1 million for the year ended December 31, 2025, compared to other income, net of $0.4 million for the year ended December 31, 2024. Other expenses recognized during the year ended December 31, 2025 includes $5.2 million in expense associated with the issuance of common shares to the holders of expired restricted stock units and $0.5 million in expense associated with the termination of a lease agreement during the year, partially offset by income of $1.8 million generated from the sale of a foreign subsidiary. Other income recognized during the year ended December 31, 2024 related to the sale of intangible assets resulting in a gain of $0.9 million and was offset by the realization of a loss pertaining to an available-for-sale investment of $0.3 million.
Mark to Market (Loss) Gain
Mark to market gain was $31.1 million for the six months ended June 30, 2026, compared to a market to market loss of $5.6 million for the six months ended June 30, 2025. This fluctuation was primarily driven by the mark to market gain reflecting the forward equity contract associated with the Company’s private investment in public entity financing commitment entered into during 2026. Mark to market losses were $7.9 million for the year ended December 31, 2025, compared to gains of $7.3 million for the year ended December 31, 2024. During the year ended December 31, 2025, a $7.5 million loss related to the revaluation of our warrant liability was recognized, compared to a gain of $7.3 million for the year ended December 31, 2024. In addition, in May 2025, Aura entered into a series of transactions with Life360, which included a $25.0 million convertible note investment by Life360. We elected to apply the fair value option for the recognition of the convertible note in accordance with ASC 825, Financial Instruments. As a result, a $0.4 million loss related to the revaluation of the convertible note was recognized during the year ended December 31, 2025.
Income Tax Benefit
Income tax benefit was less than $0.1 million for the six months ended June 30, 2026 and the six months ended June 30, 2025. Income tax benefit was $0.2 million for the year ended December 31, 2025 and 2024. The income tax benefit recorded in both years primarily related to benefits realized in association with our foreign subsidiary, which was sold during the year ended December 31, 2025.
Financial Condition, Liquidity and Capital Resources
Our primary sources of liquidity have historically been through cash flows from operating and financing activities, in particular payments received from our customers, funds from issuing equity securities and convertible notes, and borrowings under financing arrangements. Cash flow from operations, supplemented with long-term borrowings, has been sufficient to fund our operations while allowing us to make strategic investments to grow our business. As of December 31, 2025, we had $70.0 million in cash and cash equivalents.
Our capital management strategy is focused on maintaining a robust liquidity profile and a flexible capital structure to support the global integration of the Aura and Qoria platforms. We believe our existing cash and cash equivalents and amounts available under our Revolving Credit Facility provide sufficient capital to fund our operations and strategic initiatives for at least the next 12 months, though we may require additional capital resources in the future. Our future capital requirements will depend on a number of factors, including our ability to successfully integrate the Qoria acquisition, our growth rate, subscriber retention, the efficiency of our sales and marketing efforts, our research and development requirements, potential acquisitions, and our ability to realize anticipated operating efficiencies. In the event that we require additional financing, we may not be able to raise such financing on terms acceptable to us or at all. If we are unable to raise additional capital or generate cash flows necessary to expand our operations and invest in continued innovation, we may not be able to compete successfully, which would harm our business, operations, and financial condition.
Revolving Credit Facility
On February 18, 2025, certain of our subsidiaries entered into a senior secured loan and security agreement with Banc of California (the “Lender”) (as amended, restated, supplemented or modified from time to time, the “Banc of California Loan Agreement” or the “Revolving Credit Facility”). The borrower under the Banc of California Loan Agreement is Aura Sub, LLC, our wholly owned subsidiary (the “Borrower”). The Banc of California Loan Agreement initially consisted of the lesser of $50 million and the borrowing base, calculated by multiplying the monthly amount of certain recurring revenues of the loan parties, including from direct-to-customer subscribers and business-to-business partnership channel customers, by an advance rate factor of between zero and up to four, depending on retention rate levels.
On May 20, 2025, the parties to the Banc of California Loan Agreement entered into the First Amendment to Loan and Security Agreement which revised the definition of Adjusted EBITDA. On September 17, 2025, the parties to the Banc of California Loan Agreement entered into the Second Amendment to Loan and Security Agreement which, among other things, amended the primary depository account requirements, further revised the definition of Adjusted EBITDA and certain financial covenants, added a cross-default provision referencing the Convertible Notes (as defined herein), and modified the permitted outside cash allowance thresholds. On December 15, 2025, the parties to the Banc of California Loan Agreement entered into the Third Amendment to Loan and Security Agreement which, among other things, amended the primary depository account requirements and further revised the definition of Adjusted EBITDA. On March 30, 2026, the parties to the Banc of California Loan Agreement entered into the Fourth Amendment to Loan and Security Agreement which, among other things, amended the financial covenants to establish minimum cumulative revenue and minimum cumulative Adjusted EBITDA thresholds measured monthly on a cumulative basis beginning January 1, 2026, and further revised the definition of Adjusted EBITDA. On May 22, 2026, the parties to the Banc of California Loan Agreement entered into the Fifth Amendment to Loan and Security Agreement, which, among other things, amended the financial covenants to establish minimum cumulative revenue and minimum cumulative Adjusted EBITDA thresholds for additional periods.
The covenants under the Banc of California Loan Agreement (as described further below) are customary for financing agreements of this nature and include, among others and subject to certain exceptions as described therein: financial reporting, maintenance of insurance, maintenance of certain accounts with the Lender, financial covenants, and restrictions on dispositions, fundamental changes (including changes in control), incurrence of indebtedness and liens, distributions, investments, transactions with affiliates, and payment of subordinated indebtedness.
The Banc of California Loan Agreement contains covenants that limit the Borrower’s ability and the ability of the other loan parties and each of their subsidiaries to, among other things: (i) sell certain assets or move cash balances to accounts at other financial institutions; (ii) make changes in name, jurisdiction of formation, chief executive office, certain members of executive management, business, fiscal year, entity form or control; (iii) liquidate, wind up or cease conducting business in the ordinary course; (iv) merge or consolidate with another person, or acquire all or substantially all of the capital stock or property of another person, division, line of business or business unit; (v) incur, guarantee or prepay indebtedness; (vi) make payments to Life360 in connection with the Convertible Notes (as defined below), incur certain liens for Life360’s benefit, or amend the Convertible Notes to, among other things, increase the principal amount of debt or interest rate thereunder, (vii) incur certain liens or assign rights to receive income, including the sale of accounts; (viii) pay dividends, redeem or repurchase capital stock or make other distributions; (ix) make certain investments, or permit subsidiaries to become subject to restrictions on paying dividends or otherwise distributing property to a loan party; (x) enter into certain material transactions with affiliates; (xi) make payments in respect of subordinated debt or amend provisions affecting the Lender’s rights with respect thereto; (xii) store certain inventory or equipment with third parties; (xiii) become an investment company or become principally engaged in the business of extending credit for the purpose of purchasing or carrying margin stock; and (xiv) make investments in or transfer assets to certain subsidiaries, or permit certain subsidiaries to maintain certain levels of cash. It also contains financial covenants establishing minimum cumulative revenue and minimum cumulative Adjusted EBITDA thresholds measured monthly on a cumulative basis. A breach of these covenants would constitute an event of default under the Banc of California Loan Agreement, which could permit the Lender to enforce certain rights and remedies, including declaring all outstanding obligations immediately due and payable, ceasing to extend credit, and exercising remedies against the collateral securing the loan.
On May 24, 2026, we and the parties to the Banc of California Loan Agreement, among others, entered into a Commitment and Agreement to amend and restate the Loan and Security Agreement pursuant to which the parties agreed to amend and restate the existing Banc of California Loan Agreement in an agreed-upon form (the “Restated Banc of California Loan Agreement”). The effectiveness of the Restated Banc of California Agreement was conditioned upon the closing of the Acquisition and certain related matters as well as other customary closing conditions. The Restated Banc of California Agreement became effective on July 21, 2026. The Restated Banc of California Loan Agreement modifies certain terms of the existing Banc of California Loan Agreement, including increasing the maximum principal amount to the lesser of $100 million and the applicable borrowing base, extending the maturity date to three years from this amendment’s effective date, and expanding the collateral package to include, among other things, certain intellectual property assets of the loan parties, subject to customary exclusions. The Restated Banc of California Loan Agreement also requires us and certain of our United States, Australian, and UK subsidiaries to become guarantors, requires the dissolution of certain subsidiaries, and revises certain operational and financial covenants, including updated minimum cumulative revenue and Adjusted EBITDA covenant requirements.
As of December 31, 2025, there were no borrowings outstanding under the Revolving Credit Facility. We have since drawn $10.0 million under the Revolving Credit Facility. We were in compliance with the restrictive covenants under the Revolving Credit Facility as of December 31, 2025.
Customer Investment Agreement
On May 16, 2024, we entered into a Customer Investment Agreement (as amended and restated, and as further amended and restated on August 22, 2025, the “Customer Investment Agreement”), with GC Customer Value Arranger, LLC (“GC”). Under the Customer Investment Agreement, certain investors provide us with funding for our sales and marketing growth efforts in return for a share of the cash collections from the cohorts of customers acquired during applicable periods.
The Customer Investment Agreement contemplates the following maximum funding amounts and parameters:
i.Consumer channel: With respect to the direct-to-consumer channel, the Customer Investment Agreement contemplates a maximum funding amount of up to $240 million aggregate, with the funding amount for each applicable monthly period limited to the lesser of $10 million and an amount consistent with a 20% increase in our applicable marketing and sales spend since the immediately preceding applicable monthly period. Funding may be requested through the end of the Availability Period (which automatically extends by one year 30 days before its expiration unless either party provides notice of non-extension). The Availability Period means the period in which the financing amounts committed to Aura are available pursuant to the Customer Investment Agreement.
ii.B2B channel: With respect to the business-to-business channel, the Customer Investment Agreement contemplates formula-based funding amounts equal to the product of 80% multiplied by 18 multiplied by the cash collected in the last month of each six-month period, net of the applicable gross margin, subject to a maximum of $18 million for the period from January 2017 through March 2024. For each subsequent period, the funding amount may not exceed $6 million.
During each applicable period, we will repay each respective investment amount by sharing a specified percentage of actual customer cash collections or a corresponding measure of collections, which extends beyond the initial commitment period until investors achieve a maximum 16% return on their investment until a ten-year period expires. On a periodic basis, both parties agree to the new investment amount, and we calculate and report the exact amount to be remitted for that period from prior investments based strictly on actual cash collected.

The Customer Investment Agreement continues until the later of:
i.the date that is 30 days following the date on which the outstanding amount owed to investors for each customer cohort is equal to $0.00; and
ii.the end of the Availability Period. The Availability Period automatically extends by one year 30 days before its expiration, provided such extension does not in and of itself, extend the underlying Commitment Period.
As of December 31, 2025, we had $48.9 million of outstanding borrowings under the Customer Investment Agreement.
Convertible Notes
In May 2025, we completed an offering of $25.0 million aggregate amount of senior unsecured convertible note due 2030 (the “Convertible Notes”) under a note agreement, dated as of May 12, 2025, by and between us and Life360 Inc. The Convertible Notes are general senior unsecured obligations of Aura and mature on May 12, 2030. As of December 31, 2025, there was $25.0 million aggregate amount of the Convertible Notes outstanding. For additional information, see Note 10 to the consolidated and combined financial statements included elsewhere in this prospectus.
Capital Raise
On February 2, 2026, in connection with our anticipated acquisition of Qoria and our listing on the ASX, we entered into the Securities Purchase Agreements with certain investors. Pursuant to the Securities Purchase Agreements, the related parties committed to purchase 20,947,770 shares of our common stock in the form of CDIs in a private placement for an aggregate purchase price of $75.0 million, subsequently increased to $100.0 million. We received the proceeds from the Capital Raise on July 17, 2026.
Cash Flows
The following table presents a summary of our cash flows for the periods presented:

	Six Months Ended June 30,		Year Ended December 31,
In thousands	2026	2025	2025	2024
Net cash used in operating activities	(44,438)	(50,763)	(85,062)	(105,409)
Net cash used in/provided by investing activities	(10,206)	(28,786)	8,954	64,954
Net cash provided by financing activities	71,611	59,253	58,942	97,788
Effect of exchange rate changes on cash, cash equivalents and restricted cash	—	—	—	(11)
Increase (decrease) in cash and cash equivalents, and restricted cash	16,967	(20,296)	(17,166)	57,322
Cash and cash equivalents, and restricted cash, at beginning of period	70,795	87,961	87,961	30,639
Cash and cash equivalents, and restricted cash, at end of period	$87,762	$67,665	$70,795	$87,961

Operating Activities
Cash flows from operating activities can fluctuate significantly from period to period due to timing of payments and cash collections. Our primary sources of operating cash are cash collections from our paying customers for subscriptions to our platform through the direct-to-consumer and partnership channels. Our primary uses of cash from operating activities are for personnel expenses, marketing expenses, costs of servicing our paying customers, and other general and administrative expenses.
Our customers pay in advance for their subscriptions. Contract liabilities consist of the unearned portion of customer billings, which is recognized as revenue in accordance with our revenue recognition policy. As of December 31, 2025 we had deferred revenue of $66.0 million, of which $61.0 million is expected to be recorded as revenue in the next 12 months provided all other revenue recognition criteria have been met.

For the six months ended June 30, 2026, net cash used in operating activities was $44.4 million. The primary factors affecting our operating cash flows during this period were our net loss of $19.1 million, impacted by $19.5 million of non-cash adjustments, which primarily consist of mark to market gain of $31.1 million.
For the six months ended June 30, 2025, net cash used in operating activities was $50.8 million. The primary factors affecting our operating cash flows during this period were our net loss of $62.2 million, impacted by $14.9 million of non-cash adjustments, which primarily consist of stock-based compensation of $7.1 million and mark to market loss of $5.6 million.
For the year ended December 31, 2025, net cash used in operating activities was $85.1 million. The primary factors affecting our operating cash flows during this period were our net loss of $140.8 million, impacted by $31.8 million of non-cash adjustments, and $23.9 million of cash provided by changes in our operating assets and liabilities. The non-cash adjustments primarily consisted of stock-based compensation expense, mark to market losses, and depreciation and amortization.
For the year ended December 31, 2024, net cash used in operating activities was $105.4 million. The primary factors affecting our operating cash flows were our net loss of $136.2 million, impacted by $12.2 million of non-cash adjustments, and $18.6 million of cash provided by changes in our operating assets and liabilities. The non-cash adjustments primarily consisted of stock-based compensation expense, mark to market gains, depreciation and amortization.
Investing Activities
Cash used in investing activities was $10.2 million for the six months ended June 30, 2026, primarily driven by $7.2 million loan advance to Qoria and $3.2 million in purchases of property and equipment. Cash used in investing activities was $28.8 million for the six months ended June 30, 2025. This activity was driven primarily by $31.4 million purchases of investments.
Cash provided by investing activities was $9.0 million for the year ended December 31, 2025, primarily associated with net maturities in our investments portfolio of $11.1 million and sales of a subsidiary and technology related intangible assets of $4.0 million. This was offset by cash used related to the purchase of property and equipment of $5.8 million. Cash provided by investing activities was $65.0 million for the year ended December 31, 2024, primarily associated with maturities in our investments portfolio of $69.2 million. This was offset by cash used related to the purchase of property and equipment of $4.4 million.
Financing Activities
Cash provided by financing activities was $71.6 million for the six months ended June 30, 2026, primarily due to the proceeds from the pre-funded equity raise. Cash provided by financing activities was $59.3 million for the six months ended June 30, 2025, primarily driven by proceeds from the issuance of convertible note and proceeds from the issuance of preferred stock and warrants.
Cash provided by financing activities was $58.9 million for the year ended December 31, 2025, primarily due to net borrowings under our financing arrangement of $7.2 million, the issuance of a convertible note and additional preferred stock shares of $51.6 million, and proceeds from warrant and stock option exercises of $0.2 million. Cash provided by financing activities was $97.8 million for the year ended December 31, 2024, primarily due to net borrowings under the financing agreement of $35.1 million, the issuance of additional preferred stock shares of $61.6 million, and proceeds from warrants and stock exercises of $0.6 million.
Contractual Obligations and Commitments
Our primary contractual obligations consist of operating lease commitments for our Boston headquarters, software and operational contracts, borrowings under our financing and convertible note agreement, and minimum annual partner payment commitments. Information regarding these obligations as of December 31, 2025, can be found in Note 10, Note 11, and Note 14 to our consolidated and combined financial statements included elsewhere in this prospectus.
Critical Accounting Policies and Estimates
Our significant accounting policies are more fully described in Note 2 to our consolidated financial statements included elsewhere in this prospectus. However, we believe the accounting policies described below are particularly important to the portrayal and understanding of our financial position and results of operations and require the application of significant judgment.
These judgments involve estimations of the effect of matters that are inherently uncertain and may have a significant impact on our results of operations or financial condition. The following is a description of what we consider to be our most critical accounting policies.
Revenue Recognition
We account for revenue in accordance with ASC 606, Revenue from Contracts with Customers. We recognize revenue upon the transfer of control of a promised good or service to the customer in an amount that reflects the consideration we expect to receive in exchange for those products or services. Revenue recognition is determined through the following five steps: (i) identification of the contract, or contracts, with the customer; (ii) identification of the performance obligations in the contract; (iii) determination of the transaction price; (iv) allocation of the transaction price to the performance obligations in the contract; and (v) recognition of revenue when, or as, the performance obligation is satisfied. As part of these five steps, we recognize revenue ratably over the non-cancellable contractual term, typically ranging from one month to three years. Revenue is measured based on the stated consideration specified in the subscription contract, or the subscription fees billed by our affiliates and partners, which are generally billed directly to the customer’s credit card or demand deposit accounts. A significant portion of our subscribers are billed in advance of fulfillment.
We are the principal in the majority of its transactions and therefore, revenue is recorded on a gross basis in the amount that we bill subscribers from the sale of subscriptions. Based on the nature of its subscription services and the service terms, we do not have any unsatisfied, or partially unsatisfied, future performance obligations, other than the amounts included in contract liabilities. In addition, and for the same reasons outlined above, we do not have any contracts that have a significant financing component. Revenues are presented net of the taxes remitted to governmental authorities.
Stock-based Compensation
We issue stock-based awards under the 2024 Equity Incentive Plan (the “2024 Plan”). All awards are issued and governed in accordance with this plan and include stock options, equity appreciation rights, restricted stock awards (“RSAs”) and restricted stock units (“RSUs”). All grants are approved by the Board of Directors. We use the Black-Scholes option-pricing model to value all awards, which requires highly subjective assumptions including the fair value of our common stock, expected stock price volatility, the remaining contractual term of the options, the risk-free interest rate, and expected dividend yield, and we use the straight-line method to amortize this fair value as compensation expense over the requisite service period. Estimates of the underlying fair market value of common stock used to determine the fair value of new awards will not be necessary once the underlying shares begin trading.
Valuation of Liability-Classified Warrants
We account for certain warrants to purchase common stock as derivative liabilities, as they do not meet the criteria for equity classification. These warrants were recorded at fair value upon issuance and are remeasured to fair value at each reporting date, with the resulting gains or losses recognized as mark-to-market gain (loss) within the Consolidated and Combined Statements of Comprehensive Loss. The fair value of the warrant liability is estimated using the Black-Scholes option-pricing model, which requires highly subjective assumptions including the fair value of our common stock, expected stock price volatility, the remaining contractual term of the warrants, the risk-free interest rate, and expected dividend yield. Estimates of the underlying fair market value of common stock used to determine the fair value of new awards will not be necessary once the underlying shares begin trading.
Valuation of Convertible Note
We elected the fair value option to account for our $25.0 million senior unsecured convertible note issued to Life360. This note is carried at fair value on the Consolidated Balance Sheets, with subsequent changes in fair value recognized in mark-to-market gain (loss) within the Consolidated and Combined Statement of Operations and Comprehensive Loss at each reporting period. The fair value of the note is determined using a valuation model, which requires significant unobservable inputs including the probability and timing of a qualified financing event, non-qualified financing, or change of control. Key assumptions also include our expected stock volatility, a risk-adjusted discount rate, and the estimated fair value of our common stock.
Assessment of Recoverability of Intangible Assets, Other Long-Lived Assets, and Goodwill
Goodwill represents the excess of purchase price over the fair value of net assets acquired and liabilities assumed from acquisitions. Goodwill is not amortized, but instead is reviewed for impairment at the reporting unit level on an annual basis, during the fourth quarter, or more frequently if indicators of impairment exist. The annual impairment test for goodwill is initially completed through a qualitative assessment to determine if it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If facts and circumstances determine that it is not more likely than not that a reporting unit fair value is less than its carrying amount, then additional testing of goodwill is not required. However, if we determine that it is more likely than not that the value of a reporting unit is less than the carrying amount, then we will perform a quantitative analysis. The quantitative analysis compares the estimated fair value of a reporting unit to its book value, including goodwill. If the fair value exceeds the book value, goodwill is considered not impaired. However, if the book value exceeds the fair value of a reporting unit, an impairment loss will be recognized in the amount of the excess book value over fair value limited by the total amount of goodwill for the reporting unit.
Recently Issued and Adopted Accounting Pronouncements
See “Note 3, Accounting Standards Updates” in the Notes to Consolidated and Combined Financial Statements included elsewhere in this prospectus for a discussion of accounting pronouncements recently issued and pending adoption.
Quantitative and Qualitative Disclosures about Market Risk
We are exposed to market risk in the ordinary course of our business. Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates. Our market risk exposure is primarily the result of fluctuations in interest rates and foreign currency exchange rates.
Interest Rate Risk
As of December 31, 2025 and 2024, we had $57.9 million and $78.6 million, respectively, of cash and cash equivalents invested in money market funds. Our cash and cash equivalents are held for working capital purposes. Our investments in money market funds are exposed to market risk due to a fluctuation in interest rates, which may affect our interest income. As of December 31, 2025 and 2024, a hypothetical 10% relative change in interest rates would not have a material impact on our consolidated financial statements.
Foreign Currency Exchange Risk
Our reporting currency and functional currency is the U.S. dollar. The majority of our sales are denominated in U.S. dollars, and therefore our revenue is not currently subject to significant foreign currency risk. Our operating expenses are denominated in the currencies of the countries in which our operations are located, which is primarily in the U.S. Our consolidated results of operations and cash flows are, therefore, subject to fluctuations due to changes in foreign currency exchange rates and may be adversely affected in the future due to changes in foreign exchange rates. To date, we have not entered into any active hedging arrangements with respect to foreign currency risk or other derivative financial instruments, although we may choose to do so in the future. We do not believe that a hypothetical 10% increase or decrease in the relative value of the U.S. dollar to other currencies would have a material effect on our operating results.
Inflation Risk
We do not believe that inflation has had a material effect on our business, results of operations, or financial condition. Nonetheless, if our costs were to become subject to significant inflationary pressures, we may not be able to fully offset such higher costs. Our inability or failure to do so could harm our business, results of operations, or financial condition.

BUSINESS
Overview
At Aura, our mission is to build a safer, healthier digital world for everyone. Our advanced suite of digital safety and wellbeing solutions is designed to protect individuals, families, and institutions across an increasingly complex threat landscape.
As digital engagement has expanded, exposure to online risks, including financial crime, identity theft, scams, and harmful online interactions, has also increased. Threats are dynamic and span multiple domains, exposing vulnerabilities in the gaps between environments and creating compounding complexity for individuals, households, schools, and businesses seeking to manage their digital exposure.
Founded in 2017, Aura was created to address the structural gap between increasingly interconnected digital risks and the fragmented landscape of single-purpose security solutions. Our platform-based approach delivers integrated, end-to-end protection across multiple dimensions of digital life.
Our subscription packages provide protection from identity theft, scams, and online threats, along with tools designed to help parents safeguard children from predators, cyberbullying, and risks to their wellbeing. We continue to enhance these offerings with Aura Intelligence, our proprietary AI technology, which analyzes patterns in online activity and behavior to support threat detection, prevention, and response, and to surface early indicators of risk, with ongoing development to further expand its capabilities and improve performance over time.
In July 2026, we completed our acquisition of Qoria, a leading global provider of school safety and student wellbeing solutions. The Transaction represents a transformative step in our evolution, strengthening our position in the global digital safety market and advancing our vision of all-in-one protection for individuals and communities worldwide. By combining complementary product capabilities and go-to-market operations, we expect to expand distribution, accelerate innovation, and deliver more effective protection and a more seamless experience across the core environments that shape modern life—home, work, and school. See “The Transactions” for additional information.
Industry Overview
The digital threat landscape is expanding in both scale and complexity, with risks becoming more varied in form and broader in impact.
The digital safety market has evolved significantly over the past decade as consumers increasingly manage their finances, identities, communications, and personal relationships online. As digital engagement has expanded, so too has the surface area for risk. Cybercrime, identity fraud, financial scams, data misuse, and online exploitation have become more frequent and sophisticated, driven by automation, artificial intelligence, and professionalized threat actors.
According to the FBI’s IC3 2025 Internet Crime Report, cybercrime losses totaled $20.9 billion in 2025, a 26% increase from the prior year. Broader estimates of global economic impact are significantly higher; in the October 2023 Neuberger Digital Press Briefing, former Deputy National Security Advisor for Cyber and Emerging Technologies Anne Neuberger cited FBI and IMF data indicating that the global economic cost of cybercrime could exceed $23 trillion by 2027.
Multiple categories of cybercrime generate substantial volumes of complaints and financial losses, reflecting increasing activity and diversification across threat types. IC3 classifies complaints across dozens of distinct categories and, in 2025, four categories—investment scams, business email compromise, tech support fraud, and personal data breaches—each exceeded $1 billion in reported losses. Notably, AI-enabled fraud emerged as a standalone category for the first time in 2025, accounting for nearly $900 million in losses. These schemes are often omnichannel, moving fluidly across email, SMS, voice, and social media.
Rapid adoption of AI is accelerating these dynamics across all threat categories. AI-enabled tools lower the barriers to entry for threat actors, enabling more sophisticated, omnichannel attacks at unprecedented scale. Notably, AI-enabled fraud emerged as a standalone IC3 category for the first time in 2025, accounting for nearly $900 million in losses. More broadly, AI chatbots and agents are reshaping digital interactions, creating more complex patterns of online behavior and introducing new vectors for exploitation.

At the same time, concerns about youth mental wellbeing have intensified. According to the CDC 2024 Youth Risk Behavior Survey, in 2023, 40% of U.S. high school students reported persistent feelings of sadness or hopelessness, and 20% reported seriously considering suicide. Increased public scrutiny, including ongoing litigation involving large social media platforms, has further amplified concerns about the impact of certain digital activities on young users.
Legacy point solutions were built to address discrete risks and often provide insufficient protection in today’s complex, interconnected threat landscape.
Despite the proliferation of security tools, most remain fragmented across identity, device, and network layers, with limited coordination. Meanwhile, digital threats frequently cascade across domains. For example, a stolen password may enable identity misuse, unauthorized transactions, and broader account compromise.
The growth of hybrid work and BYOD policies has amplified these gaps. Employees increasingly access enterprise systems from personal devices across multiple networks, increasing the complexity of risk management. Employee-owned devices often fall outside enterprise security frameworks, creating structural vulnerabilities that traditional protection models fail to address.
Similarly, for children, the concurrent use of school-managed and personal devices creates a fragmented safety environment. Excessive screen time and unregulated access to digital platforms can disrupt healthy developmental patterns, sleep cycles, and interpersonal relationships. Yet, risks identified in the classroom are often invisible to parents at home, and the lack of coordination across settings leaves children vulnerable as they move between school and home.
Our Market Opportunity
The boundaries between work, home, and school environments have blurred, effectively dissolving the traditional structural perimeters of digital safety. Threats now move fluidly across devices and networks, leaving individuals, families, and institutions vulnerable to the gaps created by uncoordinated protections. These dynamics have created a multi-billion dollar opportunity for an integrated, platform-based approach to digital safety.
We have an opportunity to address a critical societal need by delivering our digital safety solutions across multiple large, expanding markets.
Consumer Security
The consumer digital safety industry comprises a broad ecosystem of solutions designed to protect individuals and households from online threats, such as identity theft, fraud, scams, and malware. Estimated at approximately $48 billion in 2026, the market is projected to grow at a CAGR of 10% through 2031, driven by expanding digital engagement, increasing threat volume, AI-enabled fraud, and rising consumer awareness of digital risk, according to the Mordor Intelligence 2026 Consumer Security Market Report.
K-12 Cybersecurity and Student Safety
The K–12 cybersecurity and student safety market includes solutions designed to protect educational institutions’ digital infrastructure, data, and students. According to the 2025 Global Education Cyber Security Market Report, the K–12 cybersecurity market was estimated at approximately $67 billion in 2024 and is projected to grow at an 18% CAGR to approximately $365 billion by 2034. Adjacent student safety solutions, including content filtering, monitoring, and digital learning protections, represent a growing and increasingly important extension of this market. Growth in the K-12 cybersecurity and student safety market is driven by the rapid digitization of education, rising cyberattacks on schools, the proliferation of connected devices, and data privacy regulations.
Family Safety
The family safety market includes parental control offerings and related tools that enable parents and caregivers to monitor and manage family members’ digital activity across devices, including content filtering, screen time management, communication monitoring, and location tracking. Growth in this relatively nascent market is driven by increased device usage among children, heightened awareness of online risks, and expanding regulatory focus on children’s digital safety.
SMB Managed Security
The global SMB managed security market refers to outsourced security monitoring and incident response services for SMBs, which often lack the scale or resources to maintain in-house security operations and therefore rely on MSPs for these capabilities. Rising frequency and severity of targeted attacks on SMBs, together with structural vulnerabilities introduced by hybrid work and BYOD policies, are driving growth in this segment.
Our Platform
Digital safety has historically been delivered in fragments—a collection of point solutions that address risks in isolation. We believe this approach is structurally inadequate in today’s sophisticated threat environment. Effective digital protection requires a comprehensive, unified approach. Our intelligent digital safety platform, grounded in high-value data and architected for continuous innovation, is designed to deliver intuitive, end-to-end protection across the key contexts of digital life.
Since our founding, we have made significant and sustained investments in technology and AI development, product capabilities, and platform expansion. These investments have allowed us to build a scaled, in-house research and development function that serves as the primary engine of our innovation. We view our distribution model as an extension of our technology and apply the same iterative rigor to our go-to-market strategy, continuously evolving how we deliver our solutions to ensure our protection is both effective and broadly accessible.
While we lead with internal innovation, we selectively pursue strategic acquisitions to accelerate our roadmap or create distribution leverage. Our M&A strategy is characterized by a disciplined focus on our all-in-one platform vision. One such example is our 2020 acquisition of Pango Group, Inc. (“Pango”), which we integrated to expand our privacy and security capabilities. Over time, Pango’s business evolved to primarily provide specific endpoint solutions, while Aura remained focused on scaling our all-in-one offering. Given these differing strategic priorities and financial profiles, we determined that separating the two businesses was the most appropriate path forward. In 2024, we completed a spin-off of Aura from the Pango business (since rebranded as Point Wild Holdings, Inc.), allowing us to sharpen our strategic focus on our integrated consumer platform.7
Our acquisition of Qoria represents a transformative application of our expansion strategy, enabling us to offer "whole of life" protection across the multiple stages and contexts of a person’s digital life. The acquisition brings together two complementary, mission-aligned businesses striving to deliver protection across home, work, and school, which are the major life environments where people have discrete devices, and the key digital environments that shape customer needs. By combining our robust digital safety platform and powerful AI capabilities with Qoria’s established position in K-12 and its consumer family safety offering, we will deliver a unified defense model that addresses risks across settings, stages, and contexts.
The Aura platform offers a broad array of features across two core domains: Digital Safety, which focuses on the defense of assets, identity, and information, and Family Safety and Online Wellbeing, which extends our approach to safety beyond technical protection, translating digital signals into insights that promote balanced engagement, highlight potential areas of concern, and support broader wellbeing.
Digital Safety
Our security suite is designed to bridge the digital safety gap with a broad set of coordinated features:
■Privacy Tools and Online Data Removal: Helps users protect their personal information through automated data broker opt-out, Google Search cleanup, and unused account management.
■Identity Theft Protection and Insurance: Designed to help defend against identity theft with monitoring capabilities and timely alerts. Victims of identity theft and fraud are eligible for white-glove remediation support and up to $5 million in insurance coverage per adult for eligible losses. Insurance products are underwritten and administered by third-party providers.8
■Credit Monitoring: Delivers robust credit support with fast alerts, three-bureau credit monitoring, Experian credit lock, and suspicious activity alerts.
■Financial Account Monitoring and Transaction Alerts: Actively monitors bank, investment, and retirement accounts for suspicious activity, including anomalous transactions that deviate from a user’s spending patterns and unauthorized account modifications.
7     Our first standalone financing was our Series G equity raise. Any public references to our valuation prior to this financing relate to the previously combined entity.
8     Our Identity Theft Insurance is underwritten and administered by American Bankers Insurance Company of Florida, an Assurant company. Insurance coverage may not be available in all jurisdictions.

■Asset, Title, and High-Risk Fraud Detection: Monitors home and auto title activity and identifies potential high-risk, non-credit fraud involving a user’s Social Security Number, such as unauthorized wire transfers or payday loan activity.
■Device Security: Encrypts online activities for safe browsing and blocks malicious activity with virtual private networks (“VPNs”) and Antivirus.
■Password Manager and Vault: Securely stores sensitive information and passwords.
■Spam Call, Text, and Email Protection: Designed to block harmful messages, identify phishing threats, and screen for spam and scams with an AI-powered call assistant.
Family Safety and Online Wellbeing
While digital security is foundational, it represents only one dimension of safety. As digital engagement has expanded in scope and frequency, concerns about its potential impact on mental, emotional, and physical wellbeing—particularly among children—have increased. At the same time, we believe technology can serve as part of the solution when designed responsibly. Aura Parents, launched in 2025, is a parenting tool that translates digital activity and device-use patterns into actionable insights to support healthy engagement and help parents identify potential areas of concern.
Aura Parents combines traditional parental controls with intelligent monitoring and contextual alerts to help parents promote balanced digital engagement. Our AI models analyze patterns of digital behavior, including engagement timing, usage intensity, and interaction patterns, and assess risk-related content signals to identify potential behavioral shifts and surface early indicators of concern. Our approach emphasizes informed guidance over restrictive controls, providing data-driven insights designed to equip parents with the context they need to support their children.
We developed Aura Parents using a multidisciplinary approach that combines AI technology with input from psychologists specializing in child and family mental health. We have established an expert-informed framework to guide the evaluation of potential risk signals and the timing and delivery of contextual alerts to parents. Our structured methodology is designed to promote consistency, proportionality, and responsible communication.

Aura Parents includes a range of features designed to support wellbeing, safety, and relationships:
Aura Intelligence
Our AI technology, Aura Intelligence, analyzes patterns in digital activity, identifies potential threats, and surfaces behavioral signals that may indicate risk, with ongoing development to continuously enhance these capabilities. Over time, Aura Intelligence is expected to enable further automation and decision-making, including supporting users through remediation processes in response to anomalous activity.
Our AI technology utilizes internally developed and trained models, as well as third-party models. In a practical sense, Aura Intelligence collects, processes, and labels user data, which feeds into these models to produce various insights.
Key dependencies of our AI technology include the volume, accuracy, and quality of the input data we collect; the ability and capacity of our subject matter experts to build, configure, refine, and train our internally developed models, as well as to appropriately integrate third-party models; and our operational reliance on external partners.
Expanding the Platform with Qoria
Qoria provides digital safety and student wellbeing solutions to K-12 institutions and families worldwide. Its broad suite of tools serves both schools and parents using a coordinated approach that spans home and school environments. Qoria’s global footprint includes Qustodio, a parental control offering sold in over 100 countries, and a significant presence in K-12 schools across the United States, United Kingdom, Australia, and New Zealand.
Qoria adds a complementary layer of highly strategic products to the Aura platform:
■K-12 Digital Filtering: Qoria’s digital filtering solutions—distributed under the Linewize and Smoothwall brands—help schools manage and secure networks, devices, and data through a range of cloud-based, on-premises, and hybrid technologies. These solutions help schools address regulatory requirements related to student safety, content filtering, and data privacy.
■Classroom Management: Qoria’s Classroom Manager is designed to support teachers and enhance digital learning experiences in connected classrooms. Classroom Manager gives teachers visibility into students’ online activity, helps keep students focused and engaged during class, and gives teachers the ability to manage access to websites and applications.
■Digital Monitoring and Wellbeing: Monitor is a student safety and digital monitoring solution that analyzes student online activity to help identify early signs of safety and wellbeing concerns. The platform supports timely intervention by alerting designated student support personnel to students exhibiting concerning digital behavior patterns, helping schools reduce the risk of disrupted learning and student harm. Qoria also offers Pulse, a student wellbeing tool designed to encourage student engagement through 60-second weekly check-ins that help vulnerable students voice concerns and enable school leaders to initiate targeted interventions, when appropriate. These capabilities are complemented by EdTech Insights, which analyzes student digital activity to help inform school decision-making and intervention strategies.
■Digital Citizenship and Engagement: Qoria promotes digital citizenship through a suite of educational resources and engagement programs, including curriculum content, professional development, and in-person and virtual training for administrators, teachers, students, and families.
■Qustodio: Qustodio is a consumer family safety offering designed to help parents keep children safe online, manage screen time, and promote healthy digital habits. Qustodio provides a broad set of parental control features, including content and application filtering, screen time management, online activity and communication monitoring, and geolocation tracking of children’s devices.
Our Business Model
We generate revenue through subscription fees for access to our digital safety and wellbeing solutions, which provide strong visibility and financial stability. Our model spans two core verticals: Direct-to-Consumer, where subscribers typically pay in advance on a monthly, annual, or biennial basis, and Enterprise, where K–12 schools and businesses primarily contract on annual or multi-year terms. This predictable, recurring revenue base compounds over time, supporting continued investment in platform development and the expansion of our safety ecosystem.
Direct-to-Consumer
The Direct-to-Consumer (“D2C”) division distributes our digital safety and wellbeing solutions under the Aura and Qustodio brands through direct sales to individuals and families.
Aura
Aura, our flagship brand, generates D2C sales by acquiring subscribers directly through the Aura website and app store listings. We offer three core suite subscription plans:
■Aura Family: The family suite is our all-in-one consumer offering, providing protection for up to five adults and unlimited children.
■Aura Couple: The couple plan offers a shared security environment for two adults, allowing for coordinated alerts and joint financial monitoring.
■Aura Individual: The individual suite is designed to serve single users seeking protection across their identity, finances, and personal devices.
Beyond our core plans, we selectively offer Gateway Features designed to address specific digital needs. These include targeted bundles of high-demand capabilities, such as VPN and Antivirus, as well as Aura’s standalone Family Safety app, Aura Parents, which provides a streamlined set of wellbeing and parental control features. Gateway Features serve as low-friction entry points to our ecosystem, introducing new users to the platform and creating a strategic pipeline for upselling into multi-feature plans.

As of June 30, 2026, we served approximately 818,400 Aura subscribers through our D2C channel.
Qustodio
Qustodio is a global provider of family digital safety solutions. Its leading parental control capabilities are offered through a range of premium subscription plans, sold directly to parents and through strategic referral channels on a monthly or annual basis.
Enterprise
Our Enterprise division drives sales of our products to and through enterprise channels, primarily encompassing K–12 institutional sales, distribution of Aura through the employee benefits channel, and Aura Business.
K-12 Education
The K-12 Education division is responsible for delivering our school digital security and student safety solutions to K-12 schools and districts across the U.S., UK, Australia, and New Zealand, utilizing a go-to-market motion that combines direct sales with value-added reseller partnerships.
Employee Benefits
The Employee Benefits division is responsible for delivering our digital safety and wellbeing solutions to employees through employers’ workplace benefit programs. Sales are primarily driven through our exclusive distribution partnership with MetLife, one of the world’s largest employee benefits providers.9
This channel provides access to employees through three distribution paths:
■Standalone: Our product is offered directly through an employer’s HR system as a dedicated benefit, with payment facilitated via employer-paid contributions or employee-paid payroll deductions. Plan configuration varies by employer selection: employees receive either an all-in-one or a core protection offering, with optional upgrades available.
■Legal: Our product is bundled with MetLife’s legal insurance offering. In this pathway, employees receive access to an all-in-one protection suite as part of the bundled benefit.
■FEDVIP: Our product is bundled with dental and vision coverage and made available to eligible federal government employees through the Federal Employees Dental and Vision Insurance Program (“FEDVIP”). Under this structure, employees receive access to a core protection plan with the optional upgrades to a more comprehensive offering.
Our partnership with MetLife features a streamlined distribution model in which MetLife engages with brokers, who evaluate and present Aura to employers for selection during open enrollment periods. As of June 30, 2026, Aura served approximately 518,400 subscribers and 2,200 employers through our Employee Benefits channel.
9    Our Employee Benefits business includes a subset of legacy corporate customers acquired directly by Aura before the MetLife partnership was established.

Aura Business
In April 2026, we launched Aura Business, an expansion of our platform designed to address security risks faced by SMBs, particularly in BYOD work environments. Aura Business takes a privacy-first approach, focusing on securing users and their digital behavior rather than direct device control. The offering pairs our core digital safety capabilities with a proprietary, multi-tenant management dashboard developed for managed service providers (“MSPs”), a primary distribution and service channel for SMBs.
Aura Business reaches SMBs and their employees through MSPs, who maintain established service relationships with these organizations.
Other Partner
Additional strategic distribution partnerships are included within the Other Partner category. These partnerships have varied operational and economic characteristics and represent a limited portion of our overall business today.
Distribution Agreements
In 2022, we entered into a distribution agreement with MetLife, one of the world’s largest employee benefits providers, through which our products are offered to employees as a workplace benefit. The distribution agreement, as revised in December 2023 and amended in July 2026, permits MetLife to offer and distribute certain of our products, including our digital well-being and identity theft protection products, on an exclusive basis through certain channels. The distribution agreement provides that payments are made according to product schedules entered into from time to time, with MetLife. It also provides that we grant MetLife warrants to purchase common stock, subject to a cap on the total number of shares underlying such warrants. These warrants carry an exercise price of $4.69 per share and vest based on the achievement of specific consumer subscription performance milestones by either MetLife or Aura. Further, the distribution agreement includes mutual indemnification obligations, and its term expires on February 22, 2032. Either party may terminate the agreement early upon the occurrence of specified events, including a change of control of the other party (other than by means of an initial public offering by us), material breach of specified service standards, material breach of the distribution agreement (subject to a cure period), material data breach, acts or omissions resulting in reputational harm to the other party, and bankruptcy events. MetLife may also suspend or terminate the distribution of some or all of our products at any time it reasonably determines it is required to by applicable law, provided MetLife provides us with required prior notice. We may terminate exclusivity early if, among other things, certain performance thresholds are not achieved.
In May 2025, we entered into a distribution agreement with Life360, granting us exclusive rights to distribute Life360’s family safety products in the U.S. employer channel and non-exclusive rights in the partnership channel. The distribution agreement requires us to pay Life360 fees, with minimum annual payments to Life360 of $8.0 million, $10.0 million, and $12.0 million for 2025, 2026, and 2027, respectively, and establishes annual marketing plans and advertising arrangements with Life360. Further, the distribution agreement has a term of three years commencing on its effective date and automatically renews for successive one-year periods unless either party provides written notice of non-renewal at least 90 days prior to the end of the then-current term. Either party may terminate the agreement early upon the occurrence of specified events, including an uncured material breach of the distribution agreement by the other party, determination by law, regulation, or court order rendering a party’s performance of the agreement unlawful or financially unfeasible, insolvency and certain actions taken in connection therewith, and acquisition by, sale of substantially all assets to, or change of control in favor of, a direct competitor of the other party. The distribution agreement also contains mutual indemnification obligations and requires Life360 to continue providing services for a two-year transition period following expiration or termination.
Strategic Integration
Our acquisition of Qoria represents a transformative milestone that we believe will accelerate our mission to provide all-in-one digital safety. Our integration strategy focuses on two core pillars: the realization of immediate efficiencies through channel and operational integration, and the long-term evolution of our technology into a unified, context-aware platform.
Channel and Operational Integration
The combination of Aura and Qoria brings together highly complementary go-to-market capabilities and operating structures, positioning the combined company to realize cost efficiencies and capture new revenue opportunities.

In addition to the continuation of our direct sales motions, we expect to leverage a powerful distribution model built on “school-to-home” and “work-to-home” bridges. The Transaction expands our reach to a global base of Qustodio parent accounts, as well as Qoria’s established network of school customers and the families associated with those institutions. This footprint will allow us to efficiently market our all-in-one digital safety and wellbeing solutions to a high-intent audience through schools—a trusted, high-engagement channel that provides a meaningful advantage in customer acquisition.
Our work-to-home bridge utilizes workplace benefits platforms and enterprise channels to extend protection across users’ professional and personal environments. We believe our multi-pronged distribution model, anchored in established institutional relationships, has the potential to drive deeper product penetration and reduce our reliance on paid performance marketing.
In addition, the Transaction provides a global platform to support international expansion. We intend to leverage Qoria’s established K–12 presence in the United Kingdom, Australia, and New Zealand, alongside its global base of Qustodio subscribers, to drive efficient expansion of our digital safety products into new markets over time.
We have also identified and begun executing on opportunities to drive operational efficiencies across our combined global functions. These efforts include consolidating redundant administrative and technical roles, unifying vendor and technology stacks, and optimizing global marketing spend. As of June 30, 2026, we had actioned approximately $27 million in annualized run-rate direct and operating cost savings and reduced brand and marketing spend in the first half of 2026 by approximately $7 million relative to the same period in 2025.10 As these initiatives progress, we expect to realize meaningful annualized cost savings, supporting a more efficient operating model and continued investment in platform development.
We believe these integration efforts can strengthen our unit economics by lowering customer acquisition costs through organic, partner-led channels while simultaneously increasing customer lifetime value through deeper product penetration and engagement. Furthermore, by diversifying revenue streams across geographies and end markets, the Transaction has created a more resilient revenue model, reducing reliance on any single category and creating natural pathways for cross-selling and upselling. This balanced approach provides a durable financial foundation, allowing for sustained growth across large markets and more predictable cash flows as we protect users throughout their digital journeys.
Platform Unification and Connected Intelligence
While operational integration provides immediate financial benefits, our long-term value proposition is rooted in the technical unification of our platforms to create Connected Intelligence.
Unified Infrastructure and Engineering Productivity
Over the past year, we have made significant progress in modernizing our software development processes through AI-assisted and agent-driven workflows, and we continue to advance these initiatives to drive engineering efficiency and accelerate product velocity. These workflows enable partial automation of coding and testing activities and, when coupled with the benefits of increased scale resulting from the Transaction, are expected to streamline the integration of Qoria's assets and support faster, more scalable product development across our global business operations.
Connected Intelligence
Our acquisition of Qoria expands our presence across key digital environments, enabling a more deeply integrated model of digital protection. Connected Intelligence will leverage advanced AI to process high-value data across discrete devices and key life contexts, including home, school, and work. Our approach aims to break down digital silos, capturing broader, more diverse data and bringing together signals that would otherwise remain fragmented (e.g., a child’s activity on both a school-managed device and on a family’s home network) to create a more complete understanding of emerging threats. Leveraging contextual reasoning and agentic AI, Connected Intelligence is expected to enhance threat detection and enable more proactive interventions.
10     Direct and operating cost savings reflect the run-rate impact of actions completed in 2026. Because these actions were completed partway through the year, we do not expect to realize the full annualized impact until 2027. Because the cash flow impact of marketing spend is period-specific, related reductions do not reflect run-rate savings.

Our integrated approach is designed to support users through every stage of their digital journey. With coverage spanning multiple settings and roles (e.g., an individual’s activity as both a parent and an employee), Connected Intelligence will support a more continuous and seamless user experience. Over time, access to broader data and richer context is expected to further improve accuracy and personalization, supporting deeper customer engagement and loyalty. These capabilities will be built and operated in accordance with applicable regulatory and privacy frameworks—a commitment we view as central to our value proposition.
Connected Intelligence is expected to support revenue growth through more effective cross-selling and upselling and increased customer value over time, while improving go-to-market efficiency through more targeted, context-aware engagement across our customer base. More fundamentally, we believe Connected Intelligence creates compounding data and trust advantages that are difficult for isolated point solutions to replicate. As our platform expands across devices, identities, institutions, and relationships over time, the breadth and depth of our data composite increases—continuously enhancing our product capabilities, deepening customer relationships, and supporting long-term value creation.
Our Growth Strategies
The digital safety challenge is large, growing, and consequential. We have an opportunity to meet a critical global need while building a stronger, more durable business. Our growth strategy is built around several key drivers we believe will expand our reach, deepen our impact, and advance our mission to make the internet safer for individuals, families, and institutions worldwide:
■Surround individuals and families with digital protection in the places they spend the most time. Our all-in-one digital safety platform spans home, school, and work, positioning Aura as an essential, always-on layer of trusted protection.
■Expand our subscriber base and deepen the value of every relationship. Our multi-pronged distribution model drives efficient subscriber acquisition through established institutional channels while extending protection across multiple dimensions of digital life. This breadth creates natural pathways for cross-sell and upsell and positions us as a critical utility, supporting deeper engagement and lasting customer loyalty.
■Enter new geographies and expand into adjacent verticals. Historically, substantially all of our revenues have been attributable to operations in the United States. Qoria's established global presence is expected to support the efficient expansion of our digital safety solutions into new global markets. Beyond geographic expansion, we continue to identify opportunities to extend our platform into adjacent verticals and customer segments, broadening our addressable market over time.
■Drive continuous innovation and deepen our product advantage with Connected Intelligence. Our ongoing investment in AI-assisted and agent-driven development workflows is accelerating product velocity and improving engineering efficiency, creating a modernized foundation that we believe will streamline the integration of Qoria’s assets and deliver benefits across the combined organization. As we bring Connected Intelligence to market, we expect to deliver increasingly proactive and personalized protection while unlocking reinforcing data and trust advantages that strengthen our competitive position over time.
■Identify strategic opportunities that create leverage and deepen our ecosystem. Our presence across home, school, and work positions Aura as a natural complement to a wide range of institutional, commercial, and community partners. We intend to selectively evaluate partnerships, distribution agreements, and acquisitions that expand our platform capabilities, extend our reach, or strengthen our position in key markets.
Employees
As of June 30, 2026, we had approximately 1,107 employees. Our employees are located in the following countries:

Country	Number of Employees
Australia	165
New Zealand	6
Spain	97
Sri Lanka	76
United Kingdom	211
United States	552

None of our employees are represented by a union or collective bargaining agreement. We believe our relationship with our employees to be positive, which is a key component of our operating strategy. Our employees are required to participate in various training sessions each year. Our ongoing training and executive learning programs are modeled after the practices of companies that we believe have reputations for service excellence.
Competition
We face a diverse range of competitors, ranging from large, established incumbents to specialized providers focused on specific functional areas. Our competitive landscape can be categorized into four core domains:
■Consumer Digital Security: This segment includes large-scale providers such as Gen Digital and McAfee that offer broad suites spanning device security, identity monitoring, and privacy tools. We also encounter competition from specialized providers that focus on singular functional areas, such as standalone password managers or VPN services. We differentiate our offering through an integrated, modern architecture designed for multi-device, multi-context digital activity, delivering all-in-one and intuitive protection.
■K–12 Cybersecurity and Student Safety: This market is currently fragmented, with participants typically focused on either network-level filtering or student-specific digital safety. Key competitors include GoGuardian, Lightspeed Systems, and Securly. These providers generally focus on school-based infrastructure, compliance, and acceptable-use enforcement within the K–12 environment. We differentiate our K–12 offering by bridging the visibility gap between the classroom and the home.
■Family Safety: Family safety is an emerging, fragmented category. Competition primarily consists of dedicated location-sharing and connectivity services, such as Life360, as well as a variety of niche parental control and digital wellbeing applications. We believe our ability to combine technical safety with behavioral insights provides a valuable solution for families.
■SMB Managed Security: The SMB managed security market is relatively underserved, as most providers focus on larger enterprises. We differentiate through a tailored, privacy-first approach to BYOD security that serves employees, SMBs, and MSPs.
Intellectual Property
Our success and ability to compete depend in part on our ability to protect our intellectual property rights. We rely on a combination of patent, trademark, copyright, trade secret and other intellectual property laws, as well as confidentiality procedures and contractual provisions to protect, maintain and enforce our proprietary technology and intellectual property rights. Our intellectual property includes the “Aura” and “Qoria” brands and other trademarks and copyrights associated with us and our offerings, and the rights to use the intellectual property of our commercial partners. Substantially all of our intellectual property and owned assets that we create or acquire associated with our content are protected by trademarks and copyrights, whether registered or unregistered.
As of June 30, 2026, we owned approximately 30 issued United States and foreign patents and one United States pending patent application. These patents are owned by our subsidiaries and are expected to expire between September 2026 and October 2039, with one patent expected to expire in August 2044. Our issued patents and patent applications collectively relate to identity theft and fraud protection, secure information storage and delivery, dynamic card verification, user and website authentication, malicious website protection, internet access and network filtering, mobile device password management and malware resistance, wireless access point security and quality assessment, network-connected computing devices, methods for classifying input fields and groups of input fields on webpages, and anomaly detection from portable computing devices.
Our Facilities
Our corporate headquarters are located in Boston, Massachusetts. In addition to our headquarters, we have offices across the United States, the United Kingdom, Australia, Spain and Sri Lanka. We believe that our current facilities meet our needs and we are confident that we will be able to obtain, if needed, additional or different space on commercially reasonable terms to accommodate future growth.
Legal Proceedings
We are currently involved in, and may in the future be involved in, various legal proceedings, claims, and government investigations arising in the ordinary course of our business. These may include matters relating to intellectual property, commercial disputes, employment, or data privacy. We are not currently a party to any legal proceedings that, in the opinion of our management, are likely to have a material adverse effect on our business, financial condition, or results of operations. Regardless of the outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources, and other factors.
In July 2025, we received a Civil Investigative Demand (“CID”) from the Federal Trade Commission (“FTC”) in connection with an investigation regarding our compliance with laws and regulations relating to the advertising, marketing, offering for sale, or sale of any parental controls product or service. In April 2026 we received follow-up information requests from the FTC. In June 2026, we received a second CID from the FTC requesting further information regarding our compliance with laws and regulations relating to the advertising, marketing, offering for sale, or sale of any parental controls product or service. We are cooperating with the investigations. At this time, the investigations are in too early a stage to assess potential outcomes. While we have implemented disclosures, policies, procedures, and training designed to comply with such laws and regulations, there can be no certainty regarding the outcome of the investigation. For additional information on risks related to our legal proceedings, see the section titled “Risk Factors—Risks Related to Regulation and Legal Compliance.”

MANAGEMENT
Executive Officers and Directors
The following table sets forth information regarding our executive officers and members of our board of directors, including their ages as of the date of this prospectus.

Name	Age	Positions
Executive Officers
Hari Ravichandran	50	Managing Director, Chief Executive Officer and Director
Tim Levy	55	Chief Executive Officer, Aura Alpha and Director
Brian DeCenzo	44	Chief Financial Officer and President
Thomas Clayton	49	Chief Operating Officer and President
Jeff Belanger	55	Chief People Officer
William Lundregan	56	Chief Legal Officer
Adam Medros	53	Chief Product Officer
Rekha Singh	61	Chief Technology Officer
Crispin Swan	51	Managing Director, K-12

Non-Employee Directors
Peter Pawlowitsch	52	Lead Independent Director
James Cash	78	Director
Sujay Jaswa	46	Director
Jeffrey Katzenberg	75	Director
Matthew Stepka	60	Director

Executive Officers
Hari Ravichandran. Mr. Ravichandran has served as our Chief Executive Officer and a member of our board of directors since 2019. Prior to Aura, Mr. Ravichandran was the Founder and Chief Executive Officer of Endurance International Group, a publicly traded global hosting and email marketing company with an enterprise value of approximately US$3.5 billion and more than 3,500 employees worldwide, from 2011 to 2017. Mr. Ravichandran holds a Master of Business Administration from the Wharton School at the University of Pennsylvania, a Bachelor of Science in Computer Engineering from Mississippi State University, and studied Electrical Engineering at Stanford University. We believe Mr. Ravichandran’s experience and success as a founder and chief executive of multiple technology companies, as well as his deep expertise in the cybersecurity sector, make him particularly qualified to serve on our board of directors.
Tim Levy. Mr. Levy has served as our Chief Executive Officer, Aura Alpha, a dedicated platform focused on driving growth and innovation for Aura, and a member of our board of directors since July 2026. Prior to our acquisition of Qoria, Mr. Levy was the Founder and Managing Director of Qoria from 2016 to 2026. Prior to founding Qoria, Mr. Levy worked in commerce and professional services. Mr. Levy was a founder of Vodafone Australia’s reseller Mo’s Mobiles, Chief Executive Officer and Chief Operating Officer of the ASX-listed telecommunications reseller B Digital Limited and a Management Consultant at Andersen, where he worked on global technology and change projects. Mr. Levy holds a Bachelor’s Degree in Commerce from the University of Western Australia and was previously a practicing Chartered Accountant. We believe Mr. Levy’s success in establishing and leading Qoria, combined with his global experience in technology businesses and consulting, make him particularly qualified to serve on our board of directors.
Brian DeCenzo. Mr. DeCenzo has served as our Chief Financial Officer since November 2024. Prior to Aura, Mr. DeCenzo served as Co-Chief Executive Officer and a member of the Board of Directors of Inxeption, a cloud-based digital commerce platform, from May 2024 until September 2024 and as President and Chief Financial Officer from August 2023 until May 2024. Previously, Mr. DeCenzo served in multiple roles at Goldman Sachs & Co. from July 2004 until August 2023, where he became Managing Director in November 2015. Most recently, he was Managing Director, TMT /

Internet Banking – Investment Banking Division from July 2021 until August 2023. From April 2019 to July 2021, he served as Chief of Staff to the President & COO of Goldman Sachs. Mr. DeCenzo holds a Bachelor of Arts degree from the University of Notre Dame and a Masters of Business Administration from Columbia Business School.
Thomas Clayton. Mr. Clayton has served as our President and Chief Operating Officer since February 2025. Prior to Aura, Mr. Clayton served as Chief Operating Officer at Peek, a B2B SaaS software company, from February 2022 until February 2025. Previously, Mr. Clayton served as Chief Revenue Officer at Bill.com (NYSE: BILL), a B2B SaaS software company, from February 2020 to February 2022. Mr. Clayton holds a Bachelor of Science degree from the University of California, Berkeley and a Master of Business Administration from Harvard Business School.
Jeff Belanger. Mr. Belanger has served as our Chief People Officer since May 2025. Prior to Aura, Mr. Belanger served as Chief People and Operations Officer of Semarchy, a master data management enterprise and SaaS business. From January 2022 to June 2023, Mr. Belanger served as Chief People Officer of Entera, a property and financial technology SaaS and real estate brokerage company. Previously, Mr. Belanger served as Global Chief Human Resources Officer at SEMRush, a SaaS software platform for digital marketing, from July 2020 until October 2021. Mr. Belanger holds a Bachelor of Arts degree from St. John Fisher University.
William Lundregan. Mr. Lundregan has served as our Chief Legal Officer since April 2025. Prior to Aura, Mr. Lundregan served as General Counsel at Finalsite, a leading SaaS provider in the education sector from October 2023 to April 2025. From 2016 to 2023, Mr. Lundregan served as Chief Legal Officer and Secretary at Starry (NYSE: STRY), a consumer internet provider. Mr. Lundregan holds a Bachelor of Arts degree from Georgetown University, a Juris Doctor from Boston College Law School and a Master of Business Administration from the Boston College Carroll School of Management.
Adam Medros. Mr. Medros has served as our Chief Product Officer since March 2026. Prior to Aura, Mr. Medros was Chief Executive Officer of Spark Networks, a multi-brand global subscription portfolio, from February 2024 to February 2026. Previously, Mr. Medros served as Chief Operating Officer at Embark Veterinary, a canine genomics and biotechnology company, from March 2021 until March 2023. Prior to that, Mr. Medros held various positions at edX, an online course provider. Most recently, he was President and Co-Chief Executive Officer from October 2019 until March 2021. In addition, Mr. Medros held various positions, including Senior Vice President of Global Product, at Tripadvisor (NASDAQ: TRIP) from 2004 to 2017. Mr. Medros holds a Bachelor of Arts degree from Dartmouth College and Master of Business Administration from Harvard Business School.
Rekha Singh. Ms. Singh has served as our Chief Technology Officer since June 2025. Prior to Aura, Ms. Singh served as Senior Vice President of Engineering, Analytics, and Data Science at GoBrands, a consumer goods and food delivery company, from August 2020 to August 2023. Previously, Ms. Singh served in multiple roles at Tripadvisor (NASDAQ: TRIP), an online travel agency and comparison shopping platform, from September 2008 to August 2020. Most recently, she was Vice President of Engineering, Product from March 2011 until August 2020. Ms. Singh holds a Bachelor of Science degree in Computer Science from Western Michigan University and a Master of Science in Computer Science from the University of Massachusetts Boston.
Crispin Swan. Mr. Swan has served as our Managing Director, K-12 since July 2026. Prior to our acquisition of Qoria, Mr. Swan was Chief Operating Officer of Qoria from 2022 to 2026. Previously, Mr. Swan was Executive Director - Sales at Qoria from 2016 to 2022. Prior to that, Mr. Swan held various roles at Lucent, Cisco, Schumberger and Mavenir. Mr. Swan holds a Bachelor of Arts degree in European Business Studies from University of Portsmouth and Fachhochschule Münster.
Non-Employee Directors
Peter Pawlowitsch. Mr. Pawlowitsch has served on our board of directors since July 2026. Mr. Pawlowitsch has served on the board of directors of Qoria from 2019 until its acquisition by Aura. Mr. Pawlowitsch is an experienced ASX company director, specializing in technology businesses and the transition from start-up to sustainability. Mr. Pawlowitsch has been a director of numerous ASX-listed companies over the last two decades and currently serves as a director of Novatti Group Ltd, VRX Silica Ltd and Fortuna Metals Limited. Mr. Pawlowitsch holds a Bachelor of Commerce from University of Western Australia and a Master of Business Administration from Curtin University. Mr. Pawlowitsch is also a Fellow of the Governance Institute of Australia and a Certified Practicing Accountant (CPA). We believe Mr. Pawlowitsch's extensive experience in technology businesses and the transition from start-up to sustainability and extensive experience as a director of ASX-listed companies, as well as his more than 20 years of experience in the accounting profession, business management, and the evaluation of businesses and projects, make him particularly qualified to serve on our board of directors.

Sujay Jaswa. Mr. Jaswa has served on our board of directors since 2019. Since 2016, Mr. Jaswa has been a Co-Founder and Managing Partner of WndrCo, a technology holding company, where he serves as Founding Chairman of Aura, Point Wild, Super Unlimited, and Twingate, and where he also led WndrCo’s investments in 1Password and Quince. Since 2020, Mr. Jaswa has also been a Co-Founder and Managing Partner of WndrCo Capital Management, a venture capital firm, where he has led investments in Databricks, Waymo, SpaceX, Figma, Cursor, Quince, Yassir, Abridge, Meter, Harvey, and WndrHLTH. Previously, Mr. Jaswa was the Business Founder, Chief Financial Officer, and Vice President of Business at Dropbox (NASDAQ: DBX), where he created and led the company’s global business and finance organizations. During his tenure from 2010 to 2015, Dropbox grew from an early-stage startup into a leading global technology company. Earlier in his career, Mr. Jaswa was a Principal at New Enterprise Associates from 2008 to 2010, where he was involved in early investments in Workday, Cloudflare, and Playdom. He was also an individual investor in Guardant Health, Facebook, and SpaceX. Mr. Jaswa is a Lecturer on startups at Stanford University’s Graduate School of Business, and sponsors research awards at Stanford’s Department of Psychiatry, UCSF’s Cancer Center, and Harvard Business School. Mr. Jaswa holds a Bachelor of Arts degree in Economics from Princeton University and a Master of Business Administration from Harvard Business School. We believe Mr. Jaswa’s substantial business and financial acumen, which he has acquired while operating and investing in the technology sector, makes him particularly qualified to serve on our board of directors.
Jeffrey Katzenberg. Mr. Katzenberg has served on our board of directors since 2021. Since 2016, Mr. Katzenberg has been a Co-Founder and Managing Partner of WndrCo, a technology holding company, where he has led WndrCo’s investments in Airtable, Deel, Placer.ai, and ID.me, and served as a Director of Aura and Point Wild. Since 2020, Mr. Katzenberg has also been a Co-Founder and Managing Partner of WndrCo Capital Management, a venture capital firm, where he has led investments in Anduril, Waymo, ElevenLabs, Deel, Meter, Granola, Harvey, and Abridge. From 2004 to 2016, Mr. Katzenberg served as the Chief Executive Officer and member of the board of directors of DreamWorks Animation. Mr. Katzenberg co-founded and was a principal member of DreamWorks LLC (“Old DreamWorks Studios”) from its founding in October 1994 until its sale to Paramount in January 2006. Prior to founding Old DreamWorks Studios, Mr. Katzenberg served as Chairman of The Walt Disney Studios from 1984 to 1994. Prior to joining Disney, Mr. Katzenberg was President of Production at Paramount Pictures. He has also served on the boards or as a trustee of the following organizations: AIDS Project Los Angeles, American Museum of the Moving Image, Cedars-Sinai Medical Center, California Institute of the Arts, Geffen Playhouse, Michael J. Fox Foundation for Parkinson’s Research, Motion Picture & Television Fund Foundation, University of Southern California School of Cinematic Arts, and The Simon Wiesenthal Center. He previously served as a director of Zynga Inc. from April 2011 until June 2014. We believe Mr. Katzenberg’s over 35 years of experience in the entertainment industry, together with the substantial business and financial acumen he has acquired while operating and investing in the entertainment and technology sectors, make him particularly qualified to serve on our board of directors.
Matthew Stepka. Mr. Stepka has served on our board of directors since July 2026. Mr. Stepka has served as Managing Director at Machina Ventures, an investment firm focused on early stage, artificial intelligence enabled companies, since 2017. Prior to Machina Ventures, Mr. Stepka was Vice President, Business Operations and Strategy at Google (NASDAQ: GOOG) from 2007 to 2016, where he led and incubated strategic initiatives, especially mission-driven projects with high social impact. Prior to Google, Mr. Stepka held positions including Vice President at drugstore.com, Chief Operating Officer at WorldRes, a leading online hotel reservation network, Management Consultant with McKinsey & Company, and Systems Consultant with PricewaterhouseCoopers LLP. Mr. Stepka holds Bachelor of Science degrees in Computer Engineering and Management from Case Western Reserve University and a Juris Doctor from UCLA School of Law. We believe Mr. Stepka's extensive experience in technology investment, business operations and strategy, and artificial intelligence, as well as his leadership across both early stage and large-scale technology companies, make him particularly qualified to serve on our board of directors.
James Cash, Jr., Ph.D. Dr. Cash has served on our board of directors since 2021. Dr. Cash is the retired James E. Robison Professor of Business Administration and Senior Associate Dean, Emeritus, at Harvard Business School, where he served from 1976 to 2003. During his tenure at Harvard, Dr. Cash served as the Chairman of the MBA Program from 1992 to 1995 and as Senior Associate Dean and Chairman of HBS Publishing from 1998 to 2003. Dr. Cash is a former board and audit committee member of General Electric (NYSE: GE), Microsoft (NASDAQ: MSFT), Sprint, Scientific Atlanta, State Street Corp. (NYSE: STT) and Wal-Mart (NASDAQ: WMT). Dr. Cash holds a Bachelor of Science degree in Mathematics from Texas Christian University, a Master of Science in Computer Science from Purdue University’s Graduate School of Mathematical Sciences and Doctor of Philosophy in Management Information Systems and Accounting from Purdue University’s Krannert Graduate School of Management. We believe Dr. Cash’s experience as a senior administrator at a premier academic institution brings a unique perspective on organization structure and talent management. In addition, Dr. Cash’s extensive experience as a public-company director provides him a deep expertise in boardroom dynamics and shareholder relations, and makes him particularly qualified to serve on our board of directors.

Family Relationships
There are no family relationships among any of our directors or executive officers.
Board Composition
Our business and affairs are managed under the direction of the board of directors. Our board of directors initially consists of seven directors. Our amended and restated certificate of incorporation and bylaws provide that the number of directors on our board of directors will be fixed from time to time by resolution of the board of directors.
When considering whether directors have the experience, qualifications, attributes or skills, taken as a whole, to enable our board of directors to satisfy its oversight responsibilities effectively in light of our business and structure, the board of directors focuses primarily on each person’s background and experience as reflected in the information discussed in each of the directors’ individual biographies set forth above. We believe that our directors provide an appropriate mix of experience and skills relevant to the size and nature of our business.
Classified Board of Directors
Our board of directors is divided into three classes with staggered three-year terms. At each annual general meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. Our directors will be divided among the three classes as follows:
■the Class I directors will be Matthew Stepka and James Cash, and their terms will expire at the annual meeting of stockholders to be held in 2027;
■the Class II directors will be Peter Pawlowitsch and Tim Levy, and their terms will expire at the annual meeting of stockholders to be held in 2028;
■the Class III directors will be Hari Ravichandran, Sujay Jaswa and Jeffrey Katzenberg, and their terms will expire at the annual meeting of stockholders to be held in 2029.
We expect that any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one‑third of the directors. The division of our board of directors into three classes with staggered three‑year terms may delay or prevent a change of our management or a change in control.
Director Independence
Our board of directors undertook a review of the independence of our directors and considered whether any director has a material relationship with us, either directly or as an officer, partner, or stockholder of a company that has a relationship with us. Our board of directors has affirmatively determined that Peter Pawlowitsch, Matthew Stepka and James Cash are each an “independent director,” as defined under the rules of the ASX. In making these determinations, our board of directors considered the current and prior relationships that each director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each director, and the transactions involving them described in the section titled “Certain Relationships and Related Party Transactions.”
Board Committee Composition
The board has established an audit and risk committee and a remuneration and nomination committee.
Audit Committee
The audit and risk committee, which consists of James Cash, Peter Pawlowitsch, and Sujay Jaswa, will assist the board in overseeing our accounting and financial reporting processes and the audits of our financial statements as well as our risk management framework, internal controls, and compliance with applicable laws and regulations. James Cash serves as Chair of the committee. The audit and risk committee consists exclusively of members of our board. Our board has determined that the composition of the audit and risk committee satisfies the independence requirements set forth in the ASX Listing Rules and the ASX Corporate Governance Council Recommendations (Recommendations 4.1 and 7.1).

The audit and risk committee is responsible for:
■reviewing and making recommendations to the board of directors in relation to our financial statements, accounting policies and other periodic corporate reporting;
■reviewing and making recommendations to the board in relation to the scope, adequacy, and effectiveness of the external audit, including the audit plan, fees, and other terms of engagement;
■reviewing the performance, independence, and objectivity of the external auditor at least annually and recommending to the Board the selection and removal of the external auditor;
■developing and overseeing the implementation of, and compliance with, our policy on the engagement of the external auditor to supply non-audit services;
■reviewing the scope, adequacy, and performance of the internal audit function, including its independence from the external auditors and management;
■overseeing and advising the board on risk management matters, including risk appetite and the management of key financial and non-financial risks, and reviewing our risk management framework at least annually;
■monitoring the adequacy and effectiveness of our internal control framework and reviewing any material incident involving fraud or a breakdown of internal controls;
■at least annually, evaluating and making recommendations to the Board in relation to the structure and adequacy of our insurance program;
■reviewing the procedures we have in place to ensure compliance with applicable laws and regulations, and considering the overall adequacy and effectiveness of our legal, regulatory, and ethical compliance programs;
■reviewing our business continuity plans; and
■review and discuss with management and our independent auditor the adequacy and effectiveness of our legal, regulatory, and ethical compliance programs; and
■reviewing our corporate, financial, and other reporting and disclosure processes, including the process to verify the integrity of any periodic corporate report released to the market that is not audited or reviewed by the external auditor.
Our audit committee operates under a written charter that satisfies the listing standards of the ASX.
Remuneration and Nomination Committee
The remuneration and nomination committee, which consists of Peter Pawlowitsch, Jeffrey Katzenberg, and Sujay Jaswa, will assist the board in determining executive officer compensation and board nomination matters. Peter Pawlowitsch serves as Chair of the committee. The committee will review and recommend to the board for determination the compensation of each of our executive officers. Under ASX listing rules, the committee must consist solely of non-executive directors, an independent director as Chair, and a minimum of three members of the board. Each member of our remuneration and nomination committee is a non-executive director.
The remuneration and nomination committee is be responsible for:
■reviewing and recommending to our board the selection, appointment, remuneration, performance evaluation and succession plans for the chief executive officer, including contract terms, annual remuneration and participation in our incentive plans;
■on the recommendation of the chief executive officer, reviewing and recommending to our board the selection, appointment, remuneration, performance evaluation and succession plans for other senior executives;
■conducting regular reviews of, and monitoring the implementation of, our remuneration framework;
■approving major changes and developments in our policies and procedures related to recruitment, retention, termination and performance assessment;
■reviewing and recommending to our board major changes and developments in relation to our employee incentive plans, including equity plans;
■overseeing the operation of our employee incentive plans and recommending to the board whether offers are to be made under any of those plans in respect of a financial year;
■reviewing and recommending to the board the remuneration arrangements for the Chair of the board and the non-executive directors, including fees, travel and other benefits;

■engaging and terminating, in its sole discretion, any compensation consultant or other advisor to assist in the evaluation of the chief executive officer’s compensation or any other matter that comes before the committee;
■assisting the board to develop and regularly review its board skills matrix setting out the mix of skills, expertise, competencies, experience and diversity that the board currently has or is looking to achieve in its membership;
■reviewing and recommending to the board the size and composition of the board, including review of board succession plans; and
■developing and recommending to the board measurable objectives for achieving gender diversity in the composition of the board, senior executives and workforce generally.
Our remuneration and nomination committee operates under a written charter that satisfies the applicable rules and regulations of the ASX.
Code of Business Conduct and Ethics
Our board of directors has adopted a code of business conduct and ethics that applies to all of our directors, officers, and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. The full text of our code of business conduct and ethics is posted on the investor relations page on our website at https://www.aura.com. We intend to disclose any amendments to our code of business conduct and ethics, or waivers of its requirements, applicable to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, on our website identified above, or in filings under the Exchange Act. The information on, or that can be accessed through, any of our websites is deemed not to be incorporated in this prospectus or to be part of this prospectus.

EXECUTIVE COMPENSATION
This section discusses the material components of the executive compensation program for our executive officers who are named in the “2025 Summary Compensation Table” below. In 2025, our “named executive officers” and their positions were as follows:
■Hari Ravichandran, Chief Executive Officer;
■Thomas Clayton, Chief Operating Officer; and
■Rekha Singh, Chief Technology Officer.
This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt in the future may differ materially from the currently planned programs summarized in this discussion. As an “emerging growth company” as defined in the JOBS Act, we are not required to include a Compensation Discussion and Analysis section and have elected to comply with the scaled disclosure requirements applicable to emerging growth companies.
2025 Summary Compensation Table
The following table sets forth information concerning the compensation of our named executive officers for the year ended December 31, 2025. Certain columns have been omitted where no compensation was awarded to, earned by or paid to any of our named executive officers.

Name and Principal Position	Salary ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Hari Ravichandran Chief Executive Officer	136,539	2,970,000	42,500	11,841	3,160,880
Thomas Clayton Chief Operating Officer	407,692	2,142,000	175,240	7,981	2,732,913
Rekha Singh Chief Technology Officer	269,231	835,000	115,875	5,769	1,225,875

(1)Amounts reflect the full grant-date fair value of stock options granted during fiscal year 2025 computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. We provide information regarding the assumptions used to calculate the value of all stock awards and option awards made to executive officers in Note 13 to our audited financial statements.
(2)Amounts reflect annual performance bonuses earned by each of our named executive officers for service in fiscal year 2025 and paid in cash in 2026. See “Performance Bonuses” below for more details.
(3)Amounts reflect our contributions to the applicable named executive officer’s 401(k) plan in fiscal year 2025. See “Retirement Plans” below for more details.
Salaries
In fiscal year 2025, our named executive officers received an annual base salary to compensate them for services rendered to the Company. The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities.
For 2025, Mr. Ravichandran’s base salary was $500,000 until March 11, 2025 when Mr. Ravichandran and the Company entered into an employment agreement that, among other things, reduced Mr. Ravichandran’s salary to $50,000 per year. Mr. Clayton’s base salary was $500,000 per year; and Ms. Singh’s base salary was $500,000 per year. Amounts in the table above reflect actual amounts paid to our named executive officers for their service in 2025, including for part-year service for Mr. Clayton and Ms. Singh, who commenced employment with us on March 1, 2025 and June 19, 2025, respectively.
Performance Bonuses
We maintain an annual performance-based cash bonus program in which each of our named executive officers participated in 2025. Each named executive officer’s target bonus is expressed as a percentage of base salary, and for 2025 was as follows: Mr. Ravichandran: 100%; Mr. Clayton: 50%; and Ms. Singh: 50%. Bonus amounts paid to Mr. Clayton and Ms. Singh under our annual performance-based cash bonus program were prorated to adjust for their actual period of service with us in fiscal year 2025 from their date of hire, described above. The bonus amount paid to Mr. Ravichandran was calculated based on his base salary of $50,000 in place at the end of 2025.
For 2025, individual bonus opportunities were based on Company performance targets used to establish the overall bonus pool. Company performance goals for 2025 were set by our board of directors based on annual recurring revenue targets. Our board of directors determined that the Company’s fiscal year 2025 actual performance was achieved at 85% of target goals.
The actual annual cash bonuses awarded to each named executive officer for 2025 performance are set forth above in the Summary Compensation Table in the column entitled “Non-Equity Incentive Plan Compensation.”
Equity-Based Compensation
Each of our named executive officers currently holds equity incentive awards under our 2024 Equity Incentive Plan (the “2024 Plan”) as set forth in the Outstanding Equity Awards Table below.
In 2025, we granted option awards covering shares of our common stock to each of our named executive officers. Mr. Ravichandran received a stock option award covering 3,000,000 shares; Mr. Clayton received a stock option award covering 2,100,000 shares; and Ms. Singh received a stock option award covering 500,000 shares. As permitted by the terms of Mr. Ravichandran’s employment agreement, Mr. Ravichandran’s option award was transferred to Grapevine # 2 LLC, an entity controlled by Mr. Ravichandran. Each award vests as to 1/4th of the shares underlying the option on the first anniversary of the vesting commencement date and 1/48th of the shares underlying the option on each monthly anniversary of the vesting commencement date thereafter, subject to the executive continuing to provide services to us through the applicable vesting date.
The Company 2026 Incentive Award Plan (the “2026 Plan”) facilitates the grant of cash and equity incentives to directors, employees (including our named executive officers) and consultants of our company and certain of its affiliates and to enable our company and certain of its affiliates to obtain and retain services of these individuals, which is essential to our long-term success. For additional information about the 2026 Plan, please see the section titled “Equity Incentive Plan” below.
Other Elements of Compensation
Retirement Plans
We currently maintain a defined contribution 401(k) retirement savings plan for our employees, including our named executive officers, who satisfy certain eligibility requirements. Our named executive officers are eligible to participate in the 401(k) plan on the same terms as other full-time employees. The Internal Revenue Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan. Currently, we match contributions made by participants in the 401(k) plan up to a specified percentage of the employee contributions. We believe that providing a vehicle for tax-deferred retirement savings through our 401(k) plan adds to the overall desirability of our executive compensation package and further incentivizes our employees, including our named executive officers, in accordance with our compensation policies.
Employee Benefits and Perquisites
All of our full-time U.S. employees, including our named executive officers, are eligible to participate in our health and welfare plans, including medical, dental and vision benefits; medical and dependent care flexible spending accounts; short-term and long-term disability insurance; and life insurance.
We did not provide any other perquisites to our named executive officers in 2025, although we evaluate the need for any perquisites to attract or retain our talent, including our named executive officers.
No Tax Gross-Ups
We do not make gross-up payments to cover our named executive officers’ personal income taxes that may pertain to any of the compensation or perquisites paid or provided by our company.

Outstanding Equity Awards at Fiscal Year-End
The following table summarizes the number of shares of common stock underlying outstanding equity incentive plan awards for each named executive officer as of December 31, 2025. Each award covers shares of our common stock granted under our 2024 Plan. Columns for which there is no accompanying disclosure have been omitted from this table.

				Option Awards
Name	Grant Date	Vesting Start Date		Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date
Hari Ravichandran(1)	6/1/2024	9/23/2020	(2),(3)	4,500,000	—	1.71	9/22/2030
	2/25/2025	6/1/2024	(2)	1,125,000	1,875,000	3.64	2/24/2035
Thomas Clayton	2/25/2025	3/6/2025	(2)	—	2,100,000	3.64	2/24/2035
Rekha Singh	8/13/2025	6/16/2025	(2)	—	500,000	3.64	8/12/2035

(1)Options reported for Mr. Ravichandran are held of record by Grapevine # 2 LLC, a limited liability company of which Mr. Ravichandran is the controlling person. Mr. Ravichandran is deemed to beneficially own the options held by Grapevine #2 LLC.
(2)The option vests as to 1/4th of the shares underlying the option on the first anniversary of the vesting commencement date and 1/48th of the shares underlying the option on each monthly anniversary of the vesting commencement date thereafter, subject to the executive continuing to provide services to us through the applicable vesting date.
(3)In the event of a change in control (as defined in Mr. Ravichandran’s employment agreement), vesting as to 50% of any then-unvested shares underlying the option will accelerate and immediately vest on the completion of the change in control and the remainder will accelerate and immediately vest on the earlier of (i) the first anniversary of the change in control or (ii) the date Mr. Ravichandran’s employment is terminated either by us without cause or by Mr. Ravichandran with good reason.

EXECUTIVE COMPENSATION ARRANGEMENTS
We have entered into employment agreements or offer letters with each of our named executive officers. These agreements set forth the terms and conditions of employment of each named executive officer, including initial base salary, standard employee benefits eligibility, and certain severance provisions described below.
Existing Employment Arrangements
Hari Ravichandran. We entered into an employment agreement with Mr. Ravichandran, dated March 11, 2025, to serve as our full-time Chief Executive Officer. Mr. Ravichandran’s employment has an initial three-year term commencing January 1, 2025, with automatic one-year renewals unless either party delivers a non-renewal notice at least 90 days prior to expiration. Either we or Mr. Ravichandran may terminate the employment at any time in accordance with the agreement. Under the agreement, Mr. Ravichandran receives a base salary, eligibility for our annual bonus programs, and our standard benefits, including health and welfare coverage, paid vacation as reasonably agreed with the Board under our vacation policy, and expense reimbursement based on our standard policies.
As a condition of employment, Mr. Ravichandran is bound by confidentiality obligations set forth in his employment agreement. Mr. Ravichandran’s employment agreement also restricts him from certain activities after his employment ends. During the term of employment and for twelve months after, Mr. Ravichandran may not, directly or indirectly, become an employee, director, independent contractor, consultant, or service provider to, or acquire any financial interest in, a competitor, or otherwise solicit any of our customers or suppliers in connection with a competing business activity or current service providers or former service providers within six months of their service with us. The employment agreement also contains a non-disparagement provision restricting Mr. Ravichandran from making disparaging statements about the Company, its affiliates, their businesses, or our officers, directors, employees, or stockholders during employment and for two years thereafter.
Mr. Ravichandran’s employment agreement provides for severance benefits. If we terminate Mr. Ravichandran without “cause” or he resigns for “good reason” (each as defined in the agreement), he will receive twelve months of his base salary (at the rate in effect when his employment ends); an amount equal to the greater of his prior year’s annual bonus and his target annual bonus opportunity for the then-current calendar year (paid over twelve months), which together with the base salary severance must equal no less than $1 million in the aggregate; a pro-rated bonus for the year of termination; the prior year’s bonus if unpaid as of the termination date; and a grossed-up lump sum equal to twelve months of COBRA premiums in lieu of continued health benefits coverage. In addition, Mr. Ravichandran will be credited with an additional 24 months of service toward vesting of all then-unvested equity awards under our equity incentive plan. If this qualifying termination occurs during the twelve-month period following a change in control (as defined in the agreement), all of Mr. Ravichandran’s then-unvested equity awards under the Company’s equity incentive plans will immediately vest in full as of the termination date. All severance benefits are subject to Mr. Ravichandran’s execution and non-revocation of a release of claims in favor of the Company and substantially in the form attached to his employment agreement. In the event of a termination of employment due to Mr. Ravichandran’s death or “disability” (as defined in the agreement), he is entitled to a pro-rated annual bonus for the year of termination, the prior year’s bonus if unpaid as of the termination date and an extended exercise period for any then-outstanding options until the earlier of the third anniversary of the date of termination or the last date of exercise pursuant to the applicable option’s terms.
Thomas Clayton. We entered into an offer letter with Thomas Clayton, dated January 29, 2025, to serve as our full-time President & Chief Operating Officer. Mr. Clayton’s employment has no fixed term, and either we or Mr. Clayton may terminate the employment at any time. Under the offer letter, Mr. Clayton receives a base salary, eligibility for our annual bonus programs, and our standard benefits, including health, disability, and life insurance, paid time off and sick leave under our applicable policies, and expense reimbursement based on our standard policies.
As a condition of employment, Mr. Clayton signed our standard confidentiality and proprietary rights agreement. During the term of employment and for one year thereafter, Mr. Clayton may not become an employee, director, independent contractor, consultant, or service provider to, or acquire any financial interest in, a competitor, or otherwise solicit any of our service providers or customers. Mr. Clayton’s offer letter also contains a non-disparagement provision restricting him from making disparaging statements about the Company, its affiliates, their businesses, or our officers, directors, employees, or stockholders during the term of employment and after.
Under his offer letter, Mr. Clayton is eligible to receive an additional equity award for a number of shares equal to 0.5% of the Company, in the form of options or restricted stock units, upon the Company’s achievement of certain annual recurring revenue and cash-flow or overall market valuation goals by March 1, 2027 (the “Clayton Performance Award”).

The Clayton Performance Award is subject to acceleration in the event we complete a public offering prior to the achievement of either performance condition.
If we terminate Mr. Clayton’s employment without “cause” (as defined in the offer letter), he will receive a lump-sum cash payment equal to twelve months of his base salary (at the rate in effect when his employment ends), payable within 30 days of termination, a pro-rated target bonus for the year in which the termination occurs, the prior year bonus at target attainment if unpaid as of the termination date, twelve months of continued health benefits through COBRA paid by us and an extended exercise period for outstanding vested options until the earlier of the one-year anniversary of the date of termination or the last date of exercise pursuant to the applicable option’s terms.
Rekha Singh. We entered into an offer letter with Rekha Singh, dated May 9, 2025, to serve as our full-time Chief Technology Officer. Ms. Singh’s employment has no fixed term, and either we or Ms. Singh may terminate the employment at any time. Under the offer letter, Ms. Singh receives a base salary, eligibility for our annual bonus programs, and our standard benefits, including health, disability, and life insurance, paid time off and sick leave under our applicable policies, and expense reimbursement based on our standard policies.
As a condition of employment, Ms. Singh signed our standard confidentiality and proprietary rights agreement. During the term of employment and for one year thereafter, Ms. Singh may not become an employee, director, independent contractor, consultant, or service provider to, or acquire any financial interest in, a competitor, or otherwise solicit any of our service providers or customers. Ms. Singh’s offer letter also contains a non-disparagement provision restricting her from making disparaging statements about the Company, its affiliates, their businesses, or our officers, directors, employees, or stockholders during the term of employment and after.
If we terminate Ms. Singh’s employment without “cause” (as defined in the offer letter), she will receive a lump-sum cash payment equal to twelve months of her base salary (at the rate in effect when her employment ends), payable within 30 days of termination, a pro-rated target bonus for the year in which the termination occurs, the prior year bonus at target attainment if unpaid as of the termination date, twelve months of continued health benefits through COBRA paid by us and an extended exercise period for outstanding vested options until the earlier of the one-year anniversary of the date of termination or the last date of exercise pursuant to the applicable option’s terms.
Director Compensation
The following table sets forth information concerning the compensation earned by our directors during the year ended December 31, 2025, except for Mr. Ravichandran, our Chief Executive Officer, who did not receive any additional compensation for his service as a director and whose compensation as the Chief Executive Officer is set forth in the executive compensation discussion above. Certain columns have been omitted where no compensation was awarded to, earned by or paid to any of our directors.
2025 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Sujay Jaswa	—	—	—	—	—
Jeffrey Katzenberg	—	—	—	—	—
Trevor Oelschig	—	—	—	—	—
Jim Cash	—	—	—	—	—
Brian Chang	—	—	—	—	—
Chandler Reedy	—	—	—	—	—
Sameer Gandhi	—	—	—	—	—
Robert Downey Jr. (1)	—	—	—	5,000,000	5,000,000
Bruce Lev	—	—	—	—	—

(1)Amounts for Mr. Downey Jr. in the “All Other Compensation” column reflect payments related to a celebrity endorsement agreement, under which Mr. Downey Jr. participated in a Company marketing campaign. We subsequently terminated the agreement, effective February 14, 2025, although Mr. Downey Jr. continued to serve on our board as of December 31, 2025.

The table below shows the aggregate numbers of option awards (exercisable and unexercisable) and unvested stock awards held as of December 31, 2025 by each non-employee director who was serving as of December 31, 2025.

Name	Options Outstanding at Fiscal Year End	Unvested Restricted Shares Outstanding at Fiscal Year End
Sujay Jaswa	—	—
Jeffrey Katzenberg	—	—
Trevor Oelschig	—	—
Jim Cash	250,000	—
Brian Chang	—	—
Chandler Reedy	—	—
Sameer Gandhi	—	—
Robert Downey Jr.	—	312,500
Bruce Lev	—	—

Non-Employee Director Compensation Policy
Effective as of the closing of the Transactions, we adopted the Non-Employee Director Compensation Policy. Pursuant to the Non-Employee Director Compensation Policy, our non-employee directors will receive cash compensation as set forth in the tables below, denominated in Australian Dollars.

Board Service	$ (AUD)
Chair (Executive)	$—
Deputy Chair	$240,000
Independent Director	$175,000

Additional Service (additional amounts)	$ (AUD)
Lead Independent Director	$25,000
Committee Chair	$30,000
Committee Member	$10,000

The Deputy Chair also receives a professional development budget up to $15,000 per year, reimbursed by the Company. The Executive Chair receives no additional remuneration for his service on our board.
Under the Non-Employee Director Compensation Policy, unless otherwise provided by the Board prior to commencement of service of an applicable director, each non-employee director is eligible to receive an award (or awards) of restricted stock units, subject to service-based vesting conditions based on the director’s continued service on our board.
We may also reimburse non-employee directors for all travel, hotel and other expenses properly incurred in connection with attendance at board and committee meetings.
We have also agreed to grant Jim Cash, a non-employee director, a number of restricted stock units having a grant date value equal to $1 million (USD) in connection with the closing of the Transactions in recognition of Mr. Cash’s continued service on our board and as Chair of our Audit Committee. Mr. Cash’s award will be fully vested as to 50% of the restricted stock units on the grant date, and the remaining 50% will vest after one-year, subject to Mr. Cash’s continued service on our board through the vesting date.

EQUITY INCENTIVE PLANS
2024 Equity Incentive Plan
The purpose of the 2024 Plan is to help us attract and retain the services of employees, directors and consultants and promote Aura’s success. The 2024 Plan permits the grant of stock options (both nonqualified stock options and incentive stock options as defined under the U.S. Internal Revenue Code of 1986, as amended (“Code”)), equity appreciation rights, restricted stock, restricted stock units, performance awards and other awards (collectively, “awards”). Such awards cover shares of our common stock, but the administrator of the 2024 Plan may choose to grant or settle awards in CHESS Depository Interests of Aura corresponding to shares of our common stock that are traded on the Australian Securities Exchange (“CDIs”).
Authorized Shares. As of July 31, 2026, there were options to purchase 25,875,386 shares of our common stock outstanding under the 2024 Plan with a weighted-average exercise price per share of $2.95. In connection with the effectiveness of the 2026 Plan, no further awards will be granted under the 2024 Plan. However, all outstanding awards will continue to be governed by their existing terms.
Adjustments. In the event that any dividend or other distribution (whether in the form of cash, shares of common stock, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares of common stock or other securities of Aura, or other change in the corporate structure of Aura affecting the shares of common stock occurs, the administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the 2024 Plan, may adjust the number and class of shares of common stock that may be delivered under the 2024 Plan or the number, class, and price of shares of common stock covered by each outstanding award.
Administration. Our board or an authorized committee thereof has the authority to administer the 2024 Plan. Subject to the provisions of the 2024 Plan, the administrator may establish such rules and regulations as it deems necessary or appropriate for the proper administration of the 2024 Plan and to make such determinations and interpretations and to take such action under the 2024 Plan and any awards granted as it deems necessary or advisable.
Eligibility. Awards may be granted to our employees, individual independent contractors, officers, directors and other service providers of Aura or any present or future subsidiary corporation or other affiliated entity. Incentive stock options (“ISOs”) may be granted only to employees who, at the time of grant, are employees of Aura or any subsidiary corporation.
Awards.
■Stock Options. Stock options may be granted as an ISO or an NSO. The exercise price of a stock option may not be less than the fair market value of the shares of common stock subject to the stock option on the date the stock option is granted (or less than 110% of the fair market value if the participant owns shares possessing more than 10% of the total combined voting power of all classes of shares of common stock or any affiliate (“ten percent stockholder”)). ISOs are not exercisable after the expiration of 10 years from the date of grant (or five years, in the case of an ISO issued to a ten percent stockholder).
■Equity Appreciation Rights. An equity appreciation right (“EAR”) is a right that entitles the participant to receive, in cash, shares of common stock or a combination thereof, as determined by the administrator, with value equal to or otherwise based on the excess of: (i) the fair market value of a specified number of shares of common stock at the time of exercise over; and (ii) the reference price of the EAR, as established by the administrator on the date of grant. If an EAR is granted in tandem with stock options, the reference price of the EAR must equal the exercise price of the tandem stock option. Upon the payout event of an EAR, a participant is entitled to receive the amount by which the fair market value of the shares of common stock at the time of exercise exceeds the reference price of the EAR. Payout events shall be determined by the administrator.
■Restricted Stock and Restricted Stock Units. A restricted stock award is a grant of shares of common stock that are subject to certain transfer restrictions or other conditions (including continued employment) that lapse over such specified periods of time as the administrator determines. Restricted stock awards shall be subject to terms and conditions determined by the administrator, including without limitation, restrictions on the sale or other disposition of the restricted shares and restrictions requiring the forfeiture of shares on a termination of continued employment or service. The administrator may require the participant to deliver a signed stock power, endorsed in blank, covering restricted shares, and may also require that the certificates evidencing the restricted shares be held in custody until any restrictions lapse. Restricted stock units (“RSUs”) are a right to receive shares of common stock (a cash payment, or a combination of shares and cash) upon the satisfaction of certain vesting conditions (including continued employment) as determined by the administrator. Each award agreement evidencing a grant of restricted stock or RSUs sets forth the terms and conditions of each award, including vesting and forfeiture provisions, transferability and, if applicable, the right to receive dividends or dividend equivalents.
■Performance Awards. Performance awards include any award that the administrator has determined is subject to performance goals, which depending on the extent to which such performance goals are attained, determines the number of shares of common stock or value that shall be provided to the participant. Performance awards may take such form as may be determined by the administrator, including, without limitation, cash, stock options, shares of common stock, restricted stock or restricted stock units, other stock-based awards or any combination thereof.
■Other Awards. Other awards may be payable in cash or shares of common stock, the grant, issuance, retention, vesting and/or transferability of which is subject during specified periods of time to such conditions and terms as the administrator deems appropriate.
Transferability. Unless determined otherwise by the administrator, awards may not be transferred in any manner other than by will or by the laws of descent and distribution, and may be exercised, during the lifetime of the participant only by the participant or, in the event of the participant’s disability, by the participant’s personal representative. At the administrator’s discretion, stock options may be transferred to the participant’s immediate family, trust, partnership or limited liability company for the benefit of the participant and on terms established by the administrator.
Repurchase. Upon the participant’s termination of service with Aura, we have the right to repurchase any shares of common stock obtained by the participant under any award (including shares obtained by the exercise of a stock option, settlement of an EAR or RSU). The repurchase right may be exercised by us with written notice to the participant no later than 180 days after the event giving rise to the repurchase option. Consideration for the shares to be repurchased shall be paid by us based on the fair value of the shares on the date of the termination of service or, in the event of a termination for cause, at the lesser of the fair market value on the termination date of service or the amount paid by the participant for the shares at the time of purchase (or the original exercise price in respect of shares obtained under a stock option). If we do not elect to repurchase all shares held by the participant, then the repurchase right over any shares not repurchased lapses.
Change in Control. In the event of a change in control, the administrator may: (1) provide for the acceleration of vesting or cause the lapse of restrictions with respect to all or any portion of an award; (2) cancel an award for a cash payment equal to the fair market value (as determined in the sole discretion of our board), which, in the case of stock options and EARs, shall be deemed to be equal to the excess, if any, of the value of the consideration to be paid in the change in control transaction to holders of the same number of shares of common stock subject to such stock option or EAR (or, if no consideration is paid in any such transaction, the fair market value of the shares of common stock subject to the stock option or EAR) over the aggregate exercise price or reference price (as applicable); (3) provide for the issuance of a substitute award substantially preserving the otherwise applicable terms of any affected award previously granted under the 2024 Plan as determined by our board in its sole discretion; (4) terminate unvested stock options without providing accelerated vesting; or (5) take any other action with respect to the awards as our board or the administrator deems appropriate. The administrator need not apply the same treatment to all awards or participants holding the same type of award. Unless determined otherwise by our board, our repurchase right over shares of common stock obtained under any award substituted, assumed or amended in a change in control shall continue to apply.
Withholding. Prior to the delivery of any shares of common stock or cash under an award (or at such earlier time, if taxation occurs before exercise or settlement, as applicable, under applicable law), we have the power and right to deduct or withhold from any and all payments made under the 2024 Plan, or to require the participant to remit to us an amount sufficient to satisfy federal, state, local, foreign or other taxes (including the participant’s U.S. Federal Insurance Contributions Act obligations), if any, required by law to be withheld by us with respect to an award or the shares of common stock acquired thereunder.
Clawback. Awards granted under the 2024 Plan are subject to the terms and conditions of our clawback provisions, policy or policies (if any) as may be in effect from time to time, including, without limitation, those adopted by our board or administrator, required by applicable law, rules or regulations, or in the event of participant’s termination of service with us for cause.
Term, Termination and Amendment. Our board may at any time amend, alter, suspend or terminate the 2024 Plan, provided that stockholder approval must be obtained for any 2024 Plan amendment to the extent necessary and desirable to comply with applicable laws and rules. No amendment, alteration, suspension or termination of the 2024 Plan may impair the rights of any participant, unless mutually agreed otherwise between the participant and the administrator. The 2024 Plan became effective following its adoption by our board and, unless sooner terminated, may continue in effect for a term of 10 years from the effective date or until no shares of common stock remain available for issuance. In connection with the effectiveness of the 2026 Plan, no further awards will be granted under the 2024 Plan.
Aura Employee Replacement Incentive Securities Plan
In connection with the Transaction, Qoria employees that held unvested or vested but unexercised Qoria incentives, had their incentives cancelled in exchange for a grant of replacement incentives on substantially the same terms as their current incentives, (including vesting conditions, expiry date and treatment of cessation) under the Aura Employee Replacement Incentive Securities Plan. As of July 31, 2026, there were incentives representing 3,185,026 shares of our common stock outstanding under the Aura Employee Replacement Incentive Securities Plan. In connection with the effectiveness of the 2026 Plan, no further awards will be granted under the Aura Employee Replacement Incentive Securities Plan. However, all outstanding awards will continue to be governed by their existing terms.
2026 Incentive Award Plan
We adopted the 2026 Plan in connection with this offering, effective as of the day prior to the first day CDIs commenced trading on the ASX on a normal settlement basis. The purpose of the 2026 Plan is to assist us in enhancing our ability to attract, retain and motivate persons who make (or are expected to make) important contributions to us by providing these individuals with equity ownership opportunities. The 2026 Plan permits the grant of stock options (both NSOs and ISOs), stock appreciation rights (“SARs”), restricted stock, RSUs, performance awards, dividend equivalents and other awards. Such awards will generally cover shares of our common stock, but the administrator of the 2026 Plan may choose to grant or settle awards in CDIs corresponding to shares of our common stock that are traded on the ASX. The material terms of the 2026 Plan are summarized below.
Authorized Shares and Share Counting. Subject to adjustment and share counting provisions in the 2026 Plan, 35,358,725 shares of our common stock were initially reserved for the issuance of awards under the 2026 Plan, which includes shares available for issuance under our 2024 Plan and the Aura Employee Replacement Incentive Securities Plan (collectively the “Prior Plans”) at the time the 2026 Plan became effective. The number of shares initially reserved for issuance under the 2026 Plan will be increased by (i) the number of shares represented by awards outstanding under our Prior Plans that become available for issuance under the counting provisions described following the effective date of the 2026 Plan and (ii) an annual increase by (A) 5% of the outstanding shares of our common stock on the last day of the preceding fiscal year, beginning in 2027 and ending in 2036 and (B) such smaller number of shares of stock as determined by our board. The aggregate number of shares of our common stock actually issued or transferred by us upon the exercise of ISOs will not exceed 156,655,458 shares.
The following share counting provisions will be in effect for the share reserve under our 2026 Plan:
■To the extent an award or an award under the Prior Plans expires, lapses, or is terminated, converted into an award in respect of shares of another entity in connection with a spin-off or other similar event, exchanged or settled for cash, surrendered, repurchased, cancelled or forfeited, in any case, in a manner that results in us acquiring the underlying shares at a price not greater than the price paid by the participant or not issuing the underlying shares, such unused shares subject to the award at such time will be available for future grants under the 2026 Plan.
■Any shares tendered or withheld to satisfy the grant, exercise price or tax withholding obligation with respect to any award under the 2026 Plan or an award under the Prior Plans will be available for future grants under the 2026 Plan.
■Any shares subject to stock appreciation rights that are not issued in connection with the stock settlement of stock appreciation rights on exercise thereof will be available for future grants under the 2026 Plan.
■The payment of dividend equivalents in cash in conjunction with any awards will not be counted against the shares available for issuance under the 2026 Plan. Shares issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by us or any of our subsidiaries will not be counted against the shares available for issuance under the 2026 Plan.
Adjustments. The administrator has broad discretion to take action under the 2026 Plan, as well as make adjustments to the terms and conditions of existing and future awards, to prevent the dilution or enlargement of intended benefits and facilitate necessary or desirable changes in the event of certain transactions and events affecting our shares of common stock, including stock dividends, stock splits, mergers, acquisitions, consolidations and other corporate transactions. In addition, in the event of certain non-reciprocal transactions with our stockholders known as “equity restructurings,” the administrator will make equitable adjustments to the 2026 Plan and outstanding awards.
Administration. Our board has the authority to administer the 2026 Plan. Our board may delegate its powers to a committee, which, to the extent required to comply with Rule 16b-3, is intended to consist of “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act. The 2026 Plan provides that our board or an authorized committee may delegate its authority to officers to grant awards other than to individuals subject to Section 16 of the Exchange Act or officers or directors to whom authority to grant awards has been delegated. Subject to the terms and conditions of the 2026 Plan, the administrator has the authority to select the persons to whom awards are to be made, to determine how many shares will be subject to awards and the terms and conditions of awards, and to make all other determinations and to take all other actions necessary or advisable for the administration of the 2026 Plan. The administrator may also adopt, amend or rescind rules relating to administration of the 2026 Plan. Our board may at any time remove an authorized committee as administrator and revest in itself the authority to administer the 2026 Plan. Our board will administer the 2026 Plan with respect to awards to non-employee directors.
Eligibility. Awards may be granted to our employees, individual independent contractors, officers, directors and other service providers of Aura or any of our subsidiaries. ISOs may be granted only to employees who, at the time of grant, are employees of Aura or any of our subsidiaries.
Awards.
■Stock Options. A stock option may be granted as an ISO or an NSO. The exercise price for an ISO may not be less than the fair market value of the shares of common stock subject to the stock option on the date the stock option is granted (or less than 110% of the fair market value if the participant is a ten percent stockholder. Stock options will not be exercisable after the expiration of 10 years from the date of grant (or five years, in the case of an ISO issued to a ten percent stockholder). As the administrator determines, the exercise price paid in respect of a stock option may be payable by cash, check, delivery of shares, net exercise or such other consideration and method of payment to the extent permitted by applicable law, including Section 422 of the Code.
■Stock Appreciation Rights. A SAR is a right that entitles the participant to receive, in cash, shares of common stock or a combination thereof, as determined by the administrator, with a value equal to or otherwise based on the excess of: (i) the fair market value of a specified number of shares of common stock at the time of exercise over and (ii) the exercise price of the SAR, as established by the administrator on the date of grant (which must be at least 100% of the fair market value of a share on the date of grant). Upon the exercise of an SAR, a participant is entitled to receive the amount by which the fair market value of the shares of common stock at the time of exercise exceeds the exercise price of the SAR.
■Restricted Stock. Restricted stock may be granted to any eligible individual and made subject to such restrictions as may be determined by the administrator. Restricted stock typically may be forfeited for no consideration or repurchased by us at the original purchase price if the conditions or restrictions on vesting are not met. In general, restricted stock may not be sold or otherwise transferred until restrictions are removed or expire. Purchasers of restricted stock, unlike recipients of options, will have voting rights and will have the right to receive dividends, if any, before the time when the restrictions lapse; however, extraordinary dividends will generally be placed in escrow and will not be released until restrictions are removed or expire. Each award agreement evidencing an award of restricted stock will set forth the terms and conditions of each award, including vesting and forfeiture provisions, transferability and, if applicable, the right to receive dividends or dividend equivalents.
■Restricted Stock Units. RSUs are a right to receive shares of common stock (a cash payment, or a combination of shares and cash) upon the satisfaction of certain vesting conditions (including continued employment) as determined by the administrator. Each award agreement evidencing an award of RSUs will set forth the terms and conditions of each award, including vesting and forfeiture provisions, transferability and, if applicable, the right to receive dividends or dividend equivalents.
■Performance Awards. Performance awards include any award that the administrator has determined is subject to performance goals, which depending on the extent to which such performance goals are attained, determines the number of shares of common stock or value that shall be provided to the participant. Performance awards may take such form as may be determined by the administrator, including, without limitation, cash, stock options, shares of common stock, restricted stock or restricted stock units, other stock-based awards or any combination thereof.
■Dividend Equivalents. Dividend equivalents represent the right to receive the equivalent value of dividends paid in respect of shares of common stock and may be granted alone or in tandem with awards other than stock options or SARs. Dividend equivalents are converted to cash or shares of common stock by such formula and such time as determined by the administrator. In addition, dividend equivalents with respect to an award subject to vesting will either (i) to the extent permitted by applicable law, not be paid or credited or (ii) be accumulated and subject to vesting to the same extent as the related award.
■Other Awards. Other awards may be granted in the form of cash, fully vested shares of common stock and other awards valued wholly or partially by referring to, or otherwise based on, shares of common stock. Other stock or cash-based awards may be granted to participants and may also be available as a payment form in the settlement of other awards, as standalone payments and as payment in lieu of base salary, bonus, fees or other cash compensation otherwise payable to any individual who is eligible to receive awards. The administrator will determine the terms and conditions of other stock or cash-based awards, which may include vesting conditions based on continued service, performance and/or other conditions.
Transferability. No award may be sold, assigned, transferred, pledged or otherwise encumbered, except by will or the laws of descent and distribution, or, subject to the administrator’s determination, pursuant to a domestic relations order, unless such award has been exercised or the shares of common stock underlying such award have been issued, and all restrictions applicable to such shares have lapsed. During the participant’s life, awards will be exercisable only by the participant. After the participant’s death, any exercisable portion of an award may be exercised by the participant’s personal representative or by a person designated by will or under the applicable laws of descent and distribution. The administrator may permit other transfers of awards, except for ISOs, under the 2026 Plan.
Change in Control. In the event of a change in control, unless the administrator elects to terminate an award in exchange for cash, rights or other property, or cause an award to accelerate in full before the change in control, such award will continue in effect or be assumed or substituted by the acquiror, provided that any performance-based portion of the award will be subject to the terms and conditions of the applicable award agreement. If the acquiror refuses to assume or replace awards granted under the 2026 Plan before the completion of such transaction, such awards (other than any portion subject to performance-based vesting, which will be subject to the terms and conditions of the applicable award agreement) will be subject to accelerated vesting such that 100% of such awards will become vested and exercisable or payable, as applicable. If a participant’s service with us is terminated by us without Cause or the participant resigns for Good Reason (in each case, as defined in the 2026 Plan) within six months after a change in control, the vesting and exercisability of the participant’s awards under the 2026 Plan shall fully accelerate. The administrator may also make appropriate adjustments to awards under the 2026 Plan and is authorized to provide for the acceleration, cash-out, termination, assumption, substitution or conversion of such awards in the event of a change in control or certain other unusual or nonrecurring events or transactions.
Withholding. Prior to the delivery of any shares of common stock or cash under an award (or at such earlier time, if taxation occurs before exercise or settlement, as applicable, under applicable law), we have the power and right to deduct, withhold or sell-to-cover from any and all payments made under the 2026 Plan, or to require the participant to remit to us an amount sufficient to satisfy federal, state, local, foreign or other taxes (including the participant’s U.S. Federal Insurance Contributions Act obligations), if any, required by law to be withheld by us with respect to an award or the shares of common stock acquired thereunder.
Clawback. Awards granted under the 2026 Plan are subject to the terms and conditions of our clawback provisions, policy or policies (if any) as may be in effect from time to time, including, without limitation, those adopted by our board or administrator, required by applicable law, rules or regulations, including, without limitation, any clawback policy adopted to comply with applicable law (including the U.S. Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder) as and to the extent set forth in such clawback policy or the applicable award agreement.
Term, Termination and Amendment. The administrator may terminate, amend or modify the 2026 Plan at any time and from time to time. The administrator will generally obtain stockholder approval to the extent required by applicable law, rule or regulation (including any applicable stock exchange rule), and generally no amendment may materially and adversely affect any outstanding award without the affected participant’s consent. Notwithstanding the foregoing, a stock option may be amended to reduce the per share exercise price below the per share exercise price of such option on the grant date and options may be granted in exchange for, or in connection with, the cancellation or surrender of options having a higher per share exercise price without receiving additional stockholder approval. No ISOs may be granted under the 2026 Plan after the tenth anniversary of the effective date of the 2026 Plan, and no additional annual share increases to the 2026 Plan’s aggregate share limit will occur from and after such anniversary. Any award that is outstanding on the termination date of the 2026 Plan will remain in force according to the 2026 Plan and the applicable award agreement.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
In addition to the compensation arrangements, including employment, termination of employment and change in control arrangements, discussed in the sections titled “Management” and “Executive and Director Compensation,” the following is a description of each transaction since January 1, 2024 and each currently proposed transaction in which:
■we have been or are to be a participant;
■the amount involved exceeded or exceeds $120,000; and
■any of our directors, executive officers or holders of more than 5% of our outstanding capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.
Series G Preferred Stock Financing
In August 2024 and January 2025, we issued and sold an aggregate of 8,720,810 shares of our Series G Preferred Stock at a purchase price of $10.28 per share, for aggregate gross proceeds of approximately $89.6 million. The following table summarizes purchases of our Series G Preferred Stock by related persons:

Related Person	Shares of Series G Preferred Stock Purchased	Total Purchase Price
General Catalyst Group XI-Endurance, L.P. (1)	1,459,143	$14,999,990
Madrone Partners, L.P.	1,215,953	$12,499,996
Entities affiliated with Ten Eleven (2)	1,215,952	$12,499,986
Entities affiliated with Warburg Pincus (3)	972,762	$9,999,993
AT&T Venture Investments, LLC	972,762	$9,999,993
Entities affiliated with Accel (4)	291,828	$2,999,991
Entities and individuals associated with Honix Capital Limited (5)	2,592,410	$26,649,975

(1)Entities affiliated with General Catalyst hold 5% or more of our voting securities.
(2)Consists of (i) 969,479 shares purchased by Ten Eleven Fund III, L.P. and (ii) 246,473 shares purchased by Ten Eleven Fund III-A, L.P.
(3)Consists of (i) 532,744 shares purchased by Warburg Pincus Global Growth, L.P., (ii) 189,912 shares purchased by Warburg Pincus Global Growth-B, L.P., (iii) 162,130 shares purchased by Warburg Pincus Global Growth-E, L.P., (iv) 64,766 shares purchased by Warburg Pincus Global Growth Partners, L.P., and (v) 23,210 shares purchased by WP Global Growth Partners, L.P. Chandler Reedy and Brian Chang, former members of our Board of Directors, are affiliated with Warburg Pincus.
(4)Consists of (i) 277,003 shares purchased by Accel Growth Fund IV L.P., (ii) 13,249 shares purchased by Accel Growth Fund Investors 2016 L.L.C., and (iii) 1,576 shares purchased by Accel Growth Fund IV Strategic Partners L.P.
(5)Consists of (i) 1,459,143 shares purchased by Just Develop It, Ltd (formerly known as Onyx Midco Limited), (ii) 972,762 shares purchased by Honix Capital Limited, (iii) 97,276 shares purchased by William Thomas, (iv) 38,910 shares purchased by Ian Leighfield, and (v) 24,319 shares purchased by Daniel Richards. We are party to a Marketing Services Agreement with Honix Capital Limited. Through a related party, Honix Capital Limited has a relationship with Just Develop It, Ltd., which is an equityholder in Aura and in Grapevine #2, LLC. Grapevine #2, LLC is a stockholder of Aura and is controlled by Hari Ravichandran, our Chief Executive Officer.
Securities Purchase Agreements
On February 2, 2026, in connection with the Transaction, we entered into Securities Purchase Agreements with certain of our directors, executive officers, and holders of more than 5% of our capital stock. Pursuant to these agreements, the related parties received 20.9 million shares of our common stock in the form of CDIs in a private placement for an aggregate purchase price of $100.0 million.
The participants in this private placement and their respective commitment amounts are as follows:
■Hari Ravichandran (our Managing Director and Chief Executive Officer): $10.0 million

■Just Develop It Limited: $25.0 million
■Accel (entities affiliated with Accel Growth Fund IV L.P.): $10.0 million
■WndrCo (WndrCo Holdings LLC): $45.0 million
■General Catalyst (entities affiliated with General Catalyst Group IX, L.P.): $10.0 million
Lock-Up Agreements
On February 2, 2026, in connection with the Transaction, certain of our related parties, including entities affiliated with Hari Ravichandran (Grapevine #2, LLC and Grapevine #3, LLC) and WndrCo Holdings LLC, entered into lock-up agreements with us. Pursuant to these agreements, these stockholders have agreed, subject to certain customary exceptions, not to offer, sell, contract to sell, pledge, or otherwise transfer or dispose of any of our common stock, CDIs, or securities convertible into or exchangeable for our common stock or CDIs.
The restrictions under these lock-up agreements will remain in effect until the close of trading on the ASX on the date our financial results for the fiscal year ended December 31, 2026, are published.
Agreements with Point Wild
Hari Ravichandran, our Chief Executive Officer, also served as the Chief Executive Officer of Point Wild Holdings, Inc. (formerly known as Pango Group, Inc., and referred to herein as “Point Wild”) and holds a significant equity interest in Point Wild. On April 24, 2026, Hari Ravichandran stepped down as Chief Executive Officer of Point Wild and transitioned to chairman of Point Wild’s board of directors. Sujay Jaswa and Jeffrey Katzenberg, each a member of our board of directors, also serve as directors of Point Wild. In addition, Peter Pawlowitsch, a member of our board of directors, is currently in discussions with Point Wild to join its board of directors.
We are party to a highly integrated series of agreements with Point Wild and its subsidiaries governing our ongoing commercial, technological, and transitional relationship following our corporate spin-off in May 2024. As of December 31, 2025 we had outstanding payables to Point Wild of approximately $0.9 million, and as of December 31, 2024 had outstanding receivables from Point Wild of approximately $3.9 million.
Purchase of Max Secure Software India Private Limited
On February 26, 2025, our subsidiary, Aura Growth GmbH ("Aura Growth"), as seller, and Point Wild, as purchaser, entered into a Share Purchase Agreement pursuant to which Aura Growth agreed to sell 100% of the issued and outstanding shares of Max Secure Software India Private Limited (“Max Secure”), an India-based company, to Point Wild for a total purchase consideration of $2.1 million, payable in two installments: $0.1 million at closing and $2.0 million on or prior to September 1, 2025. In connection with the transaction, Point Wild also assumed all of Aura Growth's rights and obligations under the original share purchase agreement dated August 30, 2022 pursuant to which Aura Growth had previously acquired the shares. Through Point Wild’s acquisition of Max Secure’s shares, Point Wild obtained indirect ownership of, and the rights to, our AV technology held by Max Secure.
Core Spin-Off Agreements
On May 31, 2024, in connection with our corporate spin-off from Point Wild, we entered into several agreements to govern our separation and our ongoing relationship. These include a Transition Services Agreement under which the two companies share the costs of certain employees and third-party service contracts (which will conclude on May 31, 2026). We also entered into a Tax Matters Agreement allocating tax liabilities and benefits, an Employee Matters Agreement allocating compensation and benefit responsibilities, and a Common Interest Agreement governing the sharing of privileged information. In connection with the spin-off, we entered into two sublease agreements with Point Wild pertaining to its office space in Mountain View, CA and Boston, MA.
Services and Technology Provided by Aura to Point Wild
We have entered into several commercial agreements under which Point Wild licenses our technology and platforms to offer to its customers, including:
■Password Manager License: In August 2023, we granted Point Wild a perpetual, worldwide license to distribute our Password Manager software to its users in exchange for a one-time fee.
■Reseller Agreements: We granted Point Wild non-exclusive rights to resell certain of our services. Under our April 2023 Reseller Agreement for our Call Assistant service (branded by Point Wild as "Roboshield"), Point Wild pays us 30% of the net revenue generated from the service. We also maintain reseller and software license agreements permitting Point Wild to distribute our Identity Guard and Aura AV products. The software license between Aura and Point Wild to resell Aura’s AV products was terminated on February 28, 2025, immediately following Aura’s sale of Max Secure Software Private Limited to Point Wild.
During those same periods, we recognized aggregate revenue (or cost offsets) of approximately $8.9 million and $1.0 million, respectively, related to the platforms, software licenses, and transition services we provided to Point Wild.
Services and Technology Provided by Point Wild to Aura
Conversely, we rely on Point Wild for several technological infrastructure components and services, including:
■Pango PaaS and VPN Services: Under a Platform-as-a-Service agreement, Point Wild provides us with access to its VPN service and related software development kits to integrate into our consumer applications. We pay Point Wild a fee per monthly active user for these services.
■Software License Agreements: Point Wild granted us a perpetual, fully paid-up, worldwide license to utilize its IGWW platform and its TwinGate (Hydra) VPN backend object code to support the Aura Suite. Additionally, Point Wild licenses its Max Secure AV engine and virus signature files to us for integration into our products.
■Patent License Agreement: Point Wild granted us a perpetual, fully paid-up, worldwide license to utilize a portfolio of its patents to make, use, and sell our products and services.
For the year ended December 31, 2025, we incurred aggregate expenses of approximately $0.9 million for the VPN, anti-virus, and infrastructure services provided by Point Wild.
Shared Services Letter Agreement
On March 30, 2026, our subsidiary, Aura Sub, LLC, and Point Wild entered into a shared services letter agreement scheduled to remain in effect through December 31, 2027. Under this arrangement, Point Wild provides Aura with shared access to its Iron Mountain accounts for the purpose of maintaining and accessing human resources records and employee files. In exchange for these document storage services, Aura will pay Point Wild an annual fee. The agreement will run for its full term unless it is terminated earlier due to a material breach.
Sublease Agreement
On May 20, 2024, our subsidiary, Aura Sub, LLC entered into a sublease agreement with Point Wild, covering a portion of the third floor of our headquarters in Boston, Massachusetts. The sublease runs from May 17, 2024 through May 17, 2027, for a total term of three years. Pursuant to the sublease agreement, Point Wild pays us a fixed base rent of $0.2 million per annum, with no escalations, for an aggregate payments of $0.6 million over the term. For the years ended December 31, 2025 and 2024, Point Wild paid us $0.3 million and $0 respectively.
Master Services Agreement with UnifyCX
On May 10, 2023, our subsidiary, Aura Sub, LLC, entered into a Master Services Agreement with Tregaron India Holdings, which does business as Unify. Vidya Ravichandran, the sister of Hari Ravichandran, our Chief Executive Officer, is the Founder and President of Unify. Under this agreement, Unify historically provided us with certain outsourced customer care, technology support, and business processing services.
For the years ended December 31, 2024 and 2025, we incurred aggregate expenses of approximately $6.7 million and $9.5 million, respectively, pursuant to this agreement. As of December 31, 2024, and 2025, we had outstanding payables to Unify of approximately $0.8 million and an immaterial amount, respectively.
On April 28, 2026, we elected to terminate this agreement and transitioned these services to our internal teams. The Master Services Agreement with Unify formally terminated on or about June 28, 2026. We do not expect to incur any future expenses with Unify.

Agreements with Robert Downey Jr.
Robert Downey Jr., a former member of our board of directors who served until January 30, 2026, is affiliated with Mahtomedi, Inc. We have historically been party to the following agreements involving Mr. Downey and his affiliated entities:
Endorsement Agreement and Termination
On December 27, 2022, we entered into an Endorsement Agreement with Mahtomedi, Inc., furnishing the services of Mr. Downey to serve as a brand ambassador and provide certain promotional and marketing services for Aura. Under the original terms of this agreement, Mr. Downey was entitled to an annual cash payment of $5.0 million, the reimbursement of certain expenses, and the grant of restricted common stock, warrants, and options.
The Endorsement Agreement was terminated in accordance with its terms effective on February 14, 2025. In connection with this termination, on June 3, 2025, we entered into a letter agreement with Mr. Downey under which we agreed to pay a final sum of $5.0 million in full satisfaction of all services provided. Additionally, pursuant to this letter agreement, all outstanding warrants issued to Mr. Downey or his affiliates in connection with the Endorsement Agreement were forfeited and terminated for no additional consideration.
We incurred aggregate expenses of approximately $5.0 million and $6.2 million for the years ended December 31, 2025 and 2024, respectively.
Promissory Note and Share Repurchase
On December 27, 2022, in connection with the purchase of 500,000 shares of restricted common stock, a partial-recourse promissory note (the “Promissory Note”) was issued by a trust affiliated with Mr. Downey in the principal amount of $3.75 million. This Promissory Note was subsequently assigned to us in connection with our corporate spin-off in May 2024. The Promissory Note bears interest at a rate of 5.55% per annum and matures on December 27, 2029.
In connection with the termination of the Endorsement Agreement, we exercised our option to repurchase 187,500 unvested shares of our restricted common stock from the trust and cancelled $0.8 million of the amount due under the Partial-Recourse Promissory Note. As of December 31, 2025 and 2024, the outstanding principal and accrued interest balance of the note was $2.7 million and $4.0 million, respectively.
Customer Investment Agreement with General Catalyst
On May 16, 2024, we entered into the Customer Investment Agreement (as amended and restated from time to time) with General Catalyst).
Under the Customer Investment Agreement, up to $240.0 million of financing is available for our sales and marketing growth efforts in the direct-to-consumer channel. In addition, up to $36.0 million of financing is available for our sales and marketing growth efforts in the business-to-business channels. Under the Customer Investment Agreement, subject to certain terms and conditions specified therein, certain investors provide us with funding for our sales and marketing growth efforts in return for a share of the cash collections from the cohorts of customers acquired during applicable periods. For more details, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Financial Condition, Liquidity and Capital Resources—Customer Investment Agreement.”
During each applicable period, we will repay each respective investment amount by sharing a specified percentage of actual customer cash collections or a corresponding measure of collections, which extends beyond the initial commitment period until investors achieve a predetermined maximum return on their investment or until a ten-year period expires. On a periodic basis, both parties agree to the new investment amount, and we calculate and report the exact amount to be remitted for that period from prior investments based strictly on actual cash collected.
As of December 31, 2025 and 2024, we had $48.9 million and $37.3 million, respectively, of outstanding borrowings under the Customer Investment Agreement. During the year ended December 31, 2025 and 2024, we received a net balance of $7.2 million and $35.1 million, respectively, in connection with the Customer Investment Agreement.
Transactions with WndrCo
In December 2023, we paid Wndrco Capital Management, LLC a sponsorship fee of approximately $0.2 million (on a standalone basis) in connection with a technology summit hosted by them. In addition, we have historically reimbursed either WndrCo Holdings, LLC or WndrCo Capital Management, LLC (collectively “WndrCo”) for travel and related expenses incurred by certain executives affiliated with WndrCo in connection with their services to us, primarily through appearances at our events. For the year ended December 31, 2023, we reimbursed WndrCo approximately $0.9 million.
Aura has a flight services agreement with VistaJet. In April 2025, Aura transferred unused flight hours to WndrCo Capital Management LLC. For the year ended December 31, 2025, WndrCo Capital Management LLC paid us approximately $0.5 million, representing approximately $9,000 per flight hour against the our original cost of approximately $12,000 per flight hour.
Indemnification Agreements
We have entered into indemnification agreements with each of our directors and executive officers. See the section titled “Description of Capital Stock—Limitations on Liability and Indemnification Matters.”
Our Policy Regarding Related Party Transactions
Our board of directors intends to adopt a written policy providing that the audit committee will review and approve or ratify material transactions, arrangements or relationships in which we participate and in which any related person has or will have a direct or indirect material interest. A “related person” is a director, director-nominee, executive officer or beneficial holder of more than 5% of any class of our voting securities, or an immediate family member thereof. A transaction involving an amount in excess of $120,000 of value is presumed to be a material transaction, though transactions involving lower amounts may be material based on the facts and circumstances. Direct or indirect material interests may arise by virtue of control or significant influence of the related person to the transaction or by a direct or indirect pecuniary interest of the related person in the transaction. Under this policy, the audit committee shall review if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party, whether the transaction is inconsistent with the interest of us and our stockholders, and the extent of the related person’s interest in the transaction and shall also take into account the conflicts of interest and corporate opportunity provisions of our Related Person Transaction Policy. All of the transactions described above were entered into prior to the adoption of this policy.
Certain of the foregoing disclosures are summaries of certain provisions of our related party agreements, and are qualified in their entirety by reference to all of the provisions of such agreements. Because these descriptions are only summaries of the applicable agreements, they do not necessarily contain all of the information that you may find useful. Copies of certain of the agreements (or forms of the agreements) have been filed as exhibits to the registration statement of which this prospectus is a part, and are available electronically on the website of the SEC at www.sec.gov.

PRINCIPAL AND SELLING STOCKHOLDERS
The following table sets forth, as of July 31, 2026, information regarding beneficial ownership of our capital stock by:
■each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock;
■each of our named executive officers;
■each of our directors;
■all of our executive officers and directors as a group; and
■each of the other selling stockholders.
Under the securities purchase agreements entered in connection with the closing of the Transaction, we are obligated to register the offer and sale of the shares covered by the selling stockholders.
The number of shares beneficially owned by each stockholder as described in this prospectus is determined under rules issued by the SEC. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. In computing the number of shares beneficially owned by an individual or entity and the percentage ownership of that person, shares of common stock subject to options, warrants or other rights held by such person that are currently exercisable or will become exercisable within 60 days of July 31, 2026 are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person, except with respect to the ownership and percentage ownership of all executive officers and directors as a group.
The applicable percentage ownership before the offering is based on 226,419,687 shares of our common stock, in each case outstanding as of July 31, 2026.
Each selling stockholder listed has sole voting and investment power with respect to the shares beneficially owned by such selling stockholder unless noted otherwise. Unless otherwise indicated, the address of all listed stockholders is 250 Northern Avenue, Suite 300 Boston, Massachusetts 02111.
The name of each selling stockholder, the maximum number of shares to be sold by each selling stockholder and the other information regarding each selling stockholder (other than the percentages) in the following table have been provided to us by or on behalf of such selling stockholder, and each selling stockholder may have sold, transferred, or otherwise disposed of all or a portion of the shares of common stock after the date on which they provided us with information regarding their securities. Certain of our named executive officers and directors will be selling stockholders in this offering. A selling stockholder may sell all, some or none of its shares of common stock in this offering. See the section titled “Plan of Distribution.”

	Common Stock Beneficially Owned Before this Offering		Maximum Number of Shares of Common Stock that May be Offered Pursuant to this Prospectus
Name of Beneficial Owner	Number	Percentage	Number	Percentage
5% Stockholders and Certain Selling Stockholders:
Entities affiliated with 8VC(1)	2,003,767	1%	2,003,767	1%
Entities affiliated with Accel Ventures(2)	6,016,312	3%	6,016,312	3%
Entities affiliated with General Catalyst Group(3)	18,120,796	8%	18,120,796	8%

	Common Stock Beneficially Owned Before this Offering		Maximum Number of Shares of Common Stock that May be Offered Pursuant to this Prospectus
Name of Beneficial Owner	Number	Percentage	Number	Percentage
Daniel Richards(4)	37,145	—%	52,345	—%
Hari Ravichandran(5)	18,677,930	8%	12,490,430	5%
Honix Capital Limited(6)	1,485,833	1%	2,093,810	1%
Ian Leighfield(7)	59,432	—%	83,751	—%
Just Develop It Limited(8)	7,465,693	3%	8,377,658	4%
Loeb Holding Corp.(9)	6,603,640	3%	6,603,640	3%
Madrone(10)	8,524,288	4%	8,524,288	4%
MetLife(11)	1,080,285	1%	1,080,285	1%
Ten Eleven Funds(12)	2,027,113	1%	2,027,113	1%
Entities affiliated with Warburg Pincus(13)	18,392,370	8%	18,392,370	8%
William Thomas(14)	148,583	—%	209,381	—%
Entities affiliated with WndrCo(15)	52,774,879	23%	52,774,879	23%
Named Executive Officers and Directors:
Hari Ravichandran(5)	18,677,930	8%	12,490,430	5%
Tim Levy(16)	1,352,762	1%	1,176,403	1%
Brian DeCenzo(17)	595,833	—%	—	—%
Thomas Clayton(18)	787,500	—%	—	—%
Crispin Swan(19)	702,936	—%	702,936	—%
Adam Medros	—	—%	—	—%
Rekha Singh(20)	156,250	—%	—	—%
William J. Lundregan(21)	116,666	—%	—	—%
Jeff Belanger(22)	100,000	—%	—	—%
Peter Pawlowitsch(23)	935,288	—%	935,288	—%
Sujay Jaswa(15)	52,774,879	23%	52,774,879	23%
Jeffrey Katzenberg(15, 24)	54,187,308	24%	54,187,308	24%
Matthew Stepka(25)	200,027	—%	200,027	—%
James Ireland Cash(26)	250,000	—%	—	—%
All directors and executive officers as a group (14 persons)(27)	130,837,379	58%	143,277,908	63%

(1)Consists of (i) 38,070 shares of our common stock underlying 38,070 CDIs held by 8VC Entrepreneurs Fund II, L.P. and (ii) 1,965,697 shares of our common stock underlying 1,965,697 CDIs held by 8VC Fund II, L.P (collectively, the "8VC Fund II Entities"). 8VC GP II, LLC ("8VC GP II") is the general partner of the 8VC Fund II Entities, which has voting and dispositive power with respect to the shares held by the 8VC Fund II Entities. The sole managing member of 8VC GP II is Joe Lonsdale. The business address for each of these entities and individuals is Pier 5, Suite 101, San Francisco, CA 94111.
(2)Consists of (i) 273,140 shares of our common stock underlying 273,140 CDIs held by Accel Growth Fund Investors 2016 L.L.C., (“AGFI16”) (ii) 5,710,684 shares of our common stock underlying 5,710,684 CDIs held by Accel Growth Fund IV L.P. (“AGF4”), (iii) 32,488 shares of our common stock underlying 32,488 CDIs held by Accel Growth Fund IV Strategic Partners L.P. (“AGF4SP”). Accel Growth Fund IV Associates L.L.C. ("AGF4A") is the

General Partner of AGF4 and AGF4SP and has sole voting and investment power. Andrew G. Braccia, Sameer K. Gandhi, Ping Li, Ryan J. Sweeney and Richard P. Wong are the Managing Members of AGF4A and AGFI16 and share voting and investment power for AGFI16. The business address for each of these entities and individuals is c/o Accel, 500 University Avenue, Palo Alto, California 94301.
(3)Consists of (i) 209,210 shares of our common stock underlying 209,210 CDIs held by GC Entrepreneurs Fund IX, L.P., (ii) 14,744,588 shares of our common stock underlying 14,744,588 CDIs held by General Catalyst Group IX, L.P., and (iii) 3,166,998 shares of our common stock underlying 3,166,998 CDIs held by General Catalyst Group XI - Endurance, L.P. (collectively the “GC Funds”). General Catalyst Group Management, LLC is the manager of GC Funds and in such capacity has voting and investment power with respect to the shares held by the GC Funds. The address for the foregoing entities is 20 University Road, 4th Floor, Cambridge, Massachusetts 02138.
(4)Consists of (i) 28,026 shares of our common stock underlying 28,026 CDIs held by Daniel Richards and (ii) 24,319 shares of common stock issuable upon exercise of previously issued warrants (of which 9,119 are exercisable within 60 days of July 31, 2026) held by Daniel Richards. The address for Daniel Richards is Granard House, Hook Park Road, Warsash, Southampton SO31 9HA, UK.
(5)Consists of (i) 4,512,274 shares of our common stock held by Grapevine #2, LLC, (ii) 5,883,379 shares of our common stock held by Grapevine #3, LLC, (iii) 2,094,777 shares of our common stock held by The Hari K. Ravichandran Revocable Trust of 2014 and (iii) 6,187,500 shares of common stock issuable upon exercise of previously issued options held by Grapevine #2, LLC. Hari Ravichandran is the manager of Grapevine #2, LLC and Grapevine #3, LLC and in such capacity has voting and investment power with respect to the shares held by Grapevine #2, LLC and Grapevine #3, LLC. Hari Ravichandran is the Trustee of The Hari K. Ravichandran Trust of 2014 and in such capacity has voting and investment power with respect to the shares held by The Hari K. Ravichandran Trust of 2014. The address for the Grapevine #2, LLC and Grapevine #3, LLC is 9931 Corporate Campus Dr, Suite 1400, Louisville, Kentucky 40223. The address for The Hari K. Ravichandran Revocable Trust of 2014 is 175 Monument Farm Road, Concord, MA 01742.
(6)Consists of (i) 1,121,048 shares of our common stock underlying 1,121,048 CDIs, (ii) 972,762 shares of common stock issuable upon exercise of previously issued warrants (of which 364,785 are exercisable within 60 days of July 31, 2026) held by Honix Capital Limited. Nicholas Baker is the manager of Honix Capital Limited and in such capacity has voting and investment power with respect to the shares held by Honix Capital Limited. The address for the foregoing entity is 37 Brook Lane, Warsash, S031 9FT, United Kingdom.
(7)Consists of (i) 44,841 shares of our common stock underlying 44,841 CDIs held by Ian Leighfield and (ii) 38,910 shares of common stock issuable upon exercise of previously issued warrants (of which 14,591 are exercisable within 60 days of July 31, 2026) held by Ian Leighfield. The address for Ian Leighfield is 102 Francis Avenue, Southsea, United Kingdom, PO4 0ER.
(8)Consists of (i) 6,918,515 shares of our common stock held by Just Develop It Limited (formerly known as Onyx Midco Limited) and (ii) 1,459,143 shares of common stock issuable upon exercise of previously issued warrants (of which 547,178 are exercisable within 60 days of July 31, 2026) held by Just Develop It Limited. Just Develop It Limited is owned by SAJ Finance Limited. SAJ Finance Limited and Dan Richards are directors of Just Develop It Limited and in such capacity have voting power with respect to the shares Just Develop It Limited holds. Chris Phillips holds investment power with respect to the shares owned by SAJ Finance Limited through its ownership of Just Develop It Limited. The address for the foregoing entity is Larch House, Parklands Business Park, Denmead, Hampshire, United Kingdom PO7 6xP.
(9)Consists of (i) 6,603,640 shares of our common stock underlying 6,603,640 CDIs held by Loeb Holding Corp. Bruce L. Lev is the President of Loeb Holding Corp and in such capacity has voting and investment power with respect to the shares held by Loeb Holding Corp. The address for the foregoing entity is 100 Wall Street, 19th Floor, New York, New York 10005.
(10)Consists of 8,524,288 shares of our common stock underlying 8,524,288 CDIs held by Madrone Partners L.P. ("Madrone Partners"). Madrone Capital Partners, LLC ("Madrone Capital") is the general partner of Madrone Partners. Thomas Patterson, Jameson McJunkin and Gregory Penner are the Managers of Madrone Capital and each may be deemed to have shared voting and investment power with respect to the shares held by Madrone Partners and, as a result, may be deemed to have beneficial ownership of such shares. The address for the foregoing entities is 100 Wall Street, 19th Floor, New York, New York 10005 and 201 Columbine Street #6476, Denver, CO 80206.
(11)Consists of (i) 282,485 shares of common stock and (ii) 797,800 shares of common stock issuable upon exercise of warrants that are exercisable within 60 days of July 31, 2026 held of record by MetLife Next Gen Ventures, LLC. MetLife Next Gen Ventures, LLC is an indirect wholly-owned subsidiary of MetLife, Inc., a publicly traded company whose common stock is listed on the New York Stock Exchange. As a result, MetLife, Inc. may be deemed to have sole voting and investment power over, and therefore to beneficially own, the securities held of record by MetLife Next Gen Ventures, LLC. The principal business address of MetLife, Inc. is 200 Park Avenue, New York, New York 10166.
(12)Consists of (i) 1,165,765 shares of our common stock underlying 1,165,765 CDIs held by Ten Eleven Fund III, L.P., (ii) 296,376 shares of our common stock underlying 296,376 CDIs held by Ten Eleven Fund III-A, L.P., and

(iii) 564,972 shares of our common stock underlying 564,972 CDIs held by TEN ELEVEN GROWTH FUND II, L.P. (collectively the “Ten Eleven Funds”). Alexander Doll has voting and investment power for the Ten Eleven Funds and, as a result, may be deemed to have beneficial ownership of such shares. The address for the foregoing entities is 345 Lorton Ave Suite 401, Burlingame CA 94010.
(13)Consists of (i) 1,224,563 shares of our common stock underlying 1,224,563 CDIs held by Warburg Pincus Global Growth Partners, L.P., (ii) 10,072,767 shares of our common stock underlying 10,072,767 CDIs held by Warburg Pincus Global Growth L.P., (iii) 3,590,742 shares of our common stock underlying 3,590,742 CDIs held by Warburg Pincus Global Growth-B, L.P., (iv) 3,065,456 shares of our common stock underlying 3,065,456 CDIs held by Warburg Pincus Global Growth-E, L.P., (v) 438,842 shares of our common stock underlying 438,842 CDIs held by WP Global Growth Partners, L.P. (collectively, the “WPGG Funds”). The General Partner of the WPGG Funds is Warburg Pincus Global Growth GP, L.P., a Delaware limited partnership. Its General Partner is WP Global LLC, a Delaware limited liability company. The sole and managing member of WP Global LLC is Warburg Pincus Partners II, L.P., a Delaware limited partnership. The general partner of Warburg Pincus Partners II, L.P. is Warburg Pincus Partners GP LLC, a Delaware limited liability company. The sole and managing member of Warburg Pincus Partners GP LLC is Warburg Pincus & Co. Investment and voting decisions with respect to the shares held by the WPGG Funds are made by a committee comprised of three or more individuals and all members of such committee disclaim beneficial ownership of the shares. The address of the foregoing entities is 450 Lexington Avenue, New York, New York 10017.
(14)Consists of (i) 112,105 shares of our common stock underlying 112,105 CDIs held by William Thomas and (ii) 97,276 shares of common stock issuable upon exercise of previously issued warrants (of which 36,478 are exercisable within 60 days of July 31, 2026) held by William Thomas. The address for William Thomas is Zenith House, Brook Lane, Warsash, Hampshire, UK, SO31 9FF.
(15)Consists of (i) 24,128,497 shares of our common stock held by WndrCo Holdings LLC, (ii) 21,841,071 shares of our common stock held by WndrCo Investor One, LLC, (iii) 520,980 shares of our common stock held by Anchovy Holdings, LLC, and (iv) 6,284,331 shares of our common stock held by WndrCo Holdings III L.P. Jeffrey Katzenberg and Sujay Jaswa are the managers of WndrCo Holdings, LLC and in such capacity have voting and investment power with respect to the shares held by WndrCo Holdings, LLC, and WndrCo Investor One, LLC. Anchovy Holdings, LLC is managed by WndrCo Investor One, LLC as a non-member manager. The address for the foregoing entities is 6555 W. Barton Avenue, Suite 150, Los Angeles, California 90038.
(16)Consists of (i) 1,176,403 shares of our common stock underlying 1,176,403 CDIs, (ii) 0 shares of common stock underlying options to purchase common stock held by Tim Levy that are currently exercisable or would be exercisable within 60 days of July 31, 2026, and (iii) 176,359 shares of common stock underlying previously issued restricted stock units held by Tim Levy that are currently exercisable or would be exercisable within 60 days of July 31, 2026.
(17)Consists of 595,833 shares of common stock underlying options to purchase common stock held by Brian DeCenzo that are currently exercisable or would be exercisable within 60 days of July 31, 2026.
(18)Consists of 787,500 shares of common stock underlying options to purchase common stock held by Thomas Clayton that are currently exercisable or would be exercisable within 60 days of July 31, 2026.
(19)Consists of 702,936 shares of our common stock underlying 702,936 CDIs held by Freshie Pty Ltd <Swan Family A/C>. Crispin Swan and Roslyn Swan hold voting and investment power with respect to the shares held by Freshie Pty Ltd <Swan Family A/C>. The address for Freshie Pty, Ltd <Swan Family A/C> is GPO BOX 7055, SYDNEY, NSW, 2001, Australia.
(20)Consists of 156,250 shares of common stock underlying options to purchase common stock held by Rekha Singh that are currently exercisable or would be exercisable within 60 days of July 31 2026.
(21)Consists of 116,666 shares of common stock underlying options to purchase common stock held by William Lundregan that are currently exercisable or would be exercisable within 60 days of July 31, 2026.
(22)Consists of 100,000 shares of common stock underlying options to purchase common stock held by Jeff Belanger that are currently exercisable or would be exercisable within 60 days of July 31, 2026.
(23)Consists of (i) 531,224 shares of our common stock underlying 531,224 CDIs held by Mosch Pty Ltd, (ii) 346,319 shares of our common stock underlying 346,319 CDIs held by Vault (WA) Pty Ltd, and (iii) 57,745 shares of our common stock underlying 57,745 CDIs held by Haven Super Pty Ltd. Peter Pawlowitsch holds voting and investment power with respect to the shares held by Mosch Pty Ltd. Kym Pawlowitsch holds voting and investment power with respect to the shares held by Vault (WA) Pty Ltd. Peter Pawlowitsch and Kym Pawlowitsch hold voting and investment power with respect to the shares held by Haven Super Pty Ltd. The address for Mosch Pty Ltd, Vault (WA) Pty Ltd., and Haven Super Pty Ltd. is PO Box 1361, Subiaco PO, WA 6904, Australia.
(24)Consists of (i) 1,412,429 shares of our common stock held by WC K Aura Holdco, LLC. Katzenberg Family Trust is the sole member of WC K Aura Holdco, LLC with Jeffrey Katzenberg as the Trustee of The Katzenberg Family Trust. WndrCo Holdings, LLC is the manager of WC K Aura Holdco, LLC. The address for the foregoing entity is 6555 West Barton Ave., Suite 150, Los Angeles, California 90038.
(25)Consists of 200,027 shares of our common stock underlying 200,027 CDIs.

(26)Consists of 250,000 shares of common stock underlying options to purchase common stock held by James Ireland Cash that are currently exercisable or would be exercisable within 60 days of July 31, 2026.
(27)Consists of (i) 122,490,939 shares of our common stock, including shares of common stock underlying our CDIs, held directly or through affiliated entities by our executive officers and directors, (ii) 8,170,081 shares of common stock underlying options to purchase common stock held by our executive officers and directors that are currently exercisable or would be exercisable within 60 days of July 31, 2026, (iii) 176,359 shares of common stock underlying restricted stock units held by our executive officers and directors, and (iv) no shares of common stock underlying performance stock units held by our executive officers and directors that are currently exercisable or would be exercisable within 60 days of July 31, 2026.

DESCRIPTION OF CAPITAL STOCK
The following summary describes our capital stock and certain provisions of our amended and restated certificate of incorporation and our amended and restated bylaws, the securities purchase agreements to which we and certain of our stockholders are parties, and of the Delaware General Corporation Law. Because the following is only a summary, it does not contain all of the information that may be important to you. For a complete description, you should refer to our amended and restated certificate of incorporation, amended and restated bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus forms a part, and to the applicable provisions of Delaware law.
Our authorized capital stock will consist of 2,000,000,000 shares of common stock, par value $0.0001 per share, and 100,000,000 shares of undesignated preferred stock, par value $0.0001 per share.
As of July 31, 2026, there were 226,419,687 shares of our common stock outstanding, held by 5,773 stockholders of record, and no shares of our preferred stock outstanding.
Common Stock
Voting Rights
Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders.
Our amended and restated certificate of incorporation does not provide for cumulative voting for the election of directors. As a result, the holders of a majority of our voting shares can elect all of the directors then standing for election. Our amended and restated certificate of incorporation establishes a classified board of directors, to be divided into three classes with staggered three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms.
Dividend Rights
Subject to preferences that may be applicable to any then outstanding preferred stock, holders of our common stock are entitled to receive dividends as may be declared from time to time by our board of directors out of legally available funds. See the section titled “Dividend Policy” for additional information.
Liquidation Rights
In the event of our liquidation, dissolution, or winding up, holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities, subject to the satisfaction of any liquidation preference granted to the holders of any then outstanding shares of preferred stock.
No Preemptive or Similar Rights
Our common stock is not entitled to preemptive rights and is not subject to redemption or sinking fund provisions. The rights, preferences, and privileges of the holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that we may designate in the future.
Preferred Stock
Following the completion of this offering, and pursuant to the provisions of our amended and restated certificate of incorporation that will be in effect thereafter our board of directors will be authorized, subject to limitations prescribed by Delaware law, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series, and to fix the designation, powers, preferences, and rights of the shares of each series and any of its qualifications, limitations, or restrictions, in each case without further vote or action by our stockholders. Our board of directors can also increase or decrease the number of shares of any series of preferred stock, but not below the number of shares of that series then outstanding, without any further vote or action by our stockholders. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring, or preventing a change in control of our company and might adversely affect the price of our common stock and the voting and other rights of the holders of our common stock. We have no current plans to issue any shares of preferred stock.

CHESS Depositary Interests
Shares of our common stock are traded on the ASX in the form of CDIs, under the ASX trading code “AXQ.” Shares of our common stock are not directly traded on the ASX because ASX’s electronic clearance and settlement system, known as CHESS, cannot be used for the transfer of securities of issuers incorporated in certain countries including the United States. CDIs have been created to facilitate electronic settlement and transfer of securities through CHESS in Australia for companies in this situation. Legal title to the shares of our common stock underlying the CDIs is held by CDN, an Australian depositary nominee and wholly owned subsidiary of ASX Limited.
CDIs are units of beneficial ownership in shares of our common stock. Each CDI represents a beneficial interest in one share of our common stock. The CDI holders receive all direct economic benefits attaching to shares of our common stock on a 1-for-1 basis and, other than in respect of voting rights (see below), have materially the same rights and entitlements as if they held legal title to those shares. The CDIs may be transmuted into shares of our common stock on a 1-for-1 basis at the election of the CDI holder.
There are a number of differences between holding CDIs and shares of our common stock. The major differences are that:
■CDI holders do not have legal title in the underlying shares of our common stock to which the CDIs relate (the chain of title in the shares underlying the CDIs is summarized above); and
■CDI holders are not able to vote personally as stockholders at a meeting of Aura. Instead, CDI holders are provided with a voting instruction form which will enable them to instruct the depositary nominee, CDN, in relation to the exercise of voting rights attaching to the underlying shares of our common stock represented by the holder’s CDIs.
Alternatively, CDI holders can transmute their CDIs into shares of our common stock in sufficient time before the relevant meeting, in which case they will be able to vote personally as stockholders of Aura.
Options
As of July 31, 2026, we had:
■outstanding options to purchase an aggregate of 25,875,386 shares of our common stock under the 2024 Plan;
■outstanding options to purchase an aggregate of 212,450 shares of our common stock under the Aura Employee Replacement Incentive Securities Plan; and
■no outstanding options to purchase shares of our common stock under the 2026 Plan.
Restricted Stock Units and Performance Stock Units
As of July 31, 2026, we had no outstanding awards of RSUs covering shares of our common stock and outstanding awards of PSUs covering 2,972,576 shares of our common stock.
Warrants
As of July 31, 2026, we have a total of 5,367,068 warrants which may be granted pursuant to currently outstanding arrangements, of which 2,774,059 are currently vested. These warrants are structured across five primary categories based on their holders, vesting terms, and allowable methods of exercise:
Smaller Trusts
As of July 31, 2026, a group of smaller trusts and individual funds—specifically the Sims 2018 Revocable Trust, SJP Investments, LLC, Stanfield Family Investments LLC, and The Bisconti Family Foundation—collectively hold 77,552 maximum eligible warrants. These warrants are currently fully vested, carry an exercise price of $0.01 per share, and expire in May 2034 (May 1, 2034, for the Sims trust, and May 31, 2034, for the others). Similar to the Warburg Pincus warrants, these may be exercised via cash, check, surrender of equity securities, or cashless net exercise, and include an automatic net exercise provision at expiration.
AT&T
As of July 31, 2026, AT&T Venture Investments, LLC holds 972,762 maximum eligible warrants, of which 12 are currently vested. These warrants have an exercise price of $0.01 per share and an expiration date of October 21, 2034. The unvested portion vests based on the achievement of specific consumer subscription performance milestones. AT&T may exercise its warrants via cash, check, cancellation of indebtedness, or through a cashless net exercise. These warrants also feature an automatic net exercise upon expiration if they are in-the-money.
MetLife
As of July 31, 2026, MetLife Next Gen Ventures LLC is eligible to receive a maximum of 13,455,104 warrants, representing the largest single warrant block, of which 787,800 are currently vested. These warrants carry an exercise price of $4.69 per share and vest based on the achievement of specific consumer subscription performance milestones by either MetLife or Aura. They feature a rolling expiration date of either ten years or two years from their respective issuance dates. MetLife may exercise its warrants via cash, check, cancellation of indebtedness, or through a cashless net exercise.
Series G Warrants
As of July 31, 2026, a group of warrants issued in connection with the Series G financing is held by Onyx Midco Limited, Honix Capital Limited, William Thomas, Ian Leighfield, and Daniel Richards. This group represents 2,592,410 maximum eligible warrants with a $0.01 exercise price and an expiration date of January 22, 2035. These warrants vest in eight equal quarterly installments commencing January 22, 2025, and feature a 100% acceleration clause that triggers upon an initial public offering or change in control. Unlike the other warrant categories, these warrants do not permit a cashless net exercise; they may only be exercised via cash, check, or cancellation of indebtedness.
Anti-Takeover Provisions
Certain provisions of Delaware law, our amended and restated certificate of incorporation, and our amended and restated bylaws, which are summarized below, may have the effect of delaying, deferring, or discouraging another person from acquiring control of us. They are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.
Delaware Law
We are subject to Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:
■the business combination or transaction which resulted in the stockholder becoming an interested stockholder was approved by the board of directors prior to the time that the stockholder became an interested stockholder;
■upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by directors who are also officers of the corporation and shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
■at or subsequent to the time the stockholder became an interested stockholder, the business combination was approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.
In general, Section 203 defines a “business combination” to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder and an “interested stockholder” as a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation’s outstanding voting stock. These provisions may have the effect of delaying, deferring, or preventing changes in control of our company.
Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws
Our amended and restated certificate of incorporation and our amended and restated bylaws includes a number of provisions that could deter hostile takeovers or delay or prevent changes in control of our board of directors or management team, including the following:

Classified Board
Our amended and restated certificate of incorporation further provides that our board of directors is divided into three classes, Class I, Class II, and Class III, with each class serving staggered three-year terms. In addition, directors may only be removed from the board of directors for cause. The existence of a classified board could delay a potential acquirer from obtaining majority control of our board of directors, and the prospect of that delay might deter a potential acquirer. See the section titled “Management—Classified Board of Directors” for additional information.
Board of Directors Vacancies
Our amended and restated certificate of incorporation and our amended and restated bylaws authorize only our board of directors to fill vacant directorships, including newly created seats. In addition, the number of directors constituting our board of directors will be permitted to be set only by a resolution adopted by a majority vote of our entire board of directors. These provisions would prevent a stockholder from increasing the size of our board of directors and then gaining control of our board of directors by filling the resulting vacancies with its own nominees. This will make it more difficult to change the composition of our board of directors and will promote continuity of management.
Stockholder Action; Special Meeting of Stockholders
Our amended and restated certificate of incorporation provides that our stockholders may not take action by written consent, but may only take action at annual or special meetings of our stockholders. As a result, a holder controlling a majority of our capital stock would not be able to amend our amended and restated bylaws or remove directors without holding a meeting of our stockholders called in accordance with our amended and restated bylaws. Our amended and restated bylaws further provides that special meetings of our stockholders may be called only by a majority of our board of directors, the chairperson of our board of directors, or our Chief Executive Officer, thus prohibiting a stockholder from calling a special meeting. These provisions might delay the ability of our stockholders to force consideration of a proposal or for stockholders controlling a majority of our capital stock to take any action, including the removal of directors.
Advance Notice Requirements for Stockholder Proposals and Director Nominations
Our amended and restated bylaws provide advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders or to nominate candidates for election as directors at our annual meeting of stockholders. Our amended and restated bylaws also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders if the proper procedures are not followed. We expect that these provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.
No Cumulative Voting
The Delaware General Corporation Law provides that stockholders are not entitled to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation will not provide for cumulative voting.
Amendment of Charter and Bylaws Provisions
Amendments to our amended and restated certificate of incorporation will require the approval of 66 2/3% of the outstanding voting power of our common stock. Our amended and restated bylaws provide that approval of stockholders holding 66 2/3% of our outstanding voting power voting as a single class is required for stockholders to amend or adopt any provision of our bylaws.
Issuance of Undesignated Preferred Stock
Our board of directors has the authority, without further action by our stockholders, to issue up to 100,000,000 shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by our board of directors. The existence of authorized but unissued shares of preferred stock would enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest, or other means.
Choice of Forum
Our amended and restated certificate of incorporation and amended and restated bylaws provide that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: any derivative action or proceeding brought on our behalf; any action asserting a claim of breach of fiduciary duty owed by any of our directors, officers or stockholders to us or to our stockholders; any action asserting a claim against us arising pursuant to the Delaware General Corporation Law, our amended and restated certificate of incorporation or our amended and restated bylaws (as either may be amended from time to time); or any action asserting a claim against us that is governed by the internal affairs doctrine. As a result, any action brought by any of our stockholders with regard to any of these matters will need to be filed in the Court of Chancery of the State of Delaware and cannot be filed in any other jurisdiction; provided that, the exclusive forum provision will not apply to suits brought to enforce any liability or duty created solely by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction; and provided further that, if and only if the Court of Chancery of the State of Delaware dismisses any such action for lack of subject matter jurisdiction, such action may be brought in another state or federal court sitting in the State of Delaware. Our amended and restated certificate of incorporation and amended and restated bylaws also provide that the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause or causes of action against us or any defendant arising under the Securities Act. Such provision is intended to benefit and may be enforced by us, our officers and directors, employees, and agents, including the underwriters and any other professional or entity who has prepared or certified any part of this prospectus. Nothing in our amended and restated certificate of incorporation and amended and restated bylaws preclude stockholders that assert claims under the Exchange Act from bringing such claims in state or federal court, subject to applicable law.
If any action the subject matter of which is within the scope described above is filed in a court other than a court located within the State of Delaware (a “Foreign Action”), in the name of any stockholder, such stockholder shall be deemed to have consented to the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce the applicable provisions of our amended and restated certificate of incorporation and amended and restated bylaws and having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder. Although our amended and restated certificate of incorporation and amended and restated bylaws contain the choice of forum provision described above, it is possible that a court could find that such a provision is inapplicable for a particular claim or action or that such provision is unenforceable.
This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims or make such lawsuits more costly for stockholders, although our stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder.
Limitations on Liability and Indemnification Matters
Our amended and restated certificate of incorporation limits the liability of our directors and officers to the fullest extent permitted by the Delaware General Corporation Law, and our amended and restated bylaws provide that we will indemnify them to the fullest extent permitted by such law. We have entered into indemnification agreements with our current directors and executive officers and expect to enter into a similar agreement with any new directors or executive officers. Further, pursuant to our indemnification agreements and directors’ and officers’ liability insurance, our directors and executive officers are indemnified and insured against the cost of defense, settlement, or payment of a judgment under certain circumstances. In addition, as permitted by Delaware law, our amended and restated certificate of incorporation will include provisions that eliminate the personal liability of our directors and executive officers for monetary damages resulting from breaches of certain fiduciary duties as a director or officer. The effect of this provision is to restrict our rights and the rights of our stockholders in derivative suits to recover monetary damages against a director or officer for breach of fiduciary duties as a director or officer.
These provisions may be held not to be enforceable for violations of the federal securities laws of the United States.
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is Computershare Trust Company N.A.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS
The following discussion is a summary of the material U.S. federal income tax consequences to Non-U.S. Holders (as defined below) of the purchase, ownership, and disposition of our common stock issued pursuant to this offering, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local, or non-U.S. tax laws are not discussed. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a Non-U.S. Holder. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the purchase, ownership, and disposition of our common stock.
This discussion is limited to Non-U.S. Holders that hold our common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a Non-U.S. Holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income and any alternative minimum tax. In addition, it does not address consequences relevant to Non-U.S. Holders subject to special rules, including, without limitation:
■U.S. expatriates and former citizens or long-term residents of the United States;
■persons holding our common stock as part of a hedge, straddle, or other risk reduction strategy or as part of a conversion transaction or other integrated investment;
■banks, insurance companies, and other financial institutions;
■brokers, dealers, or traders in securities;
■“controlled foreign corporations,” “foreign controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;
■partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);
■tax-exempt organizations or governmental organizations;
■persons deemed to sell our common stock under the constructive sale provisions of the Code;
■persons who hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation;
■tax-qualified retirement plans;
■“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds; and
■persons subject to special tax accounting rules as a result of any item of gross income with respect to the stock being taken into account in an applicable financial statement.
If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership, and certain determinations made at the partner level. Accordingly, partnerships holding our common stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.
THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP, AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL, OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Definition of a Non-U.S. Holder
For purposes of this discussion, a “Non-U.S. Holder” is any beneficial owner of our common stock that is neither a “U.S. person” nor an entity treated as a partnership for U.S. federal income tax purposes. A U.S. person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:
■an individual who is a citizen or resident of the United States;
■a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;
■an estate, the income of which is subject to U.S. federal income tax regardless of its source; or
■a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.
Distributions
As described in the section titled “Dividend Policy,” we do not anticipate declaring or paying dividends to holders of our common stock in the foreseeable future. However, if we do make distributions of cash or property on our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a Non-U.S. Holder’s adjusted tax basis in its common stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below under “—Sale or Other Taxable Disposition.”
Subject to the discussions below on effectively connected income, backup withholding and FATCA (as defined herein), dividends paid to a Non-U.S. Holder will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the Non-U.S. Holder furnishes a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate). A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.
If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such dividends are attributable), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States.
Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular rates applicable to U.S. persons. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.
Sale or Other Taxable Disposition
Subject to the discussions below on backup withholding and FATCA (as defined herein), a Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of our common stock unless:
■the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable);
■the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or
■our common stock constitutes a U.S. real property interest (“USRPI”) by reason of our status as a U.S. real property holding corporation (“USRPHC”) for U.S. federal income tax purposes.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular rates applicable to U.S. persons. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.
A Non-U.S. Holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on gain realized upon the sale or other taxable disposition of our common stock, which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.
With respect to the third bullet point above, we believe we currently are not, and do not anticipate becoming, a USRPHC. Because the determination of whether we are a USRPHC depends, however, on the fair market value of our USRPIs relative to the fair market value of our non-U.S. real property interests and our other business assets, there can be no assurance we currently are not a USRPHC or will not become one in the future. Even if we are or were to become a USRPHC, gain arising from the sale or other taxable disposition of our common stock by a Non-U.S. Holder will not be subject to U.S. federal income tax if our common stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market and such Non-U.S. Holder owned, actually and constructively, 5% or less of our common stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the Non-U.S. Holder’s holding period.
Non-U.S. Holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.
Information Reporting and Backup Withholding
Payments of dividends on our common stock will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E, or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any distributions on our common stock paid to the Non-U.S. Holder, regardless of whether such distributions constitute dividends or whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of our common stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person or the holder otherwise establishes an exemption. Proceeds of a disposition of our common stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.
Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.
Additional Withholding Tax on Payments Made to Foreign Accounts
Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, our common stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.
Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on our common stock. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of our common stock, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.
Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our common stock.

PLAN OF DISTRIBUTION
The selling stockholders, which as used herein includes their permitted transferees, donees, pledgees, transferees or other successors-in-interest (as a gift, pledge, partnership distribution or other non-sale related transfer) selling securities received after the date of this prospectus from the selling stockholders that may be identified in a supplement to this prospectus or, if required, a post-effective amendment to the registration statement of which this prospectus is a part (collectively, the “holders”), may, from time to time, sell, transfer or otherwise dispose of any or all of their shares on the ASX or any other stock exchange, market or trading facility on which such shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale or at negotiated prices. We have registered the offer and sale of the securities covered by this prospectus so that those securities may be freely sold to the public by the selling stockholders. Registration of the resale of the securities covered by this prospectus does not mean, however, that those securities necessarily will be offered or resold by the selling stockholders.
The holders may use any one or more of the following methods when disposing of their shares of our common stock or the Warrant Shares issuable upon exercise of the Warrants:
■an over-the-counter distribution in accordance with the rules of the applicable exchange;
■through trading plans entered into by a selling stockholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;
■ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
■block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
■purchases by a broker-dealer as principal and offer and sales by the broker-dealer for its account;
■an exchange distribution in accordance with the rules of the applicable exchange;
■directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;
■through one or more underwritten offerings on a firm commitment or best efforts basis;
■settlement of short sales entered into after the date of this prospectus;
■through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
■agreements with broker-dealers to sell a specified number of the securities at a stipulated price per share;
■distribution to employees, members, partners (including limited partners) or stockholders of the holders;
■in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;
■through delayed delivery requirements;
■by pledge to secured debts and other obligations;
■a combination of any such methods of sale; and
■any other method permitted pursuant to applicable law.
Such transactions may or may not involve brokers or dealers. In effecting sales, brokers or dealers engaged by a holder may arrange for other brokers or dealers to participate. Broker-dealer transactions may include purchases of the securities by a broker-dealer as principal and resales of the securities by the broker-dealer for its account pursuant to this prospectus, ordinary brokerage transactions, transactions in which the broker-dealer solicits purchasers, or block trades in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the holders and/or the purchasers of the securities offered hereby for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). Any broker-dealers participating in the distribution of the securities covered by this prospectus may be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions received by any of those broker-dealers may be deemed to be underwriting commissions under the Securities Act (it being understood that the holders shall not be deemed to be underwriters solely as a result of their participation in this offering). The holders have advised us that they have not entered into any agreements, understandings or arrangements with any broker-dealers regarding the sale of the securities covered by this prospectus.
A holder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution.
The holders also may transfer the securities in other circumstances, in which case the donees, pledgees, transferees or other successors-in-interest (as a gift, pledge, partnership distribution or other non-sale related transfer) that may be identified in a supplement to this prospectus or, if required, a post-effective amendment to the registration statement of which this prospectus is a part, will be the selling beneficial owners for purposes of this prospectus. Upon being notified by a holder that such a donee, pledgee, transferee or successor intends to sell our securities, we will, to the extent required, promptly file a supplement to this prospectus or a post-effective amendment to the registration statement of which this prospectus is a part to name specifically such person as a holder.
The holders also may, from time to time, subject to provisions in our insider trading policy, pledge or grant a security interest in some or all of the shares of our common stock owned by them, including, but not limited to, under margin provisions of customer agreements with their broker-dealers. If holders default in the performance of their margin loans or other secured obligations, the pledgees or secured parties may offer and sell their shares, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of holders to include the pledgee, transferee or other successors in interest as holders under this prospectus. The holders also may transfer their shares in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.
In connection with the sale of our common stock or interests therein, the holder may, subject to provisions in our insider trading policy, enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our securities in the course of hedging the positions they assume. The holders may also sell their securities short and deliver these securities to close out their short positions, or loan or pledge such securities to broker-dealers that in turn may sell these securities. The holders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of the shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
The aggregate proceeds to the holders from the sale of the shares offered by them will be the purchase price of the share less discounts or commissions, if any. Each of the holders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of their shares to be made directly or through agents. We will not receive any of the proceeds from the resale of shares of our common stock being offered by the holders named herein.
The holders may engage in at the market offerings into an existing trading market in accordance with Rule 415(a)(4) of the Securities Act.
The holders also may resell all or a portion of their shares in open market transactions in reliance upon Rule 144 under the Securities Act (“Rule 144”), provided that they meet the criteria and conform to the requirements of that rule.
In connection with an underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from the holders or from purchasers of the offered shares for whom they may act as agents. In addition, underwriters may sell the shares to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. The holders and any underwriters, dealers or agents participating in a distribution of the shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of the shares by the holders and any commissions received by broker-dealers may be deemed to be underwriting commissions under the Securities Act.
To the extent required, the shares of our common stock to be sold, the names of the holders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.
In compliance with the guidelines of the FINRA, the aggregate maximum discount, commission, fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 9% of the gross proceeds of any offering pursuant to this prospectus and any applicable prospectus supplement.
Upon our being notified by any holder that any material arrangement has been entered into with a broker-dealer for the sale of securities offered hereby through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing:
■the name of the participating broker-dealer(s);
■the specific securities involved;
■the initial price at which such securities are to be sold;
■the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable; and
■other facts material to the transaction.
To the extent required, we will use our best efforts to file one or more supplements to this prospectus to describe any material information with respect to the plan of distribution not previously disclosed in this prospectus or any material change to such information.
We have advised the holders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities in the market and to the activities of the holders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the holders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The holders may indemnify any broker-dealer that participates in transactions involving the sale of their shares against certain liabilities, including liabilities arising under the Securities Act.
We have agreed to indemnify and hold harmless each selling stockholder and each of its affiliates, representatives, equityholders or agents from and against any and all actions, suits, proceedings (including any investigations or inquiries), losses, claims, damages, liabilities and expenses of any kind or nature whatsoever which may be suffered or incurred by or asserted against or involve such persons as a result of or arising out of or in any way related to: (i) any untrue statement or alleged untrue statement of a material fact contained in this prospectus, (ii) an omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by us (or any of our agents or affiliates) of the Securities Act, any state securities law, or any rule or regulation promulgated under the Securities Act or any state securities law. Notwithstanding the foregoing, we shall not be liable in any such case to the extent that the same are made in reliance on and in strict conformity with any information with respect to such selling stockholder furnished in writing to us by such selling stockholder expressly for use therein.
We are required to pay all fees and expenses incident to the registration of the shares of our common stock covered by this prospectus. Otherwise, all discounts, commissions or fees incurred in connection with the sale of shares of our common stock offered hereby will be paid by the selling stockholder.

LEGAL MATTERS
The validity of the shares of common stock offered hereby will be passed upon for us by Latham & Watkins LLP.
EXPERTS
The consolidated and combined financial statements of Aura Consolidated Group, Inc. at December 31, 2025 and 2024, and for each of the two years in the period ended December 31, 2025, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
The consolidated financial statements of Qoria Limited as of June 30, 2025 and 2024, and for each of the years in the two-year period ended June 30, 2025, have been included herein and in the registration statement in reliance upon the report of BDO Audit Pty Ltd, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act of 1933, as amended, with respect to the shares of common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules to the registration statement. Please refer to the registration statement and exhibits for further information with respect to the common stock offered by this prospectus. Statements contained in this prospectus regarding the contents of any contract or other document are only summaries. With respect to any contract or document that is filed as an exhibit to the registration statement, you should refer to the exhibit for a copy of the contract or document, and each statement in this prospectus regarding that contract or document is qualified by reference to the exhibit. The SEC maintains an internet website that contains the registration statement of which this prospectus forms a part, as well as the exhibits thereto. These documents, along with future reports, proxy statements and other information about us, are available at the SEC’s website, www.sec.gov. The information on the SEC’s website is not part of this prospectus, and any references to this website or any other website are inactive textual references only.
We will become subject to the information and reporting requirements of the Exchange Act, and, in accordance with this law, will be required to file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information will be available on the website of the SEC referred to above. We also maintain a website at www.aura.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained on, or that can be accessed through, our website is not a part of this prospectus. Investors should not rely on any such information in deciding whether to purchase our common stock. We have included our website address in this prospectus solely as an inactive textual reference.

INDEX TO FINANCIAL STATEMENTS
Aura Consolidated Group, Inc. and Subsidiaries
Qoria Limited

Report of Independent Registered Public Accounting Firm
To the Stockholders and the Board of Directors of Aura Consolidated Group, Inc.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Aura Consolidated Group, Inc. and Subsidiaries (the Company) as of December 31, 2025 and 2024, the related consolidated and combined statements of operations and comprehensive loss, changes in redeemable preferred stock and stockholders’ deficit and cash flows for each of the two years in the period ended December 31, 2025, and the related notes (collectively referred to as the “consolidated and combined financial statements”). In our opinion, the consolidated and combined financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2025 and 2024, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2025, in conformity with U.S. generally accepted accounting principles.
Basis for Opinion
These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young LLP
We have served as the Company’s auditor since 2019.

Baltimore, MD
March 25, 2026

AURA CONSOLIDATED GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS, EXCEPT PER SHARE INFORMATION)

	As of December 31,
	2025	2024
Assets
Current assets:
Cash and cash equivalents	$70,026	$86,351
Restricted cash	769	1,610
Short-term investments	200	9,296
Accounts receivable, net of allowance for credit losses of $1,028 and $350 at December 31, 2025 and 2024, respectively	6,503	4,571
Amounts due from related parties	—	3,913
Prepaid expenses and other current assets	11,426	11,138
Total current assets	88,924	116,879
Property and equipment, net	12,775	10,771
Right of use assets	6,495	8,802
Goodwill	190,669	190,669
Intangible assets, net	383	1,139
Other assets	3,366	4,197
Total assets	$302,612	$332,457
Liabilities, redeemable preferred stock and stockholders' deficit
Current liabilities:
Accounts payable	$1,157	$715
Amounts due to related parties	7,261	1,199
Accrued expenses and other current liabilities	15,326	11,549
Accrued payroll and employee benefits	8,891	12,799
Operating lease liabilities, current	1,316	1,674
Contract liabilities, current	61,032	44,106
Current portion of borrowings under financing arrangement	25,206	30,260
Total current liabilities	120,189	102,302
Borrowings under financing arrangement	23,730	7,062
Operating lease liabilities, non-current	6,702	8,965
Contract liabilities, non-current	4,953	3,360
Warrant liability, non-current	29,783	22,290
Convertible notes, non-current	25,400	—
Total liabilities	210,757	143,979
Commitments and contingencies (Note 11)
Redeemable preferred stock:
Series A-1 Preferred stock at $0.0001 par value, shares authorized 13,500; 13,240 shares issued and outstanding as of December 31, 2025 and 2024; liquidation preference of $25,336 and $23,902 at December 31, 2025 and 2024, respectively	22,323	22,323
Series A-2 Preferred stock at $0.0001 par value, shares authorized 21,000; 18,793 shares issued and outstanding as of December 31, 2025 and 2024; liquidation preference of $57,330 and $54,085 at December 31, 2025 and 2024, respectively	37,262	37,262

	As of December 31,
	2025	2024
Series B Preferred stock at $0.0001 par value, shares authorized 1,100; 1,089 shares issued and outstanding as of December 31, 2025 and 2024; liquidation preference of $2,221 at December 31, 2025 and 2024	4,099	4,099
Series C Preferred stock at $0.0001 par value, shares authorized 30,500; 30,334 shares issued and outstanding as of December 31, 2025 and 2024; liquidation preference of $130,435 at December 31, 2025 and 2024, respectively	151,604	151,604
Series C-1 Preferred stock at $0.0001 par value, shares authorized 5,100; 5,075 shares issued and outstanding as of December 31, 2025 and 2024; liquidation preference of $0 at December 31, 2025 and 2024	—	—
Series D Preferred stock at $0.0001 par value, shares authorized 12,000; 872 shares issued and outstanding as of December 31, 2025 and 2024; liquidation preference of $1,779 at December 31, 2025 and 2024	5,174	5,174
Series E Preferred stock at $0.0001 par value, shares authorized 10,800; 10,768 shares issued and outstanding as of December 31, 2025 and 2024; liquidation preference of $108,496 and $102,355 at December 31, 2025 and 2024, respectively	70,435	70,435
Series F Preferred stock at $0.0001 par value, shares authorized 12,082; 11,582 shares issued and outstanding as of December 31, 2025 and 2024; liquidation preference of $113,387 at December 31, 2025 and 2024	113,301	113,301
Series G Preferred stock at $0.0001 par value, shares authorized 8,721; 8,721 and 6,128 shares issued and outstanding as of December 31, 2025 and 2024, respectively; liquidation preference of $101,078 and $63,000 at December 31, 2025 and 2024, respectively	81,488	61,633
Stockholders' deficit:
Common stock at $0.0001 par value, shares authorized 176,665; 21,131 and 20,012 shares issued and outstanding as of December 31, 2025 and 2024, respectively	2	2
Additional paid-in capital	119,950	95,738
Accumulated other comprehensive loss	—	(93)
Accumulated deficit	(513,783)	(373,000)
Total stockholders' deficit	(393,831)	(277,353)
Total liabilities, redeemable preferred stock and stockholders' deficit	$302,612	$332,457

See Notes to Consolidated and Combined Financial Statements.

AURA CONSOLIDATED GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(in thousands, except per share information)

	Year Ended December 31,
	2025	2024
Revenue	$192,520	$146,650
Costs and expenses:
Cost of revenue(1)	54,711	39,661
Sales and marketing(1)	181,757	170,330
Research and development(1)	36,076	35,653
General and administrative(1)	43,229	39,930
Depreciation and amortization	4,884	7,239
Total operating expenses	320,657	292,813
Loss from operations	(128,137)	(146,163)
Interest (expense) income, net	(939)	2,048
Other (expense) income, net	(4,061)	440
Mark to market (loss) gain	(7,893)	7,252
Loss before income taxes	(141,030)	(136,423)
Income tax benefit	247	213
Net loss	(140,783)	(136,210)
Preferred stock dividends	(19,863)	(12,593)
Net loss attributable to common stockholders	$(160,646)	$(148,803)
Net loss per share:
Basic and diluted	$(5.44)	$(5.72)
Weighted-average shares used in computing net loss per share:
Basic and diluted	$29,538	$26,006
Comprehensive loss
Net loss	$(140,783)	$(136,210)
Reclassification of realized loss on investment securities	—	337
Foreign currency translation adjustment	—	(11)
Total comprehensive loss	$(140,783)	$(135,884)

(1)exclusive of depreciation and amortization
See Notes to Consolidated and Combined Financial Statements.

AURA CONSOLIDATED GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED AND COMBINED STATEMENTS OF CHANGES IN REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
For the Years Ended December 31, 2025 and 2024
(in thousands)

	Redeemable Preferred Stock																		Stockholders' Deficit
	Series A-1		Series A-2 and Related Warrants		Series B		Series C		Series C-1		Series D		Series E		Series F		Series G		Common Stock
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Additional Paid-in Capital	Former Parent's Investment, Net	Accumulated Other Loss	Accumulated Deficit
Balance at January 1, 2024	—	$—	—	$—	—	$—	—	$—	—	$—	—	$—	—	$—	—	$—	—	$—	—	$—	$—	$516,167	$(419)	$(236,790)
Issuance of Aura Consolidated Group, Inc. shares:	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Issuance of common stock	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	19,744	2	—	—	—	—
Issuance of A-1 preferred stock	13,240	22,323	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Issuance of A-2 preferred stock	—	—	18,793	37,262	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Issuance of B preferred stock	—	—	—	—	1,089	4,099	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Issuance of C preferred stock	—	—	—	—	—	—	30,334	151,604	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Issuance of C-1 preferred stock	—	—	—	—	—	—	—	—	5,075	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Issuance of D preferred stock	—	—	—	—	—	—	—	—	—	—	872	5,174	—	—	—	—	—	—	—	—	—	—	—	—
Issuance of E preferred stock	—	—	—	—	—	—	—	—	—	—	—	—	10,768	70,435	—	—	—	—	—	—	—	—	—	—
Issuance of F preferred stock	—	—	—	—	—	—	—	—	—	—	—	—	—	—	11,582	113,301	—	—	—	—	—	—	—	—
Issuance of G preferred stock	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	6,128	61,633	—	—	—	—	—	—
Net transfers from Former Parent	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	485	—	—
Noncash adjustments to Former Parent's investment, net	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	85,953	(518,809)	—	—
Stock-based compensation	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	8,894	2,157	—	—
Proceeds from stock option exercises	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	268	—	603	—	—	—
Foreign tax adjustment	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	288	—	—	—

	Redeemable Preferred Stock																		Stockholders' Deficit
	Series A-1		Series A-2 and Related Warrants		Series B		Series C		Series C-1		Series D		Series E		Series F		Series G		Common Stock
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Additional Paid-in Capital	Former Parent's Investment, Net	Accumulated Other Loss	Accumulated Deficit
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(11)	—
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(136,210)
Realized loss on available-for-sale investment	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	337	—
Balance at December 31, 2024	13,240	$22,323	18,793	$37,262	1,089	$4,099	30,334	$151,604	5,075	$—	872	$5,174	10,768	$70,435	11,582	$113,301	6,128	$61,633	20,012	$2	$95,738	$—	$(93)	$(373,000)
Issuance of common stock	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	956	—	3,571	—	—	—
Issuance of G preferred stock and related warrants, net of offering costs	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	2,593	19,855	—	—	6,741	—	—	—
Stock-based compensation	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	13,713	—	—	—
Proceeds from warrant and stock option exercises	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	163	—	187	—	—	—
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(140,783)
Sale of foreign subsidiary	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	93	—
Balance at December 31, 2025	13,240	$22,323	18,793	$37,262	1,089	$4,099	30,334	$151,604	5,075	$—	872	$5,174	10,768	$70,435	11,582	$113,301	8,721	$81,488	21,131	$2	$119,950	$—	$—	$(513,783)

See Notes to Consolidated and Combined Financial Statements.

AURA CONSOLIDATED GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS
(IN THOUSANDS)

	Year Ended December 31,
	2025	2024
Cash flows from operating activities:
Net loss	$(140,783)	$(136,210)
Adjustments to reconcile net loss to cash flows used in operating activities:
Depreciation and amortization	4,884	7,239
Allowance for credit losses	292	70
Stock-based compensation	13,713	11,051
Non-cash interest expense, net	3,951	1,380
Mark to market loss (gain)	7,893	(7,252)
Other	1,045	(256)
Changes in assets and liabilities:
Accounts receivable	(2,191)	(936)
Amounts due from related parties	3,913	(3,913)
Prepaid expenses and other current assets	(1,812)	1,777
Right of use assets	876	1,446
Other assets	(655)	(99)
Accounts payable	439	(313)
Amounts due to related parties	6,072	(2,696)
Accrued expenses and other current liabilities	3,745	3,361
Accrued payroll and employee benefits	(3,932)	5,878
Lease liabilities	(1,032)	(1,694)
Contract liabilities	18,520	16,423
Other long-term liabilities	—	(664)
Net cash used in operating activities	(85,062)	(105,409)
Cash flows from investing activities:
Purchases of investments	(31,421)	—
Maturities of investments	42,508	69,226
Purchases of property and equipment	(5,833)	(4,372)
Purchase of technology related intangible assets	(300)	—
Sale of subsidiary and technology related intangible assets	4,000	100
Net cash provided by investing activities	8,954	64,954
Cash flows from financing activities:
Proceeds from warrant and stock option exercises	187	603
Proceeds from issuance of convertible note	25,000	—
Proceeds of issuance of Preferred Stock and Warrants, net of offering costs	26,596	61,633
Proceeds from borrowings under financing arrangement	72,231	64,523
Repayments of borrowings under financing arrangement	(65,072)	(29,456)
Transfer of cash from Former Parent	—	485
Net cash provided by financing activities	58,942	97,788

	Year Ended December 31,
	2025	2024
Effect of exchange rate changes on cash, cash equivalents and restricted cash	—	(11)
Increase (decrease) in cash and cash equivalents, and restricted cash	(17,166)	57,322
Cash and cash equivalents, and restricted cash, at beginning of period	87,961	30,639
Cash and cash equivalents, and restricted cash, at end of period	$70,795	$87,961

	Year Ended December 31,
	2025	2024
Supplemental disclosure of cash flow information:
Interest paid	$1,826	$—
Income tax paid	$29	$110

See Notes to Consolidated and Combined Financial Statements.

AURA CONSOLIDATED GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2025 AND 2024
1.Organization and Business
Aura Consolidated Group, Inc. (the “Company”) operates in the identity security market by providing an integrated and unified digital protection platform offering subscription-based services of personal identity and privacy protection. Subscriptions are offered to individual subscribers through its direct-to-consumer channel, and as an embedded service for its partners to offer to either its employees or other consumers. The Company provides a growing list of personal identity protection, financial protection and device protection services, including financial fraud protection, identity theft protection, privacy assistant, parental controls, cyberbullying protection, vault, spam call protection, VPN antivirus, password manager, and social media privacy and monitoring.
Aura Group, Inc. was formed on September 15, 2021, to become the ultimate parent organization of two separate and distinct operating segments, “Aura” and “Pango”. In December 2021, legal entities Aura Sub, LLC and CF Intermediate Holdings, LLC were created, which correspond to the Aura and Pango operating segments, respectively. Aura Holdco, LLC was formed to become the intermediate parent of Aura Sub, LLC and CF Intermediate Holdings, LLC.
On September 27, 2023, Aura Consolidated Group, Inc. was formed by intermediate parent Aura Holdco, LLC, to carve out the Aura operating segment into its own separate legal entity. On May 31, 2024, Aura Holdco, LLC effected a spin-off (“the Spin-Off”) of the Aura operating segment by contributing Aura Sub, LLC to Aura Consolidated Group, Inc. On the same date, Aura Holdco, LLC distributed all equity interests pertaining to the Aura operating segment to Aura Group, Inc. (the “Former Parent”), which subsequently distributed the equity interests received to its shareholders. The Former Parent structured the distribution to be tax free to its shareholders for U.S. federal income tax purposes.
2.Basis of Presentation and Summary of Significant Accounting Policies
Basis of Presentation
The Consolidated and Combined Financial Statements (the "Financial Statements") have been prepared in accordance with United States Generally Accepted Accounting Principles (“U.S. GAAP”) and present the historical results of operations, financial position and cash flows for the periods presented. All intercompany transactions within the Company have been eliminated in the Financial Statements. It is management’s opinion that these Financial Statements include all normal and recurring adjustments necessary for a fair presentation of the Company’s financial position and operating results.
Prior to the Spin-Off, the Company did not operate as a standalone legal entity and had no independent operations. Accordingly, the Financial Statements for periods prior to the Spin-Off have been prepared on a combined basis and reflect the historical results of operations, financial position, and cash flows of the Aura business as historically managed within the Former Parent. These Combined Financial Statements include specific identification of certain corporate expenses incurred by the Former Parent, including shared services such as finance, legal, human resources, and information technology. Management believes the assumptions and methodologies underlying these specifically identified expenses are reasonable and appropriate for the periods presented; however, the Combined Financial Statements may not necessarily reflect the results of operations, financial position, equity, and cash flows of the Company had it operated as a standalone company during the period presented.
Following the Spin-Off, the Financial Statements have been prepared on a consolidated basis and include the accounts of the Company and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.
The presentation of the Financial Statements is as follows:
■The Consolidated Balance Sheets as of December 31, 2025 and 2024, consist of the Company’s consolidated balances.
■The Consolidated Statement of Operations and Comprehensive Loss for the year ended December 31, 2025 consists of the consolidated results for the twelve months ended December 31, 2025. The Consolidated and Combined Statement of Operations and Comprehensive Loss for the year ended December 31, 2024 consists of consolidated results for the seven months ended December 31, 2024, and the combined results of the Aura business for the five months ended May 31, 2024.

■The Consolidated Statement of Changes in Redeemable Preferred Stock and Stockholders’ Deficit for the year ended December 31, 2025, consists of the Company’s consolidated activity for the twelve months ended December 31, 2025. The Consolidated and Combined Statement of Changes in Redeemable Preferred Stock and Stockholders’ Deficit for the year ended December 31, 2024, consists of the Company’s consolidated activity for the seven months ended December 31, 2024, and the combined activity of the Aura business for the five months ended May 31, 2024.
■The Consolidated Statement of Cash Flows for the year ended December 31, 2025, consists of the Company’s consolidated results for the twelve months ended December 31, 2025. The Consolidated and Combined Statement of Cash Flows for the year ended December 31, 2024, consists of the Company’s consolidated results for the seven months ended December 31, 2024, and the combined results of the Aura business for the five months ended May 31, 2024.
Use of Estimates
The preparation of Financial Statements in conformity with U.S. GAAP requires management to make estimates and judgments that may affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities (if any) at the date of the Financial Statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates and assumptions are inherent in the valuation of liability-classified warrants; the valuation of convertible notes; the determination of the fair value of equity shares; and the assessment of recoverability of intangible assets, other long-lived assets, and goodwill.
Foreign Currency
The functional currency of the Company’s foreign subsidiary, Max Secure Software India Private Limited, was Indian rupees, until its sale in 2025. For this subsidiary, the assets and liabilities were translated into U.S. dollars at the current exchange rate as of the Balance Sheet date. Revenue and expenses were translated using average rates in effect on a monthly basis. Capital accounts were translated at their historical exchange rate. Exchange gains and losses resulting from foreign currency translation were reported in accumulated other comprehensive loss on the Consolidated Balance Sheets.
The functional currency of the Company’s other foreign subsidiaries is the U.S. dollar. For these subsidiaries, the monetary assets and liabilities are re-measured into U.S. dollars at the current exchange rate as of the Balance Sheet date, and all non-monetary assets and liabilities are re-measured into U.S. dollars at historical exchange rates. Revenue and expenses are converted using average rates in effect on a monthly basis. As of December 31, 2025 and 2024, exchange gains (losses) of $(0.2) million and $(0.2) million, respectively, resulting from foreign currency transactions are reported in other (expense) income, net on the Consolidated and Combined Statements of Comprehensive Loss.
Cash and Cash Equivalents
The Company considers all highly liquid financial instruments with an original maturity of three months or less when purchased to be cash equivalents.
The Company classifies cash as restricted when the cash is unavailable for withdrawal or use in general operations. Its restricted cash represents deposits related to operating leases. The Company accounts for restricted cash according to ASU 2016-18, Restricted Cash, which requires an entity to reconcile and explain the period-over-period change in total cash, cash equivalents and restricted cash within its statements of cash flows.
A reconciliation of cash and restricted cash reported within the Company’s consolidated balance sheets that sum to the total of the amount shown in its consolidated and combined statements of cash flows, is as follows (in thousands):

	As of December 31,
	2025	2024
Cash, cash equivalents and unrestricted cash	$70,026	$86,351
Restricted cash and cash equivalents	769	1,610
Total cash, cash equivalents, and restricted cash	$70,795	$87,961

Investments
The Company's investments in debt securities are classified as held-to-maturity and reported at amortized, or net, cost. Investments with maturities of less than or equal to one year are classified as short-term investments and investments with maturities of greater than one year are classified as long-term and are included in other assets on the Consolidated Balance Sheets. The purchase premiums and discounts for all held-to-maturity securities are recognized as interest (expense) income, net, using the effective yield method. Refer to Note 5 for additional information on the Company's held-to-maturity investments.
Accounts Receivable
Accounts receivable are recorded at the invoiced amount, net of an allowance for credit losses, and do not bear interest. The Company maintains an allowance for credit losses based on an assessment of collectability. Management regularly reviews the adequacy of the allowance for credit losses on a collective basis by considering the age of outstanding invoices, current market conditions, and where appropriate, reasonable and supportable forecasts of future economic conditions. Accounts receivable deemed uncollectible are charged against the allowance for credit losses.
Property and Equipment
Property and equipment are recorded at cost and depreciated on a straight-line basis over the estimated useful lives of the assets ranging from three to five years. Leasehold improvements are amortized using the straight-line method over the shorter of the remaining useful life or the remaining lease term. The estimated useful lives of the assets are as follows:

Estimated Useful Life (years)
Machinery and equipment	3 - 4
Software	4
Furniture and fixtures	5
Leasehold improvements	Shorter of useful life or remaining lease term

Software
For development costs related to internal use software projects, including costs incurred in connection with the development of new features, the Company capitalizes costs incurred during the application development stage, which begins after the completion of the preliminary project phase and when it is probable that the project will be completed and used as intended. Capitalized costs include personnel and related expenses for employees and fees paid to third-party contractors and vendors directly involved in the development effort and related interest. The capitalization of costs stops once the software is substantially complete and ready for its intended use. Costs related to preliminary project activities and post implementation activities are expensed as incurred. The Company recognized $3.2 million and $2.7 million in amortization expense related to internal use software during the years ended December 31, 2025 and 2024, respectively. Amortization of internal use software is recorded in depreciation and amortization on the Consolidated and Combined Statements of Comprehensive Loss, on a straight-line basis over its estimated useful life, which is generally four years. The Company capitalized $5.5 million and $4.1 million during the years ended December 31, 2025 and 2024, respectively. Capitalized costs are included within property and equipment, net.
Leases
The Company determines if an arrangement is or contains a lease at inception by evaluating various factors, including if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration. Lease classification is determined at the lease commencement date. Operating leases are included in Right-of-Use ("ROU") assets, current operating lease liabilities, and non-current operating lease liabilities on the Consolidated Balance Sheets.
As most of its leases do not provide an implicit rate, the Company uses its incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. The Company uses the implicit rate when readily determinable. Further, the Company treats all lease and non-lease components as a single combined lease component for all classes of underlying assets.

ROU assets represent the Company’s right to use an underlying asset for the lease term, and lease liabilities represent the Company’s obligation to make payments arising from the lease. ROU assets and lease liabilities are recognized at the lease commencement date based on the present value of lease payments over the lease term. Lease payments consist primarily of the fixed payments under the arrangement, less any lease incentives. Variable lease payments are expensed as incurred and include certain non-lease components, such as maintenance and other services provided by the lessor to the extent the charges are variable. The Company’s lease terms may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option. Lease expense for lease payments is recognized on a straight-line basis over the lease term.
In addition, the Company does not recognize ROU assets and lease liabilities for contracts with a lease term of 12 months or less ("short-term lease") and which do not include an option to purchase the underlying asset that the Company is reasonably certain to exercise. Lease cost for short-term leases is recognized on a straight-line basis over the lease term.
Goodwill, Identifiable Intangibles and Other Long-Lived Assets
The Company records the excess of the purchase price over the fair value of the identifiable assets acquired and liabilities assumed in purchase transactions as goodwill. The Company reviews goodwill for impairment at the reporting unit level (operating segment or one level below an operating segment) annually, as of October 1, or more frequently if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying value. These events or circumstances could include a significant change in the business climate, legal factors, operating performance indicators, competition, or sale or disposition of a significant portion of a reporting unit.
The Company has an option to first assess certain qualitative factors to determine whether the existence of events or circumstances indicate that it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If, after performing a qualitative assessment, an entity determines that it is more likely than not that the fair value of the reporting unit exceeds its carrying value, then performing the impairment test is unnecessary. In periods in which a goodwill impairment test is required, the estimates of fair value of each reporting unit is compared to its carrying value, and any deficiency, not to exceed the carrying amount of goodwill, is reflected as an impairment charge in operations.
Application of the goodwill impairment test requires judgment, including the identification of reporting units, assignment of assets and liabilities to reporting units, assignment of goodwill to reporting units and determination of the fair value of each reporting unit. The estimates used to calculate the fair value of a reporting unit change from year to year based on operating results and market conditions. Changes in these estimates and assumptions could materially affect the determination of fair value and goodwill impairment for each reporting unit. The Company has concluded that it has a single reporting unit. The Company completed a quantitative test for goodwill impairment as of October 1, 2025 and determined that the fair value of the Company's reporting unit exceeded its carrying value. The Company completed its annual goodwill impairment test as of October 1, 2024 and determined based on the qualitative factors assessed that it was more likely than not that the fair value of the Company’s reporting unit exceeded its carrying value. The Company did not identify any indicators of impairment during the year ended December 31, 2025 and 2024.
The Company reviews long-lived assets, including definite-lived intangible assets and property and equipment, for impairment whenever events or changes in circumstances indicate that the carrying amounts of the assets may not be fully recoverable. Significant judgments in this area involve determining whether a triggering event has occurred and determining the future cash flows for assets involved. In conducting its analysis, the Company compares the undiscounted cash flows expected to be generated from the long-lived assets to the carrying value of such assets. If the undiscounted cash flows exceed the carrying value, the long-lived assets are not considered to be impaired. If the carrying value exceeds the undiscounted cash flows, an impairment charge is measured and recognized as the difference between the carrying value and the fair value of the long-lived assets. The Company did not identify any indicators of impairment during the years ended December 31, 2025 and 2024.
Deferred Commissions
The Company defers commissions that are recoverable and incremental to obtaining contracts with a customer. Deferred commissions, which primarily consist of sales commissions, are amortized over an estimated customer life, which is generally 3 years or less. The Company has elected the practical expedient under ASC 340-40 to expense incremental costs of obtaining a contract if the amortization period is one year or less. As of December 31, 2025, deferred commissions totaled $4.9 million, of which $2.7 million was current and $2.2 million was long-term. As of December 31, 2024, deferred commissions totaled $4.8 million, of which $2.6 million was current and $2.2 million was long-

term. Current and long-term costs are presented within prepaid expenses and other current assets and other assets, respectively. Amortization of deferred commissions of $3.6 million and $2.9 million were recorded in sales and marketing expense during the years ended December 31, 2025 and 2024, respectively. The Company did not recognize any impairment losses for deferred commissions during the year ended December 31, 2025 and 2024.
Contract Liabilities
The Company receives payments from subscribers based on a billing schedule as established in the terms of customer service agreements. Accounts receivable are recorded when the right to consideration for its completed performance is billed and is no longer conditional. Contract liabilities (that is, deferred revenue) relate to payments received in advance of performance under the contract. Contract liabilities which relate to revenue that is to be recognized in greater than one year are included in contract liabilities, non-current on the Consolidated Balance Sheets.
Contingent Liabilities
The Company may become involved in litigation or other financial claims as a result of its normal business operations. The Company periodically analyzes currently available information, makes a determination of the probability of loss and provides a range of possible loss when the Company believes that sufficient and appropriate information is available. The Company accrues a liability for those contingencies where the incurrence of a loss is probable and the amount can be reasonably estimated. If a loss is probable and a range of amounts can be reasonably estimated but no amount within the range is a better estimate than any other amount in the range, then the minimum of the range is accrued. The Company does not accrue a liability when the likelihood that the liability has been incurred is believed to be probable but the amount cannot be reasonably estimated or when the likelihood that a liability has been incurred is believed to be only reasonably possible or remote. For contingencies where an unfavorable outcome is reasonably possible and the impact could potentially be material, the Company discloses the nature of the contingency and, where feasible, an estimate of the possible loss or range of loss.
Stock-Based Compensation
The Company issues stock-based awards under the 2024 Equity Incentive Plan (the “2024 Plan”) adopted as of May 30, 2024. All awards are issued and governed in accordance with this plan. Individual awards under the 2024 Plan may take the form of incentive stock options, equity appreciation rights, restricted stock awards (“RSAs”) and restricted stock units (“RSUs”).
The Board of Directors administers the 2024 Plan, and the grants are approved by the Board of Directors. Awards granted in the 2024 Plan that have expired, terminated, or been canceled or forfeited are available for issuance or use in connection with future awards. Forfeitures are recognized as they occur.
The Company uses the Black-Scholes option-pricing model to value all stock options and the straight-line method is used to amortize this fair value as compensation expense over the requisite service period. The fair value of each option granted has been estimated as of the date of grant.
Revenue Recognition
The Company accounts for revenue in accordance with ASC 606, Revenue from Contracts with Customers. Revenue is recognized upon the transfer of control of promised goods and services to the customer in an amount that reflects the consideration the Company expects to receive in exchange for those products or services. Revenue recognition is determined through the following five steps: (i) identification of the contract, or contracts, with the customer; (ii) identification of the performance obligations in the contract; (iii) determination of the transaction price; (iv) allocation of the transaction price to the performance obligations in the contract; and (v) recognition of revenue when, or as, the performance obligation is satisfied.
Revenue is recognized ratably over the non-cancellable contractual term, typically ranging from one month to three years. Revenue is measured based on the stated consideration specified in the subscription contract, or the subscription fees billed by the Company’s affiliates and partners, which are generally billed directly to the subscriber’s credit card or demand deposit accounts. A significant portion of subscribers are billed in advance of fulfillment. These payment mechanisms significantly mitigate the risk of uncertain cash flows. For the minority of the Company’s arrangements that are billed in arrears, the Company records an unbilled account receivable at the end of the reporting period. The Company’s unbilled accounts receivable were $3.0 million and $1.6 million as of December 31, 2025 and 2024, respectively, which were recorded in accounts receivable, net of allowance for credit losses on the Consolidated Balance Sheets.

The Company evaluates each revenue arrangement under ASC 606-10-55-36 through 55-40 to determine whether it is acting as a principal or an agent. In the substantial majority of transactions across both the Direct-to-Consumer and Partner channels, the Company is the principal, as it controls the specified services provided to the end user, who is the Company’s customer, and is responsible for fulfillment. The Company also establishes minimum pricing. Revenue in these arrangements is recognized on a gross basis. Partner commissions are recognized as sales and marketing expenses.
Income Taxes
The Company accounts for income taxes under the applicable provisions of U.S. GAAP, which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the Financial Statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. In evaluating its ability to recover its deferred tax assets, the Company considers all available positive and negative evidence, including projected future taxable income and future reversal of existing deferred tax assets and liabilities, sufficient sources of taxable income in available carryback periods, tax-planning strategies, and historical results of recent operations. The assumptions about future taxable income require significant judgment and are consistent with the plans and estimates the Company is using to manage the underlying businesses. In evaluating the objective evidence that historical results provide, the Company considers its experience of cumulative operating income (loss). Valuation allowances are provided if, based upon the weight of the available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. Changes in tax laws and rates may affect recorded deferred tax assets and liabilities and the Company’s effective tax rate in the future.
The Company believes that its tax positions comply with applicable tax law. As a matter of course, the Company may be audited by various taxing authorities and these audits may result in proposed assessments where the ultimate resolution may result in the Company owing additional taxes. U.S. GAAP addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the Financial Statements. The Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the Financial Statements from such a position should be measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement. In addition, U.S. GAAP provides guidance on how an enterprise should determine whether a tax position is effectively settled for the purpose of recognizing previously unrecognized tax benefits. The Company has elected to include penalties related to uncertain tax positions as part of income tax expense and include interest expense related to uncertain tax positions as part of interest (expense) income, net in its Financial Statements. No interest and penalties related to uncertain tax position were recorded as of or for the years ended December 31, 2025 and 2024.
The Company’s income tax expense and liability and/or receivable, deferred tax assets and liabilities, and liabilities for uncertain tax benefits reflect management’s best assessment of estimated current and future taxes to be paid or received. Significant judgments and estimates are required in determining the consolidated income tax expense. The Company has elected to record the global intangible low taxed income inclusion (“GILTI”) under the current-period cost method.
Cost of Revenue
Cost of revenue consists primarily of expenses directly associated with supporting the Company’s antivirus, identity theft, privacy protection, credit monitoring products and services, parental control products and services, as well as hosting the Company’s VPN and providing operating support to the Company’s customers. These expenses are comprised of credit monitoring fees, credit card processing fees, software costs, server costs and the Company’s call center. Costs related to the call center include personnel and related costs, comprised of salaries, benefits, bonuses, and stock-based compensation.
Advertising
The Company expenses all marketing and advertising costs as they occur. For the years ended December 31, 2025 and 2024, advertising costs were $100.1 million and $108.8 million, respectively, and are reflected as a component of sales and marketing expense on the Consolidated and Combined Statements of Comprehensive Loss.

Research and Development
Research and development (“R&D”) costs, with the exception of capitalized internal use software, are expensed as incurred. R&D costs include personnel and related costs, comprised of salaries, benefits, and bonuses and stock-based compensation associated with product development.
Fair Value Measurements
The Company accounts for certain assets and liabilities at fair value in accordance with U.S. GAAP. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. The framework for measuring fair value provides a hierarchy that prioritizes the inputs to valuation techniques used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs.
The three levels of the fair value hierarchy are as follows:
Level 1 — Inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets.
Level 2 — Inputs to the valuation methodology include: quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in inactive markets; inputs other than quoted prices that are observable for the asset or liability; inputs that are derived principally from or corroborated by observable market data by correlation or other means.
Level 3 — Inputs to the valuation methodology are unobservable and significant to the fair value measurement.
The Company’s fair value measurements which are measured on a recurring basis include cash equivalents which are classified within Level 1 of the fair value hierarchy as they are valued using quoted market prices in active markets and are primarily money market securities, and the Company's liability classified warrants and convertible note which are classified within Level 3 of the fair value hierarchy. The Company did not have any transfers in or out of Level 1 in the years ended December 31, 2025 and 2024. Its goodwill, intangible and long-lived assets are subject to non-recurring fair value measurements during the event such assets are measured for impairment.
For financial instruments such as cash, certificates of deposit, trade accounts receivable, borrowings under financing arrangements, and accounts payable, the Company considers the recorded value to approximate the fair value based on the short-term nature of these financial instruments.
Redeemable Preferred Stock
The Company has issued various series of convertible redeemable Preferred Stock instruments that the Company has determined are financial instruments with both equity and debt characteristics and are classified as redeemable preferred stock in the Consolidated Balance Sheets. To assess classification, the Company reviews all features of the instruments, including mandatory redemption features and conversion features that may be substantive. All financial instruments that are classified as redeemable preferred stock are evaluated for embedded derivative features and it was determined that no embedded derivatives exist related to the Preferred Stock that would require bifurcation.
Securities classified in redeemable preferred stock are initially measured at the proceeds received, net of issuance costs. Subsequent measurement of the carrying value is not required unless the instrument is probable of becoming redeemable or is currently redeemable. When the instruments are currently redeemable or probable of becoming redeemable, the Company will recognize changes in the redemption value immediately as they occur and adjust the carrying value of the security to equal the then current maximum redemption value at the end of each reporting period. The Company reassesses whether the instrument is currently redeemable or probable to become redeemable in the future as of each reporting date. The Company concluded the instruments were not redeemable or probable to become redeemable as of December 31, 2025 and 2024.
All classes of Preferred Stock are classified as redeemable preferred stock on the Consolidated Balance Sheets as the holders of such shares have certain liquidation rights that are not solely within the control of the Company and would require the redemption of the then-outstanding Preferred Stock.

Net Loss Per Share
Basic and diluted loss per share is computed as net loss attributable to common stockholders divided by the weighted-average number of shares outstanding for the period. For the years ended December 31, 2025 and 2024, all dilutive securities have been excluded as their inclusion would have had an antidilutive effect on loss per share. See Note 18 for all additional information.
Risks and Uncertainties
The Company’s major source of data used in providing its services to consumers resulted from continuing agreements with the credit reporting agencies Equifax, Experian and TransUnion in both the U.S. and Canada. The contracts with Experian and TransUnion expire in 2027 and the contract with Equifax expires in 2029. The Experian contract may be terminated by 60 days notice. Each of the credit reporting agencies also competes with the Company in providing credit scores, credit reports and limited credit monitoring services. It is reasonably possible that these single-source high concentrations in costs of revenue exposes the Company to risk greater than it would have had it mitigated the risk through diversification, which may have a significant impact to its results of operations and financial position in the future.
The Company collects, distributes and protects nonpublic and sensitive personal data in delivering its services. The Company is subject to the risk that unauthorized users might access that data, technical issues might release or expose that data to unauthorized users or human error might cause the wrongful dissemination of that data. If the Company experiences a security breach or other unauthorized access to information, the integrity of its services may be affected. The Company continues to incur significant personnel costs and vendor costs, included within general and administrative expenses in the Consolidated and Combined Statements of Comprehensive Loss, to protect against security breaches or other mishaps and to minimize the adverse effects of a data breach, were one to occur.
Financial instruments that potentially subject the Company to concentration of credit risk consist of cash deposits. Accounts at each institution are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000. As of December 31, 2025 and 2024, the Company had $11.7 million and $7.6 million not insured by or in excess of the FDIC insured limit, respectively.
3.Accounting Standards Updates
The Company considers the applicability and impact of all Accounting Standard Updates (“ASUs”) issued by the Financial Accounting Standards Board (“FASB”). ASUs not listed below were assessed and determined to be either not applicable or are expected to have minimal impact in the Company’s Financial Statements.
Recently Adopted Accounting Standards
Income Taxes (Topic 740): Improvements to Income Tax Disclosures
In December 2023, the FASB issued ASU 2023-09, which is intended to enhance the transparency and decision usefulness of income tax disclosures, primarily through changes to the rate reconciliation and information regarding income taxes paid. The Company adopted ASU 2023-09 for the annual period beginning January 1, 2025 on a retrospective basis. Refer to Note 8 for further information.
Recent Accounting Standards Not Yet Adopted
Disclosure Improvements: Codification Amendments in Response to the SEC's Disclosure Update and Simplification Initiative
In October 2023, the FASB issued ASU 2023-06, which will eliminate disclosure requirements that are redundant, duplicative, overlapping, outdated, or superseded as a result of subsequent changes to SEC disclosure requirements, U.S. GAAP or technology. ASU 2023-06 is intended to better align U.S. GAAP requirements with those of the SEC and to facilitate the application of U.S. GAAP. The amendments are applied prospectively and are effective when the SEC removes the related requirements from Regulation S-X and S-K. Any amendments the SEC does not remove by June 30, 2027, will not be effective. Early adoption is permitted. The Company is currently evaluating the impact of this ASU on its Financial Statements and related disclosures.
Income Statement-Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses
In November 2024, the FASB issued an ASU to improve the disclosures about a public business entity’s expenses and address requests from investors for more detailed information about the types of expenses in commonly presented expense captions (such as cost of sales; selling, general, and administrative expenses; and research and development). This ASU is effective for annual reporting periods beginning after December 15, 2026, and interim reporting periods within annual reporting periods beginning after December 15, 2027. Early adoption is permitted. The Company is currently evaluating the impact of this ASU on its Financial Statements and related disclosures.
Debt - Debt with Conversion and Other Options (Subtopic 470-20): Induced Conversions of Convertible Debt Instruments
In November 2024, the FASB issued ASU 2024-04, which requires an entity to account for certain early settlements of convertible debt instruments as an induced conversion if the inducement offer includes the issuance of all consideration (in form and amount) issuable under the conversion privileges provided in the terms of the existing convertible debt instrument. This update is effective for annual periods beginning after December 15, 2025, and interim periods within those annual reporting periods, with early adoption permitted for all entities that have adopted the amendments in ASU 2020-06. The Company is currently evaluating the impact of this ASU on its Financial Statements and related disclosures.
Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses for Accounts Receivable and Contract Assets
In July 2025, the FASB issued ASU 2025-05, which introduces a practical expedient and accounting policy election in applying the expected credit loss standard to current accounts receivable and contract assets. This update is effective for annual periods beginning after December 15, 2025 on a prospective basis. The Company is currently evaluating the impact of this ASU on its Financial Statements and related disclosures.
Intangibles - Goodwill and Other - Internal-Use Software (Subtopic 350-40): Targeted Improvements to the Accounting for Internal-Use Software
In September 2025, the FASB issued ASU 2025-06, which introduces targeted improvements to the accounting and disclosure requirements for internal-use software, including updates to the capitalization criteria and related implementation guidance. This update is effective for annual periods beginning after December 15, 2027. Entities are permitted to apply the new guidance using either a prospective, modified, or retrospective transition approach. The Company is currently evaluating the impact of this ASU on its Financial Statements and related disclosures.
4.Revenue
The Company’s subscriptions are offered to subscribers through two primary marketing channels: direct-to-consumer and partnership. During the years ended December 31, 2025 and 2024, the Company generated approximately 66% of its revenue through its direct-to-consumer channel and 34% of its revenue through its partnership channel.
Direct-to-consumer
The Company’s direct-to-consumer channel, which totaled $127.7 million and $97.1 million for the years ended December 31, 2025 and 2024, respectively, includes subscription sales through the various app stores or directly billed by the Company.
Partnership
The Company’s partnership channel includes sales of its subscription services through affiliates and partners and sales of the Company’s service to other enterprises as a benefit to their employees, which totaled $64.8 million and $49.6 million for the years ended December 31, 2025 and 2024, respectively. The Company is the principal in the majority of these arrangements, and therefore revenue is recorded on a gross basis.
The following table represents a rollforward of the Company’s contract liabilities as of December 31 (in thousands):

Contract liabilities, as of December 31, 2023	$31,042
Additions to contract liabilities	107,992
Recognized revenue in the period	(91,568)
Contract liabilities, as of December 31, 2024	$47,466
Additions to contract liabilities	190,325
Recognized revenue in the period	(171,806)
Contract liabilities, as of December 31, 2025	$65,985

During the years ended December 31, 2025 and 2024, the Company recognized $44.1 million and $28.8 million, respectively, of revenue that was included in the contract liabilities balance at the beginning of the period.
The following table represents a rollforward of the Company’s deferred commissions as of December 31 (in thousands):

Deferred commissions, as of December 31, 2023	$4,207
Additions to deferred commissions	3,477
Amortization of deferred commissions	(2,932)
Deferred commissions, as of December 31, 2024	$4,752
Additions to deferred commissions	3,682
Amortization of deferred commissions	(3,558)
Deferred commissions, as of December 31, 2025	$4,876

5.Investments
A summary of the amortized cost of held-to-maturity debt securities by major security type is as follows (in thousands):

	As of December 31,
	2025	2024
Debt securities – held-to-maturity
Corporate debt securities	$200	$8,013
U.S. government and agency securities	—	2,770
Total debt securities – held-to-maturity	$200	$10,783

The Company largely limits its investments to investment grade quality. Securities downgraded below policy minimums after purchase will be disposed of in accordance with the Company’s investment policy. The carrying values of debt securities does not include accrued interest receivable of $0.1 million as of December 31, 2024 which is recorded in prepaid expenses and other current assets. Accrued interest receivable was immaterial as of December 31, 2025. Investments with maturities greater than one year are recorded in other assets. The Company has the intent and ability to hold its investments in debt securities to maturity, and it is not more likely than not that the Company will be required to sell the investments before recovery of the amortized cost basis. All of the held-to-maturity debt securities have a contractual maturity date within one year of December 31, 2025. The Company did not recognize any credit losses related to investments in held-to-maturity debt securities or accrued interest balances during the years ended December 31, 2025 and 2024.
6.Property and Equipment
Property and equipment consisted of the following as of December 31 (in thousands):

	2025	2024
Machinery and equipment	$1,009	$624
Software	23,955	17,756
Software development-in-progress	2,251	2,998
Furniture and fixtures	396	518
Leasehold improvements	2,158	2,177
	29,769	24,073
Less: accumulated depreciation and amortization	(16,994)	(13,302)
Property and equipment, net	$12,775	$10,771

Depreciation and amortization expense for the years ended December 31, 2025 and 2024 was $3.8 million and $3.3 million, respectively.
There were additions of $5.5 million and $4.1 million to capitalized software for the years ended December 31, 2025 and December 31, 2024, respectively. Disposals for the years were immaterial.
7.Goodwill and Intangible Assets
Goodwill
There were no additions, disposals, or any changes to the Company’s goodwill balance during the years ended December 31, 2025 and 2024. There was no accumulated impairment of goodwill at December 31, 2025 and 2024.
Intangible Assets
The Company’s intangible assets consisted of the following as of December 31, 2025 (in thousands):

	Weighted-Average Remaining Useful Life (in Years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Customer related	—	$3,070	$(3,070)	$—
Marketing related	0.1	10,545	(10,455)	90
Technology related	3.9	22,011	(21,718)	293
Total amortizable intangible assets at December 31, 2025		$35,626	$(35,243)	$383

The Company’s intangible assets consisted of the following as of December 31, 2024 (in thousands):

	Weighted-Average Remaining Useful Life (in Years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Customer related	0.9	$3,070	$(2,603)	$467
Marketing related	1.3	10,545	(10,223)	322
Technology related	0.9	21,711	(21,361)	350
Total amortizable intangible assets at December 31, 2024		$35,326	$(34,187)	$1,139

Intangible assets are amortized on a straight-line basis over a period of one to six years. For the years ended December 31, 2025 and 2024, the Company recognized amortization expense of $1.1 million and $3.9 million, respectively. The Company estimates that it will recognize the following amortization expense in future periods indicated below (in thousands):

2026	$165
2027	74
2028	75
2029	69
Total	383

8.Income Taxes
The components of loss before income taxes for the year ended December 31 were as follows (in thousands):

	2025	2024
Loss before income taxes
United States	$(142,711)	$(134,619)
Foreign	1,681	(1,804)
Total loss before income taxes	$(141,030)	$(136,423)

The components of income tax expense (benefit) for the year ended December 31 were as follows (in thousands):

	2025	2024
Current:
Federal	$—	$—
State	40	(150)
Foreign	(287)	262
Total current income tax expense	$(247)	$112
Deferred:
Federal	—	—
State	—	—
Foreign	—	(325)
Total deferred income tax benefit	—	(325)
Total income tax benefit	$(247)	$(213)

The Company’s consolidated effective tax rate for the years ended December 31, 2025 and 2024, was 0.2% and 0.2%, respectively. The reported 2025 and 2024 income tax benefit differs from the amount computed by applying the statutory U.S. federal income tax rate of 21% to the loss before income taxes due to the following:

	2025		2024
	Amount	% Rate Effect	Amount	% Rate Effect
U.S. federal statutory tax rate	$(29,616)	21.0%	$(28,649)	21.0%
State income taxes, net of federal benefit	31	—%	(150)	0.1%
Foreign tax effects
Other foreign jurisdictions	(639)	0.5%	315	(0.2)%
Tax credits
Research and development credits	—	—%	(515)	0.4%
Change in valuation allowance	26,191	(18.6)%	30,125	(22.1)%
Nontaxable or nondeductible items
Fair market value adjustments	1,658	(1.2)%	(1,523)	1.1%
Other	1,735	(1.2)%	46	—%
Other adjustments
Adjustments related to deferred balances	393	(0.3)%	138	(0.1)%
Total	$(247)	0.2%	$(213)	0.2%

During the year ended December 31, 2024 state taxes in California, New York, Massachusetts and Texas made up the majority of the tax effect in this category. During the year ended December 31, 2025 Texas made up the majority of the tax effect in this category.
Deferred tax assets and liabilities as of December 31 consisted of the following (in thousands):

	2025	2024
Deferred tax assets:
Net operating losses	$43,368	$27,224
Tax credits	711	697
Section 174 expenses	3,770	3,482
Stock-based compensation	8,096	6,876
MetLife warrants	3,246	1,232
Accrued compensation	25	57
Intangible assets	167	55
Deferred revenue	797	1,739
Lease liability	1,903	2,501
Reserves and accruals	285	92
Contingent income right	10,010	—
Other	384	108
Total deferred tax assets	72,762	44,063
Valuation allowance	(70,896)	(41,776)
Net deferred tax assets	1,866	2,287
Deferred tax liabilities:
ROU assets	(1,542)	(2,078)
Property and equipment	(324)	(209)
Total deferred tax liabilities	(1,866)	(2,287)
Net deferred tax liabilities	$—	$—

During the periods prior to the Spin-Off, the Company did not file separate returns as it was included in the tax returns of the Former Parent within the respective tax jurisdictions. The 2024 income tax provision and the corresponding Balance Sheet items included in these Financial Statements were prepared in accordance with the basis on which tax returns the Company intended to file. These items were trued up to reconcile to the filed returns in the 2025 income tax provision.
The Company provides for a valuation allowance on its net deferred tax assets based on its evaluation of all significant positive and negative evidence. A significant piece of objective negative evidence evaluated was the cumulative loss incurred for the three-year periods ended December 31, 2025 and 2024, which limits the ability to consider other subjective evidence, such as projections of taxable income. The Company concluded that a portion of its deferred tax assets would not more likely than not be realized as a result of income generated from the future reversal of existing temporary differences. The net change in the valuation allowance was $29.1 million and $14.1 million for the years ended December 31, 2025 and 2024, respectively.
The amount of deferred tax assets considered realizable as of December 31, 2025 and 2024 could be adjusted if facts and circumstances in future reporting periods change, including, but not limited to, generating cumulative income such that additional weight is given to subjective evidence.
On July 4, 2025, U.S. legislation formally titled "An Act to Provide for Reconciliation Pursuant to Title II of H. Con. Res. 14” (“The Act”) was signed into law. The Act, among other things, extended key provisions of the 2017 Tax Cuts and Jobs Act and introduced targeted changes to the U.S. federal income tax regime. The most significant of these changes for the Company is the timing of Section 174 research and development deductions and the inclusion of amortization and depreciation expense in the calculation of the interest limitation for tax purposes. Beginning in 2025, the Company will no longer capitalize additional domestic research and development expenses and will instead benefit from the expenses in the years incurred. The Company did not elect to immediately deduct all previously capitalized research and development expenses in 2025 and will continue to recognize them ratably over the previously established period of 5 years for domestic expenses and 15 years for foreign expenses. The impact of these changes is an increase in net operating loss carryovers which are offset with a corresponding valuation allowance.
The Internal Revenue Code of 1986, as amended, or the Code, imposes substantial restrictions on the utilization of net operating losses and other tax attributes in the event of an “ownership change” of a corporation. Events which may cause limitation in the amount of the net operating losses and other tax attributes that are able to be utilized in any one year include, but are not limited to, a cumulative ownership change of more than 50% over a three-year period, which has occurred as a result of historical ownership changes. Accordingly, our ability to use pre-change net operating loss and certain other attributes are limited as prescribed under Sections 382 and 383 of the Code. Therefore, if we earn net taxable income in the future, our ability to reduce our federal income tax liability with our existing net operating losses is subject to limitation. Future offerings, as well as other future ownership changes that may be outside our control could potentially result in further limitations on our ability to utilize our net operating loss and tax attributes. Accordingly, achieving profitability may not result in a full release of the valuation allowance. As of December 31, 2025 and 2024, the Company had $175.0 million and $103.7 million of gross federal net operating loss carryforwards, respectively. The Company's operating losses are reported net of unrecognized tax benefits.

	2025 Tax-Effected (in thousands)	2024 Tax-Effected (in thousands)	Expiration
U.S. net operating loss carryforward	$760	$760	2038
U.S. net operating loss carryforward (post-2017)	35,993	21,008	No expiration
Foreign net operating loss carryforward	686	561	2029-2033
U.S. federal and state general business credits	711	697	2045
U.S. state net operating loss carryforwards	5,929	4,895	2026-2043

We file tax returns as prescribed by the tax laws of the jurisdictions in which we operate. In the normal course of business, we are subject to examination by federal and state jurisdictions, where applicable. There are currently no pending tax examinations. The statute of limitations for assessment by the Internal Revenue Service, or IRS, and state tax authorities is closed for tax years prior to 2022 and 2021 respectively, although carryforward attributes that were generated prior to 2022 may still be adjusted upon examination by the IRS or state tax authorities if they either have been or will be used in a future period. The Company’s Switzerland tax return is subject to examination for the 2022 through 2024 tax years. The Company’s India tax return is subject to examination for the 2022 through 2024 tax years.
The Company provides for United States federal income taxes on the earnings of foreign subsidiaries unless they are considered indefinitely reinvested outside of the United States. The Company continues to consider its earnings in its foreign subsidiaries as indefinitely reinvested.
The Company records liabilities related to its uncertain tax positions. Tax positions for the Company and its subsidiaries are subject to income tax audits by multiple tax jurisdictions throughout the world. The Company believes that it has provided adequate reserves for its income tax uncertainties in all open tax years. As the outcome of the tax audits cannot be predicted with certainty, if any issues arising in the Company's tax audits progress in a manner inconsistent with management's expectations, the Company could adjust its provision for income taxes in the future. For the year ended December 31, 2025, the Company recorded an increase in uncertain tax positions totaling $10.1 million relating to a tax filing position that was taken on the tax return for the year ended December 31, 2024. Given that the position would impact the generation of net operating losses and not cash taxes, the Company is not accruing penalties or interest. The Company has the following activities relating to unrecognized tax benefits for the periods presented:

	Year Ended December 31, 2025	Year Ended December 31, 2024
Beginning balances at December 31, 2024 and 2023	$180	$—
Additions due to current year positions	10,099	180
Lapses in statutes of limitations	—	—
Ending balances at December 31, 2025 and 2024	$10,279	$180

Cash Taxes Paid by Jurisdiction
The following table provides additional information about cash taxes paid disaggregated by jurisdiction (in thousands):

	Year Ended December 31, 2025	Year Ended December 31, 2024
US Federal	$—	$—
US State and Local
Massachusetts	—	74
New York	—	6
Texas	29	13
Foreign
India	—	19
Total	$29	$112

9.Related Party Transactions
The following are the Company’s related party transactions for the years ended December 31, 2025 and 2024:
General Catalyst – General Catalyst ("GC"), a global investment and transformation company, is a significant investor in the Company and serves on the Company's Board of Directors. The Company has a financing arrangement with GC (see Note 10).
UnifyCX – UnifyCX, formerly GlowTouch Technologies, is a global customer care business which provides technology outsourcing solutions. The Chief Executive Officer and Founder of UnifyCX, Vidya Ravichandran, is the Company’s CEO’s sister and individuals who serve on the Board of Directors maintain an ownership interest in UnifyCX. The Company has outsourcing service agreements with UnifyCX for software development and quality assurance.
Pursuant to these arrangements, for the year ended December 31, 2025, the Company recorded $7.2 million to Cost of Revenue, $0.8 million to Research and Development Expense, and $1.5 million to General and Administrative Expense on the Consolidated and Combined Statements of Operations and Comprehensive Loss, with an immaterial amount payable as of December 31, 2025 and included in amounts Due to Related Parties on the Consolidated Balance Sheets. For the year ended December 31, 2024, the Company recorded $6.4 million to Cost of Revenues, $0.2 million to Research and Development Expense, and $0.1 million to General and Administrative Expense on the Consolidated and Combined Statements of Operations and Comprehensive Loss, with $0.8 million payable as of December 31, 2024 and included in Amounts Due to Related Parties on the Consolidated Balance Sheets.
Honix Capital Limited – An individual who has ownership in the Company through Honix Capital Limited and Just Develop It Limited, investors in the Company, is also an executive of Honix Capital Limited. The Company has a marketing service agreement with Honix Capital Limited.
Pursuant to this agreement, for the years ended December 31, 2025 and 2024, the Company recorded $1.5 million and $4.9 million in Sales and Marketing Expense in the Consolidated and Combined Statements of Operations and

Comprehensive Loss, with $0.2 million and $0.1 million payable as of December 31, 2025 and 2024, respectively, and included in Amounts Due to Related Parties on the Consolidated Balance Sheets.
MetLife – MetLife and its affiliates offer a full range of insurance and other financial products and services. Through its wholly owned subsidiary MetLife Next Gen Ventures, LLC, MetLife has ownership in the Company in the form of series F convertible preferred stock and holds warrants to purchase common stock in the Company (see Note 13) connection with this agreement.
Distribution fees recognized in connection with the agreement totaled $17.7 million and $11.6 million for the years ended December 31, 2025 and 2024, respectively, and are included within sales and marketing expenses in the Consolidated and Combined Statements of Operations and Comprehensive Loss, with $0.7 million and $0.3 million due as of December 31, 2025 and 2024, respectively, and included in Amounts Due to Related Parties on the Consolidated Balance Sheets.
Robert Downey, Jr. – Robert Downey, Jr. previously served on the Company’s Board of Directors and as brand ambassador for the Company. In his role as brand ambassador, defined by an endorsement agreement, Robert Downey Jr. provided service through creative reviews, production of digital content, and appearances at events. These amounts totaled $5.0 million and $6.2 million for the years ended December 31, 2025 and 2024, respectively, and are included within sales and marketing expenses in the Consolidated and Combined Statements of Operations and Comprehensive Loss with no amount due as of December 31, 2025 and 2024.
In connection with the agreement, in 2022, the Company issued 0.5 million common shares to Robert Downey, Jr. that vest over a period of 5 years and Robert Downey, Jr. executed a $3.8 million Partial-Recourse Promissory Note payable to the Company for the purchase price of these restricted common shares, of which the entire balance was outstanding as of December 31, 2024. The Company terminated the endorsement agreement in February 2025 and elected its option to purchase 0.2 million of the restricted common shares and cancelled $0.8 million of the amount due under the Partial-Recourse Promissory Note. The remaining outstanding restricted common shares issued in connection with the agreement vested in full upon termination and the remaining balance of the Partial-Recourse Promissory Note was outstanding as of December 31, 2025. The Company incurred $0.2 million in stock-based compensation expense in both 2025 and 2024 related to stock-based awards issued in connection with the agreement. In connection with the termination of the endorsement agreement, any remaining unvested awards have been cancelled.
AT&T – AT&T and its affiliates offer its customers a platform to discover, subscribe to, manage, and pay for subscription services. Through its wholly owned subsidiary AT&T Venture Investments, LLC, AT&T has ownership in the Company in the form of series G convertible preferred stock and holds warrants to purchase common stock in the Company (see Note 13). The Company has a distribution agreement with AT&T Services, Inc. where AT&T distributes the Company's digital security solutions through a value-added services program. Fees recognized in connection with the agreement were immaterial for the year ended December 31, 2025 and are included within sales and marketing expenses in the Consolidated and Combined Statements of Operations and Comprehensive Loss, with no amounts due as of December 31, 2025.
Point Wild – Point Wild is the rebranded holding company which holds all remaining operating interests of the former Pango segment subsequent to the Spin-Off (see Note 1). The Company shares common members of the Board of Directors and certain executives, including the CEO, who provide service to both companies. In connection with the Spin-Off, the Company entered into several agreements that, among other things, govern the relationship of the parties following the Spin-Off, including a Transition Services Agreement (the “TSA”), a Tax Matters Agreement, an Employee Matters Agreement, a Common Interest Agreement, and various sublease agreements with Point Wild (see Note 14). Pursuant to these agreements, both parties have agreed to indemnify the other for certain liabilities which are not subject to any cap. Under the terms of the TSA, the Company has provided Point Wild with various services or functions, including finance, people, information technology, legal, and executive services. Consideration and costs for the services under the TSA are determined using several billing methodologies as described in the agreement. The TSA, as amended, expires on December 31, 2027, unless earlier terminated by mutual consent or for breach of the agreement. Consideration for transition services provided to Point Wild is recorded within the Consolidated and Combined Statements of Comprehensive Loss based on the nature of the service and as an offset to expenses incurred to provide the services. In addition to the TSA, the Company has agreements related to the licensing of Point Wild's VPN and Antivirus products.
Pursuant to these arrangements, for the year ended December 31, 2025, the Company recognized $0.1 million as an offset to Sales and Marketing, $0.3 million as an offset to Research and Development, $0.6 million as an offset to

General and Administrative Expense, and $0.9 million recorded to Cost of Revenue on the Consolidated and Combined Statements of Operations and Comprehensive Loss with a $0.9 million payable as of December 31, 2025 and included in amounts Due to Related Parties on the Consolidated Balance Sheets. For the year ended December 31, 2024, the Company recognized $0.9 million as an offset to Research and Development, $4.6 million as an offset to General and Administrative Expense, and $3.4 million recorded to Cost of Revenue on the Consolidated and Combined Statements of Operations and Comprehensive Loss with an $3.9 million receivable as of December 31, 2024 and included in amounts Due from Related Parties on the Consolidated Balance Sheets
Life360 - Life360, Inc. and its affiliates ("Life360") offer a technology platform to help keep families connected and safe. Life360. has invested in the Company in the form of a convertible unsecured note (see Note 10). The Company has a distribution agreement with Life360, granting the Company exclusive rights to distribute Life360’s digital safety products in the U.S. employer channel and non-exclusive rights in the partnership channel. The agreement includes minimum annual payments to Life360 of $8.0 million, $10.0 million, and $12.0 million for 2025, 2026, and 2027, respectively, and establishes a multi-year marketing program through Life360’s platform. Amounts recognized for marketing services for the year ended December 31, 2025 totaled $8.0 million and is included within sales and marketing expenses in the Consolidated and Combined Statement of Operations and Comprehensive Loss, with $5.4 million due as of December 31, 2025 included in Amounts Due to Related Parties on the Consolidated Balance Sheets.
10.Debt and Credit Facilities
Customer Investment Agreement
On May 16, 2024, the Company entered into a Customer Investment Agreement (the “Agreement”), with GC Customer Value Arranger, LLC (a General Catalyst company). Under the Agreement, up to $144.0 million of financing will be provided for the Company’s sales and marketing growth efforts. The Agreement has a total commitment period of 16 months which initially expired on September 30, 2025, and was subsequently extended to September 30, 2026. Under the Agreement, subject to certain terms and conditions specified therein, at the start of each monthly commitment period, an Investment Amount of up to 80% of the Company’s growth spend (the "Investment Amount") will be advanced by GC. During each monthly commitment period, the Company will repay each Investment Amount including a 16% rate of return based upon an agreed schedule which extends beyond the initial commitment period through January 2028. On a monthly basis, both parties agree to the Investment Amount and the amount to be repaid in that month from prior borrowings. The obligations under the Agreement are secured by incomes to be collected from consumers subscribed during each monthly commitment period. Once fully repaid, the Company will retain all future reference income related to each respective Investment Amount.
On August 22, 2025, the Company entered into a Second Amended and Restated Customer Investment Agreement under which GC will provide up to an additional $120.0 million of financing to the Company from September 30, 2025 through September 30, 2026 for sales and marketing growth efforts.
As of December 31, 2025 and 2024, the Company had $48.9 million and $37.3 million, respectively, of outstanding borrowings under the Agreement. The Company incurred interest expense of $4.5 million and $2.4 million for the years ended December 31, 2025 and 2024, respectively, and such interest is included in interest (expense) income, net on the Consolidated and Combined Statements of Comprehensive Loss.
Revolving Credit Agreement
On February 18, 2025, the Company entered into a $50.0 million revolving credit agreement with Banc of California that expires on February 17, 2028. Revolving loans under the agreement bear interest, on the outstanding daily balance thereof, at a variable annual interest rate equal to the greater of the Prime Rate then in effect or 5.0%. The agreement contains standard customary representations, warranties and covenants by the parties, and will continue in effect unless terminated by any party pursuant to its terms. There were no borrowings under the agreement at December 31, 2025. The obligations under this revolving credit agreement are secured by all personal property of the Company's subsidiary, Aura Sub, LLC, subject to limited exceptions.
Convertible Note Agreement
On May 12, 2025, the Company entered into a $25.0 million senior unsecured convertible note agreement with Life360. The note bears no interest and matures on May 12, 2030, unless earlier converted or repaid upon certain events. The note includes customary conversion features and a most-favored-nation clause. The note ranks senior to all other unsecured indebtedness of the Company and includes customary default provisions.

The convertible note is automatically converted if there is a qualified financing event, defined as a firm-commitment underwritten public offering of the Company’s common stock pursuant to an effective registration statement under the Securities Act of 1933, as amended, that results in aggregate gross proceeds to the Company of at least $75 million. If an automatic conversion were to occur, then the outstanding amount shall automatically convert into fully paid and nonassessable shares of common stock in connection with the qualified financing at a price per share equal to the lower of: (i) 85% of the lowest price per share of common stock paid by public investors in a qualified financing or preferred stock sold in a non-qualified financing, as applicable, or (ii) an amount obtained by dividing (x) $2.3375 billion (the "Valuation Cap") by (y) the fully diluted capitalization immediately prior to the qualified financing or non-qualified financing, as applicable, provided, however, that in no event will this price in a non-qualified financing be less than the price per share obtained by dividing (x) the $1.75 billion (the "Valuation Floor") by (y) the fully diluted capitalization as of immediately prior to the non-qualified financing (the "Conversion Price").
The convertible note may be voluntarily converted at the option of Life360 if there is a non-qualified financing event, defined as a bona fide financing transaction or series of related transactions in which the Company raises gross proceeds of at least $50 million, whether led by existing or new investors, and does not constitute a qualified financing. If a non-qualified financing occurs on or before the maturity date, then Life360 shall have the option, by delivering written notice to the Company prior to the closing of such non-qualified financing, to have the outstanding amount converted into fully paid and nonassessable shares of conversion preferred stock at the Conversion Price in connection with such non-qualified financing.
If the convertible note remains outstanding following the maturity date, Life360 may, (A) convert the outstanding amount into fully paid and nonassessable shares of the most senior series of the Company’s preferred stock then outstanding at a price per share equal to (x) the Valuation Cap divided by (y) the fully diluted capitalization as of immediately prior to the maturity date, as adjusted for any stock dividend, stock split, combination, or similar recapitalization event (the “Maturity Conversion”), (B) demand repayment of the note in cash at the original principal amount plus accrued interest, or (C) amend the note to extend the maturity date by mutual agreement with the Company.
In the event of a change of control, prior to any distribution to any holders of the Company’s equity securities or other existing unsecured indebtedness of the Company, Life360 shall receive the greater of: (i) a cash payment equal to the outstanding amount; or (ii) the amount Life360 would have received had the note converted immediately prior to such change of control into common stock at a price per share equal to the lesser of (x) 85% of price per share of common stock paid by the acquirer in the change of control and (y) a price per share equal to (x) the Valuation Cap divided by (y) the fully diluted capitalization as of immediately prior to the change of control.
The Company elected the fair value option to account for this note, with changes in value between reporting dates recorded in mark to market gain (loss) within the Consolidated Statement of Operations and Comprehensive Loss (see Note 17). As of December 31, 2025, the note is classified as noncurrent as the conditions allowing the holder of the note to convert has not been met and the notes are not redeemable until May 12, 2030.
11.Commitments and Contingencies
Legal Proceedings
The Company is not aware of any pending, or threatened, legal proceedings to which the Company is, or will be, a party to that, if successful, would result in a material adverse change in its business or financial condition. Legal proceedings are inherently unpredictable and, although the Company believes that accruals are adequate, and intends to vigorously defend itself against such matters, unfavorable resolution could occur, which could have a material effect in its Financial Statements, taken as a whole.
Other
The Company entered into various software licenses and operational commitments totaling approximately $39.8 million and $26.4 million as of December 31, 2025 and 2024, respectively, payable in monthly and annual installments through December 31, 2031. These amounts will be expensed on a pro-rata basis and recorded in cost of revenue, research and development, and general and administrative expenses in its Consolidated and Combined Statements of Comprehensive Loss.
12.Redeemable Preferred Stock
The Company’s authorized capital stock consists of 176.7 million shares of common stock, par value $0.0001 per share (“Common Stock”), and 114.8 million shares of preferred stock, par value $0.0001 per share (“Preferred Stock”), 13.5 million shares of which are designated as “Series A-1 Preferred Stock”, 21.0 million shares of which are designated as “Series A-2 Preferred Stock”, 1.1 million shares of which are designated as “Series B Preferred Stock”, 30.5 million shares of which are designated as “Series C Preferred Stock”, 5.1 million shares of which are designated as “Series C-1 Preferred Stock”, 12.0 million shares of which are designated as “Series D Preferred Stock”, 10.8 million shares of which are designated as “Series E Preferred Stock”, 12.1 million shares of which are designated as “Series F Preferred Stock” and 8.7 million of which are designated as “Series G Preferred Stock”. As of December 31, 2025, there were approximately 21.1 million shares of Common Stock outstanding and 100.5 million shares of Preferred Stock outstanding. As of December 31, 2024, there were approximately 20.0 million shares of Common Stock outstanding and 97.9 million shares of Preferred Stock outstanding.
All series of Preferred Stock may be converted into Common Stock at any time, except that the Series C-1 Preferred Stock may not be converted into Common Stock until after the third anniversary of the date of issuance of any shares thereof. Holders of Common Stock are entitled to one vote per share and holders of Preferred Stock are entitled to one vote per share (on an as-converted to Common Stock basis) on all matters on which stockholders are entitled or permitted to vote. Holders of Series A Preferred Stock, voting as a separate class, are entitled to elect four directors of the Company, holders of Series C Preferred Stock, voting as a separate class, are entitled to elect one director of the Company, and holders of Series E Preferred Stock, voting as a separate class, are entitled to elect two directors of the Company. Three remaining directors are elected by individuals or a subset of each of the respective previously noted voting classes.
Holders of shares of Common Stock and Preferred Stock are entitled to dividends in amounts and at times as may be declared by the Board of Directors out of funds legally available after cumulative preferred dividends are paid.
Holders of shares of Series A-1 Preferred Stock and Series A-2 Preferred Stock are entitled, from and after the date of issuance thereof, to cumulative compounding annual dividends at 6% of the original issue price per share thereof (“Series A Accruing Dividends”). Holders of Series E Preferred Stock are entitled, from and after the date issuance thereof, to cumulative compounding annual dividends at 6% of the original issue price per share thereof (“Series E Accruing Dividends”). Holders of Series G Preferred Stock are entitled, from and after the date issuance thereof, to cumulative compounding annual dividends at 10% of the sum of the original issue price per share (“Series G Accruing Dividends”) plus the amount of all previously accrued but unpaid Series G Accruing Dividends as of each anniversary date of the date of issuance. The original issue price of the Series A-1 Preferred Stock is $1.26 per share, the original issue price of the Series A-2 Preferred Stock and the Series B Preferred Stock is $2.04 per share, the original issue price of the Series C Preferred Stock is $4.30 per share, the original issue price of the Series C-1 Preferred Stock is $4.08 per share, the original issue price of the Series D Preferred Stock is $2.04 per share, the original issue price of the Series E Preferred Stock is $7.74 per share, the original issue price of the Series F Preferred Stock is $9.79 per share and the original issue price of the Series G Preferred Stock is $10.28 per share (subject in each case to appropriate adjustment in the event of a stock dividend or stock split or combination or other similar recapitalization).
Holders of shares of Series D Preferred Stock are entitled, upon liquidation or dissolution of the Company, before payment of any liquidation preferences to holders of other series of Preferred Stock or any payment to holders of Common Stock, to an amount per share equal to the greater of (a) the original issue price per share thereof, plus any dividends declared but unpaid thereon, and (b) such amount per share as would have been payable if all shares of Series D Preferred Stock converted into Common Stock.
Upon liquidation or dissolution of the Company, after payment of any liquidation preferences to holders of Series D Preferred Stock, (a) holders of shares of Series G Preferred Stock are entitled to an amount per share equal to the greater of (i) the amount equal to (A) the sum of the original issuance price per share thereof, plus (B) any Series G Accruing Dividends declared but unpaid thereon, and (ii) such amount per share as would have been payable had all shares of Series G Preferred Stock then outstanding been converted into Common Stock; (b) holders of shares of Series F Preferred Stock are entitled to an amount per share equal to the greater of (i) the amount equal to (A) the sum of the original issuance price per share thereof, plus (B) any Series F Accruing Dividends declared but unpaid thereon, and (ii) such amount per share as would have been payable had all shares of Series F Preferred Stock then outstanding been converted into Common Stock; (c) holders of shares of Series E Preferred Stock are entitled to an amount per share equal to the greater of (i) the amount equal to (A) the sum of the original issuance price per share thereof, plus (B) any Series E Accruing Dividends declared but unpaid thereon, and (ii) such amount per share as would have been payable had all shares of Series E Preferred Stock then outstanding been converted into Common Stock; (d) holders of shares of Series C Preferred Stock are entitled to an amount per share equal to the sum of (i) the amount equal to the excess of (A) the sum of the original issuance price per share thereof, plus any dividends declared but unpaid thereon, over (B) the quotient obtained by dividing (1) 23,275,258.37 by (2) the number of shares of Series C Preferred Stock then outstanding, plus

(ii) 87.5% of the Liquidation Participation Amount; and (e) holders of shares of Series B Preferred Stock, Series A-1 Preferred Stock, and Series A-2 Preferred Stock are entitled to an amount per share equal to the greater of (i) the amount equal to (A) the applicable original issuance price thereof, plus (B) (x) in the case of Series A-1 Preferred Stock, Series A-2 Preferred Stock, any Series A Accruing Dividends accrued but unpaid thereon, together with any other dividends declared but unpaid thereon or (y) in the case of Series B Preferred Stock, any dividends declared but unpaid thereon, and (ii) such amount per share as would have been payable if all shares of Series B Preferred Stock, Series A-1 Preferred Stock, and Series A-2 Preferred Stock converted into Common Stock. For purposes of clauses (d) above, the “Liquidation Participation Amount” means the amount, if any, by which (A) the amount per share as would have been payable to the holders of Series C Preferred Stock had all shares of Series C Preferred Stock then outstanding been converted into Common Stock exceeds (B) the Series C Liquidation Preference Amount.
In August and October of 2024, the Company issued 6.1 million shares of its Series G Preferred Shares at $10.28 per share to existing investors and a single new investor (see Note 9) for gross proceeds of $63.0 million. The Company incurred $1.4 million of offering costs in connection with issuing the Series G Preferred Stock; the proceeds are presented net of offering costs on the Consolidated Balance Sheets. In January 2025, the Company issued (a) an additional 2.6 million shares of its Series G Preferred Stock at $10.28 per share to related parties for gross proceeds of $26.6 million and (b) warrants to purchase 2.6 million shares of common stock for an exercise price of $0.01; the proceeds recorded as Series G Preferred Stock are presented net of immaterial offering costs and of the amount allocated to the common share warrants issued on the same date which was recorded in additional paid-in capital on the Consolidated Balance Sheets. The investors which participated in the January 2025 issuance of Series G Preferred Stock had existing relationships with the Company at the time of issuance through various means inclusive of prior investments and business relationships with the Company.
13.Stockholders’ Deficit
Outstanding Securities
Holders of shares of Common Stock are entitled, upon liquidation or dissolution of the Company, to share ratably in all net assets available for distribution to stockholders after payment of any liquidation preferences to holders of Preferred Stock. Holders of Common Stock have no redemption, conversion or preemptive rights.
Holders of shares of Common and Preferred Stock in the Former Parent on the date of the Spin-Off were distributed all of the equity interests of the Company on a pro-rata and 1:1 basis, where each share class received an equivalent number of shares in the Company as that they held in the Former Parent. In connection with the Spin-Off, the issuance price for each series of Preferred Stock distributed was determined on a relative fair value basis with that of the Former Parent. The value of Common and Preferred Stock was calculated based on the allocated issue price to the Company in proportion to the original issue price from the Former Parent, multiplied by number of Preferred or Common shares.
During the year ended December 31 2025, all 1.7 million restricted stock units previously issued and outstanding expired. These restricted stock units were held primarily by individuals who had provided service to an entity acquired by the Former Parent. In October 2025, the Company elected to issue 1.0 million common shares to holders of the expired restricted stock units and pay the individuals' required income tax withholdings. The Company recognized $5.2 million in expense associated with the issuance of these common shares which was recognized in other (expense) income, net on the Consolidated and Combined Statements of Comprehensive Loss.
Warrants
In March 2019, the Former Parent issued warrants to purchase 46,357 shares of common stock for an exercise price of $0.01. The warrants were fully vested and are exercisable for a period of 10 years. In connection with the Spin-Off, holders of the warrants were issued identical warrants to purchase shares of common stock in the Company.
In June and October 2021, the Former Parent issued warrants to purchase 6,270,176 shares of common stock for an exercise price of $0.01. The warrants were fully vested and are exercisable for a period of 10 years. In connection with the Spin-Off, holders of the warrants were issued identical warrants to purchase shares of common stock in the Company. The warrants are considered to be a derivative liability (see Note 17).
The distribution agreement with MetLife (see Note 9) provided that the Company would grant MetLife 50 warrants to purchase common stock for every $1,000 of revenue, as defined, at an exercise price of $7.26 per share pursuant to the distribution agreement (adjusted to $4.69 as part of the Spin-off), to be issued at the end of each calendar year in arrears for the prior 12-month period (“Revenue Warrants”). The Company records stock-based compensation related to the agreement as revenue is recognized based on the grant date fair value of the warrant, which the Company determined using the Black-Scholes option pricing model. For the year ended December 31, 2025 and 2024, the Company recognized $1.4 million and $1.7 million, respectively, in stock-based compensation expense reflected in sales and marketing expense on the consolidated and combined statements of operations and comprehensive loss. The Company issued warrants totaling 370,500 shares in 2025 for performance for the year ended December 31, 2024 and expects to issue warrants totaling approximately 308,150 shares in 2026 for performance for the year ended December 31, 2025. In addition, the distribution agreement provided for a true-up warrant to be granted if (i) by December 31, 2027, total revenue pursuant to the distribution agreement equals or exceeds $100.0 million since the inception of the arrangement or (ii) by December 31, 2027, the Company’s non-employee channel revenue, in the aggregate, is less than $325.0 million for the calendar year 2027 (“True-up Warrants”). The number of true-up warrants to be issued is based on a formula as defined in the distribution agreement, subject to a cap of 13.5 million warrants. As of December 31, 2025 and 2024, the Company determined that clause (i) is not probable of being met however determined that clause (ii) was probable and accordingly, the Company recorded $7.0 million and $3.5 million of stock-based compensation expense, respectively, reflected in sales and marketing expense on the consolidated and combined statements of operations and comprehensive loss based on the grant date fair value and reflects the straight-line passage of time from the inception of the agreement through December 31, 2025 and 2024.
The fair value of the warrants was determined using the Black-Scholes option pricing model using the following assumptions:

	Revenue Warrants	True-Up Warrants
Expected volatility	55.00%	50.00%
Expected term (in years)	10.00	8.60
Risk-free interest rate	2.00%	4.12%
Dividend yield	—%	—%

In connection with the Spin-Off, the Company issued warrants to purchase 1,250,000 shares of common stock for an exercise price of $4.27 to Robert Downey, Jr. The warrants were forfeited and terminated for no additional consideration in connection with the termination of the endorsement agreement with Robert Downey, Jr. during the year ended December 31, 2025 (see Note 9).
In October 2024, the Company issued warrants to purchase 972,762 shares of common stock for an exercise price of $0.01 to AT&T. The warrants vest quarterly over a period of 10 years based upon the number and type of subscriptions purchased by subscribers pursuant to the distribution agreement with AT&T (see Note 9) and are exercisable for a period of 10 years. There were 12 warrants vested as of December 31, 2025 and none vested as of December 31, 2024.
As discussed in Note 12 above, in January 2025, the Company issued warrants to purchase 2,592,410 shares of common stock for an exercise price of $0.01. The warrants vest in eight equal quarterly installments commencing on January 22, 2025 and are exercisable for a period of 10 years. The holders of these warrants had existing relationships with the Company at the time of issuance through various means inclusive of prior investments and business relationships with the Company. The Company allocated $6.7 million to the warrants based on a relative fair value allocation, which was recorded in additional paid-in capital on the Consolidated Balance Sheets.
Accumulated Other Comprehensive Loss, Net of Tax
The components of accumulated other comprehensive loss, net of related taxes, were as follows (in thousands):

	Unrealized Loss on Available-for- Sale investment	Foreign Currency Translation Adjustments	Total
Balance as of December 31, 2023	$(337)	$(82)	$(419)
Reclassification of realized loss on investment securities	337	(11)	326
Balance as of December 31, 2024	$—	$(93)	$(93)
Sale of foreign subsidiary		93	93
Balance as of December 31, 2025	$—	$—	$—

Stock-Based Compensation
Prior to the Spin-Off, individuals were eligible to participate in the Former Parent’s equity incentive plan and, in connection with the Spin-Off, the Company issued stock options and RSUs which entitle the holder to an equivalent number of shares of the Company’s common stock upon vesting as those held in the Former Parent. Stock options and RSUs issued in connection with the Spin-Off retained the service and vesting conditions of those awards previously issued by the Former Parent. The Company recognized stock-based compensation expense of $2.1 million associated with awards granted in the Former Parent’s equity incentive plan prior to the Spin-Off for the year ended December 31, 2024. The Company recognizes stock-based compensation expense for options granted under the Former Parent’s equity incentive plan and under the 2024 plan for individuals providing service to the Company, and does not recognize stock-based compensation expense for individuals that hold awards under the 2024 Plan but provide service to the Former Parent.
As of December 31, 2025 and 2024, awards for approximately 26.9 million and 23.9 million shares, respectively, were outstanding under the Company’s active plan. Total stock-based compensation expense recognized for stock options for the years ended December 31, 2025 and 2024, was $5.3 million and $5.8 million, respectively. The following inputs to the Black-Scholes option-pricing model were used to value options granted for the years ended December 31, 2025 and 2024.
Expected Dividend Yield. The Company does not expect to declare or pay dividends in the near future; therefore, the dividend yield was zero for 2025 and 2024.
Expected Volatility. Based on the historical equity volatilities of comparable publicly traded companies for a period that approximates the expected term, the expected volatility was estimated to be approximately 41.8% and 41.6% for 2025 and 2024, respectively.
Risk-free Interest Rate. Based on the risk-free rate as interpolated from the U.S. Constant Maturity Treasury rates for a term corresponding to the expected term, which was estimated to be approximately 4.10% and 4.28% for 2025 and 2024, respectively.
Expected Term. The expected term of options granted was determined by utilizing Simplified Method in accordance with Securities and Exchange Commission ("SEC") Staff Accounting Bulletin Topic 14: Share Based Payment, which was estimated to be approximately 5.9 years and 6.0 years for 2025 and 2024, respectively.
Fair Value of Equity Shares. The fair value of equity shares for options granted was determined based on a valuation of the overall business enterprise and incorporates various methodologies in its analysis, including an estimation of the discounted cash flows based on projected earnings in the future (an income approach) and comparative analysis of revenue and EBITDA multiples of comparable companies (a market approach).
The following table summarizes the Company’s stock option activity for the year ended December 31, 2025:

	2025
	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value
Outstanding, beginning of year	22,195,489	$2.83	7.0	$12,260,234
Granted	7,927,100	3.64
Exercised	(153,881)	1.73
Canceled or forfeited	(3,019,087)	3.75
Outstanding, end of year	26,949,621	$2.97	6.7	$24,579,480
Exercisable at end of the year	17,946,777	$2.63	5.5	$23,118,161

At December 31, 2025, there were 26.9 million options outstanding and expected to vest. As of December 31, 2025, there was $11.5 million of total unrecognized compensation cost related to unvested stock option arrangements granted under the Plan which is expected to be recognized over a weighted-average period of 2.8 years. The weighted-average grant date fair value, based on the Black-Scholes option pricing model, of options granted during the years ended December 31, 2025 and 2024, was $1.19 and $1.79, respectively. The total fair value of options that vested in 2025 and 2024 was approximately $1.1 million and $25.1 million, respectively. The total intrinsic value of options exercised during 2025 and 2024 was $0.3 million and $0.2 million, respectively.
14.Leases
The Company leases office space under operating lease agreements expiring at various dates through 2032. Under the lease agreements, in addition to base rent, the Company is generally responsible for operating and maintenance costs and related fees.
These agreements include tenant improvement allowances, rent holidays, or rent escalation clauses. In connection with various lease agreements, the Company is required to maintain $0.7 million in letters of credit.
In connection with the Spin-Off, the Company entered into two sublease agreements with Point Wild pertaining to its office space in Mountain View, CA and Boston, MA. The Mountain View, CA lease was subsequently terminated in November 2024 and the Boston, MA sublease remains in effect as of December 31, 2025. The amount due from Point Wild annually in connection with the Boston, MA sublease is $0.2 million through the expiration date of the sublease on May 17, 2027. On February 28, 2025, the Company terminated its office lease in Austin, TX.
The following tables summarize the Company’s primary office lease as of December 31, 2025 (in thousands):

Location	Lease Term (in years)	Future Minimum Lease Commitments	Letter of Credit Amount Required
Boston, MA	6.4	$9,041	$725

The following table summarizes the components of the Company’s lease cost for the years ended 31 December (in thousands):

	2025	2024
Lease cost
Operating lease cost	$1,172	$1,848
Sublease income	(204)	(224)
Total lease cost	$968	$1,624

Cash paid for amounts included in the measurement of lease liabilities
Operating cash flows from operating leases	1,284	1,958
Weighted-average remaining lease term-operating leases	6.4 Years	7.1 Years
Weighted-average discount rate-operating leases	3.67%	4.23%

Maturity of lease liabilities as of December 31, 2025, which related to the Company’s leases was as follows (in thousands):

2026	$1,316
2027	1,349
2028	1,383
2029	1,417
2030 and thereafter	3,576
Total lease payments	9,041
Less: amount representing interest	(1,023)
Present value of lease liabilities	8,018
Less: current obligation	(1,316)
Long-term obligations under lease liabilities	$6,702

15.Employee Benefit Plan
The Company maintains a savings plan that is intended to be qualified under Section 401(a) of the Internal Revenue Code. Under this plan, employees may contribute a percentage of eligible compensation on both a before-tax and after-tax basis. The Company has historically matched a percentage of a participating employee’s contributions. The cost of the match is determined by the level of eligible employee contributions made to the plan and the related expense is recognized as incurred. For each of the years ended December 31, 2025 and 2024, the Company recognized as expense employer contributions of $1.5 million to the plan.
16.Segments
Segments are defined by authoritative guidance as components of a company in which separate financial information is available and is evaluated by the chief operating decision maker (CODM), or a decision-making group, in deciding how to allocate resources and in assessing performance. The CODM of the Company is its Chief Executive Officer.
The Company operates as a single operating segment based on the Consolidated and Combined information reviewed and used by the CODM in evaluating the financial performance of the business and allocating resources. This single segment represents the Company’s business, Aura Consolidated Group, Inc., which operates in the identity security market by providing an integrated and unified digital protection platform offering subscription-based services of personal identity and privacy protection. Subscriptions are offered to individual subscribers through its direct-to-consumer channel, and as an embedded service for its partners to offer to either its employees or other consumers. Accordingly, the Company has determined that it has a single reportable segment and operating segment structure and operates as one reporting unit for purposes of financial reporting and has prepared the Financial Statements on that basis.
The CODM assesses performance for the segment and decides how to manage the business, allocate resources, and make operating and investment decisions based on consolidated and combined net loss which also is reported on the Consolidated and Combined Statements of Comprehensive Loss, guiding strategic decisions to align with company-wide goals.
The measure of segment assets is reported on the Balance Sheets as total consolidated assets. In addition, substantially all of the Company's revenues and long-lived assets are attributable to its operations in the United States for all periods presented.

The following table reflects certain financial data for our reportable segment for the year ended December 31 (in thousands):

	2025	2024
Revenue	$192,520	$146,650
Credit agency fees	(22,670)	(15,608)
External commissions	(38,516)	(28,753)
External marketing	(83,841)	(74,314)
Brand marketing	(16,568)	(32,590)
Research and development	(36,076)	(35,653)
Other segment items(1)	(134,940)	(98,203)
Interest (expense) income, net	(939)	2,048
Income tax benefit	247	213
Net loss	$(140,783)	$(136,210)

(1)Other segment items include other income, mark-to-market gains, distribution fees, general administration costs, depreciation, and amortization and other selling costs.
17.Fair Value Measurements
The Company measures and reports certain assets and liabilities at fair value on a recurring basis. The fair value of these instruments are classified as follows (in thousands):

	As of December 31, 2025
		Level 1	Level 2	Level 3
	Fair Value	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
Assets:
Money market funds	$57,889	$57,889	$—	$—
Total assets:	$57,889	$57,889	$—	$—

Liabilities:
Warrants	$29,783	$—	$—	$29,783
Convertible note	25,400	—	—	25,400
Total liabilities:	$55,183	$—	$—	$55,183

	As of December 31, 2024
		Level 1	Level 2	Level 3
	Fair Value	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
Assets:
Money market funds	$78,574	$78,574	$—	$—
Total assets:	$78,574	$78,574	$—	$—

Liabilities:
Warrants	$22,290	$—	$—	$22,290
Total liabilities:	$22,290	$—	$—	$22,290

The change in fair value of the Level 3 instruments were as follows (in thousands):

	Warrant Liability	Convertible Note
Fair value, June 1, 2024	$29,542	$—
Changes in fair value	(7,252)	—
Fair value, December 31, 2024	$22,290	$—
Issuance of convertible note	—	25,000
Changes in fair value	$7,493	$400
Fair value, December 31, 2025	29,783	25,400

The fair value of the liability-classified warrants (see Note 13) was $29.8 million and $22.3 million as of December 31, 2025 and 2024, respectively, and is presented as warrant liability, non-current on the Consolidated Balance Sheets. During the year ended December 31, 2025, a change in fair value measurement loss of $7.5 million is presented as mark-to-market gain (loss) on the Consolidated and Combined Statements of Comprehensive Loss. During the year ended December 31, 2024, a change in fair value measurement gain of $7.3 million, is presented as mark-to-market gain (loss) on the Consolidated and Combined Statements of Comprehensive Loss. The Company determined the fair value of the warrants using the Black-Scholes option pricing model with the most significant input being the fair value of the common stock, a Level 3 input to the valuation technique.
The Black-Scholes assumptions and inputs were as follows:

	Year Ended December 31,
	2025	2024
Expected volatility	40.00%	35.00%
Expected term (in years)	2.00	1.75
Risk-free interest rate	3.47%	3.77%
Dividend yield	—%	—%

The fair value of the convertible note (see Note 10) was determined to be $25.4 million as of December 31, 2025 and is presented as convertible notes, non-current on the Company’s Consolidated Balance Sheets. The Company elected to apply the fair value option in accordance with ASC 825, Financial Instruments, to account for the hybrid instrument as a single financial instrument. As a result, the entire instrument is measured at fair value, with changes in fair value recognized in mark-to-market gain (loss) on the Consolidated and Combined Statements of Comprehensive Loss. The Company classifies the convertible note as Level 3 due to the absence of relevant observable inputs. The fair value of the convertible note was estimated using a probability weighted expected return methodology. Significant assumptions include the discount rate as well as the timing and probability weighting of each settlement scenario.

18.Net Loss Per Share
Basic and diluted net loss per share attributable to common stockholders was calculated as follows for the years ended December 31 (in thousands, except per share amounts):

	2025	2024
Numerator:
Net loss	$(140,783)	$(136,210)
Less:
Dividends on Series A-1 Preferred Stock	(1,434)	(1,353)
Dividends on Series A-2 Preferred Stock	(3,245)	(3,061)
Dividends on Series E Preferred Stock	(6,141)	(5,794)
Dividends on Series G Preferred Stock	(9,043)	(2,385)
Net loss attributable to common stockholders, basic and diluted	$(160,646)	$(148,803)

Denominator:
Weighted-average shares - basic and diluted	29,538	26,006

Loss per share:
Basic and diluted	(5.44)	(5.72)

While it is a participating security, the Company has not allocated losses to preferred stock and liability classified warrants as there is no requirement to fund losses. The table below details potentially dilutive outstanding securities that were excluded from the computation of diluted loss per share as their effect would have been anti-dilutive for the period presented (in thousands):

	2025	2024
Stock options outstanding	26,950	22,195
Unvested Restricted Stock Units	—	1,706
Warrants to purchase Common Stock(1)	474	1,354
Series A-1 Preferred Stock	13,240	13,240
Series A-2 Preferred Stock	18,793	18,793
Series B Preferred Stock	1,089	1,089
Series C Preferred Stock	30,334	30,334
Series D Preferred Stock	872	872
Series E Preferred Stock	10,768	10,768
Series F Preferred Stock	11,582	11,582
Series G Preferred Stock	8,721	6,128
	122,823	118,061

(1)The Company has excluded 9,882 and 7,299 warrants to purchase common stock for the years ended December 31, 2025 and December 31, 2024, respectively, with an exercise price of $0.01, from its anti-dilutive securities as these shares were included in our determination of basic loss per share as they represent shares issuable for little or no cash consideration upon the satisfaction of certain conditions pursuant to ASC 260-10-45-14.
The conversion feature of the Company’s Convertible Note is subject to a performance condition, specifically the closing of a Qualified Financing (including an initial public offering). For purposes of computing diluted earnings per share, a convertible instrument with a performance condition is considered contingently convertible. Such contingent shares would be included in the denominator for computing diluted net earnings per share for the entire period once the performance condition is satisfied, to the extent the instrument is dilutive. For the periods presented, the performance condition was not satisfied because a Qualified Financing (including an initial public offering) had not occurred as of the reporting date. Accordingly, the Convertible Note was not considered a potentially dilutive security in the calculation of diluted earnings per share.
19.Subsequent Events
Subsequent events were evaluated through March 25, 2026, the date on which the Financial Statements were issued.
On February 2, 2026, the Company announced an agreement to acquire Qoria Limited ("Qoria") through an Australian scheme of arrangement, subject to the satisfaction of a number of conditions (the "Scheme") along with listing of the Company on the Australian Securities Exchange ("ASX"). The Scheme is subject to regulatory approval and shareholder vote. Qoria is a global provider of digital safety and student wellbeing solutions. Under the merger implementation deed, the Company will acquire all of the existing shares in Qoria in consideration for shares in common stock of Aura in the form of CHESS Depositary Interests (CDIs) and will apply for admission to the official list of the ASX of its CDIs in connection with the Scheme. In parallel, the Company has received binding commitments for the equity placement from existing shareholders for $75.0 million in CDIs.

AURA CONSOLIDATED GROUP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Financial Statements
Six Months Ended June 30, 2026 and 2025

AURA CONSOLIDATED GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands, except per share information)

	As of June 30,	As of December 31,
	2026	2025
Assets
Current assets:
Cash and cash equivalents	$16,989	$70,026
Restricted cash	70,773	769
Short-term investments	—	200
Accounts receivable, net of allowance for credit losses of $982 and $1,028 at June 30, 2026 and December 31, 2025, respectively	7,482	6,503
Amounts due from related parties	1,420	—
Loan receivable	7,106	—
Prepaid expenses and other current assets	15,552	11,426
Total current assets	119,322	88,924
Property and equipment, net	13,885	12,775
Right of use assets	6,053	6,495
Goodwill	190,669	190,669
Intangible assets, net	256	383
Other assets	3,803	3,366
Total assets	$333,988	$302,612
Liabilities, redeemable preferred stock and stockholders' deficit
Current liabilities:
Accounts payable	$4,106	$1,157
Amounts due to related parties	3,700	7,261
Accrued expenses and other current liabilities	13,661	15,326
Pre-funded equity raise, net	29,534	—
Accrued payroll and employee benefits	6,008	8,891
Operating lease liabilities, current	1,332	1,316
Contract liabilities, current	65,322	61,032
Current portion of borrowings under financing arrangement	16,412	25,206
Total current liabilities	140,075	120,189
Borrowings under financing arrangement	18,720	23,730
Borrowings under revolving credit agreement	20,000	—
Operating lease liabilities, non-current	6,172	6,702
Contract liabilities, non-current	5,305	4,953
Warrant liability, non-current	100	29,783
Convertible notes, non-current	25,100	25,400
Total liabilities	215,472	210,757

	As of June 30,	As of December 31,
	2026	2025
Commitments and contingencies (Note 9)
Redeemable preferred stock:
Series A-1 Preferred stock at $0.0001 par value, shares authorized 13,500; 13,240 shares issued and outstanding as of June 30, 2026 and December 31, 2025; liquidation preference of $26,090 and $25,336 at June 30, 2026 and December 31, 2025, respectively	22,323	22,323
Series A-2 Preferred stock at $0.0001 par value, shares authorized 21,000; 18,793 shares issued and outstanding as of June 30, 2026 and December 31, 2025; liquidation preference of $59,035 and $57,330 at June 30, 2026 and December 31, 2025, respectively	37,262	37,262
Series B Preferred stock at $0.0001 par value, shares authorized 1,100; 1,089 shares issued and outstanding as of June 30, 2026 and December 31, 2025; liquidation preference of $2,221 at June 30, 2026 and December 31, 2025	4,099	4,099
Series C Preferred stock at $0.0001 par value, shares authorized 30,500; 30,334 shares issued and outstanding as of June 30, 2026 and December 31, 2025; liquidation preference of $130,435 at June 30, 2026 and December 31, 2025	151,604	151,604
Series C-1 Preferred stock at $0.0001 par value, shares authorized 5,100; 5,075 shares issued and outstanding as of June 30, 2026 and December 31, 2025; liquidation preference of $0 at June 30, 2026 and December 31, 2025	—	—
Series D Preferred stock at $0.0001 par value, shares authorized 12,000; 872 shares issued and outstanding as of June 30, 2026 and December 31, 2025; liquidation preference of $1,779 at June 30, 2026 and December 31, 2025	5,174	5,174
Series E Preferred stock at $0.0001 par value, shares authorized 10,800; 10,768 shares issued and outstanding as of June 30, 2026 and December 31, 2025; liquidation preference of $111,724 and $108,496 at June 30, 2026 and December 31, 2025, respectively	70,435	70,435
Series F Preferred stock at $0.0001 par value, shares authorized 12,082; 11,582 shares issued and outstanding as of June 30, 2026 and December 31, 2025; liquidation preference of $113,387 at June 30, 2026 and December 31, 2025	113,301	113,301
Series G Preferred stock at $0.0001 par value, shares authorized 8,721; 8,721 shares issued and outstanding as of June 30, 2026 and December 31, 2025; liquidation preference of $106,091 and $101,078 at June 30, 2026 and December 31, 2025, respectively	81,488	81,488
Stockholders' deficit:
Common stock at $0.0001 par value, shares authorized 176,665; 27,170 and 21,131 shares issued and outstanding as of June 30, 2026 and December 31, 2025, respectively	3	2
Additional paid-in capital	165,687	119,950
Accumulated deficit	(532,860)	(513,783)
Total stockholders' deficit	(367,170)	(393,831)
Total liabilities, redeemable preferred stock and stockholders' deficit	$333,988	$302,612

See Notes to Condensed Consolidated Financial Statements.

AURA CONSOLIDATED GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(Unaudited, in thousands, except per share information)

	Six Months Ended June 30,
	2026	2025
Revenue	$119,940	$91,803
Costs and expenses:
Cost of revenue(1)	31,336	26,311
Sales and marketing(1)	86,390	83,905
Research and development(1)	21,032	16,698
General and administrative(1)	26,039	20,317
Depreciation and amortization	2,257	2,423
Total operating expenses	167,054	149,654
Loss from operations	(47,114)	(57,851)
Interest (expense), net	(3,023)	(158)
Other (expense) income, net	(29)	1,448
Mark to market gain (loss)	31,076	(5,612)
Loss before income taxes	(19,090)	(62,173)
Income tax benefit (expense)	13	(50)
Net loss	(19,077)	(62,223)
Preferred stock and deemed dividends	(33,010)	(9,844)
Net loss attributable to common stockholders	$(52,087)	$(72,067)
Net loss per share:
Basic and diluted	$(1.71)	$(2.47)
Weighted-average shares used in computing net loss per share:
Basic and diluted	30,513	29,155

(1)Exclusive of depreciation and amortization.
See Notes to Condensed Consolidated Financial Statements.

AURA CONSOLIDATED GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
For the Six Months Ended June 30, 2026 and June 30, 2025
(Unaudited, in thousands)

	Redeemable Preferred Stock																		Stockholders' Deficit
	Series A-1		Series A-2 and Related Warrants		Series B		Series C		Series C-1		Series D		Series E		Series F		Series G		Common Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance at January 1, 2025	13,240	$22,323	18,793	$37,262	1,089	$4,099	30,334	$151,604	5,075	$—	872	$5,174	10,768	$70,435	11,582	$113,301	6,128	$61,632	20,012	$2	95,737	$(93)	$(372,999)
Issuance of G preferred stock and related warrants, net of offering costs	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	2,592	19,856	—	—	6,742	—	—
Stock-based compensation	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	7,102	—	—
Proceeds from warrant and stock option exercises	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	127	—	102	—	—
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(62,223)
Sale of foreign subsidiary	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	93	—
Balance at June 30, 2025	13,240	$22,323	18,793	$37,262	1,089	$4,099	30,334	$151,604	5,075	—	872	$5,174	10,768	$70,435	11,582	$113,301	8,721	$81,488	20,140	$2	$109,683	$—	$(435,222)

Balance at January 1, 2026	13,240	$22,323	18,793	$37,262	1,089	$4,099	30,334	$151,604	5,075	—	872	$5,174	10,768	$70,435	11,582	$113,301	8,721	$81,488	21,131	$2	$119,950	—	$(513,783)
Retirement of common shares	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(187)	—	—	—	—
Exercise of common stock warrants	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	6,226	1	20,088	—	—
Deemed capital contribution from equity forward contract, net	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	19,223	—	—
Stock based compensation	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	6,426	—	—
Net income	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(19,077)
Balance at June 30, 2026	13,240	$22,323	18,793	$37,262	1,089	$4,099	30,334	$151,604	5,075	—	872	$5,174	10,768	$70,435	11,582	$113,301	8,721	$81,488	27,170	$3	$165,687	—	$(532,860)

See Notes to Condensed Consolidated Financial Statements.

AURA CONSOLIDATED GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in thousands)

	Six Months Ended June 30,
	2026	2025
Cash flows from operating activities:
Net loss	$(19,077)	$(62,223)
Adjustments to reconcile net loss to cash flows used in operating activities:
Depreciation and amortization	2,257	2,423
Allowance for credit losses	(56)	104
Stock-based compensation	6,426	7,102
Non-cash interest expense, net	2,997	1,902
Mark to market (gain) loss	(31,076)	5,612
Other	—	(2,223)
Changes in assets and liabilities:
Accounts receivable	(924)	(3,409)
Amounts due from related parties	(1,420)	(3,289)
Prepaid expenses and other current assets	(2,541)	3,101
Right of use assets	442	443
Other assets	(438)	(743)
Accounts payable	2,949	1,487
Amounts due to related parties	(3,561)	1,811
Accrued expenses and other current liabilities	(1,665)	883
Accrued payroll and employee benefits	(2,883)	(7,395)
Lease liabilities	(513)	(541)
Contract liabilities	4,645	4,192
Net cash used in operating activities	(44,438)	(50,763)
Cash flows from investing activities:
Purchases of investments	—	(31,421)
Maturities of investments	200	4,896
Loan advanced	(7,166)	—
Purchases of property and equipment	(3,240)	(2,361)
Sale of subsidiary and technology related intangible assets	—	100
Net cash used in investing activities	(10,206)	(28,786)
Cash flows from financing activities:
Proceeds from warrant and stock option exercises	—	102
Proceeds from pre-funded equity raise	70,000	—
Payment of offering costs associated with pre-funded equity raise	(1,588)	—
Proceeds from revolver financing	20,000	—
Proceeds from issuance of convertible note	—	25,000
Proceeds of issuance of Preferred Stock and Warrants, net of offering costs	—	26,598
Proceeds from borrowings under financing arrangement	23,174	28,851
Repayments of borrowings under financing arrangement	(39,975)	(21,298)

	Six Months Ended June 30,
	2026	2025
Net cash provided by financing activities	71,611	59,253
Increase (decrease) in cash and cash equivalents, and restricted cash	16,967	(20,296)
Cash and cash equivalents, and restricted cash, at beginning of period	70,795	87,961
Cash and cash equivalents, and restricted cash, at end of period	$87,762	$67,665

	Six Months Ended June 30,
Supplemental disclosure of cash flow information:	2026	2025
Interest paid	$921	$—
Income tax paid	$—	$—

	Six Months Ended June 30,
Supplemental disclosure of non-cash financing activities:	2026	2025
Initial recognition of equity forward contract	$41,532	$—
Modification of equity forward contract	$(22,310)	$—
Warrant liability - non-cash exercise	$(20,090)	$—

See Notes to Condensed Consolidated Financial Statements.

AURA CONSOLIDATED GROUP, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Six Months Ended June 30, 2026 and June 30, 2025
1.Organization and Business
Aura Consolidated Group, Inc. (the "Company") operates in the identity security market by providing an integrated and unified digital protection platform offering subscription-based services of personal identity and privacy protection. Subscriptions are offered to individual subscribers through its direct-to-consumer channel, and as an embedded service for its partners to offer to either its employees or other consumers. The Company provides a growing list of personal identity protection, financial protection and device protection services, including financial fraud protection, identity theft protection, privacy assistant, parental controls, cyberbullying protection, vault, spam call protection, VPN antivirus, password manager, and social media privacy and monitoring.
2.Basis of Presentation and Summary of Significant Accounting Policies
Basis of Presentation
The accompanying unaudited condensed consolidated financial statements (the "Financial Statements") have been prepared in accordance with United States Generally Accepted Accounting Principles ("U.S. GAAP") for interim financial information and pursuant to the rules and regulations of Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete annual financial statements. All intercompany transactions within the Company have been eliminated in the Financial Statements.
In the opinion of management, the Financial Statements include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the Company's financial position as of June 30, 2026, and its results of operations and cash flows for the six months ended June 30, 2026 and 2025. The results of operations for the interim periods presented are not necessarily indicative of the results to be expected for the full year or any future period.
These Financial Statements should be read in conjunction with the Company's audited consolidated financial statements and related notes for the year ended December 31, 2025. The accounting policies used in preparing these Financial Statements are consistent with those described in Note 2 to the audited consolidated financial statements for the year ended December 31, 2025, except as otherwise noted herein.
Use of Estimates
The preparation of the Financial Statements in conformity with U.S. GAAP requires management to make estimates and judgments that may affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities (if any) at the date of the Financial Statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates and assumptions are inherent in the valuation of liability-classified warrants; the valuation of convertible notes; the valuation of the forward equity contract; the valuation of the loan receivable; the determination of the fair value of common stock and equity awards, the assessment of recoverability of intangible assets, other long-lived assets, and goodwill.
Cash and Cash Equivalents
The Company considers all highly liquid financial instruments with an original maturity of three months or less when purchased to be cash equivalents.
The Company classifies cash as restricted when the cash is unavailable for withdrawal or use in general operations. Its restricted cash represents deposits related to operating leases. The Company accounts for restricted cash according to ASU 2016-18, Restricted Cash, which requires an entity to reconcile and explain the period-over-period change in total cash, cash equivalents and restricted cash within its statements of cash flows.
In addition to the deposits related to operating leases, cash received under the capital raise event described in Note 7 and Note 11 is held in a segregated trust account and is not available for the Company’s general corporate use prior to closing of the proposed acquisition of Qoria by way of an Australian Scheme of arrangement (the "Transaction"). As of June 30, 2026, $70.0 million had been received into the trust account; no amounts were held in the trust account as of December 31, 2025.

A reconciliation of cash and restricted cash reported within the Company’s consolidated balance sheets, is as follows (in thousands):

	June 30,	December 31,
	2026	2025
Cash, cash equivalents and unrestricted cash	$16,989	$70,026
Restricted cash and cash equivalents	70,773	769
Total cash, cash equivalents, and restricted cash	$87,762	$70,795

Goodwill, Identifiable Intangibles and Other Long-Lived Assets
The Company reviews goodwill for impairment at the reporting unit level annually, as of October 1, or more frequently if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying value. The Company has concluded that it has a single reporting unit. The Company completed its most recent annual goodwill impairment test as of October 1, 2025, and determined that the fair value of the Company's reporting unit exceeded its carrying value. The Company did not identify any goodwill impairment indicators during the six months ended June 30, 2026 and 2025.
The Company reviews long-lived assets, including definite-lived intangible assets and property and equipment, for impairment whenever events or changes in circumstances indicate that the carrying amounts of the assets may not be fully recoverable. The Company did not identify any indicators of impairment of its long-lived assets during the six months ended June 30, 2026 and 2025.
Stock-Based Compensation
The Company issues stock-based awards under the 2024 Equity Incentive Plan (the "2024 Plan"). Awards under the 2024 Plan may take the form of incentive stock options, restricted stock awards, and restricted stock units. The Company uses the Black-Scholes option-pricing model to value stock options, with compensation expense recognized on a straight-line basis over the requisite service period. There have been no changes to the Company's stock-based compensation accounting policies during the six months ended June 30, 2026 and 2025.
Revenue Recognition
The Company accounts for revenue in accordance with ASC 606, Revenue from Contracts with Customers. Revenue is recognized upon the transfer of control of promised goods and services to the customer in an amount that reflects the consideration the Company expects to receive in exchange for those products or services. Revenue recognition is determined through the following five steps: (i) identification of the contract, or contracts, with the customer; (ii) identification of the performance obligations in the contract; (iii) determination of the transaction price; (iv) allocation of the transaction price to the performance obligations in the contract; and (v) recognition of revenue when, or as, the performance obligation is satisfied.
Revenue is recognized ratably over the non-cancellable contractual term, typically ranging from one month to three years. Revenue is measured based on the stated consideration specified in the subscription contract, or the subscription fees billed by the Company’s affiliates and partners, which are generally billed directly to the subscriber’s credit card or demand deposit accounts. A significant portion of subscribers are billed in advance of fulfillment. These payment mechanisms significantly mitigate the risk of uncertain cash flows. For the minority of the Company’s arrangements that are billed in arrears, the Company records an unbilled account receivable at the end of the reporting period. The Company’s unbilled accounts receivable were $4.6 million and $3.0 million as of June 30, 2026 and December 31, 2025, respectively, which were recorded in accounts receivable, net of allowance for credit losses on the Consolidated Balance Sheets.
The Company evaluates each revenue arrangement under ASC 606-10-55-36 through 55-40 to determine whether it is acting as a principal or an agent. In the substantial majority of transactions across both the Direct-to-Consumer and Partner channels, the Company is the principal, as it controls the specified services provided to the end user, who is the Company’s customer, and is responsible for fulfillment. The Company also establishes minimum pricing. Revenue in these arrangements is recognized on a gross basis. Partner commissions are recognized as sales and marketing expenses.

Income Taxes
The Company's income tax provision for interim periods is determined using an estimate of its annual effective tax rate, adjusted for discrete items, if any, that are taken into account in the relevant period. The Company's effective tax rate differs from the U.S. federal statutory rate primarily due to the impact of the valuation allowance recorded against its net deferred tax assets. There have been no material changes to the Company's accounting policies for income taxes, including its accounting for uncertain tax positions, since December 31, 2025.
Fair Value Measurements
The Company accounts for certain assets and liabilities at fair value in accordance with U.S. GAAP, using the three-level fair value hierarchy described in Note 2 to the Company's audited consolidated financial statements for the year ended December 31, 2025. There have been no changes to the Company's fair value measurement policies, valuation techniques, or classification of items within the fair value hierarchy during the six months ended June 30, 2026. See Note 13 for information about the Company's recurring fair value measurements, including the valuation of its liability-classified warrants, convertible note, and forward equity contract asset as of June 30, 2026.
3.Accounting Standards Updates
The Company considers the applicability and impact of all Accounting Standard Updates (“ASUs”) issued by the Financial Accounting Standards Board (“FASB”). ASUs not listed below were assessed and determined to be either not applicable or are expected to have minimal impact in the Company’s Financial Statements.
Recently Adopted Accounting Standards
Debt - Debt with Conversion and Other Options (Subtopic 470-20): Induced Conversions of Convertible Debt Instruments
This standard requires an entity to account for certain early settlements of convertible debt instruments as an induced conversion if the inducement offer includes the issuance of all consideration (in form and amount) issuable under the conversion privileges provided in the terms of the existing convertible debt instrument. The Company adopted ASU 2024-04 effective January 1, 2026. The adoption of this standard did not have a material impact on the Company's Financial Statements.
Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses for Accounts Receivable and Contract Assets
This standard introduces a practical expedient and accounting policy election in applying the expected credit loss standard to current accounts receivable and contract assets. The Company adopted ASU 2025-05 effective January 1, 2026 on a prospective basis. The adoption of this standard did not have a material impact on the Company's Financial Statements.
Recent Accounting Standards Not Yet Adopted
Disclosure Improvements: Codification Amendments in Response to the SEC's Disclosure Update and Simplification Initiative
In October 2023, the FASB issued ASU 2023-06, which will eliminate disclosure requirements that are redundant, duplicative, overlapping, outdated, or superseded as a result of subsequent changes to SEC disclosure requirements, U.S. GAAP or technology. ASU 2023-06 is intended to better align U.S. GAAP requirements with those of the SEC and to facilitate the application of U.S. GAAP. The amendments are applied prospectively and are effective when the SEC removes the related requirements from Regulation S-X and S-K. Any amendments the SEC does not remove by June 30, 2027, will not be effective. Early adoption is permitted. The Company is currently evaluating the impact of this ASU on its Financial Statements and related disclosures.
Income Statement-Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses
In November 2024, the FASB issued an ASU to improve the disclosures about a public business entity’s expenses and address requests from investors for more detailed information about the types of expenses in commonly presented expense captions (such as cost of sales; selling, general, and administrative expenses; and research and development). This ASU is effective for annual reporting periods beginning after December 15, 2026, and interim reporting periods within annual reporting periods beginning after December 15, 2027. Early adoption is permitted. The Company is currently evaluating the impact of this ASU on its Financial Statements and related disclosures.

Intangibles - Goodwill and Other - Internal-Use Software (Subtopic 350-40): Targeted Improvements to the Accounting for Internal-Use Software
In September 2025, the FASB issued ASU 2025-06, which introduces targeted improvements to the accounting and disclosure requirements for internal-use software, including updates to the capitalization criteria and related implementation guidance. This update is effective for annual periods beginning after December 15, 2027. Entities are permitted to apply the new guidance using either a prospective, modified, or retrospective transition approach. The Company is currently evaluating the impact of this ASU on its Financial Statements and related disclosures.
Business Combinations (Topic 805) and Consolidation (Topic 810): Determining the Accounting Acquirer in the Acquisition of a Variable Interest Entity
In May 2025, the FASB issued ASU 2025-03, which requires consideration of the existing factors in ASC 805-10-55-12 through 55-15 when identifying the accounting acquirer in an acquisition achieved primarily through an exchange of equity interests in which the legal acquiree is a variable interest entity that meets the definition of a business. This ASU is effective for fiscal years beginning after December 15, 2026, and interim periods within those fiscal years, with early adoption permitted. The Company is currently evaluating the impact of this ASU.
Interim Reporting (Topic 270): Narrow-Scope Improvements
In December 2025, the FASB issued ASU 2025-11, which clarifies the applicability, scope, and form and content requirements of interim reporting guidance under ASC 270. The amendments in ASU 2025-11 are effective for interim reporting periods within annual reporting periods beginning after December 15, 2027. Early adoption is permitted, and entities may adopt the amendments prospectively for interim reporting periods beginning after the date of adoption or retrospectively to any or all prior periods presented in the interim financial statements. The Company is currently evaluating the impact of this ASU on its interim financial statements and related disclosures.
4.Revenue
The Company’s subscriptions are offered to subscribers through two primary marketing channels: direct-to-consumer and partnership. During the six months ended June 30, 2026 and June 30, 2025, the Company generated approximately 66% of its revenue through its direct-to-consumer channel and 34% of its revenue through its partnership channel.
Direct-to-consumer
The Company’s direct-to-consumer channel, which totaled $79.2 million and $59.7 million for the six months ended June 30, 2026 and 2025, respectively, includes subscription sales through the various app stores or directly billed by the Company.
Partnership
The Company’s partnership channel includes sales of its subscription services through affiliates and partners and sales of the Company’s service to other enterprises as a benefit to their employees, which totaled $40.7 million and $32.1 million for the six months ended June 30, 2026 ended 2025, respectively. The Company is the principal in the majority of these arrangements, and therefore revenue is recorded on a gross basis.
Contract liabilities (deferred revenue) were $70.6 million and $66.0 million as of June 30, 2026 and December 31, 2025, respectively, of which $65.3 million and $61.0 million were current and $5.3 million and $5.0 million were noncurrent. During the six months ended June 30, 2026 and 2025, the Company recognized $43.0 million and $32.1 million, respectively, of revenue that was included in the contract liabilities balance at the beginning of the period.
There have been no material changes to the Company's revenue recognition policies, significant judgments, or the composition of its remaining performance obligations as disclosed in Note 2 to the Company's audited consolidated financial statements for the year ended December 31, 2025.
5.Goodwill and Intangible Assets
Goodwill
There were no additions, disposals, or any changes to the Company’s goodwill balance during the six months ended June 30, 2026. There was no accumulated impairment of goodwill at June 30, 2026 and December 31, 2025.

Intangible Assets
The Company’s intangible assets consisted of the following as of June 30, 2026 (in thousands):

	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Customer related	$3,070	$(3,070)	$—
Marketing related	10,545	(10,545)	—
Technology related	22,011	(21,755)	256
Total amortizable intangible assets	$35,626	$(35,370)	$256

The Company’s intangible assets consisted of the following as of December 31, 2025 (in thousands):

	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Customer related	$3,070	$(3,070)	$—
Marketing related	10,545	(10,455)	90
Technology related	22,011	(21,718)	293
Total amortizable intangible assets	$35,626	$(35,243)	$383

6.Income Taxes
The income tax benefit (provision) for each of the six months ended June 30, 2026 and 2025 was not material and differed from taxes due at the statutory rate principally due to the Company’s recognition of a valuation allowance given the Company’s history of pre-tax losses.
For the six months ended June 30, 2026, the Company reported an uncertain tax position totaling $5.4 million relating to a federal filing position that was taken on the tax return for the year ended December 31, 2024, compared to a balance of $10.1 million as of December 31, 2025. The Company reported no uncertain tax positions for the six months ended June 30, 2025.
For the six months ended June 30, 2026 and June 30, 2025, the Company had gross U.S. net operating loss carryforwards available to reduce future taxable income in the amount of $106.8 million and $39.0 million, respectively, of which a portion is subject to annual limitation under IRC Sec. 382.
7.Related Party Transactions
The following are the Company’s related party transactions for the six months ended June 30, 2026 and June 30, 2025. There have been no material changes to the terms of these arrangements from those described in Note 9 to the Company's audited consolidated financial statements for the year ended December 31, 2025, except as noted below.
UnifyCX – UnifyCX is a global customer care business providing technology outsourcing solutions to the Company for software development and quality assurance. For the six months ended June 30, 2026, the Company recorded $3.6 million to Cost of Revenue and an immaterial amount to General and Administrative Expense. For the six months ended June 30, 2025, the Company recorded $2.8 million to Cost of Revenue, $0.1 million to Research and Development Expense, and immaterial amount to General and Administrative Expense. The Company had $0.2 million and an immaterial amount payable as of June 30, 2026 and December 31, 2025, respectively, included in Amounts Due to Related Parties. This agreement was terminated on April 28, 2026.
Honix Capital Limited – The Company has a marketing service agreement with Honix Capital Limited. For the six months ended June 30, 2026 and 2025, the Company recorded $0.3 million in Sales and Marketing Expense, with no amount and $0.3 million payable as of June 30, 2026 and December 31, 2025, respectively, included in Amounts Due to Related Parties.
MetLife – MetLife, through its wholly owned subsidiary MetLife Next Gen Ventures, LLC, has ownership in the Company in the form of Series F convertible preferred stock and held warrants to purchase common stock (see Note 11). Distribution fees recognized in connection with the Company’s distribution agreement with MetLife totaled $13.0 million and $8.4 million for the six months ended June 30, 2026 and 2025, respectively, included in Sales and Marketing Expenses, with $0.7 million and $0.7 million due as of June 30, 2026 and December 31, 2025, respectively, included in Amounts Due to Related Parties.
Point Wild – Point Wild is the rebranded holding company that holds the operating interests of the former Pango segment, the Company’s former parent, following the spin-off of the Company from the former parent in May 2024. The Company shares common Board members and certain executives with Point Wild, and provides services under a Transition Services Agreement (the "TSA") through December 31, 2027, along with related sublease and licensing arrangements. For the six months ended June 30, 2026 and 2025, the Company recognized $0.5 million and $1.2 million, respectively, as a net offset to operating expenses. As of June 30, 2026, the Company recognized $0.7 million due to Point Wild included in Amounts Due to Related Parties and $0.5 million owed from Point Wild included in Amounts Due from Related Parties. As of December 31, 2025, the Company recognized $0.9 million due to Point Wild included in Amounts Due to Related Parties.
Life360 - Life360 has invested in the Company in the form of a convertible unsecured note (see Note 8) and maintains a distribution agreement granting the Company exclusive U.S. employer-channel rights to Life360's digital safety products, including minimum annual payments due to Life360 of $8.0 million, $10.0 million, and $12.0 million for 2025, 2026, and 2027, respectively. Amounts recognized for marketing services totaled $5.4 million for the six months ended June 30, 2026, included in Sales and Marketing Expenses. There were no amounts recognized for marketing services in the six months ended June 30, 2025. The Company recognized $1.4 million and $5.4 million due to Life360 as of June 30, 2026 and December 31, 2025, respectively, included in Amounts Due to Related Parties.
Capital Raise Investors - The Company entered into Securities Purchase Agreements with certain existing stockholders (the “Capital Raise Investors”), including Hari Ravichandran, the Company’s Chief Executive Officer, for an aggregate $100.0 million commitment in connection with the Company’s proposed acquisition of Qoria (“Capital Raise”), on terms applied identically to all Capital Raise Investors (see Note 11). Ravichandran, WndrCo Holdings LLC, and other existing stockholders committed $10.0 million, $45.0 million, and $45.0 million, respectively, of the aggregate commitment. The Company received $70.0 million of the aggregate $100.0 million commitment as of June 30, 2026.
8.Debt and Credit Facilities
Customer Investment Agreement
The Company has a financing arrangement with General Catalyst (“GC”) as described in Note 10 to the Company's audited consolidated financial statements for the year ended December 31, 2025. As of June 30, 2026, the Company had $35.1 million of outstanding borrowings under the Agreement, compared to $48.9 million as of December 31, 2025. The Company incurred interest expense of $3.0 million for the six months ended June 30, 2026, included in interest (expense) income, net, compared to $2.2 million for the six months ended June 30, 2025.
Revolving Credit Agreement
The Company has a revolving credit agreement with Banc of California ("BOC"), as described in Note 10 to the Company's audited consolidated financial statements for the year ended December 31, 2025. As of June 30, 2026, the Company had $20.0 million of outstanding borrowings under the agreement, and no outstanding borrowings as of December 31, 2025.
On May 24, 2026, the Company entered into an agreement with BOC to increase the facility to $100.0 million, extend its maturity, and add Aura Consolidated Group, Inc. as a guarantor, effective upon the closing of certain conditions, including consummation of the Company's pending acquisition of Qoria (see Note 16). These conditions were satisfied subsequent to June 30, 2026, upon consummation of the Company’s acquisition of Qoria.
Convertible Note Agreement
The Company has a $25.0 million senior unsecured convertible note with Life360, as described in Note 10 to the Company's audited consolidated financial statements for the year ended December 31, 2025. The Company elected the fair value option to account for this note, with changes in value recognized in mark-to-market gain (loss) (see Note 13). The fair value of the convertible note was $25.1 million as of June 30, 2026, compared to $25.4 million as of December 31, 2025, and continues to be classified within Level 3 of the fair value hierarchy. The Company recognized a gain of $0.3 million for the six months ended June 30, 2026 within mark-to-market gain (loss) and no gain or loss for the six months ended June 30, 2025. As of June 30, 2026, the conditions permitting conversion of the note had not been met, and the note remains classified as noncurrent.

9.Commitments and Contingencies
Legal Proceedings
The Company is not aware of any pending, or threatened, legal proceedings to which the Company is, or will be, a party to that, if successful, would result in a material adverse change in its business or financial condition. Legal proceedings are inherently unpredictable and, although the Company believes that accruals are adequate, and intends to vigorously defend itself against such matters, unfavorable resolution could occur, which could have a material effect in its Financial Statements, taken as a whole.
Other
The Company entered into various software licenses and operational commitments totaling approximately $22.2 million and $39.8 million as of June 30, 2026 and December 31, 2025, respectively, payable in monthly and annual installments through December 31, 2031. These amounts will be expensed on a pro-rata basis and recorded in cost of revenue, research and development, and general and administrative expenses in its Consolidated Statements of Comprehensive Loss.
10.Redeemable Preferred Stock
The Company's authorized and outstanding capital stock, voting rights, and the terms governing conversion, dividends, and liquidation preferences for each series of Preferred Stock are described in Note 12 to the Company's audited consolidated financial statements for the year ended December 31, 2025. There have been no changes to the number of shares authorized or outstanding for any series of Preferred Stock, no conversions of Preferred Stock into Common Stock, and no changes to any conversion price (other than standard antidilution adjustments, if any) during the six months ended June 30, 2026.
As of June 30, 2026, the liquidation preferences of the Company's Series A-1, Series A-2, Series E, and Series G Preferred Stock had increased to $26.1 million, $59.0 million, $111.7 million, and $106.1 million, respectively, from $25.3 million, $57.3 million, $108.5 million, and $101.1 million as of December 31, 2025, reflecting the continued accrual of cumulative compounding dividends on those series during the six months ended June 30, 2026, as described in Note 12 to the Company's audited consolidated financial statements. The liquidation preferences of Series B, Series C, Series D, and Series F Preferred Stock, which do not carry cumulative compounding dividends, were unchanged at $2.2 million, $130.4 million, $1.8 million and $113.4 million, respectively. Series C-1 Preferred Stock had no liquidation preference as of June 30, 2026 or December 31, 2025.
The Company has not declared any dividends on its Preferred Stock during the six months ended June 30, 2026, and the amounts reflected above represent accrued but undeclared dividends added to the applicable liquidation preference.
The Company reassessed whether any series of Preferred Stock was currently redeemable or probable of becoming redeemable as of June 30, 2026, consistent with its methodology described in Note 12 to the annual financial statements, and concluded that no series was redeemable or probable of becoming redeemable as of that date.
11.Stockholders’ Deficit
The rights of holders of Common Stock, including voting, dividend, and liquidation rights, are described in Note 13 to the Company's audited consolidated financial statements for the year ended December 31, 2025. There have been no changes to these rights during the six months ended June 30, 2026.
Warrants
The terms of the Company's outstanding warrants, including the 2019 and 2021 legacy warrants, liability-classified warrants, the MetLife Revenue Warrants and True-up Warrants, the AT&T warrants, and the January 2025 warrants, are described in Note 13 to the Company's audited consolidated financial statements for the year ended December 31, 2025. There have been no changes to the terms of these warrants during the six months ended June 30, 2026.
As of June 30, 2026 and December 31, 2025, 12 of the AT&T warrants had vested. As of June 30, 2026, 810,126 of the January 2025 warrants had vested pursuant to their quarterly vesting schedule, compared to 486,074 vested as of December 31, 2025.
For the six months ended June 30, 2026, the Company recognized $0.9 million in stock-based compensation expense related to the MetLife Revenue Warrants, compared to $0.8 million for the six months ended June 30, 2025, respectively, reflected in sales and marketing expense. For the six months ended June 30, 2026, the Company recognized $3.4 million in stock-based compensation expense related to the True-up Warrants, compared to $3.5 million for the six months ended June 30, 2025, reflected in sales and marketing expense, based on the Company's ongoing assessment that achievement of the True-up Warrant performance condition described in Note 13 to the annual financial statements remained probable as of June 30, 2026.
On June 30, 2026, holders of the 2021 legacy warrants exercised warrants to purchase 6,238,981 shares of common stock in a net share settlement. Immediately prior to exercise, the Company remeasured the warrants to their estimated fair value, resulting in a gain on change in fair value of warrant liabilities of approximately $9.6 million for the six months ended June 30, 2026, recorded in mark to market (loss) gain in the condensed consolidated statements of operations and comprehensive loss. Upon exercise, the related warrant liability of approximately $20.1 million was relieved and reclassified to additional paid-in capital, as no cash proceeds were received under the net share settlement terms. As of June 30, 2026, 31,195 warrants remained outstanding and continued to be classified as a liability, with an aggregate fair value of approximately $0.1 million.
Pre-Funded Equity Raise
On February 2, 2026, the Company entered into substantially identical Securities Purchase Agreements (the “SPAs”) with certain existing stockholders for aggregate commitments of $75.0 million (see Note 7) in connection with the Transaction. On April 23, 2026, the SPAs were amended concurrently with a Deed of Variation to the Merger Implementation Deed, increasing the aggregate Capital Raise to $100.0 million and reducing the implied Qoria share price input in the per-share pricing formula from A$0.75 to A$0.40. Under the SPAs, the Company will issue Aura CHESS Depositary Interests (“Aura CDIs”), each representing beneficial ownership of one share of Aura common stock, at a per-share price reflecting an approximate 4.5% discount to the implied per-share value of the combined company. During the six months ended June 30, 2026, the Company received proceeds of $70.0 million under the commitment in advance of issuing the Aura CDIs.
Cash proceeds are funded into a segregated trust account in advance of closing and are not available for the Company’s general corporate use. If the Transaction is not implemented, Aura CDIs are not listed, and Aura CDIs are not issued to the Capital Raise Investors within 30 business days of the last funding date, the Company is required to refund the commitment in full. Implementation of the Transaction occurred on July 17, 2026, with trading of Aura CDIs commencing on July 20, 2026.
The Company’s obligation to deliver a variable number of Aura CDIs in exchange for the fixed aggregate cash commitment is a freestanding equity-linked contract (the “Equity Forward Contract”). The Company concluded the Equity Forward Contract is not within the scope of ASC 480 and is not indexed to the Company’s own stock under ASC 815-40-15-7, because the settlement amount is a function of variables extraneous to a fixed-for-fixed forward on the Company’s own shares, specifically, Qoria’s and the Company's respective outstanding share counts at settlement and the AUD/USD exchange rate. Accordingly, the Equity Forward Contract was recognized at fair value at inception with $41.5 million recorded as a deemed contribution within additional paid-in capital. The subsequent amendment was recognized as a reduction to the deemed contribution within additional paid-in capital totaling $22.3 million and changes in fair value, which totaled $21.2 million, were recognized in earnings for the six months ended June 30, 2026. As of June 30, 2026, the $70.0 million proceeds of the Capital Raise received is being presented net of the Equity Forward Contract of $40.5 million (Note 13), for a net liability balance of $29.5 million, presented as “Pre-Funded Equity Raise, net” in the accompanying condensed consolidated balance sheet as of June 30, 2026.
Accumulated Other Comprehensive Loss, Net of Tax
There were no components of, or activity within, accumulated other comprehensive loss during the six months ended June 30, 2026. The balance of accumulated other comprehensive loss was $0 as of both June 30, 2026 and December 31, 2025.
Stock-Based Compensation
The Company's 2024 Equity Incentive Plan and related stock option valuation methodology are described in Note 13 to the Company's audited consolidated financial statements for the year ended December 31, 2025. There have been no changes to the terms of the 2024 Plan during the six months ended June 30, 2026.

The following table summarizes the Company’s stock option activity for the six months ended June 30, 2026:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value
Outstanding, beginning of year	26,949,621	$2.97	7.0	$24,579,480
Granted	—	—
Exercised	—	—
Canceled or forfeited	(728,922)	3.11
Outstanding, end of period	26,220,699	$2.97	6.2	$16,499,702
Exercisable at end of the period	19,780,419	$2.75	5.4	$16,499,702

Total stock-based compensation expense recognized for stock options was $2.1 million and $2.8 million for the six months ended June 30, 2026 and 2025, respectively. As of June 30, 2026, there was $8.0 million of total unrecognized compensation cost related to unvested stock option arrangements, expected to be recognized over a weighted-average period of 2.5 years.
12.Segments
The Company's determination that it operates as a single reportable segment and single operating segment, and the basis for that determination, are described in Note 16 to the Company's audited consolidated financial statements for the year ended December 31, 2025. There have been no changes to the structure of the Company's internal organization, the identification of its Chief Executive Officer as Chief Operating Decision Maker ("CODM"), or the composition of significant segment expense categories during the six months ended June 30, 2026.
The CODM continues to assess performance and allocate resources primarily based on consolidated net loss, consistent with the methodology described in Note 16 to the annual financial statements. The measure of segment assets is reported on the Company's Consolidated Balance Sheets as total consolidated assets; substantially all of the Company's revenues and long-lived assets are attributable to its operations in the United States.
The following table reflects certain financial data for the Company's reportable segment for the six months ended June 30 (in thousands):

	2026	2025
Revenue	$119,940	$91,803
Credit agency fees	(13,233)	(11,053)
External commissions	(24,177)	(18,854)
External marketing	(30,928)	(37,595)
Brand marketing	(7,281)	(7,609)
Research and development	(21,032)	(16,698)
Other segment items(1)	(39,356)	(62,009)
Interest (expense) income, net	(3,023)	(158)
Income tax (expense) benefit	13	(50)
Net loss	$(19,077)	$(62,223)

(1)Other segment items include other income, mark-to-market gains/losses, distribution fees, general administration costs, depreciation, and amortization and other selling costs.
13.Fair Value Measurements
The Company measures and reports certain assets and liabilities at fair value on a recurring basis. The Company's methodology for measuring fair value, and the definitions of Level 1, Level 2, and Level 3 within the fair value hierarchy, are described in Note 17 to the Company's audited consolidated financial statements for the year ended December 31, 2025. There have been no changes to the Company's valuation methodologies during the six months ended June 30, 2026, except with respect to the Company's loan receivable and forward equity contract, each described below.
The Company measures and reports certain assets and liabilities at fair value on a recurring basis. The fair value of these instruments are classified as follows (in thousands):

	As of June 30, 2026
		Level 1	Level 2	Level 3
	Fair Value	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
Assets:
Money market funds	$12,338	$12,338	$—	$—
Loan receivable	7,106	—	—	7,106
Forward equity contract	40,466	—	—	40,466
Total assets:	$59,910	$12,338	$—	$47,572

Liabilities:
Warrants	$100	$—	$—	$100
Convertible note	25,100	—	—	25,100
Total liabilities:	$25,200	$—	$—	$25,200

	As of December 31, 2025
		Level 1	Level 2	Level 3
	Fair Value	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
Assets:
Money market funds	$57,889	$57,889	$—	$—
Total assets:	$57,889	$57,889	$—	$—

Liabilities:
Warrants	$29,783	$—	$—	$29,783
Convertible note	25,400	—	—	25,400
Total liabilities:	$55,183	$—	$—	$55,183

The change in fair value of the Level 3 instruments were as follows (in thousands):

	Warrant Liability	Convertible Note	Equity Forward Contract	Loan Receivable
Fair value, December 31, 2024	$22,290	$—	$—	$—
Issuance of convertible note	—	25,000	—	—
Changes in fair value	5,612	—	—	—
Fair value, June 30, 2025	$27,902	$25,000	$—	$—

Fair value, December 31, 2025	$29,783	$25,400	$—	$—
Exercises of Warrants	(20,090)	—	—	—
Issuance of equity forward contract	—	—	41,532	—
Modification of equity forward contract	—	—	(22,310)	—
Loan advance	—	—	—	7,167
Changes in fair value	(9,593)	(300)	21,244	(61)
Fair value, June 30, 2026	$100	$25,100	$40,466	$7,106

Warrant liability – The fair value of the warrant liability was $0.1 million and $29.8 million as of June 30, 2026 and December 31, 2025, respectively, with a change in fair value gain of $9.6 million for the six months ended June 30, 2026, recognized in mark-to-market gain (loss). Fair value continues to be determined using the Black-Scholes option pricing model.
Convertible note – The fair value of the convertible note was $25.1 million and $25.4 million as of June 30, 2026 and December 31, 2025, respectively, with a change in fair value gain of $0.3 million for the six months ended June 30, 2026, recognized in mark-to-market gain (loss). Fair value continues to be estimated using a probability-weighted expected return methodology.
Equity forward contract – The Equity Forward Contract (see Note 7 and Note 11) is measured at fair value on a recurring basis. The Company classified the Equity Forward Contract within Level 3 of the fair value hierarchy, as its valuation depends in part on unobservable inputs, notwithstanding that certain inputs (Qoria’s quoted share price and the AUD/USD exchange rate) are observable.
The fair value of the equity forward contract liability was $40.5 million as of June 30, 2026 with a change in fair value gain of $21.2 million for the six months ended June 30, 2026, recognized in mark-to-market gain (loss). The Company is presenting the proceeds received in June 2026 prior to the closing of the Capital Raise net of the fair value of the Equity Forward Contract on the balance sheet (see Note 11).
Loan receivable – On April 14, 2026 (“Closing Date”), the Company entered into a Loan and Guaranty Agreement (the “Loan Agreement”) with Qoria, pursuant to which the Company committed to provide a delayed draw term loan facility of up to A$10.0 million (the “DDTL”) to Qoria. The full A$10.0 million commitment was drawn as of the Closing Date. The Company elected the fair value option under ASC 825-10-25-1 to account for the DDTL in its entirety at inception, including its embedded contingent conversion feature. Under this election, the DDTL is carried at fair value, with changes in fair value recognized in earnings each reporting period. The DDTL is denominated in Australian dollars (AUD or A$), a currency other than the Company's U.S. dollar functional currency. Because the DDTL is measured at fair value with changes recognized in earnings, its U.S. dollar carrying value at each reporting date reflects both changes in the instrument's underlying contractual and credit characteristics and changes in the USD/AUD exchange rate. The Company does not separately present a foreign currency component, as the entirety of the change in fair value including the effect of currency translation is recognized in mark to market (gain) loss in the Financial Statements.
The Company’s DDTL receivable from Qoria, for which the Company has elected the fair value option, is classified as a Level 3 measurement within the fair value hierarchy. The fair value of the DDTL is determined using a discounted cash flow methodology that incorporates the contractual principal, payment-in-kind (“PIK”) interest, and Minimum Return Fee provided for under the Loan Agreement, discounted at a rate reflecting a market participant’s required return for a subordinated, unsecured obligation of this nature. Significant unobservable inputs include the credit spread applied to the discount rate and the expected timing of repayment. The Company engaged an independent third-party valuation specialist to assist in determining fair value as of June 30, 2026.
14.Net Loss Per Share
Basic and diluted net loss per share attributable to common stockholders is calculated consistent with the methodology described in Note 18 to the Company's audited consolidated financial statements for the year ended December 31, 2025.
Basic and diluted net loss per share attributable to common stockholders was calculated as follows for the six months ended June 30 (in thousands, except per share amounts):

	2026	2025
Numerator:
Net loss	$(19,077)	$(62,223)
Less:
Dividends on Series A-1 Preferred Stock	(754)	(711)
Dividends on Series A-2 Preferred Stock	(1,706)	(1,609)
Dividends on Series E Preferred Stock	(3,228)	(3,045)
Dividends on Series G Preferred Stock	(5,012)	(4,478)
Deemed dividend for pre-funded equity raise(1)	(22,310)	$—
Net loss attributable to common stockholders, basic and diluted	$(52,087)	$(72,067)

Denominator:
Weighted-average shares - basic and diluted	30,513	29,155

Loss per share:
Basic and diluted	$(1.71)	$(2.47)

(1)The modification of the Equity Forward Contract in April 2026 (Note 11) represents a modification of a contract in the Company’s own equity which is treated as a deemed dividend to the holders of the Equity Forward Contract. The amount of the deemed dividend has been included in the net loss attributable to common stockholders.

The following table details potentially dilutive outstanding securities excluded from the computation of diluted loss per share, as their effect would have been anti-dilutive for the periods presented (in thousands):

	June 30,	June 30,
	2026	2025
Stock options outstanding	26,221	23,758
Unvested restricted stock units	—	1,706
Warrants to purchase common stock(1)	798	474
Series A-1 Preferred Stock	13,240	13,240
Series A-2 Preferred Stock	18,793	18,793
Series B Preferred Stock	1,089	1,089
Series C Preferred Stock	30,334	30,334
Series D Preferred Stock	872	872
Series E Preferred Stock	10,768	10,768
Series F Preferred Stock	11,582	11,582
Series G Preferred Stock	8,721	8,721
	122,418	121,337

(1)The Company has excluded 3,643 and 7,299 warrants to purchase common stock for the six months ended June 30, 2026 and 2025, respectively, with an exercise price of $0.01, from its anti-dilutive securities as these shares were included in our determination of basic loss per share as they represent shares issuable for little or no cash consideration upon the satisfaction of certain conditions pursuant to ASC 260-10-45-14.
The Company's convertible note with Life360 (see Note 7 and Note 13) is contingently convertible upon events that had not occurred as of June 30, 2026 and is excluded from the computation of diluted loss per share. Shares issuable to the Capital Raise Investors described in Note 11 are contingently issuable shares under ASC 260-10-45-48 through 45-57, as their issuance depends on Court approval of the Scheme, admission of Aura to the official list of the ASX, and Implementation of the Transaction actually occurring, rather than solely on the passage of time. Because these contingencies had not been resolved as of June 30, 2026, no shares related to the Capital Raise were included in the computation of basic or diluted weighted-average shares outstanding for the six months ended June 30, 2026.
15.Subsequent Events
Subsequent events were evaluated through August 10, 2026, the date on which the Financial Statements were issued.
On July 1, 2026, the Company received the final $30.0 million tranche of the Capital Raise described in Note 11 completing funding of the $100.0 million aggregate commitment and issued 21.2 million common shares in the form of CDIs.
As previously disclosed (see Note 8), on May 24, 2026, the Company entered into an agreement with BOC to increase its revolving credit facility from $50.0 million to $100.0 million, extend its maturity date, and add Aura Consolidated Group, Inc. as a guarantor, effective upon the satisfaction of certain closing conditions, including consummation of the Qoria acquisition and receipt of at least $75.0 million of new equity proceeds. As of July 21, 2026, these conditions had been satisfied and the amended facility became effective on the same date, increasing the Company's borrowing capacity to $100.0 million and extending the maturity date to July 21, 2029. In July 2026, the Company drew down $28.3 million under the amended facility.
On July 17, 2026, prior to the implementation of the Scheme, all 100.5 million outstanding shares of the Company's Series A-1, Series A-2, Series B, Series C, Series C-1, Series D, Series E, Series F and Series G Preferred Stock (collectively, the "Aura Preferred Shares"), including accrued dividends, converted into approximately 97.0 million shares of common stock in accordance with their terms (see Note 10). Upon conversion, the aggregate carrying value of $485.7 million, previously presented as redeemable preferred stock outside of permanent equity, was reclassified to common stock and additional paid-in capital, and no shares of Preferred Stock remained outstanding.

On July 29, 2026, the Company entered into a first amendment (the "MetLife Amendment") to its Master Distribution and Service Agreement, dated December 31, 2023, with MetLife Consumer Services, Inc. ("MetLife"), a significant distribution partner of the Company (see Note 9). The MetLife Amendment revises the revenue-sharing terms applicable to sales of Standalone Covered Products, formally incorporates the Life360 family-safety application as a bundled third-party service offered alongside the Company's Covered Products, and, effective January 1, 2027, resets the per-customer fee payable to the Company under the FEDVIP Covered Product Schedule. The Company is currently evaluating the impact of the MetLife Amendment on future periods.
16.Business Combinations
On July 17, 2026, the Company completed its previously announced acquisition of 100% of the issued and outstanding ordinary shares of Qoria, a global provider of student and family online-safety technology formerly listed on the Australian Securities Exchange ("ASX") under the ticker QOR. The acquisition was effected by way of a scheme of arrangement under Part 5.1 of the Australian Corporations Act 2001 (Cth) (the "Scheme"), which was approved by Qoria shareholders and the Federal Court of Australia and became effective on July 8, 2026, with implementation occurring on July 17, 2026 (the "Closing Date"). The transaction was first announced on February 2, 2026.
Under the terms of the Scheme, eligible Qoria shareholders received one CDI, each representing one share of Aura common stock, for approximately every 17.32 Qoria shares held, resulting in the issuance of approximately 81.2 million CDIs as scheme consideration. Concurrently with closing, the Company commenced trading on the ASX under the ticker "AXQ." Immediately following closing, former Qoria security holders held approximately 32% of the combined group on a fully diluted basis (approximately 35% before giving effect to the concurrent capital raise). The acquisition combines Aura's consumer online-safety and identity-protection platform with Qoria's school- and family-safety technology to create a larger, more diversified global business.
Because the transaction closed after the end of the period and shortly before issuance of these Financial Statements, the Company has not yet obtained the valuations and other information necessary to identify and measure the fair value of the assets acquired and liabilities assumed, including identifiable intangible assets, or to determine the resulting amount of goodwill. Accordingly, the Company is not yet able to provide the disclosures required by ASC 805-10-50-2, including a condensed consolidated balance sheet of amounts recognized for assets acquired and liabilities assumed. The Company will include these disclosures, along with any pro forma information required by ASC 805, in a future filing once the initial accounting for the business combination has been completed, and no later than the measurement period permitted under ASC 805.
Because the acquisition closed after June 30, 2026, no results of operations of Qoria are included in the Company's condensed consolidated financial statements for the three and six months ended June 30, 2026.

QORIA LIMITED CONSOLIDATED GROUP, INC. AND SUBSIDIARIES
Consolidated Financial Statements
Year Ended June 30, 2026 and 2025

Auditor’s Independence Declaration

Tel: +61 8 6382 4600	Level 9, Mia Yellagonga Tower 2
Fax: +61 8 6382 4601	5 Spring Street
www.bdo.com.au	Perth, WA 6000
PO Box 700 West Perth WA 6872
Australia
INDEPENDENT AUDITOR'S REPORT
Shareholders and Board of Directors
Qoria Limited
Level 3, 45 St Georges Terrace
PERTH WA 6000
Opinion
We have audited the consolidated financial statements of Qoria Limited and its subsidiaries (the Company), which comprises the consolidated statement of financial position as of 30 June 2024 and 2025, the consolidated statement of profit or loss and comprehensive income, the consolidated statement of changes in equity and the consolidated statement of cash flows for the years then ended, and the related notes to the consolidated financial statements.
In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Company as of 30 June 2024 and 2025, and the results of its operations and its cash flows for the years then ended in accordance with International Financial Reporting Standards and International Accounting Standards as issued by the International Accounting Standards Board (IASB) and Interpretations (collectively IFRS Accounting Standards).
Basis for opinion
We conducted our audit in accordance with auditing standards generally accepted in the United States of America (‘GAAS’). Our responsibilities under those standards are further described in the Auditor’s responsibilities for the audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Responsibilities of the directors for the Financial Statements
The directors of the company are responsible for the preparation and fair presentation of the consolidated financial statements in accordance with IFRS Accounting Standards, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
In preparing the consolidated financial statements, the directors are required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the consolidated financial statements are issued or available to be issued.
BDO Audit Pty Ltd ABN 33 134 022 870 is a member of a national association of independent entities which are all members of BDO International Ltd, a UK company limited by guarantee, and form part of the international BDO network of independent member firms.

Auditor’s Independence Declaration

Auditor’s responsibilities for the audit of the Financial Statements
Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.
In performing an audit in accordance with GAAS, we:
■Exercise professional judgment and maintain professional scepticism throughout the audit.
■Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.
■Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.
■Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.
■Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.
We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control- related matters that we identified during the audit.

BDO Audit Pty Ltd

/s/ BDO
/s/ Jarrad Prue

Jarrad Prue
Director

Perth, 19 May 2026

Qoria Limited - Annual Report 30 June 2025

Consolidated Statement of Profit or Loss and Other Comprehensive Income For the year ended 30 June 2025

	Note	2025	2024
		$	$
Revenue

Revenue from ordinary activities	4	117,290,570	99,449,374
Other income		590,258	511,643
Gain on disposal of subsidiary		—	1,922,706

Expenses

Direct costs	5	(30,276,626)	(30,615,908)
Employee benefits costs	5	(59,471,984)	(56,946,452)
Administration costs	5	(12,754,231)	(12,359,745)
Finance costs	5	(10,329,534)	(7,579,559)
Depreciation and amortisation	5	(37,506,608)	(31,515,188)
Acquisition related expenses		(1,830,313)	(605,875)
Share based payments - employment related	20	(10,721,941)	(11,453,519)
Share based payments - deferred consideration[1]		—	(8,676,413)
Unrealised gains/(losses) on foreign exchange		2,972,658	(3,023,424)
Loss before income tax		(42,037,751)	(60,892,360)

Income tax benefit	6	6,084,305	6,122,130
Loss after tax for the year attributable to the members of Qoria Limited		(35,953,446)	(54,770,230)

Other comprehensive income / (loss)
Items that will be reclassified subsequently to profit or loss when specific conditions are met:
Exchange differences on translating foreign operations, net of tax		14,651,170	2,734,988
Total comprehensive loss for the year attributable to the members of Qoria Limited		(21,302,276)	(52,035,242)

Basic and diluted loss per share (cents per share) for the year attributed to the members of Qoria Limited	7	(2.79)	(4.87)

1Deferred consideration for the acquisition of Qustodio which was contingent on the continued employment of the recipients. As the consideration was contingent on employment, IFRS 3 – Business Combinations required the consideration to be treated under IFRS 2 – Share based payments are expensed over the service period. The balance was payable in two tranches 12 and 24 months from acquisition date and therefore the expense is recognised over the respective service periods of 12 and 24 months.
The above consolidated statement of profit or loss and other comprehensive income is to be read in conjunction with the accompanying notes.

Qoria Limited - Annual Report 30 June 2025

Consolidated Statement of Financial Position As at 30 June 2025

	Note	2025	2024
		$	$
ASSETS
Current assets
Cash and cash equivalents	8	15,418,955	9,386,112
Trade and other receivables	9	30,127,248	26,367,699
Prepayments		3,108,138	2,355,409
Inventory		1,563,028	1,054,757
Contract assets		2,536,522	2,651,466
Total current assets		52,753,891	41,815,443

Non-current assets
Intangible assets	10	264,867,250	239,980,005
Plant and equipment	11	8,004,405	7,424,663
Right-of-use assets	12	3,638,669	4,003,359
Contract assets		763,339	1,032,858
Financial assets		380,124	229,470
Investments accounted for using the equity method		913,910	1,230,514
Deferred tax asset	6	2,113,882	1,689,722
Total non-current assets		280,681,579	255,590,591
Total assets		333,435,470	297,406,034

LIABILITIES
Current liabilities
Trade and other payables	13	26,568,980	25,977,153
Borrowings	15	—	6,239,773
Contract liabilities	4	66,016,568	55,421,731
Deferred consideration	16	—	471,639
Lease liabilities	12	1,626,321	1,445,380
Provisions	14	5,291,027	4,923,173
Total current liabilities		99,502,896	94,478,849

Non-current liabilities
Borrowings	15	46,045,649	32,825,457
Contract liabilities	4	12,506,360	15,959,696
Deferred consideration	16	4,666,667	—
Lease liabilities	12	2,640,358	3,203,169
Provisions	14	636,551	470,870
Deferred tax liability	6	9,377,528	12,516,622
Total non-current liabilities		75,873,113	64,975,814
Total liabilities		175,376,009	159,454,663
Net assets		158,059,461	137,951,371

EQUITY
Issued capital	17	371,743,287	340,257,548
Reserves	18	85,220,429	60,644,632
Accumulated losses	19	(298,904,255)	(262,950,809)
Total equity		158,059,461	137,951,371

The above consolidated statement of financial position is to be read in conjunction with the accompanying notes.

Qoria Limited - Annual Report 30 June 2025

Consolidated Statement of Changes in Equity For the year ended 30 June 2025

		Issued capital	Share-based payments reserve	Accumulated losses	Foreign currency translation reserve	Total
		$	$	$	$	$
Balance at 1 July 2024		340,257,548	60,611,236	(262,950,809)	33,396	137,951,371
Loss for the year		—	—	(35,953,446)	—	(35,953,446)
Total other comprehensive income		—	—	—	14,651,170	14,651,170
Total comprehensive loss for the year		—	—	(35,953,446)	14,651,170	(21,302,276)
Transaction with owners, directly recorded in equity:
Issue of ordinary shares, net of transaction costs	17	31,485,739	—	—	—	31,485,739
Issue of options, performance rights & warrants	18	—	10,406,538	—	—	10,406,538
Reversal of performance rights		—	(481,911)	—	—	(481,911)
Total transactions with owners		31,485,739	9,924,627	—	—	41,410,366
Balance at 30 June 2025		371,743,287	70,535,863	(298,904,255)	14,684,566	158,059,461

		Issued capital	Share-based payments reserve	Accumulated losses	Foreign currency translation reserve	Total
		$	$	$	$	$
Balance at 1 July 2023		331,923,526	65,005,968	(235,368,096)	(2,701,592)	158,859,806
Loss for the year		—	—	(54,770,230)	—	(54,770,230)
Total other comprehensive income		—	—	—	2,734,988	2,734,988
Total comprehensive loss for the year		—	—	(54,770,230)	2,734,988	(52,035,242)
Transaction with owners, directly recorded in equity:
Issue of ordinary shares, net of transaction costs	17	8,334,022	—	—	—	8,334,022
Issue of options, performance rights & warrants	18	—	23,710,455	—	—	23,710,455
Reclassification from reserve to accumulated losses		—	(27,187,517)	27,187,517	—
Reversal of performance rights		—	(917,670)	—	—	(917,670)
Total transactions with owners		8,334,022	(4,394,732)	27,187,517	—	31,126,807
Balance at 30 June 2024		340,257,548	60,611,236	(262,950,809)	33,396	137,951,371

The above consolidated statement of changes in equity is to be read in conjunction with the accompanying notes.

Qoria Limited - Annual Report 30 June 2025

Consolidated Statement of Cash Flows For the year ended 30 June 2025

	Note	2025	2024
		$	$
Cash flows from operating activities
Receipts from customers		109,306,927	97,494,167
Payments to suppliers and employees		(95,180,787)	(88,701,718)
Government grants received		36,600	126,774
Interest received		506,754	98,587
Interest paid		(4,383,111)	(2,248,691)
Income taxes paid		(162,024)	—
Net cash flows from operating activities	21	10,124,359	6,769,119

Cash flows from investing activities
Investment in businesses net of cash acquired		(4,795,172)	(1,908,062)
Investment in development assets		(20,922,627)	(19,554,720)
Payments for plant and equipment		(6,570,500)	(5,968,898)
Proceeds from disposal of investments		—	1,965,164
Net cash flows (used in) investing activities		(32,288,299)	(25,466,516)

Cash flows from financing activities
Proceeds from issue of shares net of transaction costs		28,229,776	137,761
Proceeds from borrowings net of transaction costs		9,111,034	32,945,339
Repayment of borrowings		(7,002,548)	(9,416,508)
Repayment of lease liabilities		(2,610,726)	(1,999,380)
Net cash flows from financing activities		27,727,536	21,667,212

Net increase in cash and cash equivalents		5,563,596	2,969,815
Cash and cash equivalents at the beginning of the year		9,386,112	6,620,286
Effects of changes in foreign exchange rates		469,247	(203,989)
Cash and cash equivalents at the end of the year	8	15,418,955	9,386,112

The above consolidated statement of cash flows is to be read in conjunction with the accompanying notes.

Qoria Limited - Annual Report 30 June 2025

Notes to the Consolidated Financial Statements For the year ended 30 June 2025

Note 1: Reporting entity
Qoria Limited (the “Company” or “parent entity”) is a listed public Company limited by shares, incorporated and domiciled in Australia and head of the Group consisting of Qoria Limited and the entities it controlled at the end of, or during, the year (the “Group”).
Qoria is a technology Group focussed on cyber safety. Meeting a growing demand to keep kids safe online and manage digital lifestyles, Qoria has developed a unique ecosystem-based approach to cyber safety. The Qoria ecosystem is a platform from which cyber safety settings, advice, and support can be delivered across any network and any device – offering a universal approach to cyber safety at home, at school and anywhere in between. The innovation of the Qoria ecosystem is that it not only supports the needs of schools and parents but also that it also permits telecommunication service providers and device manufacturers to embed world’s-best practice cyber safety into their offerings. The principal activities of the Group during the year have been continued sales and distribution, marketing and customer support of its suite of cyber safety products and services.
The ﬁnancial statements were authorised by the Board of Directors on the date of signing the Directors' Declaration.
Note 2: Basis of preparation
These general purpose ﬁnancial statements have been prepared in accordance with the IFRS accounting standards as issued by the International Accounting Standards Board (IASB) as appropriate for for-proﬁt oriented entities.
The ﬁnancial statements of the Group are as at and for the year ended 30 June 2025 and are presented in Australian dollars (“AUD”) as the Group’s presentation currency. Qoria Limited is a for-proﬁt entity.
a.Going concern
The ﬁnancial statements for the year ended 30 June 2025 have been prepared on the basis that the entity is a going concern which contemplates the continuity of normal business activity, realisation of assets and settlement of liabilities in the normal course of business. During the period the entity incurred net cash outﬂows from operating and investing activities of $22,163,940 (2024: $18,696,830).
As at 30 June 2025, the Group had a working capital deﬁcit of $46,749,005 (2024: $52,663,406). On a proforma basis, excluding current contract liabilities of $66,016,568 (2024: $55,421,731) the Group had a working capital surplus of $19,267,563 (2024: $2,758,325).
Subsequent to the reporting date, as announced by Qoria Limited on 15 April 2026 in connection with its proposed merger with Aura, the Group entered into a $10 million unsecured working capital facility provided by Aura. The facility was established to fund transaction-related costs and further strengthen the Group’s balance sheet pending completion of the proposed merger. Management expects that the availability of this facility provides additional liquidity to support the Group’s operations and obligations as they fall due. Refer Note 29: Events occurring after the reporting period for further details on the facility.
The Directors believe that the entity will continue as a going concern and that it is appropriate to adopt the going concern basis in the preparation of the ﬁnancial report based on forecasted cash ﬂows and continued strong ﬁnancial management. The Directors believe the Group will have sufficient cash ﬂows to meet all commitments and working capital requirements.
The cash ﬂow forecast is dependent on the Group complying with terms and conditions of lending as agreed from time to time with the lender and incorporates various targets for revenues, operating costs and overheads (Refer Note 15 - Borrowings) which are dependent on the Group’s ability to achieve various assumptions around growth, retention rates and cost control. Current and ongoing initiatives including uniﬁcation, product expansion and market expansion mean the Group is well positioned to continue to grow through key markets and accordingly are conﬁdent in the Group’s ability to achieve these targets. Subsequent to the year end, amendments to the Ashgrove facility resulted in favourable changes to covenants on this facility. At the date of this report and having considered the above factors the Directors are of the opinion that the Group will be able to continue as a going concern. At the date of this report and having considered the above factors the Directors are of the opinion that the Group will be able to continue as a going concern.

Qoria Limited - Annual Report 30 June 2025

Notes to the Consolidated Financial Statements For the year ended 30 June 2025

b.Adoption of new and revised accounting standards
The consolidated entity has adopted all of the new or amended accounting standards and interpretations issued by the IFRS accounting standards as issued by the International Accounting Standards Board (IASB) that are mandatory for the current reporting period.
Any new or amended accounting standards or interpretations that are not yet mandatory have not been early adopted, with the exception of those noted in Note - 2c below.
c.Standards issued but not yet effective
Certain new and amended accounting standards and interpretations have been issued but are not mandatory for ﬁnancial years ended 30 June 2025. They have not been adopted in preparing the ﬁnancial statements for the year ended 30 June 2025 (with the exception of the below) and are not expected to impact the entity in the period of initial application.
IFRS 18 (issued June 2024) - Presentation and disclosure in ﬁnancial statements
Effective for annual reporting periods beginning on or after 1 January 2027. IFRS 18 replaces IAS 1 - Presentation of Financial Statements and requires income and expenses to be classiﬁed in proﬁt or loss as one of the ﬁve categories, being investing, ﬁnancing, income taxes, discontinued operations and operating (which is the residual category). There are also two mandatory sub-totals:
■Operating proﬁt or loss
■Proﬁt or loss before ﬁnancing and income taxes, which comprises operating proﬁt or loss and all investing income and expenses.
d.Use of estimates and judgements
Significant judgements and key assumptions
The preparation of ﬁnancial statements in conformity with the IFRS accounting standards as issued by the International Accounting Standards Board (IASB) requires management to make judgements, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets, liabilities, income and expenses. Actual results may differ from these estimates.
Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognised in the period in which the estimate is revised and in any future periods affected.
Information about critical judgements in applying accounting policies that have the most signiﬁcant effect on the amounts recognised in the ﬁnancial statements are included in the following notes:
(i)Revenue from contracts with customers
The Group considers contracts for the provision of services which are bundled with hardware or other goods and judges whether or not these contain separately identiﬁable performance obligations. Where hardware and software are interdependent on one another and cannot be separated, they are bundled together to form one bundled performance obligation. In determining the transaction price for contracts with customers the Group considers the existence of signiﬁcant ﬁnancing components for long term contracts. Where a signiﬁcant discount is provided for upfront payment of the contract value, the value of the contract is adjusted to account for any ﬁnancing expenses which may be implicit within the contract. The Group also considers whether it is a principle or an agent with regard to any contracts in which it deals with third parties in order to determine the contract value. In doing so, it makes an assessment surrounding the control of goods as well as the risks and responsibilities associated with the contract.
The Group considers the treatment of costs associated with obtaining contracts, as well as costs incurred at the commencement of a contract. The costs of obtaining a contract are then recognised in line with the pattern of revenue recognition for that contract. A portion of revenue is recognised at the time that any costs to commence a contract are incurred, in line with the value of those costs, without recognising any proﬁt margin in line with the requirements of IFRS 15 - Revenue from Contracts with Customers. The Group has judged whether any contracts with customers are excluded, or partially excluded, from the scope of IFRS 15 and applied other standards where applicable.

Qoria Limited - Annual Report 30 June 2025

Notes to the Consolidated Financial Statements For the year ended 30 June 2025

(ii)Share-based payments
The Group measures the cost of equity-settled transactions with suppliers by reference to the fair value of the goods or services received provided that this can be estimated reliably. For equity-settled transactions with employees, the fair value is determined indirectly by reference to the fair value of the equity instruments granted. The fair value of the equity instruments granted is determined using an appropriate option pricing model taking into account the terms and conditions upon which the instruments were granted. The Group also made an assessment on the probability of the achievement of non-market based vesting hurdles in assessing the ongoing vesting of the value of the equity instruments granted. The accounting estimates and assumptions relating to equity-settled share-based payments would have no impact on the carrying amounts of assets and liabilities within the next annual reporting period but may impact proﬁt or loss and equity. Please refer to Note 20 - Share-based payments for further details.
For share-based payments relating to deferred consideration for the Qustodio acquisition, the Company made an assessment on the probability of the achievement of non-market based vesting hurdles, and the expected timing of these hurdles being achieved in assessing the ongoing vesting of the value of the equity instruments granted. Please refer to Note 20 - Share-based payments and Note 24 - Business combinations for further details.
(iii)Impairment of non-financial assets other than goodwill
The Group assesses impairment of non-ﬁnancial assets other than goodwill at each reporting date by evaluating conditions speciﬁc to the Group and to the particular asset that may lead to impairment. If an impairment trigger exists, the recoverable amount of the asset is determined. This involves fair value less costs of disposal or value-in-use calculations, which incorporate a number of key estimates and assumptions.
(iv)Business combinations
Business combinations are initially accounted for on a provisional basis. The fair value of assets acquired and liabilities and contingent liabilities assumed are initially estimated by the Group taking into consideration all available information at the reporting date. Fair value adjustments on the ﬁnalisation of the business combination accounting is retrospective, where applicable, to the period the combination occurred and may have an impact on the assets and liabilities, depreciation and amortisation reported.
The fair value of intangible assets acquired have been determined using the income approach, including excess earnings method and relief from royalty method. Signiﬁcant judgement is required in determination of the inputs applied in these models (including discount rate and growth rates). See Note 24 - Business combinations for further details.
(v)Deferred consideration
Deferred consideration resulting from business combinations is valued at fair value at the date of acquisition. When the deferred consideration meets the definition of a financial liability, it is subsequently remeasured to fair value at each reporting date, including a present value adjustment for any long-term deferred consideration payable.
For deferred consideration relating to the Octopus BI acquisition, significant judgments were made regarding the probability of the performance target being met, as well as the timing of that event.
(vi)Allowance for expected credit losses
The allowance for expected credit losses assessment requires a degree of estimation and judgement. It is based on the lifetime expected credit losses, grouped based on days overdue, and makes assumptions to allocate an overall expected credit loss rate per group. These assumptions include recent sales experience, historical collection rates and any forward-looking information that is available. The allowance for expected credit losses, as disclosed in Note 9, is calculated based on the information available at balance date. Actual credit losses in future years may be higher or lower.

Qoria Limited - Annual Report 30 June 2025

Notes to the Consolidated Financial Statements For the year ended 30 June 2025

(vii)Estimation of useful lives of assets
The Group determines the estimated useful lives and related depreciation and amortisation charges for its property, plant and equipment and finite life intangible assets. The useful lives could change significantly as a result of technical innovations or some other event. Depreciation and amortisation charges will increase where the useful lives are less than previously estimated lives and technically obsolete assets that have been abandoned or sold will be written off or written down.
(viii)Goodwill and other indefinite life intangible assets
The Group tests annually, or more frequently if events or changes in circumstances indicate impairment, whether goodwill and other indefinite life intangible assets have suffered any impairment, in accordance with the accounting policy stated in Note 10 - Intangible assets. The recoverable amounts of cash-generating units (CGUs) have been determined based on their fair value less disposal costs. These calculations require the use of assumptions, including estimated transaction multiples, revenues and disposal cost estimates. Refer to Note 10 - Intangible assets for further information.
Goodwill is allocated to CGUs for the purpose of annual impairment testing on the basis of estimated expected benefits and synergies in relation to each business combination from which goodwill is recognised.
(ix)Recoverability of deferred tax assets
Deferred tax assets are recognised for deductible temporary differences only if the Group considers it is probable that future taxable amounts will be available to utilise those temporary differences and tax losses.
(x)Fair value measurement hierarchy
The Group is required to classify all assets and liabilities measured at fair value, using a three level hierarchy, based on the lowest level of input that is significant to the entire fair value measurement, being: Level 1: quoted prices in active markets for identical assets or liabilities that the entity can access at the measurement date; Level 2: Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly; and Level 3: Unobservable inputs for the asset or liability. Considerable judgement is required to determine what is significant to fair value and therefore which category the asset or liability is placed in can be subjective.
The fair values of assets and liabilities classified as level 3 are determined by the use of valuation models. These include discounted cash flow analysis or the use of observable inputs that require significant adjustments based on unobservable inputs. Refer to Note 22 - Financial Instruments for further information.
(xi)Development costs
The Group capitalises costs for product development projects that meet the requirements of IAS 38 - Intangible Assets. Initial capitalisation of costs is based on management’s judgement that technological and economic feasibility is conﬁrmed and that future economic beneﬁts will be available as a result of development activities, alongside the other requirements of IAS 38. In determining the amounts to be capitalised, management makes assumptions regarding the expected future economic beneﬁts of the project and the value of costs relating to each project, in particular the quantity of staff time spent on qualifying development activities. Management will capitalise development costs for new additions to existing products where it is determined that they enhance the product’s expected future economic beneﬁts.
Note 3: Material accounting policies
The accounting policies set out below have been applied consistently to all periods presented in these ﬁnancial statements. The Group has adopted all of the new, revised or amending accounting standards and interpretations issued by the International Accounting Standards Board (IASB) that are mandatory for the current reporting period. Any new, revised or amending accounting standards or interpretations that are not yet mandatory have not been early adopted.

Qoria Limited - Annual Report 30 June 2025

Notes to the Consolidated Financial Statements For the year ended 30 June 2025

a.Trade and other receivables
Trade and other receivables represent the principal amounts due at reporting date less, where applicable, any allowances for expected credit losses.
The Group applies a simplified approach to measuring expected credit losses which uses a lifetime expected loss allowance for all trade receivables. To measure the expected credit losses, trade receivables have been grouped based on shared credit risk characteristics and the days past due. In determining the provision required, the Group utilises its historical credit loss experience adjusted, where appropriate, for forward-looking factors specific to the receivables and the economic environment.
b.Research and development expense
The Group expenses all research costs as incurred. The Group will only record a development asset in accordance with the policy set out in Note 10. The amounts incurred in relation to patent development costs and patent applications are expensed until the Group has received formal notification that a patent has been granted.  The Group believes expensing patent development and application costs provides the most relevant and reliable information to financial statement users. During the period of development, the asset is tested for impairment annually.
c.Impairment of non-financial assets
At each reporting date, the Group reviews the carrying value of its tangible and intangible assets to determine whether there is any indication that those assets should be impaired. If such indication exists, the recoverable amount of the assets, being the higher of the asset's fair value less costs to sell and value in use, is compared to the asset's carrying value. Any excess of the asset's carrying value over its recoverable amount is expensed to profit or loss.  Goodwill (and any indefinite life intangible assets) are tested for impairment annually.
d.Deferred consideration
Deferred consideration, resulting from business combinations, is valued at fair value at the acquisition date as part of each business combination. When deferred consideration meets the definition of a financial liability, it is subsequently remeasured to fair value at each reporting date, including a present-value adjustment for any long term deferred consideration payable. For deferred consideration relating to the Octopus BI acquisition, significant judgements have been made regarding the probability of the performance target being met, as well as the timing of that event.
e.Borrowings
Borrowings - Convertible notes
Convertible notes issued by the Group comprise convertible notes that can be converted to share capital at the option of the holder or at the option of the issuer in certain circumstances. The notes include embedded derivative liability representing a conversion feature to convert a variable amount of liability in the functional currency based on a ﬁxed conversion price. The Company had elected upon initial recognition of the convertible notes (including its embedded derivative) to recognise the whole instrument as a ﬁnancial liability carried at fair value through proﬁt or loss. On initial recognition the fair value of the convertible note will equate to the fair value of consideration paid, as no gain or loss on initial recognition can be recognised per the requirements of IFRS 9 - Financial Instruments. The ﬁnancial liability will subsequently be measured at fair value at each reporting period or until settlement and fair value movements will be recognised in the proﬁt or loss as ﬁnance cost.
The fair value of the financial liabilities carried at fair value through profit or loss (i.e. the convertible note portion) is calculated based on the present value of estimated cash flows taking into account credit risk profile of the Company, market interest rates, share price of the Company and foreign exchange rates. The convertible notes are classified as a current liability given the noteholder’s ability to settle via conversion into shares at any time between issue date and maturity date.
Borrowings - AshGrove
The AshGrove borrowings are initially recognised at the fair value of the consideration received, net of transaction costs. They are subsequently measured at amortised cost using the effective interest method.

Qoria Limited - Annual Report 30 June 2025

Notes to the Consolidated Financial Statements For the year ended 30 June 2025

f.Cash and cash equivalents
Cash and cash equivalents in the Consolidated Statement of Financial Position comprise cash at bank and in hand and short-term deposits with an original maturity of three months or less. For the purposes of the Consolidated Statement of Cash Flows, cash and cash equivalents consist of cash and cash equivalents as defined above, net of any outstanding bank overdrafts.
g.Value-added taxes
Revenues, expenses and assets are recognised net of the amount of associated value-added taxes (including GST, VAT, Sales Tax and other similar taxes), unless the value added tax incurred is not recoverable from the tax authority. In this case it is recognised as part of the cost of the acquisition of the asset or as part of the expense.
Receivables and payables are stated inclusive of the amount of value added tax receivable or payable. The net amount of value added tax recoverable from, or payable to, the tax authority is included in other receivables or other payables in the Consolidated Statement of Financial Position.
Cash flows are presented on a gross basis. The value added tax components of cash flows arising from investing or financing activities which are recoverable from, or payable to the tax authority, are presented as operating cash flows.
Commitments and contingencies are disclosed net of the amount of value added tax recoverable from, or payable to, the tax authority.
h.Foreign currency translation
(i)Functional and presentation currency
The functional currency of each of the Group's entities is the currency of the primary economic environment in which that entity operates. The functional currency of the parent company is Australian Dollars. The consolidated financial statements of the Group are presented in Australian Dollars.
(ii)Transactions and balances
Foreign currency transactions are translated into functional currency using the exchange rates prevailing at the date of the transaction. Foreign currency monetary items are translated at the year-end exchange rate. Non-monetary items measured at historical cost continue to be carried at the exchange rate at the date of transaction. Non-monetary items measured at fair value are reported at the exchange rate at the date when fair values were determined.
Exchange differences arising on the transition of monetary items are recognised in the Consolidated Statement of Profit or Loss and Other Comprehensive Income in the period in which they arise, except where deferred in equity as a qualifying cash flow.
(iii)Group companies
The financial results and position of foreign operations whose functional currency is different from the Group's presentation currency are translated as follows:
■Assets and liabilities are translated at period-end exchange rates prevailing at that reporting date;
■Income and expenses are translated at average exchange rates for the period; and
■Retained earnings are translated at the exchange rates prevailing at the date of the transaction.
i.Foreign currency translation (continued)
Exchange differences on translation of foreign operations are transferred directly to the Group's foreign currency translation reserve in the balance sheet. These differences are transferred to the Consolidated Statement of Profit or Loss and Other Comprehensive Income in the period in which an operation is disposed of (there were no operations disposed of in either the current or prior years). For the purpose of presenting consolidated financial statements, the assets and liabilities of the Group's foreign operations are expressed in Australian Dollars using exchange rates prevailing at the end

Qoria Limited - Annual Report 30 June 2025

Notes to the Consolidated Financial Statements For the year ended 30 June 2025 of the reporting period. Income and expense items are translated at the average exchange rates for the period, unless exchange rates fluctuate significantly during that period, in which case the exchange rates at the dates of the transactions are used. Exchange differences arising, if any, are recognised in other comprehensive income and accumulated in equity.
j.Basis of consolidation
The financial statements are those of the Group, comprising the financial statements of the Company, and of all entities which the Company controls.  The Group controls an entity when it is exposed to or has rights to variable returns from its involvement with the entity and has the ability to affect those returns through its power over the entity. The financial statements of subsidiaries are prepared for the same reporting period as the parent entity, using consistent accounting policies.  Adjustments are made to bring into line any dissimilar accounting policies, which may exist.
Intragroup balances and any unrealised gains and losses or income and expenses arising from intragroup transactions are eliminated in preparing the consolidated financial statements.  Subsidiaries are eliminated from the date on which control is established and are de-recognised from the date that control ceases.
Note 4: Revenue
Accounting policy
The principal activities of the Group are the sale, distribution, marketing and customer support of its suite of education technology and cyber safety products and services.
Subscription revenues
Subscription service revenues are recognised over time over the life of the service contract as and when the Group’s service obligations under each contract are satisfied.
Bundle revenues
Revenues from the provision of subscription services which are bundled with interrelated hardware are recognised over time over the life of the contract as and when the Group’s service obligations under the contract are satisfied. Services are considered to be bundled with hardware when the entity would not be able to fulfil its contractual obligations by transferring each of the goods or services independently.
Significant financing components
In determining the transaction price for contracts with customers the Group considers the existence of significant financing components for long term contracts. Where a significant discount is provided for upfront payment of the contract value, the value of the contract is adjusted to account for any financing expenses which may be implicit within the contract.
Sales of hardware
Revenue from the sale of standalone equipment is recognised at the point in time that control of the asset is transferred to the customer, generally upon delivery of the equipment. The Group considers whether there are other promises in the contract that are separate performance obligations to which a portion of the transaction price needs to be allocated. In determining the transaction price for the sale of equipment, the Group considers the effects of variable consideration, the existence of significant financing components, non-cash consideration and consideration payable to the customer, if any.
Contract balances
Contract Assets
A contract asset is the right to consideration in exchange for goods or services transferred to the customer. If the Group transfers goods or services to a customer before the customer pays consideration or before payment is due, a contract asset is recognised for the earned consideration that is conditional.

Qoria Limited - Annual Report 30 June 2025

Notes to the Consolidated Financial Statements For the year ended 30 June 2025

Trade receivables
A trade receivable represents the Group's right to an amount of consideration that is unconditional (i.e. only the passage of time is required before payment of the consideration is due). Refer to accounting policies of financial assets at Note 22 - Financial Instruments.
Contract liabilities
A contract liability is the obligation to transfer goods or services to a customer for which the Group has received consideration (or an amount of consideration is due) from the customer. If a customer pays consideration before the Group transfers goods or services to the customer, a contract liability is recognised when the payment is made, or the payment is due (whichever is earlier). Contract liabilities are recognised as revenue when the Group performs the relevant performance obligations under the contract.
Capitalised contract cost
Incremental costs of obtaining a contract and certain costs to fulfil a contract are recognised as an asset if the following criteria are met:
■the costs relate directly to a customer contract
■the costs generate or enhance resources of the entity that will be used in satisfying performance obligations attaching to the customer contracts; and
■the costs are recoverable from the customer.
Any capitalised contract costs assets are amortised on a systematic basis that is consistent with the Group's transfer of the related goods or services to the customer.
Prepaid commissions
Commissions owing to resellers and internal sales staff are paid at the inception of the contract and recognised as a contract asset, amortised to direct costs in the Consolidated Statement of Profit or Loss and Other Comprehensive Income over the term of the contract. The contract liability balance in the Consolidated Statement of Financial Position is shown net of any prepaid commissions.

Operating Revenue	2025	2024
	$	$
Service revenue[1]	117,290,570	99,449,374
	117,290,570	99,449,374

1 Service revenue is recognised over the life of the service contract as the service obligations under the contract are satisfied. Service revenue includes bundled hardware and software contracts.
Disaggregation of revenue from contracts with customers
Revenue is recognised when or as the Group transfers control of goods or services to a customer at the amount to which the Group expects to be entitled over time or at a point in time. If the consideration promised includes a variable amount, the Group estimates the amount of consideration to which it will be entitled.

Timing of revenue recognition – 30 June 2025	Service Revenue: Education	Service Revenue: Consumer	Total
Over time	91,658,240	25,632,330	117,290,570
Total	91,658,240	25,632,330	117,290,570

Qoria Limited - Annual Report 30 June 2025

Notes to the Consolidated Financial Statements For the year ended 30 June 2025

Regions - 30 June 2025	Service Revenue: Education	Service Revenue: Consumer	Total
United States of America	49,596,255	—	49,596,255
United Kingdom	36,433,637	—	36,433,637
Australia and New Zealand	5,628,348	—	5,628,348
Europe	—	25,632,330	25,632,330
Total	91,658,240	25,632,330	117,290,570

Timing of revenue recognition – 30 June 2024	Service Revenue: Education	Service Revenue: Consumer	Total
Over time	74,226,010	25,223,364	99,449,374
Total	74,226,010	25,223,364	99,449,374

Regions - 30 June 2024	Service Revenue: Education	Service Revenue: Consumer	Total
United States of America	37,548,622	—	37,548,622
United Kingdom	31,596,771	—	31,596,771
Australia and New Zealand	5,080,617	—	5,080,617
Europe	—	25,223,364	25,223,364
Total	74,226,010	25,223,364	99,449,374

Reconciliation of movements in contract liabilities:

Contract Liabilities	$
Balance at 1 July 2023	55,811,477
Additions during the year	114,622,190
Recognised within service revenue	(99,449,374)
Other including foreign exchange movements	397,134
Balance at 30 June 2024	71,381,427
Additions during the year	128,086,629
Additions arising from business combination – Octopus BI1	278,385
Recognised within service revenue	(117,290,570)
Other including foreign exchange movements	(3,932,943)
Balance at 30 June 2025	78,522,928

1Refer to Note 24 – Business Combinations
As at 30 June 2025 $66,016,568 (2024: $55,421,731) has been recognised as current contract liabilities representing services to be provided within the next 12 months. A further $12,506,360 (2024: $15,959,696) represents contracts signed for services to be delivered in the next 2-5 years.
The Group recognises a contract asset or liability in relation to the services fixed-price contracts whereby the customer pays the fixed amount based on a payment schedule. If the services rendered by the Group exceed the payment, a contract asset is recognised. If the payments exceed the services rendered, a contract liability is recognised. $$55,421,731 of revenue was recognised in the current reporting period (2024: $42,670,210) relating to carried-forward

Qoria Limited - Annual Report 30 June 2025

Notes to the Consolidated Financial Statements For the year ended 30 June 2025 contract liabilities or performance obligations satisfied in a prior year. $78,522,928 (2024: $71,381,427) of transaction price relates to unsatisfied performance obligations that will be satisfied in the future financial periods.
Note 5: Expenses

	2025	2024
Direct costs	$	$
Data and hosting costs	9,251,302	10,406,006
Service costs	10,088,816	9,751,120
Marketing	9,313,865	8,119,380
Hardware costs	269,083	275,227
Other costs	1,353,560	2,064,175
	30,276,626	30,615,908
Employee benefits cost
Employee wages and superannuation	51,343,817	46,419,404
Staff and contractor commissions	4,680,913	4,641,599
Other employee costs	3,447,254	5,885,449
	59,471,984	56,946,452
Administration costs
IT costs	4,748,411	5,336,385
Corporate and compliance costs	1,780,446	2,016,957
General administrative costs	5,943,058	4,175,577
Legal costs	282,316	830,826
	12,754,231	12,359,745
Depreciation and amortisation
Amortisation of intangible assets	31,128,877	26,374,748
Depreciation of plant and equipment	4,932,188	3,560,242
Amortisation of right-of-use assets accounted for under IFRS 16	1,445,543	1,580,198
	37,506,608	31,515,188
Finance costs
AshGrove interest (cash)	4,494,922	2,405,163
AshGrove interest (capitalised against borrowings)	2,837,738	1,536,294
AshGrove transaction costs amortised over the term of the facility	897,722	983,109
Convertible note interest (cash)	32,540	620,785
Convertible note interest (paid through issue of ordinary shares)	21,693	254,468
Interest on other borrowings (cash)	225,174	120,951
Lease interest accounted for under IFRS 16	405,172	345,308
Effective interest accounted for under IFRS 15	1,414,023	1,238,895
Other non-cash interest	550	74,586
	10,329,534	7,579,559

Qoria Limited - Annual Report 30 June 2025

Notes to the Consolidated Financial Statements For the year ended 30 June 2025

Note 6: Income tax

		2025	2024
		$	$
(a)	The major components of income tax expense / (benefit) comprise of:
	Current tax benefit	(612,541)	(208,420)
	Deferred tax benefit	(5,399,448)	(6,714,365)
	Under/ (over) provision in prior years	(72,316)	800,655
	Total income tax expense from continuing operations	(6,084,305)	(6,122,130)

	Deferred income tax expense/ (revenue) included in income tax expense comprises:
	Decrease/ (increase) in deferred tax assets (DTAs)	(424,160)	(1,689,721)
	(Decrease)/ increase in deferred tax liabilities (DTLs)	(4,975,288)	(5,024,644)
		(5,399,448)	(6,714,365)

(b)	The prima facie tax on loss from ordinary activities before income tax is reconciled to the income tax expense as follows:

	Profit / (loss) before tax for the year	(42,037,751)	(60,892,360)

	Prima facie tax payable on profit from ordinary activities before income tax at:
	- 30.00% (Australia)	(11,324,297)	(13,274,092)
	- 21.00% (US)	2,166,263	(1,805,217)
	- 19.00% (UK)	(669,050)	(1,146,805)
	- 25.00% (Spain)	(2,894,512)	(2,166,511)
	- 28.00% (New Zealand)	132,362	90,524
	- 17.00% (Singapore)	(22,091)	34,394

	Adjustments for:
	Share-based payments	3,216,583	3,440,063
	Non-deductible expenditure	391,904	2,208,904
	Foreign tax rate differential	(583,122)	(540,908)
	Tax losses and temporary differences not recognised	3,573,973	6,236,864
	Under/ (over) provision in prior years	(72,316)	800,655
	Income tax expense / (benefit) attributable to loss	(6,084,303)	(6,122,129)

Qoria Limited - Annual Report 30 June 2025

Notes to the Consolidated Financial Statements For the year ended 30 June 2025

		2025	2024
		$	$
(c)	Unrecognised deferred tax assets
	Unrecognised deferred tax asset balance comprises:
	Tax losses	48,755,735	46,601,376
	Plant and equipment and right-of-use assets	256,624	449,889
	Provisions and accruals	1,463,054	1,331,994
	Other temporary differences	7,405,950	5,725,490
	Capital and business related costs	1,109,111	782,202
	Total unrecognised deferred tax assets	58,990,474	54,890,951

(d)	Recognised deferred tax assets/liabilities
	Deferred tax asset balance comprises:
	Other temporary differences	630,533	(5,073)
	Spanish R&D tax receivable	1,483,349	768,333
	Intangible assets	—	926,462
	Net deferred tax asset recognised	2,113,882	1,689,722

	Deferred tax liability balances comprises:
	PPE and Intangible assets	(6,132,774)	(4,181,478)
	Intangibles acquired via business combination	(9,377,527)	(12,516,622)
	Foreign exchange	(689,748)	—
	Offset against deferred tax assets / not recognised	6,822,521	4,181,478
	Net deferred tax liability recognised	(9,377,528)	(12,516,622)

(e)	Deferred tax liability arising from intangibles acquired via business combinations
	Opening balance	(12,516,622)	(17,541,266)
	Initial recognition from acquisitions	(790,473)	—
	Derecognition from divestment	—	313,466
	Unwinding of deferred tax liabilities during the period	3,929,567	4,711,178
	Deferred tax liability from intangibles acquired via business combinations	(9,377,528)	(12,516,622)

		2025	2024
		$	$
(f)	Deferred income tax related to items charged or credited directly to equity
	Decrease / (increase) in deferred tax assets	(508,322)	(27,510)
	Adjust for derecognition / offset of DTA/DTL	508,322	27,510
	Total items charged or credited directly to equity	—	—

Total tax losses (tax effected) of $52,167,952 (2024: $50,709,474) have not been brought to account for the year ended 30 June 2025.

Qoria Limited - Annual Report 30 June 2025

Notes to the Consolidated Financial Statements For the year ended 30 June 2025

The tax benefits of the above deferred tax assets, including tax losses, will only be obtained if the Group derives future assessable income of a nature and of an amount sufficient to enable the benefits to be utilised, the Group continues to comply with the conditions for deductibility imposed by law and no changes in income tax legislation adversely affect the Group in utilising the benefits.
Note 7: Loss per share
Basic loss per share amounts are calculated by dividing net loss for the year attributable to ordinary equity holders of the parent by the weighted average number of ordinary shares outstanding during the year.
The following reflects the income or loss and share data used in the total operations basic and diluted earnings per share computations:

	2025	2024
	$	$
Loss used in the calculation of basic and diluted loss per share	(35,953,446)	(54,770,230)
Basic and diluted (loss) per share attributable to equity holders (cents per share)	(2.79)	(4.87)

	Number	Number
Weighted average number of ordinary shares outstanding	1,286,848,495	1,124,893,274
Weighted average number of ordinary shares outstanding during the year used in calculation of basic and diluted loss per share	1,286,848,495	1,124,893,274

Options and other potentially dilutive ordinary shares outstanding during the year have not been taken into account in the calculation of the weighted average number of ordinary shares as they are considered anti-dilutive.
Note 8: Cash and cash equivalents

	2025	2024
	$	$
Cash at bank	15,418,955	9,386,112
Total cash and cash equivalents	15,418,955	9,386,112

Cash at bank earns interest at floating rates based on daily bank rates.  Refer to Note 22 - Financial Instruments for details regarding the Group’s exposure to risk in respect of its cash balances.
Note 9: Trade and other receivables

	2025	2024
	$	$
Current:
Trade receivables	23,643,938	21,999,808
Less provision for expected credit losses	(114,658)	(417,387)
	23,529,280	21,582,421
Other current receivables:
GST, VAT & other sales tax receivables	5,238,333	3,450,836
Other receivables	1,359,635	1,334,442
Total trade and other receivables	30,127,248	26,367,699

Qoria Limited - Annual Report 30 June 2025

Notes to the Consolidated Financial Statements For the year ended 30 June 2025

Note 10: Intangible assets
Accounting policy
Intangible assets acquired as part of a business combination, other than goodwill, are initially measured at their fair value at the date of the acquisition. Intangible assets acquired separately are initially recognised at cost. Indefinite life intangible assets are not amortised and are subsequently measured at cost less any impairment. Finite life intangible assets are subsequently measured at cost less amortisation and impairment, if any. Gains or losses recognised in profit or loss arising from the derecognition of intangible assets are measured as the difference between net disposal proceeds and the carrying amount of the intangible asset. The method and useful lives of finite life intangible assets are reviewed annually. Changes in the expected pattern of consumption or useful life are accounted for prospectively by changing the amortisation method or period.
Goodwill
Goodwill arises on the acquisition of a business. Goodwill is not amortised. Instead, goodwill is tested annually for impairment, or more frequently if events or changes in circumstances indicate that it might be impaired and is carried at cost less accumulated impairment losses. Impairment losses on goodwill are taken to profit or loss and are not subsequently reversed.
Research and development
Research costs are expensed in the period in which they are incurred. Development costs are capitalised when it is probable that the project will be a success considering its commercial and technical feasibility; when the Group is able to use or sell the asset; when the Group has sufficient resources and intent to complete the development; and when its costs can be measured reliably. Development costs are amortised on a straight-line basis over the period of their expected benefit, being their finite life of 3 years.
Customer contracts and relationships
Customer contracts and relationships acquired as part of a business combination are amortised on a straight-line basis over the period of their expected benefit, being their finite life of 3-10 years.
Software
Software acquired as part of a business combination are amortised on a straight-line basis over the period of their expected benefit, being their finite life of 3 - 7 years.
Brand names
Brand names acquired as part of a business combination are amortised on a straight-line basis over the period of their expected benefit, being their finite life of 15 years.

	2025	2024
	$	$
Goodwill at cost	194,747,265	169,692,072
Software at cost	63,249,197	57,915,239
Less: accumulated amortisation and impairment	(45,524,268)	(34,211,865)
Customer lists at cost	48,836,920	42,404,275
Less: accumulated amortisation and impairment	(35,381,041)	(21,927,454)
Branding at cost	7,341,393	6,616,747
Less: accumulated amortisation and impairment	(1,896,526)	(1,266,548)
Development assets at cost	50,000,588	25,243,104
Less: accumulated amortisation and impairment	(16,506,278)	(4,485,565)
	264,867,250	239,980,005

Qoria Limited - Annual Report 30 June 2025

Notes to the Consolidated Financial Statements For the year ended 30 June 2025

Intangible Assets	Goodwill	Software	Customer contracts	Branding	Development assets	Total
	$	$	$	$	$	$
Balance at 1 July 2023	169,941,625	34,138,222	31,859,204	5,840,577	1,536,197	243,315,825
Additions - Development assets	—	—	—	—	23,434,822	23,434,822
Disposals	—	(325,676)	(822,289)	—	—	(1,147,965)
Amortisation expense	—	(10,326,563)	(11,360,918)	(446,960)	(4,240,307)	(26,374,748)
Foreign exchange movements	(249,553)	217,391	800,824	(43,418)	26,827	752,071
Balance at 30 June 2024	169,692,072	23,703,374	20,476,821	5,350,199	20,757,539	239,980,005

Additions - Development assets	—	—	—	—	23,395,038	23,395,038
Additions - Octopus BI1	7,833,806	376,400	2,258,511	—	—	10,468,717
Amortisation expense	—	(8,505,383)	(10,696,964)	(470,443)	(11,456,087)	(31,128,877)
Foreign exchange movements	17,221,387	2,150,538	1,417,511	565,111	797,820	22,152,367
Balance at 30 June 2025	194,747,265	17,724,929	13,455,879	5,444,867	33,494,310	264,867,250

1Refer to Note 24 – Business Combinations
Impairment of intangible assets
Goodwill is not amortised. Instead, it is tested at least annually for impairment. The Group performed this annual impairment testing as at 30 April 2025 and thereafter assessed whether there were indicators of any impairment as at balance date 30 June 2025.
Goodwill is carried at cost less accumulated impairment. For the purposes of impairment testing, goodwill acquired in a business combination is allocated to groups of cash generating units (CGUs) that are expected to benefit from the synergies of the combination, irrespective of whether other assets or liabilities of the Group are assigned to those groups of CGUs.
Impairment is determined by assessing the recoverable amount of the groups of CGUs to which the goodwill relates. The recoverable value of each CGU is estimated based on its fair value less disposal costs. When the recoverable amount of any of the Group’s CGUs is less than the carrying amount, an impairment loss is recognised. Where certain assets cease to be a part of a CGU they are tested for impairment individually and where required are written down to their recoverable value.
Impairment losses recognised for goodwill are not subsequently reversed. Impairment losses recognised for assets other than goodwill can be subsequently reversed where it is supported by the recoverable value amount.
Assets that are subject to amortisation are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount exceeds its recoverable amount. The recoverable amount is the higher of an asset’s fair value less costs to sell, and value in use. For the purposes of assessing impairment, assets are grouped at the lowest levels for which there are separately identifiable cash flows.
Management has assessed that the lowest level at which Goodwill is monitored is at the four operating segments reporting to the Managing Director and Board of Directors being USA, UK, Australia & New Zealand (“ANZ”) and Europe (“EU”). Consistent with the approach taken in previous periods, Management has allocated Goodwill in relation to the Qustodio, Educator Impact, and Octopus BI acquisitions as at 30 June 2025 by attributing it proportionally to the relative size of the markets made available to these businesses by joining the Qoria Group. Goodwill recognised as a result of the Qustodio business combination is allocated to the USA, UK, ANZ and Europe CGUs, Goodwill recognised in relation to the Educator Impact business combination is allocated to the USA, UK and ANZ CGUs while Goodwill recognised in relation to the Octopus BI business combination is allocated to the USA, UK and ANZ CGUs. Likewise, Goodwill in relation to the Smoothwall acquisition has been allocated by attributing the relative forecast improvement in performance of each CGU as a result of the expected synergies obtained and Goodwill in relation to the Cipafilter

Qoria Limited - Annual Report 30 June 2025

Notes to the Consolidated Financial Statements For the year ended 30 June 2025 acquisition is allocated to the USA CGU. Development assets have been allocated to CGU’s based on the origin of economic benefits expected from the use of these assets.
Impairment testing using fair value less cost to dispose (“FVLCD”) uses market-based valuation techniques based on key inputs derived from the Group’s key financial information as well as observable inputs based on market information for similar market participants and therefore they are considered to be level 3 inputs within the fair value hierarchy in IFRS 13 Fair Value Measurement. FVLCD was considered to be the appropriate methodology for impairment testing given the availability and reliability of revenue and market data now available for this purpose.

Key assumption	USA	UK	EU	ANZ
Carrying amount	136,714,812	105,410,912	10,814,754	20,576,354
Revenue	48,361,357	36,059,257	25,468,139	5,501,544
Revenue multiple	5.9x	5.9x	5.3x	5.9x

Carrying amount - Represents the total written down value of all relevant assets including intangible assets, goodwill, property, plant and equipment and right-of-use assets as at the date of annual impairment testing on 30 April 2025 allocated to each CGU.
Revenue – Represents each CGU’s revenue rate as at the date of annual impairment testing on 30 April 2025.
Revenue multiple – Represents a market-based assessment of each CGU’s expected revenue-based transaction multiple for a typical market participant, with specific consideration to recent transactions with a similar nature to the operations of the Group as assessed by an external expert as part of annual impairment testing on 30 April 2025.
Sensitivity analysis
Management recognises that the actual revenues and transaction multiples may vary from what has been estimated as part of the annual impairment testing. Fair value estimates may be sensitive to the achievement of revenue assumptions. The Group’s position is that a reasonable possible change in this key input would be free of impairment at reporting date. Changes in any of the aforementioned assumptions may be accompanied by changes in other assumptions, which may have an offsetting impact.
Based on the above impairment testing, the recoverable amount of each CGU exceeds carrying amount and as such no impairment has been identified.
Note 11: Plant and equipment
Items of plant and equipment are stated at cost less accumulated depreciation.
The carrying amount of plant and equipment is reviewed for impairment when events or changes in circumstances indicate that their carrying value may not be recoverable. If any such indication exists and where the carrying amount exceeds the estimated recoverable amount the assets are written down to the recoverable amounts.
The depreciable amount of all fixed assets is depreciated on a straight-line basis over their useful lives to the Group commencing from the time the asset is ready for use. The useful life for each class of depreciable assets are:

Class of fixed asset	Useful life
Network devices	3-5 years
Computer equipment	3 years
Office equipment	3 years
Other plant and equipment	3-5 years

Qoria Limited - Annual Report 30 June 2025

Notes to the Consolidated Financial Statements For the year ended 30 June 2025

	2025	2024
	$	$
Plant and equipment – at cost	21,714,200	16,628,358
Less: accumulated depreciation	(13,709,795)	(9,203,695)
	8,004,405	7,424,663

a)Reconciliation of movements in plant and equipment

Plant and equipment	$
Balance at 1 July 2023	5,401,353
Additions	5,593,206
Depreciation expense	(3,560,242)
Foreign exchange movements	(9,654)
Balance at 30 June 2024	7,424,663

Additions	4,911,575
Additions arising from business combination - Octopus BI1	27,854
Depreciation expense	(4,932,188)
Foreign exchange movements	572,501
Balance at 30 June 2025	8,004,405

1Refer to Note 24 – Business Combinations
Note 12: Right-of-use assets and lease liabilities
a)Amounts recognised in the balance sheet

Right-of-use assets	2025	2024
	$	$
Land and buildings – right-of-use assets	9,112,381	7,869,250
Less: accumulated amortisation	(5,473,712)	(3,865,891)
Total right-of-use assets	3,638,669	4,003,359

Lease liabilities	2025	2024
Current	$	$
Lease liability	1,626,321	1,445,380
Total current lease liability	1,626,321	1,445,380

Non-current
Lease liability	2,640,358	3,203,169
Total non-current lease liability	2,640,358	3,203,169
Total lease liabilities	4,266,679	4,648,549

Qoria Limited - Annual Report 30 June 2025

Notes to the Consolidated Financial Statements For the year ended 30 June 2025

b)Amounts recognised in the statement of profit or loss
The consolidated entity has elected not to recognise a right-of-use asset and corresponding lease liability for short-term leases with terms of 12 months or less and leases of low-value assets. Lease payments on these assets are expensed to profit or loss as incurred.

	2025	2024
	$	$
Depreciation of right-of-use assets	1,445,543	1,580,198
Interest expense	405,172	345,308
Expense relating to short-term leases (included in administrative expenses)	17,809	—

Note 13: Trade and other payables

	2025	2024
	$	$
Trade payables[1]	9,680,728	7,936,314
VAT, GST and other sales taxes payable	6,534,155	4,509,729
Employment-related payables	6,481,185	7,085,302
Accruals & other payables	3,872,912	6,445,808
Total trade and other payables	26,568,980	25,977,153

1Trade payables are non-interest bearing and are normally settled on 30-day terms.
Note 14: Provisions

	2025	2024
Current:	$	$
Employee leave provisions - Long service leave	687,586	531,831
Employee leave provisions - Annual leave	4,603,441	4,391,342
Total current provisions	5,291,027	4,923,173

Non-current:
Employee leave provisions - Long service leave	636,551	470,870
Total non-current provisions	636,551	470,870
Total provisions	5,927,578	5,394,043

Qoria Limited - Annual Report 30 June 2025

Notes to the Consolidated Financial Statements For the year ended 30 June 2025

Note 15: Borrowings

	2025	2024
Current:	$	$
Convertible notes[1]	—	6,289,773
Total current borrowings	—	6,289,773
Non-current:
AshGrove funding principal	47,850,000	37,850,000
AshGrove capitalised interest	4,374,033	1,536,294
AshGrove capitalised transaction costs	(6,178,384)	(6,560,837)
Total non-current borrowings	46,045,649	32,825,457

1The balance at 30 June 2024 represents notes payable to W8 Ventures LLC (“W8”). 4,161 notes were issued to W8 on 1 August 2022 and were convertible at the option of the holder (W8) for a 24-month period (ending 31 July 2024) at a conversion price of USD$0.429 per share. Interest on the W8 notes (now repaid) accrued daily at a rate of 10% per annum and was paid 60% in cash and 40% in issue of shares quarterly in arrears. Note holders could also elect to have all or a portion of their debt repaid in cash if they did not wish to convert at the end of the conversion period. The fair value at acquisition date for all notes was determined with reference to the comparable price per share paid to other vendors of Qustodio, used to determine the number of notes issued. The Group repaid all notes owed to W8 Ventures LLC on 16 August 2024.
AshGrove Specialty Lending Investments - Debt facility
On 30 June 2023, the Group entered into a $30,350,000 debt facility provided by London-based debt provider AshGrove Capital Management Ltd (“AshGrove”). On 14 July 2023 an initial drawdown of $20,350,000 was made. On 23 January 2024, the Company increased its debt facility from $30,350,000 to $37,850,000. On 23 January 2024, the Company also issued 16,045,408 unquoted warrants at $0.2411 per warrant to AshGrove. The warrants may be exercised by the warrant holder at any time during the exercise period. Any warrants which have not been exercised by the expiry date of 22 January 2029 will automatically lapse. On 31 January 2024, a $13,500,000 drawdown on the original debt facility was made and two additional drawdowns of $2,000,000 each were made on 1 March 2024 and 2 April 2024. On 26 July 2024 the Company increased this debt facility by $10,000,000, from $37,850,000 to $47,850,000, which it drew down on 2 August 2024.
The term of the facility is 5 years and the interest rate is set at the prevailing BBSY rate plus 8.75% per annum with the ability to capitalise up to 4.25% per annum for the first 2 years (with additional interest of 0.33% per annum payable for every 100 basis points elected to be capitalised by the Group). The facility is secured over all assets of the Group, globally, and is subject to various terms and conditions along with various other conditions of default customary for a facility of this kind.
Terms and conditions currently include a monthly-tested liquidity covenant that requires a minimum cash balance to be held and a quarterly-tested ARR-to-debt ratio. For this purpose ARR is a non-IFRS measure agreed with AshGrove by the Group to assess its contracted recurring revenues.From the quarters ended 31 December 2025 and 30 June 2026 respectively, there will also be two quarterly-tested debt-to-EBITDA ratios included within the terms and conditions.
Transaction costs associated with the facility totalling $5,457,282 and warrant share based payment expense totalling $2,602,933 have been capitalised against the loan as at 30 June 2025 and amortised over the term of the loan in accordance with IFRS 9 - Financial Instruments. Refer to Note 18 - Reserves for further details relating to these warrants.

Qoria Limited - Annual Report 30 June 2025

Notes to the Consolidated Financial Statements For the year ended 30 June 2025

Note 16: Deferred consideration

	2025	2024
Current:	$	$
Deferred Consideration – Cipafilter[1]	—	471,639
Total current deferred consideration	—	471,639

Non-Current:
Deferred Consideration – Octopus BI2	4,666,667	—
Total non-current deferred consideration	4,666,667	—
Total deferred consideration	4,666,667	471,639

1Cash paid in equal instalments over the period of 30 months from acquisition date on 1 March 2022.
2OBI deferred consideration. Refer to Note 24 – Business Combinations.
Note 17: Issued capital
Ordinary shares are classified as equity. Incremental costs directly attributable to the issue of new shares or options are shown in equity as a deduction, net of tax, from the proceeds.

	2025	2024
	Number of Shares	Number of Shares
Issued ordinary shares - no par value (fully paid)	1,317,835,277	1,191,582,155
Treasury Shares	(4,265,731)	(3,615,895)
Total	1,313,569,546	1,187,966,260

Qoria Limited - Annual Report 30 June 2025

Notes to the Consolidated Financial Statements For the year ended 30 June 2025

(a)Ordinary shares

	Number of Shares	Value
		$
Opening balance – 1 July 2023	1,055,287,081	331,923,526
Convertible note interest	689,947	255,518
Qustodio deferred consideration shares issued	1,411,919	601,477
Shares issued upon vesting of Qustodio deferred consideration rights	80,527,017	—
Shares issued as Educator Impact deferred consideration	14,736,265	5,213,268
Shares issued on exercise of ZEPO	120,000	—
Shares issued on exercise of Seller/Advisor options	500,000	27,015
Shares issued on exercise of Director options	1,000,000	210,000
Shares issued on exercise of performance rights	24,407,893	—
Shares issued in lieu of cash remuneration or as incentive	9,286,138	2,118,444
Cost of shares issued	—	(91,700)
Closing balance – 30 June 2024	1,187,966,260	340,257,548

Convertible note interest	182,433	83,040
Issue of placement shares	80,645,162	29,880,000
Shares issued on exercise of Director ZEPO	113,447	—
Shares issued on exercise of Director options	2,090,757	—
Shares issued on exercise of performance rights	34,608,236	—
Shares issued in lieu of cash remuneration or as incentive	7,963,251	3,217,104
Cost of shares issued	—	(1,694,405)
Closing balance – 30 June 2025	1,313,569,546	371,743,287

Add: Closing balance of shares in QOR Trustee Account	4,265,731
	1,317,835,277

(b)Treasury shares

Number of shares
Opening balance – 1 July 2023	2,643,788
Acquisition of shares by the Trust	35,786,138
Issued of deferred shares under the Company's Employee Incentive Plan	(34,814,031)
Closing balance – 30 June 2024	3,615,895

Acquisition of shares by the Trust	45,312,080
Issued of deferred shares under the Company's Employee Incentive Plan	(44,662,244)
Closing balance – 30 June 2025	4,265,731

Capital risk management
When managing capital, the Board’s objective is to ensure that the Group continues as a going concern as well as to maximise the returns to Shareholders and benefits for other stakeholders. The Board also aims to maintain a capital structure that ensures the lowest cost of capital available to the Group (refer to Note 2(a)).

Qoria Limited - Annual Report 30 June 2025

Notes to the Consolidated Financial Statements For the year ended 30 June 2025

The Board is constantly reviewing the capital structure to take advantage of favourable costs of capital or high returns on assets. As the market is constantly changing, the Board may issue new shares, return capital to Shareholders or sell assets to reduce debt.  The Group was not subject to any externally imposed capital requirements during the year.
Note 18: Reserves
Nature and purpose of share-based payments reserve
The share-based payments reserve records the value of options, performance rights, warrants and performance shares issued to the Group’s employees, Directors, and third parties. The value of the amount disclosed during the year reflects the value of options, performance rights and performance shares issued by the Group.

	2025	2024
	$	$
Options	16,037,726	15,017,771
Performance rights	51,896,204	42,991,532
Warrants	2,601,933	2,601,933
Total share-based payments reserve	70,535,863	60,611,236

Nature and purpose of foreign currency translation reserve
The foreign currency translation reserve records exchange differences arising on translation of the Group’s foreign controlled subsidiaries.

	2025	2024
	$	$
Foreign currency translation reserve	14,684,566	33,396
Total foreign currency translation reserve	14,684,566	33,396

Qoria Limited - Annual Report 30 June 2025

Notes to the Consolidated Financial Statements For the year ended 30 June 2025

(a)Options
Reconciliation of movement in option reserve:

	Number of options	Expense recognised $
Opening balance – 1 July 2023	23,170,000	13,755,919
Issue of Non-Executive Director Options	2,042,040	287,020
Issue of Executive Director Options	7,084,081	578,585
Share-based payments expense in respect to Director options on issue as at 1 July 2023	—	396,247
Exercised during the year	(1,120,000)	—
Lapsed/forfeited during the year	(5,222,913)	—
Closing balance – 30 June 2024	25,953,208	15,017,771
Issue of Executive Director Options	2,075,116	478,837
Share-based payments expense in respect to Executive Director options on issue as at 1 July 2024	—	270,742
Share-based payments expense in respect to Non-Executive Director options on issue as at 1 July 2024	—	270,377
Exercised during the year	(2,204,204)	—
Lapsed/forfeited during the year	(654,428)	—
Closing balance – 30 June 2025	25,169,692	16,037,726

Qoria Limited - Annual Report 30 June 2025

Notes to the Consolidated Financial Statements For the year ended 30 June 2025

Options outstanding as at 30 June 2025
The following options over ordinary shares of the Company existed at reporting date:

Options	Grant date	Expiry date	Exercise Price ($)	Balance at start of Period (Number)	Granted During the Period (Number)	Exercised during the Period (Number)	Forfeited/lapsed during the Period (Number)	Balance at Period end (Number)	Vested and exercisable at Period end (Number)
Company Secretary options	01/09/2021	30/06/2025	0.55	500,000	—	—	(500,000)	—	—
Director ZEPOs	19/11/2021	30/11/2024	0.00	2,000,000	—	(2,000,000)	—	—	—
Director options	24/01/2022	31/12/2025	0.60	2,100,000	—	—	—	2,100,000	2,100,000
WC Facility Options	18/01/2022, 01/08/2022 & 24/03/2023	31/01/2026	0.60	7,000,000	—	—	—	7,000,000	7,000,000
Director options	02/06/2022	31/12/2025	0.60	2,100,000	—	—	—	2,100,000	2,100,000
Co sec options	22/08/2022	31/12/2025	0.60	350,000	—	—	—	350,000	350,000
Director options	29/11/2022	31/12/2025	0.60	2,800,000	—	—	—	2,800,000	2,800,000
Non-executive director options[1]	17/08/2023	30/06/2027	0.00	2,042,040	—	(204,204)	—	1,837,836	1,157,156
Executive director STI options - FY24[1]	17/08/2023	30/06/2027	0.00	1,338,447	—	—	—	1,338,447	1,338,447
Executive director LTI options - FY24[1]	17/08/2023	30/06/2027	0.00	2,722,721	—	—	—	2,722,721	—
Executive director TSR options - FY24[1]	17/08/2023	30/06/2027	0.36	3,000,000	—	—	—	3,000,000	—
Executive director STI options - FY25[2]	21/11/2024	30/06/2028	0.00	—	870,070	—	(154,428)	715,642	715,642
Executive director LTI options - FY25[2]	21/11/2024	30/06/2028	0.00	—	580,046	—	—	580,046	—
Executive director TSR options - FY25[2]	21/11/2024	30/06/2028	0.65	—	625,000	—	—	625,000	—
Total				25,953,208	2,075,116	(2,204,204)	(654,428)	25,169,692	17,561,245

1Vesting commenced on 1 July 2023 in line with the service period.
2Vesting commenced on 1 July 2024 in line with the service period.
The following options were issued to Directors and other Key Management Personnel during the current year ended 30 June 2025:

Name	Security class	Grant date	Vesting date	Expiry date	Number of options	Total expense for current year ($)
Tim Levy	Executive Director STI options FY25[1]	21 November 2024	30 June 2025	30 June 2028	870,070	304,148
	Executive Director LTI options FY25	21 November 2024	30 June 2027	30 June 2028	580,046	82,023
	Executive Director TSR options FY25	21 November 2024	30 June 2027	30 June 2028	625,000	27,034

1For the STI 2025 options issued to Tim Levy during the year ended 30 June 2025, 20% to annual recurring revenue (ARR), 20% to job performance and 20% to employee engagement score. All of these milestones vested at 100%. Of the remaining options, 20% of the milestone targets were linked to trading cash flow and 20% to cash EBITDA. An 18% increase in operating cash flow from prior year was achieved resulting in a payment of 12% of the total options allocated to this milestone. A 65% increase in cash EBITDA from prior year was achieved resulting in a payment of 99% of the total options allocated to this milestone. As a result, 154,428 options were forfeited. The above table details the closing number of options following the forfeiture.

Qoria Limited - Annual Report 30 June 2025

Notes to the Consolidated Financial Statements For the year ended 30 June 2025

i. Executive Director STI Options
On 21 November 2024, the Shareholders approved the issue of 870,070 STI options to Managing Director Tim Levy as part of the revised remuneration for the year commencing 1 July 2024. See the vesting conditions detailed below:

Class	Exercise	Vesting conditions
Executive Director STI Options	Each STI zero exercise price option ("ZEPO") will convert into one share for no consideration on exercise by the holder, prior to the expiry date, once vested	Weighting	Operational milestone (to be achieved by 30 June 2025)	Other vesting conditions
		20%	Achieve budgeted trading cash flow	Continued employment with the Company in existing role from issue date until the vesting date
		20%	Achieve budgeted cash EBITDA
		20%	Achieve ARR budget
		20%	Satisfactory job performance
		20%	Satisfactory employee engagement score

These options have been valued using the share price on grant date. Key details of the options granted are noted below:

Executive Director STI Options
Grant Date	21 November 2024
Number of options	870,070
Value per option (rounded)	$0.43
Exercise price	$0
Total valuation	$369,780
Expense recognised in the period	$304,148
Vesting date	30 June 2025
Expiry date	30 June 2028

Qoria Limited - Annual Report 30 June 2025

Notes to the Consolidated Financial Statements For the year ended 30 June 2025

ii. Executive Director LTI Options
On 21 November 2024, the Shareholders approved the issue of 580,046 LTI options to Managing Director Tim Levy as part of the revised remuneration for the year commencing 1 July 2024. See the vesting conditions detailed below:

Class	Exercise	Vesting conditions
Executive Director LTI Options	Each LTI ZEPO will convert into one Share for no consideration on exercise by the holder, prior to the Expiry Date, once vested	Weighting	Operational milestone (to be achieved by 30 June 2027)	Other vesting conditions
		20%	Achieve the Company's scale ARR ambition	Continued employment with the Company in existing role from issue date until the vesting date
		20%	Achieve the Company's rule of 40 value ambition
		20%	Achieve the Company's ARR from NESM goal ambition
		20%	Achieve the Company's ARR from B2B2C ambition
		20%	Achieve the Company's engagement ambition

These options have been valued using the share price on grant date. Key details of the options granted are noted below:

Executive Director LTI Options
Grant Date	21 November 2024
Number of options	$580,046
Value per option (rounded)	$0.43
Exercise price	$0
Total valuation	$246,520
Expense recognised in the period	$82,023
Vesting date	30 June 2027
Expiry date	30 June 2028

iii. Executive Director TSR Options
On 21 November 2024, the Shareholders approved the issue of 625,000 TSR options to Managing Director Tim Levy as part of the revised remuneration for the year commencing 1 July 2024. See the vesting conditions detailed below:

Class	Exercise	Vesting conditions
Executive Director Total Shareholder Return ("TSR") Options	LTI TSR option entitles the holder to subscribe for one share upon payment of the exercise price of $0.36, any time prior to the expiry date, once vested.	20-day VWAP of $1.25 by 30 June 2027 and continued service until 20-day VWAP of $1.25 is achieved.

Qoria Limited - Annual Report 30 June 2025

Notes to the Consolidated Financial Statements For the year ended 30 June 2025

The options have been valued using an up-and-in trinomial option pricing model. See the key inputs of the model below:

Executive Director TSR Options
Milestone for vesting	$1.25
Grant Date	21 November 2024
Number of options	625,000
Underlying share price	$0.43
Exercise price	$0.65
Expected volatility	70.00%
Expiry date (years)	4
Expected dividends	Nil
Risk free rate	3.50%
Value per option (rounded)	$0.13
Total valuation	$81,250
Total share-based payment expense for the period	$27,034

iv. Options issued to Directors in previous financial years
The following options were issued to Directors and other Key Management Personnel during the comparative year ended 30 June 2024:

Name	Security class	Grant date	Vesting date	Expiry date	Number of options	Total expense for current year ($)
Tim Levy	Executive Director STI options	17 August 2023	30 June 2024	30 June 2027	1,338,447	—
	Executive Director LTI options	17 August 2023	30 June 2026	30 June 2027	2,722,721	208,742
	Executive Director TSR options	17 August 2023	30 June 2026	30 June 2027	3,000,000	62,000
Peter Pawlowitsch	Non-executive Director Options - Tranche 1	17 August 2023	30 June 2024	30 June 2027	226,893	—
	Non-executive Director Options - Tranche 2	17 August 2023	30 June 2025	30 June 2027	226,893	26,093
	Non-executive Director Options - Tranche 3	17 August 2023	30 June 2026	30 June 2027	226,893	17,395
Phil Warren	Non-executive Director Options - Tranche 1	17 August 2023	30 June 2024	30 June 2027	113,447	—
	Non-executive Director Options - Tranche 2	17 August 2023	30 June 2025	30 June 2027	113,447	13,046

Qoria Limited - Annual Report 30 June 2025

Notes to the Consolidated Financial Statements For the year ended 30 June 2025

Name	Security class	Grant date	Vesting date	Expiry date	Number of options	Total expense for current year ($)
	Non-executive Director Options - Tranche 3	17 August 2023	30 June 2026	30 June 2027	113,447	8,698
Matthew Stepka	Non-executive Director Options - Tranche 1	17 August 2023	30 June 2024	30 June 2027	136,136	—
	Non-executive Director Options - Tranche 2	17 August 2023	30 June 2025	30 June 2027	136,136	15,656
	Non-executive Director Options - Tranche 3	17 August 2023	30 June 2026	30 June 2027	136,136	10,437
Georg Ell	Non-executive Director Options - Tranche 1	17 August 2023	30 June 2024	30 June 2027	90,757	—
	Non-executive Director Options - Tranche 2	17 August 2023	30 June 2025	30 June 2027	90,757	10,437
	Non-executive Director Options - Tranche 3	17 August 2023	30 June 2026	30 June 2027	90,757	6,958
Jane Watts	Non-executive Director Options - Tranche 1	17 August 2023	30 June 2024	30 June 2027	113,447	—
	Non-executive Director Options - Tranche 2	17 August 2023	30 June 2025	30 June 2027	113,447	13,046
	Non-executive Director Options - Tranche 3	17 August 2023	30 June 2026	30 June 2027	113,447	8,698

The Non-Executive Director options (as detailed in the table above) are subject to the following vesting conditions:

Tranche	Vesting condition
Tranche 1	Continued service of the holder as a Director, consultant or employee of the Company until 30 June 2024.
Tranche 2	Continued service of the holder as a Director, consultant or employee of the Company until 30 June 2025.
Tranche 3	Continued service of the holder as a Director, consultant or employee of the Company until 30 June 2026.

Qoria Limited - Annual Report 30 June 2025

Notes to the Consolidated Financial Statements For the year ended 30 June 2025

These options have been valued using the share price on grant date. Key details of the options granted are noted below:

Non-Executive Director Options
Grant Date	17 August 2023
Number of options	2,042,040
Value per option (rounded)	$0.23
Exercise price	$0.00
Total valuation	$469,669
Expense recognised in the period	$130,464
Vesting date	30 June 2024, 30 June 2025, 30 June 2026
Expiry date	30 June 2027

The STI 2024 options issued to Managing Director Tim Levy are subject to the following vesting conditions:

Class	Exercise	Vesting conditions
Executive Director STI Options	Each STI zero exercise price option ("ZEPO") will convert into one share for no consideration on exercise by the holder, prior to the expiry date, once vested	Weighting	Operational milestone (to be achieved by 30 June 2024)	Other vesting conditions
		20%	Achieve budgeted operating cash flow	Continued employment with the Company in existing role from issue date until the vesting date
		20%	Achieve budgeted cash EBITDA
		20%	Achieve ARR budget
		20%	Satisfactory job performance
		20%	Satisfactory employee engagement score

These options have been valued using the share price on grant date. Key details of the options granted are noted below:

Executive Director STI Options
Grant Date	17 August 2023
Number of options	1,361,360
Value per option (rounded)	$0.23
Exercise price	$0
Total valuation	$313,113
Expense recognised in the period	$0
Vesting date	30 June 2024
Expiry date	30 June 2027

Qoria Limited - Annual Report 30 June 2025

Notes to the Consolidated Financial Statements For the year ended 30 June 2025

The LTI 2024 options issued to Managing Director Tim Levy are subject to the following vesting conditions:

Class	Exercise	Vesting conditions
Executive Director LTI Options	Each LTI ZEPO will convert into one Share for no consideration on exercise by the holder, prior to the Expiry Date, once vested	Weighting	Operational milestone (to be achieved by 30 June 2026)	Other vesting conditions
		30%	Achieve the Company's scale ARR ambition	Continued employment with the Company in existing role from issue date until the vesting date
		20%	Achieve the Company's ARR from NESM goal ambition
		30%	Achieve the Company's ARR from B2B2C ambition
		20%	Achieve the Company's engagement ambition

These options have been valued using the share price on grant date. Key details of the options granted are noted below:

Executive Director LTI Options
Grant Date	17 August 2023
Number of options	2,722,721
Value per option (rounded)	$0.23
Exercise price	$0
Total valuation	$626,226
Expense recognised in the period	$208,742
Vesting date	30 June 2026
Expiry date	30 June 2027

The TSR 2024 options issued to Managing Director Tim Levy are subject to the following vesting conditions:

Class	Exercise	Vesting conditions
Executive Director Total Shareholder Return ("TSR") Options	Each Tranche LTI TSR option entitles the holder to subscribe for one share upon payment of the exercise price of $0.36, any time prior to the expiry date, once vested.	Tranche	Vesting Condition
		Tranche 1 TSR options	20-day VWAP of $0.75 by 30 June 2026 and continued service until 20-day VWAP of $0.75 is achieved.
		Tranche 2 TSR options	20-day VWAP of $1.00 by 30 June 2026 and continued service until 20-day VWAP of $1.00 is achieved.
		Tranche 3 TSR options	20-day VWAP of $1.25 by 30 June 2026 and continued service until 20-day VWAP of $1.25 is achieved.

Qoria Limited - Annual Report 30 June 2025

Notes to the Consolidated Financial Statements For the year ended 30 June 2025

The options have been valued using an up-and-in trinomial option pricing model. See the key inputs of the model below:

Executive Director TSR Options	Tranche 1	Tranche 2	Tranche 3
Milestone for vesting	$0.75	$1.00	$1.25
Grant Date	17 August 2023	17 August 2023	17 August 2023
Number of options	1,000,000	1,000,000	1,000,000
Underlying share price	$0.23	$0.23	$0.23
Exercise price	$0.36	$0.36	$0.36
Expected volatility	70.00%	70.00%	70.00%
Expiry date (years)	4	4	4
Expected dividends	Nil	Nil	Nil
Risk free rate	3.97%	3.97%	3.97%
Value per option (rounded)	$0.07	$0.06	$0.05
Total valuation	$73,000	$62,000	$51,000
Total share-based payment expense for the period	$24,333	$20,667	$17,000

(b)Performance rights
Reconciliation of movement in performance right reserve:

	Number of Performance Rights	Value $
Opening balance – 1 July 2023	77,125,744	32,758,465
Performance Rights granted during the year	48,300,172	—
Performance Rights expense recognised for the current year	—	11,260,218
Performance rights exercised during the year	(24,407,893)	—
Reversal of share-based payment expense as vesting conditions are not met	(8,441,012)	(917,670)
Other including foreign exchange movements	—	(109,481)
Closing balance – 30 June 2024	92,577,011	42,991,532

Performance Rights granted during the year	28,151,358	—
Performance Rights expense recognised for the current year	—	9,362,296
Performance rights exercised during the year	(34,608,236)	—
Reversal of share-based payment expense as vesting conditions are not met	(8,336,522)	(481,911)
Other including foreign exchange movements	—	24,287
Closing balance – 30 June 2025	77,783,611	51,896,204

Qoria Limited - Annual Report 30 June 2025

Notes to the Consolidated Financial Statements For the year ended 30 June 2025

The following performance rights of the Company existed at reporting date:

Performance rights	Grant date	Expiry Date	Balance at start of Year (Number	Granted During the Year1 (Number)	Exercised during the Year2 (Number)	Forfeited during the Year3 (Number)	Balance at Year end (Number)	Vested and exercisable at Year end (Number)
Class A, B and C Employee Performance Rights - FY22	26/04/2022 & 26/08/2022	19/09/2024, 01/01/2025, 05/05/2025, 01/10/2025 & 30/06/2026	364,025	—	(146,760)	(23,676)	193,589	193,589
Class A, B and C Employee Performance Rights - FY23	01/07/2022 & 01/08/2022	19/09/2024, 01/01/2025, 28/02/2025, 20/03/2025, 02/05/2025, 05/05/2025, 31/05/2025, 26/06/2025, 28/06/2025, 30/06/2025, 24/07/2025, 02/08/2025, 21/08/2025, 03/09/2025, 01/10/2025, 30/06/2026 & 30/06/2027	8,091,918	—	(3,472,066)	(38,908)	4,580,944	4,579,995
Class A, B and C Employee Performance Rights POT - FY22	26/08/2022	19/09/2024, 02/05/2025, 01/10/2025 & 30/06/2026	9,371,909	—	(3,538,575)	50,000	5,883,334	5,883,334
Class A, B, C & D TL SP Performance Rights	05/01/2020	30/06/2025	1,000,000	—	(1,000,000)	—	—	—
Class A2, B2 and C2 Employee Performance Rights - FY21	19/02/2021	03/12/2025	123,530	—	(112,791)	(10,739)	—	—
Class A3, B3 and C3 Employee Performance Rights - FY22	29/07/2021 & 24/09/2021	01/01/2025, 20/03/2025, 05/05/2025, 26/06/2025, 28/06/2025 & 30/06/2025	1,258,261	—	(1,124,656)	(127,920)	5,685	5,685
Class B1 and C1 Employee Performance Rights - FY20	19/10/2020	19/10/2024	21,334	—	(21,334)	—	—	—
Class D, E and F Employee Performance Rights - FY23	01/07/2022 & 01/08/2022	19/09/2024, 28/09/2024, 28/02/2025, 20/03/2025, 31/03/2025, 02/05/2025, 05/05/2025, 31/05/2025, 26/06/2025, 28/06/2025, 30/06/2025, 24/07/2025, 02/08/2025, 21/08/2025, 03/09/2025, 01/10/2025, 31/12/2025 & 31/12/2026	11,063,963	—	(3,405,078)	(3,622)	7,655,263	3,619,765
Class D3, E3, F3, G3 and H3 Employee Performance Rights - FY22	26/07/2021, 16/08/2021, 04/11/2021 & 21/02/2022	28/02/2025, 20/03/2025, 31/03/2025, 05/05/2025, 26/06/2025, 28/06/2025, 30/06/2025 & 24/07/2025	2,472,754	—	(2,035,749)	(414,253)	22,752	22,752

Qoria Limited - Annual Report 30 June 2025

Notes to the Consolidated Financial Statements For the year ended 30 June 2025

Performance rights	Grant date	Expiry Date	Balance at start of Year (Number	Granted During the Year1 (Number)	Exercised during the Year2 (Number)	Forfeited during the Year3 (Number)	Balance at Year end (Number)	Vested and exercisable at Year end (Number)
Class A, B and C Employee Performance Rights - FY24	07/03/2023	19/09/2024, 28/09/2024, 01/01/2025, 31/01/2025, 28/02/2025, 20/03/2025, 02/05/2025, 05/05/2025, 31/05/2025, 26/06/2025, 28/06/2025, 30/06/2025, 24/07/2025, 02/08/2025, 21/08/2025, 03/09/2025, 01/10/2025 & 30/06/2027	13,833,173	—	(4,098,259)	(753,251)	8,981,663	4,934,973
Class D, E and F Employee Performance Rights - FY24	07/03/2023	31/03/2025, 02/05/2025, 05/05/2025, 31/05/2025, 28/06/2025, 30/06/2025, 24/07/2025, 02/08/2025, 21/08/2025, 03/09/2025, 01/10/2025, 30/06/2027, 31/12/2027 & 31/03/2025	13,824,024	—	(2,543,427)	(907,990)	10,372,607	2,116,815
Class A, B and C Employee Performance Rights - FY25	01/07/2024 & 01/10/2024	24/07/2025, 30/06/2028 & 30/09/2028	—	13,793,742	(54,957)	(831,141)	12,907,644	771,220
Class D, E and F Employee Performance Rights - FY25	10/01/2024	31/03/2029	—	7,010,235	—	(149,061)	6,861,174	—
Sign On Employee Performance Rights - FY25	05/01/2025	31/03/2029	—	47,847	—	—	47,847	—
Rights based pay - FY25	26/07/2024 & 01/05/2025	28/02/2028, 30/06/2028 & 30/09/2028	—	763,768	—	—	763,768	605,974
Class A, B and C Employee Performance Rights POT - FY24	07/03/2023	30/06/2027	300,000	—	—	—	300,000	200,000
Executive Performance Rights - Replacement - FY22	22/11/2021	30/06/2025	977,442	—	(312,500)	(664,942)	—	—
Remuneration Performance Rights - FY22	29/07/2021	31/12/2024	138,362	—	(138,362)	—	—	—
Replacement rights - FY22	26/08/2022	02/05/2025, 31/05/2025, 30/06/2025 & 30/06/2026	442,155	—	(676,301)	234,146	—	—
Rights based pay - FY22	26/08/2022 & 09/09/2022	30/06/2025 & 31/12/2026	1,430,872	—	(54,554)	(459,559)	916,759	916,759
Rights based pay - FY24	01/02/2024	31/12/2027	236,167	—	(99,230)	—	136,937	136,937
Sign On Employee Performance Rights - FY22	07/09/2020, 02/05/2022 & 26/08/2022	19/09/2024, 26/06/2025 & 30/06/2026	922,331	—	(453,140)	—	469,191	469,191
Sign On Employee Performance Rights - FY23	31/03/2023	31/05/2025 & 31/12/2026	520,542	—	(197,638)	—	322,904	322,904
Sign On Employee Performance Rights - FY24	07/03/2023	01/01/2025, 30/06/2027 & 31/12/2027	740,177	—	(549,587)	—	190,590	190,590
LTI Performance Rights 2023 - TL and CS	06/09/2021	30/06/2025	3,000,000	—	(3,000,000)	—	—	—

Qoria Limited - Annual Report 30 June 2025

Notes to the Consolidated Financial Statements For the year ended 30 June 2025

Performance rights	Grant date	Expiry Date	Balance at start of Year (Number	Granted During the Year1 (Number)	Exercised during the Year2 (Number)	Forfeited during the Year3 (Number)	Balance at Year end (Number)	Vested and exercisable at Year end (Number)
LTI Performance Rights - 2023	29/07/2021, 06/08/2021 & 15/08/2022	30/06/2025 & 30/06/2026	1,530,000	—	(30,000)	(500,000)	1,000,000	1,000,000
LTI Performance Rights - 2024	07/03/2023	30/06/2027	5,475,021	—	—	—	5,475,021	—
LTI Performance Rights - 2025	01/07/2024	30/06/2028	—	1,606,743	—	—	1,606,743	—
STI Performance Rights - 2022	29/07/2021, 30/07/2021, 06/08/2021 & 07/09/2021	30/06/2025	2,532,332	—	(1,390,757)	(1,141,575)	—	—
STI Performance Rights - 2023	29/07/2021, 06/08/2021, 07/09/2021 & 01/08/2022	30/06/2025 & 30/06/2026	2,901,821	—	(1,184,808)	(1,319,616)	397,397	397,397
STI Performance Rights - 2024	01/08/2022, 15/08/2022 & 03/07/2023	19/09/2024, 30/06/2026 & 30/06/2027	6,542,534	—	(2,079,382)	(1,948)	4,461,204	2,977,500
STI Performance Rights - 2025	01/07/2024 & 28/02/2025	30/06/2028 & 30/09/2028	—	4,929,023	—	(698,428)	4,230,595	1,097,117
STI Performance Rights 2022 - TL and CS	06/09/2021	30/06/2025	1,614,286	—	(1,614,286)	—	—	—
STI Performance Rights 2023 - TL and CS	06/09/2021	30/06/2025	1,848,078	—	(1,274,039)	(574,039)	—	—
			92,577,011	28,151,358	(34,608,236)	(8,336,522)	77,783,611	30,442,497

Qoria Limited - Annual Report 30 June 2025

Notes to the Consolidated Financial Statements For the year ended 30 June 2025

The performance rights convert to ordinary fully paid shares on a one for one basis following the achievement of the performance milestones before the expiry date as outlined below:

Performance Rights	Vesting Condition	Milestone Date
Class A Employee Performance Rights	Continued employment with the Company in existing role from issue date until the Milestone Date	1 year from issue date
Class B Employee Performance Rights	Continued employment with the Company in existing role from issue date until the Milestone Date	2 years from issue date
Class C Employee Performance Rights	Continued employment with the Company in existing role from issue date until the Milestone Date	3 years from issue date
Class D Employee Performance Rights	Continued employment with the Company in existing role from issue date until the Milestone Date	1 year from issue date
Class E Employee Performance Rights	Continued employment with the Company in existing role from issue date until the Milestone Date	2 years from issue date
Class F Employee Performance Rights	Continued employment with the Company in existing role from issue date until the Milestone Date	3 years from issue date
Sign On Employee Performance Rights	Continued employment with the Company in existing role from issue date until the Milestone Date	1 year from issue date
STI 2022 Performance Rights & STI 2022 Performance Rights - TL and CS	a. Continued employment until 30 June 2022;	30 June 2022
b. Receive a positive Personal Scorecard for the financial year ended 30 June 2022 from the Board for performance over the previous 12 months, 50% of the STI 2022 Performance Rights shall vest;

c. QRR Growth - If the Company achieves 50% growth in Quarterly Recurring Revenue (QRR) from 1 April 2022 to 30 June 2022 compared to the corresponding period in the previous year, 60% of the remaining 50% of the STI 2022 Performance Rights shall vest, with straight line pro- rata vesting for additional percentages of QRR Growth up to 100% from 1 April 2022 to 30 June 2022 compared to the corresponding period in the previous year.

STI 2023 Performance Rights & STI Performance Rights 2023 - TL and CS	a. Continued employment until 30 June 2023;	30 June 2023

b. Job performance:
–Issued in the year ended 30 June 2022: Receive a positive Personal Scorecard for the financial year ended 30 June 2023 from the Board for performance over the previous 12 months, 50% of the STI 2023 Performance Rights shall vest;
–Issued in the year ended 30 June 2023: Receive a performance review of "exceeds expectation" rating

STI 2023 Performance Rights & STI Performance Rights 2023 - TL and CS (continued)
c. Revenue growth
–Issued in the year ended 30 June 2022: QRR Growth - If the Company achieves 40% growth in Quarterly Recurring Revenue (QRR) from 1 April 2023 to 30 June 2023 compared to the corresponding period in the previous year, 50% of the remaining 50% of the STI 2023 Performance Rights shall vest, with straight line pro- rata vesting for additional percentages of QRR Growth up to 100% from 1 April 2023 to 30 June 2023 compared to the corresponding period in the previous year.
–Issued in the year ended 30 June 2023: MRR Growth - If the Group achieves an Monthly Recurring Revenue (MRR) target of $8.3m by 30 June 2023. 100% is paid if MRR target is met and 80% paid if 80% of the target is met with a straight line pro-rata between.
30 June 2023

Qoria Limited - Annual Report 30 June 2025

Notes to the Consolidated Financial Statements For the year ended 30 June 2025

Performance Rights (continued)	Vesting Condition			Milestone Date
STI 2024 Performance Rights	Issued in the year ended 30 June 2022:			30 June 2024
a. Continued employment until 30 June 2024;
b. Receive a performance review of "exceeds expectation" rating

c. MRR Growth - If the Group achieves an Monthly Recurring Revenue (MRR) target of $10.8m by 30 June 2024. 100% is paid if MRR target is met and 80% paid if 80% of the target is met with a straight line pro-rata between.

Issued in the year ended 30 June 2024:
	Weighting	Operational milestone	Other vesting conditions
	20%	Achieve budgeted operating cash flow	Continued employment with the Company in existing role from issue date until the vesting date
	20%	Achieve budgeted cash EBITDA
	20%	Achieve ARR budget
	20%	Satisfactory job performance
	20%	Satisfactory employee engagement score
STI 2025 Performance Rights	Issued in the year ended 30 June 2025:			30 June 2025
	Weighting	Operational milestone	Other vesting conditions
	20%	Achieve budgeted trading cash flow	Continued employment with the Company in existing role from issue date until the vesting date
	20%	Achieve budgeted cash EBITDA
	20%	Achieve ARR budget
	20%	Satisfactory job performance
	20%	Satisfactory employee engagement score
LTI 2023 Performance Rights & LTI Performance Rights 2023 - TL and CS
Issued in the year ended 30 June 2022: LTI Performance Rights shall vest subject to the achievement of each of the Operational Milestone outlined below, which are linked to the following key business Objectives:
30 June 2023
a. Expand Markets;
b. Expand Products;
c. Launch Community;
d. Make Sustainable;
e. Improve Revenue per Student.
A maximum of 450,000 LTI Performance rights (per holder) can vest per business objective.
	Issued in the year ended 30 June 2023: Continued employment with the Company in existing role from issue date until the Milestone Date			30 June 2025
LTI 2024 Performance Rights	Issued in the year ended 30 June 2024:

Qoria Limited - Annual Report 30 June 2025

Notes to the Consolidated Financial Statements For the year ended 30 June 2025

Performance Rights (continued)	Vesting Condition			Milestone Date
	Weighting	Operational milestone	Other vesting conditions
	30%	Achieve the Company's scale ambition	Continued employment with the Company in existing role from issue date until the vesting date	30 June 2026
	20%	Achieve the Company's goal ambition
	30%	Achieve the Company's B2B2C ambition
	20%	Achieve the Company's engagement ambition

Performance Rights (continued)	Vesting Condition			Milestone Date
LTI 2025 Performance Rights	Issued in the year ended 30 June 2025:
	Weighting	Operational milestone	Other vesting conditions
	30%	Achieve the Company's scale ambition	Continued employment with the Company in existing role from issue date until the vesting date	30 June 2026
	20%	Achieve the Company's goal ambition
	30%	Achieve the Company's B2B2C ambition
	20%	Achieve the Company's engagement ambition

Qoria Limited - Annual Report 30 June 2025

Notes to the Consolidated Financial Statements For the year ended 30 June 2025

The following operational milestones are linked to the LTI 2023 Performance Rights issued during the year ended 30 June 2022:

Objective	Operational Milestones
Expand Markets	Achieving revenue of greater than $500,000 in total prior to 30 June 2023 in a market other than USA, Australia or New Zealand.
Expand Products	Launch of a new product which generates revenue of greater than $500,000 in total prior to 30 June 2023.
Launch of a new product which achieves 2.5% take-up by School Clients in a particular country.
Launch Community	Launch of Community in a market outside of Australia and achieve greater than 20% take-up by School Clients.
Launch of Community in a market outside of Australia and achieve greater than 30% take-up by School Clients.
Launch of Community in a market outside of Australia and achieve 2% of parents within all participating School Clients activating a Consumer Account.
Launch of Community in a country outside of Australia and achieve 5% of parents within all participating School Clients activating a Consumer Account
Make Sustainable	Achieve quarterly average data and hosting costs per student below targets set by the Board
Achieve quarterly Service Margin above targets set by the Board.
Improve Revenues per Student	Achieve Average Revenue Per Student targets set by the Board.

The following performance rights were issued to Directors and other Key Management Personnel during the current year ended 30 June 2025:

Name	Performance right class	Grant date	Vesting date	Expiry date	Number of performance rights	Total expense for current year ($)
Ben Jenkins	Class A Employee Performance Rights - FY25	1 July 2024	30 June 2025	30 June 2028	110,485	47,619
	Class B Employee Performance Rights - FY25	1 July 2024	30 June 2026	30 June 2028	110,485	23,810
	Class C Employee Performance Rights - FY25	1 July 2024	30 June 2027	30 June 2028	110,485	15,873
	STI 2025 Performance Rights - Class A	1 July 2024	30 June 2025	30 June 2028	151,080	61,943
	STI 2025 Performance Rights - Class B	1 July 2024	30 June 2026	30 June 2028	151,080	30,971
	STI 2025 Performance Rights - Class C	1 July 2024	30 June 2027	30 June 2028	151,079	20,647

Qoria Limited - Annual Report 30 June 2025

Notes to the Consolidated Financial Statements For the year ended 30 June 2025

Name	Performance right class	Grant date	Vesting date	Expiry date	Number of performance rights	Total expense for current year ($)
Ben Jenkins	LTI 2024 Performance Rights	1 July 2024	30 June 2027	30 June 2028	483,373	66,061
Crispin Swan	STI 2025 Performance Rights - Class A	1 July 2024	30 June 2025	30 June 2028	207,536	85,090
	STI 2025 Performance Rights - Class B	1 July 2024	30 June 2026	30 June 2028	207,536	42,545
	STI 2025 Performance Rights - Class C	1 July 2024	30 June 2027	30 June 2028	207,536	28,363
	LTI 2025 Performance Rights	1 July 2024	30 June 2027	30 June 2028	459,856	68,967

1The STI 2025 Performance Rights - Class A, B and C were valued based on the share price on the grant date ($0.41). The performance rights were assessed at the milestone date of 30 June 2025. 20% to annual recurring revenue (ARR), 20% to job performance and 20% to employee engagement score. All of these milestones vested at 100%. Of the remaining rights, 20% of the milestone targets were linked to trading cash flow and 20% to cash EBITDA. A 18% increase in operating cash flow from prior year was achieved resulting in a payment of 12% of the total rights allocated to this milestone. A 65% increase in cash EBITDA from prior year was achieved resulting in a payment of 99% of the total rights allocated to this milestone. As a result, 32,601, 32,601 and 32,602 of Ben Jenkins’ class A, B and C performance rights were forfeited as well as 44,784, 44,784 and 44,784 of Crispin Swan’s. The above table details the closing number of performance rights following the forfeiture. Classes B and C are subject to the ongoing service condition until the vesting dates.
The following performance rights were issued to Directors and other Key Management Personnel during the year ended 30 June 2024 and continue to vest during the current year:

Name	Performance right class	Grant date	Vesting date	Expiry date	Number of performance rights	Total expense for current year ($)
Ben Jenkins	STI 2024 Performance Rights - Class A	3 July 2023	30 June 2024	30 June 2027	169,961	—
	STI 2024 Performance Rights - Class B	3 July 2023	30 June 2025	30 June 2027	169,961	19,475
	STI 2024 Performance Rights - Class C	3 July 2023	30 June 2026	30 June 2027	169,961	12,977
	LTI 2024 Performance Rights	3 July 2023	30 June 2026	30 June 2027	777,921	58,397
Crispin Swan	STI 2024 Performance Rights - Class A	3 July 2023	30 June 2024	30 June 2027	388,150	—
	STI 2024 Performance Rights - Class B	3 July 2023	30 June 2025	30 June 2027	388,149	44,475
	STI 2024 Performance Rights - Class C	3 July 2023	30 June 2026	30 June 2027	388,149	29,637
	LTI 2024 Performance Rights	3 July 2023	30 June 2026	30 June 2027	2,368,765	177,820

1The STI 2024 Performance Rights - Class A, B and C were valued based on the share price on the grant date ($0.225). The performance rights were assessed at the milestone date of 30 June 2024. 20% of the milestones targets were linked to cash EBITDA, 20% to annual recurring revenue (ARR), 20% to job performance and 20% to employee engagement score. All of these milestones vested at 100%. The remaining 20% were linked to operating cash flow. A 62.6% increase in operating cash flow from prior year was achieved resulting in a payment of 91.6% of the total rights allocated to this milestone. As a result, 2,909, 2,910 and 2,910 of Ben Jenkins ’class A, B and C

Qoria Limited - Annual Report 30 June 2025

Notes to the Consolidated Financial Statements For the year ended 30 June 2025 performance rights were forfeited as well as 6,644, 6,645 and 6,645 of Crispin Swan’s. The above table details the closing number of performance rights following the forfeiture. Classes B and C are subject to the ongoing service condition until the vesting dates.
(C) Warrants
Reconciliation of movement in warrants reserve:

	Number of Warrants	Value $
Opening balance – 1 July 2023	—	—
Warrants granted during the year	16,045,408	2,601,933
Other including foreign exchange movements	—	—
Closing balance – 30 June 2024	16,045,408	2,601,933

Other including foreign exchange movements	—	—
Closing balance – 30 June 2025	16,045,408	2,601,933

On 23 January 2024, the Company issued 16,045,408 unquoted warrants at $0.2411 per warrant to AshGrove. The warrants may be exercised by the Warrant Holder at any time during the exercise period. Any warrants which have not been exercised by the expiry date of 22 January 2029 will automatically lapse. The warrants were valued at $0.16 per warrant using the Black & Scholes Option Pricing Model. The expense has been capitalised as a transaction cost as per Note 15 - Borrowings.
Note 19: Accumulated losses

	2025	2024
	$	$
Accumulated losses	(298,904,255)	(298,904,255)

Opening balance	(262,950,809)	(235,368,096)
Reclassification from reserve	—	27,187,517
Net loss for the financial year	(35,953,446)	(54,770,230)
Total accumulated losses	(298,904,255)	(262,950,809)

Note 20: Share-based payments
Goods or services received or acquired in a share-based payment transaction are recognised as an increase in equity if the goods or services were received in an equity-settled share-based payment transaction or as a liability if the goods or services were acquired in a cash settled share-based payment transaction.
For equity-settled share-based transactions, including performance shares, performance rights, warrants and options, goods or services received are measured directly at the fair value of the goods or services received, provided that this can be estimated reliably.  If a reliable estimate cannot be made the value of the goods or services is determined indirectly by reference to the fair value of the equity instrument granted using an appropriate option pricing model that takes into account the exercise price, the term of the option, the impact of dilution, the share price at grant date, the expected price volatility of the underlying share, the expected dividend yield and the risk free interest rate for the term of the option.
Transactions with employees and others providing similar services are measured by reference to the fair value at grant date of the equity instrument granted using a Black-Scholes option pricing model for options with non-market based vesting conditions and the Monte Carlo simulation model for options and performance rights with market based vesting

Qoria Limited - Annual Report 30 June 2025

Notes to the Consolidated Financial Statements For the year ended 30 June 2025 conditions.  The fair value of shares issued and performance rights with non-market vesting conditions is based on the closing market price of the Company’s shares on the grant date.
Share-based payments made during the year ended 30 June 2025 are summarised below:
Recognised share-based payments expense

	2025	2024
	$	$
Performance rights issued to employees for services	9,362,296	11,253,337
Performance rights issued to Directors for services	—	6,881
Options issued to Directors as incentive	1,019,955	1,261,852
Shares issued to employees as remuneration, in lieu of cash	2,704,432	2,121,151
Capitalisation of development assets - share based payments	(1,882,831)	(2,272,032)
Reversal of share based payments expenses where vesting conditions were not met	(481,911)	(917,670)
	10,721,941	11,453,519

(a)Options Issued to Directors
The following options issued to Directors were vesting during the year ended 30 June 2025:

Options	Exercise Price	Number on issue as at 30 June 2025	Total Expense for the period ($)
Director options	$0.60	2,100,000	39,967
Director Options	$0.60	2,100,000	50,401
Director Options	$0.60	2,800,000	49,545
Non-Executive Director Options	—	1,837,836	130,464
Executive director LTI options - FY24	—	2,722,721	208,742
Executive director TSR options - FY24	$0.36	3,000,000	62,000
Executive Director STI Options - FY25	—	715,642	369,780
Executive Director LTI Options - FY25	—	580,046	82,022
Executive Director TSR Options - FY25	$0.65	625,000	27,034
Total			1,019,955

1154,428 options were forfeited due to performance milestones not met. Refer to Note 18 - Reserves for more details.

Qoria Limited - Annual Report 30 June 2025

Notes to the Consolidated Financial Statements For the year ended 30 June 2025

(b)Shares issued to employees as remuneration in lieu of cash
During the year the Group issued 7,866,744 fully paid ordinary shares to employees in lieu of their cash salary. The shares issued to employees in the current year have been valued at $3,217,104 based on the closing share price at grant date.

Number of shares	Grant date	Share price	Expense recognised
2,151,113	26/7/2024	$0.365	$791,400
217,235	8/1/2024	$0.355	$77,777
1,129,197	31/10/2024	$0.415	$471,853
1,731,658	28/2/2025	$0.48	$831,666
2,637,541	1/5/2025	$0.40	$531,736

(c)Performance rights issued to employees and Directors
The following performance rights issued to employees and Directors were vesting during the year ended 30 June 2025:

Performance Rights	Grant Date	Fair Value at Grant Date	Balance as at 30 June 2024 (Number)	Total Expense for the period ($)
Class C1 Employee Performance Rights - FY20	19/10/2020	$0.44	—	—
Class B3 Employee Performance Rights - FY22	29/07/2021 & 24/09/2021	$0.57-$0.72	1,895	—
Class C3 Employee Performance Rights - FY22	29/07/2021 & 24/09/2021	$0.57-$0.72	1,895	—
Class F3 Employee Performance Rights - FY22	26/07/2021 & 16/08/2021	$0.6-$0.67	4,927	—
Class G3 Employee Performance Rights - FY22	26/07/2021 & 16/08/2021	$0.6-$0.67	12,898	82,808
Class C2 Employee Performance Rights - FY21	19/02/2021	$0.5	—	—
LTI Performance Rights - 2023	29/07/2021, 06/08/2021 & 15/08/2022	$0.48-$0.59	1,000,000	166,698
STI Performance Rights - 2023	29/07/2021, 06/08/2021, 07/09/2021 & 01/08/2022	$0.32-$0.78	397,397	—
Class B Employee Performance Rights - FY22	26/04/2022 & 26/08/2022	$0.36-$0.46	49,624	—
Class C Employee Performance Rights - FY22	26/04/2022 & 26/08/2022	$0.36-$0.46	99,069	7,522
Class A Employee Performance Rights POT - FY22	26/08/2022	$0.36	1,466,666	—
Class B Employee Performance Rights POT - FY22	26/08/2022	$0.36	1,566,666	—
Class C Employee Performance Rights POT - FY22	26/08/2022	$0.36	2,850,002	418,846

Qoria Limited - Annual Report 30 June 2025

Notes to the Consolidated Financial Statements For the year ended 30 June 2025

Performance Rights	Grant Date	Fair Value at Grant Date	Balance as at 30 June 2024 (Number)	Total Expense for the period ($)
Replacement rights - 2022	26/08/2022, 30/12/1899 & 26/08/2022	$0.36	—	—
Class A Employee Performance Rights - FY23	01/07/2022 & 01/08/2022	$0.32-$0.36	934,463	—
Class B Employee Performance Rights - FY23	01/07/2022 & 01/08/2022	$0.32-$0.36	1,139,980	603
Class C Employee Performance Rights - FY23	01/07/2022 & 01/08/2022	$0.32-$0.36	2,506,501	329,622
Class D Employee Performance Rights - FY23	01/07/2022 & 01/08/2022	$0.29	1,521,191	—
Class E Employee Performance Rights - FY23	01/07/2022 & 01/08/2022	$0.29	2,034,705	231,475
Class F Employee Performance Rights - FY23	01/07/2022 & 01/08/2022	$0.29	4,099,367	289,718
Sign On Employee Performance Rights - FY23	31/03/2023	$0.19	322,904	—
Class A Employee Performance Rights - FY24	07/03/2023	$0.22	1,619,484	1,342
Class B Employee Performance Rights - FY24	07/03/2023	$0.22	3,285,002	421,351
Class C Employee Performance Rights - FY24	07/03/2023	$0.22	4,077,177	275,850
Class D Employee Performance Rights - FY24	07/03/2023	$0.22	2,068,233	301,536
Class E Employee Performance Rights - FY24	07/03/2023	$0.22	4,152,187	333,600
Class F Employee Performance Rights - FY24	07/03/2023	$0.22	4,152,187	239,116
Class A Employee Performance Rights POT - FY24	07/03/2023	$0.23	100,000	—
Class B Employee Performance Rights POT - FY24	07/03/2023	$0.23	100,000	11,265
Class C Employee Performance Rights POT - FY24	07/03/2023	$0.23	100,000	7,507
Class A Employee Performance Rights - FY25	01/07/2024 & 01/10/2024	$0.37-$0.43	4,273,546	1,309,411
Class B Employee Performance Rights - FY25	01/07/2024 & 01/10/2024	$0.37-$0.43	4,317,049	664,313
Class C Employee Performance Rights - FY25	01/07/2024 & 01/10/2024	$0.37-$0.43	4,317,049	447,157
Class D Employee Performance Rights - FY25	10/01/2024	$0.42	2,287,058	477,121
Class E Employee Performance Rights - FY25	10/01/2024	$0.42	2,287,058	286,168
Class F Employee Performance Rights - FY25	10/01/2024	$0.42	2,287,058	204,214
Rights based pay - FY25	26/07/2024 & 01/05/2025	$0.42-$0.44	763,768	289,896
Sign On Employee Performance Rights - FY25	05/01/2025	$0.42	47,847	3,642

Qoria Limited - Annual Report 30 June 2025

Notes to the Consolidated Financial Statements For the year ended 30 June 2025

Performance Rights	Grant Date	Fair Value at Grant Date	Balance as at 30 June 2024 (Number)	Total Expense for the period ($)
Sign On Employee Performance Rights - FY24	07/03/2023	$0.23	190,590	5,777
Rights based pay - FY24	01/02/2024	$0.26	136,937	—
STI Performance Rights - 2024	01/08/2022, 15/08/2022 & 03/07/2023	$0.23-$0.48	4,461,204	284,758
LTI Performance Rights - 2024	07/03/2023	$0.23	5,475,021	411,002
STI Performance Rights Class A - 2025	01/07/2024 & 28/02/2025	$0.41-$0.48	1,946,028	667,517
STI Performance Rights Class B - 2025	01/07/2024 & 28/02/2025	$0.41-$0.48	1,142,287	277,232
STI Performance Rights Class C - 2025	01/07/2024 & 28/02/2025	$0.41-$0.48	1,142,280	184,578
LTI Performance Rights - 2025	07/01/2024	$0.41	1,606,743	273,026
				8,904,671

(d)Performance Shares issued to employees
During the prior year as part of the acquisition of Qustodio, $25,768,646 in deferred consideration was payable in the form of shares (estimated as 80,527,017 shares at transaction date 1 August 2022 closing rate of $0.32 per share). 50% of the deferred consideration entitlement was paid 12 months from closing date, on 1 August 2023, as both of the following conditions were met: a revenue-based target “monthly recurring revenue” (“MRR”) reached at least $1,003,000 US Dollars by 1 August 2023 and the ratio of EBITDA to “gross billed revenue” for the business returned at least 9.5% margin for the 12-month period ending 1 August 2023.
The remaining 50% of the deferred consideration entitlement was payable on 1 August 2024 if both of the following conditions are met: MRR reached at least $1,154,000 US Dollars by 1 August 2024 and the ratio of EBITDA to “gross billed revenue” for the business returned at least 9.5% margin for the 12-month period ending 1 August 2024. Both tranches of shares required continued employment until the vesting date. The milestones were met early and the shares were issued on 13 March 2024 (refer to Note 17 - Issued capital).
The deferred consideration for the acquisition of Qustodio is contingent on the continued employment of the recipients. As a result, IFRS 3 – Business Combinations, requires the consideration to be treated under IFRS 2 – Share Based Payments and expensed over the service period. As the balance is payable in two tranches 12 and 24 months from acquisition date, the expense was therefore recognised over the respective service periods of 12 and 24 months to 1 August 2023 and 1 August 2024 respectively. As the milestones were met early, the remaining expense at 13 March 2024 was accelerated and recognised upfront on the issue of shares.

Qoria Limited - Annual Report 30 June 2025

Notes to the Consolidated Financial Statements For the year ended 30 June 2025

Note 21: Cash flow information

(a) Reconciliation of cash inflows / (outflows) from operations with loss after income tax	2025	2024
	$	$
Loss for the year	(35,953,446)	(54,770,230)
Non cash items included in loss for the year:
- Share based payments	10,721,941	20,129,932
- Depreciation, amortisation and impairment	37,506,608	31,515,188
- Non-cash interest expense	5,576,898	4,432,660
- Non-cash other income	—	(2,024,513)
- Non-cash other expenses	285,192	285,192
- Non-cash foreign currency movements	(2,972,657)	3,023,424
Movements in operating assets and liabilities:
- (Increase) / Decrease in trade and other receivables	(5,004,523)	(7,855,668)
- (Increase) / Decrease in prepayments and other assets	(1,001,995)	1,924,885
- (Increase) / Decrease in contract assets	180,269	(145,904)
- Increase / (Decrease) in deferred tax balances	(4,743,224)	(7,131,921)
- Increase / (Decrease) in trade and other payables	395,844	1,580,875
- Increase / (Decrease) in contract liabilities	4,776,597	14,601,682
- Increase / (Decrease) in provisions	356,855	1,203,517
Cash inflows from operations	10,124,359	6,769,119

(b) Non-cash Investing and financing activities	2025	2024
	$	$
Capitalised interest on borrowings	4,374,033	1,536,294
Options and shares issued under employee share plan	3,724,387	3,383,003
Acquisition of right-of-use assets	804,436	—
	8,902,856	4,919,297

1Refer Note 15 - Borrowings
2Refer Note 20 - Share-based payments
3Refer Note 12 - Right-of-use assets and lease liabilities
Note 22: Financial instruments
a.Financial Risk Management Objectives and Policies
The Group’s principal financial instruments comprise cash, receivables, payables and lease liabilities. Primary responsibility for identification and control of financial risks rests with the Board. The Board reviews and agrees policies for managing each of the risks identified.
The Group manages its exposure to key financial risks, including interest rate, foreign currency, credit and liquidity risks in accordance with the Company’s risk management policy. The primary objective of the policy is to reduce the volatility of cash flows and asset values arising from such movements.
The Group uses different methods to measure and manage the different types of risks to which it is exposed. These include monitoring the levels of exposure to interest rate risk, ageing analysis and monitoring of credit allowances to manage credit risk and the use of future cash flow forecasts to monitor liquidity risk.

Qoria Limited - Annual Report 30 June 2025

Notes to the Consolidated Financial Statements For the year ended 30 June 2025

b.Significant accounting policies
Details of the significant accounting policies and methods adopted, including the criteria for recognition, the basis of measurement and the basis on which income and expenses are recognised, with respect to each class of financial asset, financial liability and equity instrument are disclosed in Note 3 to the financial statements.
c.Capital risk management
The Group's objectives when managing capital is to safeguard its ability to continue as a going concern, so that it can provide returns for Shareholders and benefits for other stakeholders and to maintain an optimum capital structure to reduce the cost of capital. Capital is regarded as total equity, as recognised in the statement of financial position, plus net debt. Net debt is calculated as total borrowings less cash and cash equivalents. In order to maintain or adjust the capital structure, the Group may adjust the amount of dividends paid to Shareholders, return capital to Shareholders, issue new shares or sell assets to reduce debt.
The Group would look to raise capital when an opportunity to invest in a business or company was seen as value adding relative to the current Company's share price at the time of the investment. The Group is not actively pursuing additional investments in the short term as it continues to integrate and grow its existing businesses in order to maximise synergies.
d.Categorisation of Financial Instruments
Details of each category in accordance with IFRS 9 - Financial Instruments, are disclosed either on the face of the Consolidated Statement of Financial Position or in the notes.
e.Credit Risk
(i)Exposure to Credit Risk
Credit risk is managed on a group basis. Credit risk arises predominantly from credit exposures to customers, including outstanding receivables and committed transactions. The key elements to manage credit risk are; for banks and financial institutions, only independently rated parties with a minimum rating of “A” are accepted and for customers to review aged trade debtors on a regular basis. There are no significant concentrations of credit risk through exposure to individual customers.
The carrying amount of the Group’s financial assets represents the maximum credit exposure. The Group’s maximum exposure to credit risk at the reporting date was:

	2025	2024
	$	$
Financial Assets
Cash and cash equivalents	15,418,955	9,386,112
Trade and other receivables	30,127,248	26,367,699
Financial assets	380,124	229,470
Total financial assets	45,926,327	35,983,281

Financial assets as at 30 June 2025 are not impaired. Trade and receivables are presented net of the provision for expected credit loss totalling $114,658 (2024: $417,387). The Group applies the IFRS 9 simplified approach to measuring expected credit losses which uses a lifetime expected loss allowance for all trade receivables and contract assets.  Refer to Note 3(c), (d) for the Group’s accounting policy and Note 9 for further details on the Group’s trade and other receivables balance.

Qoria Limited - Annual Report 30 June 2025

Notes to the Consolidated Financial Statements For the year ended 30 June 2025

(ii)Interest Rate Risk

2025	Effective Interest Rate %	Carrying Amount $	Variable Interest Rate $	Non-Interest Bearing $	Fixed Interest Rate $	Total $
Financial Assets
Cash and cash equivalents	0 – 3	15,418,955	15,418,955	—	—	15,418,955

Financial Liabilities
Borrowings	0 - 15	46,045,649	46,045,649	—	—	46,045,649
Lease liabilities	6 - 15	4,266,679	—	—	4,266,679	4,266,679
Deferred consideration	15	4,666,667	—	4,666,667	—	4,666,667

2024
Financial Assets
Cash and cash equivalents	0 – 3	9,386,112	9,386,112	—	—	9,386,112

Financial Liabilities
Borrowings	0 - 10	39,065,230	32,825,457	—	6,239,773	39,065,230
Lease liabilities	6	4,648,549	—	—	4,648,549	4,648,549
Deferred consideration payable	15	471,639	—	—	471,639	471,639

f.Fair value of financial instruments
The Directors consider the carrying amount of the Group’s financial instruments to be a reasonable approximation of their fair value on account of their short maturity cycle.
g.Liquidity risk
(i)Exposure to liquidity risk
The carrying amount of the Group’s financial liabilities represents the maximum liquidity risk. The Group’s maximum exposure to liquidity risk at the reporting date was:

	2025	2024
	$	$
Financial Liabilities
Trade and other payables	25,702,889	23,680,183
Deferred consideration payable	4,666,667	471,639
Borrowings	46,045,649	39,065,230
Lease liabilities	4,266,679	4,648,549
Total financial liabilities	80,681,884	67,865,601

Qoria Limited - Annual Report 30 June 2025

Notes to the Consolidated Financial Statements For the year ended 30 June 2025

(ii)Contractual Maturity Risk
The following table discloses the contractual maturity analysis at the reporting date. The table includes both interest and principal cash flows disclosed as remaining contractual maturities and therefore these totals may differ from their carrying amount in the Statement of Financial Position.

2025	0-6 months	6-12 months	Over 1 to 5 years	More than 5 years	Total Contractual Cash Flow	Carrying Amount
Financial instruments	$	$	$	$	$	$
Financial assets
Cash	15,418,955	—	—	—	15,418,955	15,418,955
Trade and other receivables	30,127,248	—	—	—	30,127,248	30,127,248
Other financial assets	—	—	380,124	—	380,124	380,124
Total financial assets	45,546,203	—	380,124	—	45,926,327	45,926,327

Financial liabilities
Trade and other payables	25,702,889	—	—	—	25,702,889	25,702,889
Deferred consideration	—	—	4,666,667	—	4,666,667	4,666,667
Borrowings	3,324,205	3,370,041	66,224,868	—	72,919,114	46,045,649
Lease liabilities	990,540	946,205	3,282,329	—	5,219,074	4,266,679
Total financial liabilities	30,017,634	4,316,246	74,173,864	—	108,507,744	80,681,884

2024	0-6 months	6-12 months	Over 1 to 5 years	More than 5 years	Total Contractual Cash Flow	Carrying Amount
Financial instruments	$	$	$	$	$	$
Financial assets
Cash	9,386,112	—	—	—	9,386,112	9,386,112
Trade and other receivables	26,367,699	—	—	—	26,367,699	26,367,699
Other financial assets	—	—	229,470	—	229,470	229,470
Total financial assets	35,753,811	—	229,470	—	35,983,281	35,983,281

Financial liabilities
Trade and other payables	23,680,183	—	—	—	23,680,183	23,680,183
Deferred consideration payable	471,639	—	—	—	471,639	471,639
Borrowings[1]	8,045,491	1,827,703	61,977,227	—	71,850,421	39,065,230
Lease liabilities	909,635	908,605	4,002,650	—	5,820,890	4,648,549
Total financial liabilities	33,106,948	2,736,308	65,979,877	—	101,823,133	67,865,601

1Convertible notes included in this category of $6,239,772, that matured on 31 July 2024, were based on contractual cash flows unless conversion to equity elected earlier by the note holder.

Qoria Limited - Annual Report 30 June 2025

Notes to the Consolidated Financial Statements For the year ended 30 June 2025

h.Market risk
(i)Foreign exchange risk
The Group’s exposure to foreign currency risk at the end of the reporting period, expressed in Australian dollars was as follow:

	Value of NZD exposure expressed in AUD		Value of USD exposure expressed in AUD		Value of GBP exposure expressed in AUD		Value of EUR exposure expressed in AUD
	2025	2024	2025	2024	2025	2024	2025	2024
Net assets (liabilities)	462,201	(5,077,696)	36,928,341	(2,967,314)	203,258,362	140,472,704	47,880,640	21,064,504
Net profit (Loss)	(640,996)	(301,745)	159,592	10,038,999	(4,491,811)	(6,514,340)	(13,069,535)	(8,923,052)

Foreign currency sensitivity:
Based on the net liability position of the foreign subsidiaries at 30 June 2024, had the Australian dollar weakened/strengthened by 10% against the New Zealand dollar with all other variables held constant, the Group’s post-tax loss for the year would have been $64,100 higher/$64,100 lower (2024: $30,175 higher/$30,175 lower), and the effect on equity would have been $46,220 higher/$46,220 lower (2024: $507,770 higher/$507,770 lower).
Had the Australian dollar weakened/strengthened by 10% against the US dollar with all other variables held constant, the Group’s post-tax loss for the year would have been $15,959 higher/$15,959 lower (2024: $836,893 higher/$836,893 lower), and the effect on equity would have been $3,692,834 higher/$3,692,834 lower (2024: $748,376 higher/$748,376 lower).
If the Australian dollar weakened/strengthened by 10% against the British pound with all other variables held constant, the Group’s post-tax loss for the year would have been $449,181 higher/$449,181 lower (2024: $462,270 higher/$462,270 lower), and the effect on equity would have been $20,325,836 higher/$20,325,836 lower (2024: $14,157,932 higher/$14,157,932 lower).
If the Australian dollar weakened/strengthened by 10% against the Euro with all other variables held constant, the Group’s post-tax loss for the year would have been $1,306,954 higher/$1,306,954 lower (2024: $294,777 higher/$294,777 lower), and the effect on equity would have been $4,663,519 higher/$4,663,519 lower (2024: $3,334,164 higher/$3,334,164 lower).
The Group currently does not engage in any hedging or derivative transactions to manage foreign currency risk.
(ii)Interest rate risk
Taking into account past performance, future expectations and economic forecasts it is considered that 100 basis points is a ‘reasonably possible’ estimate of potential variations in interest rates (base rates are sourced from the Reserve Bank of Australia). The Group’s exposure to interest rate risk is on balances held as cash, lease liabilities and external borrowings. An increase/decrease in interest rates of 100 basis points would have an adverse/favourable effect on profit before tax of $348,934 (2024: $280,879) per annum.
(iii)Other price risk
By virtue of the nature and classification of the financial instruments held by the Group, the Group is not exposed to significant other price risk.
i.Fair value measurement
Fair value hierarchy
The following tables detail the consolidated entity's assets and liabilities, measured or disclosed at fair value, using a three level hierarchy, based on the lowest level of input that is significant to the entire fair value measurement, being:

Qoria Limited - Annual Report 30 June 2025

Notes to the Consolidated Financial Statements For the year ended 30 June 2025

Level 1: Quoted prices (unadjusted) in active markets for identical assets or liabilities that the entity can access at the measurement date.
Level 2: Inputs other than quoted prices included within level 1 that are observable for the asset or liability, either directly or indirectly.
Level 3: Unobservable inputs for the asset or liability.

Consolidated - 2025	Level 1	Level 2	Level 3	Total
Liabilities
Deferred consideration payable - Octopus BI1	—	—	4,666,667	4,666,667
Total liabilities	—	—	4,666,667	4,666,667

Consolidated - 2024	Level 1	Level 2	Level 3	Total
Liabilities
Deferred consideration payable - Cipafilter[2]	—	471,639	—	471,639
Convertible notes - Qustodio[3]	—	6,239,773	—	6,239,773
Total liabilities	—	6,711,412	—	6,711,412

1Level 3 input of revenue-based for Octopus BI deferred consideration.
2Level 2 input of discount rate for Cipafilter deferred consideration.
3Level 2 input for forward-looking foreign exchange rate for Qustodio convertible notes.
There were no transfers between levels during the financial year.
The level 3 assets and liabilities unobservable inputs and sensitivity are as follows:

Description	Unobservable inputs	Sensitivity
Deferred consideration payable at 30 June 2025 - Octopus BI	Revenue-based	10% change would decrease fair value by $466,667

Qoria Limited - Annual Report 30 June 2025

Notes to the Consolidated Financial Statements For the year ended 30 June 2025

The carrying amounts of trade and other receivables and trade and other payables are assumed to approximate their fair values due to their short-term nature.

	Deferred consideration - Cipafilter	Deferred consideration - Educator Impact	Convertible notes - Qustodio	Deferred consideration - Octopus BI	Total
Balance at 1 July 2023	2,148,211	4,781,739	11,309,094	—	18,239,044
Additions	—	—		—	—
Consideration paid/shares issued	(1,886,563)	(4,781,739)	(5,069,321)	—	(11,737,623)
Interest	—	—	—	—	—
Foreign exchange movements	209,991	—	—	—	209,991
Balance at 30 June 2024	471,639	—	6,239,773	—	6,711,412

Additions	—	—	—	4,666,667	4,666,667
Consideration paid/shares issued	(471,639)	—	(6,239,773)	—	(6,711,412)
Interest	—	—	—	—	—
Foreign exchange movements	—	—	—	—	—
Balance at 30 June 2025	—	—	—	4,666,667	4,666,667

Note 23: Segment information
IFRS 8 - Operating Segments requires operating segments to be identified on the basis of internal reports about components of the Group that are regularly reviewed by the chief operating decision maker (“CODM”) in order to allocate resources to the segment and to assess its performance. The CODM has been identified as the Board of Directors.
The Group has four main operating segments being the provision of educational technology services in the United States of America (“USA”), the United Kingdom (“UK”), Australia & New Zealand (“ANZ”) and Europe.

30 June 2025	USA	UK	ANZ	Europe	Total
	$	$	$	$	$
Segment Income
Sales revenue	49,596,255	36,433,637	5,628,348	25,632,330	117,290,570
Other income	116,778	57,155	293,859	122,466	590,258
Total Income	49,713,033	36,490,792	5,922,207	25,754,796	117,880,828

Segment Expenses
Direct costs	(9,928,041)	(5,259,946)	(7,797,769)	(7,290,870)	(30,276,626)
Operating expenses	(18,998,441)	(20,015,355)	(30,528,759)	(11,870,849)	(81,413,404)
Share based payments	(1,416,826)	(1,965,897)	(6,491,388)	(847,830)	(10,721,941)
Profit/(loss) before depreciation and amortisation	19,369,725	9,249,594	(38,895,709)	5,745,247	(4,531,143)
Depreciation and amortisation	(3,150,790)	(11,887,699)	(8,432,322)	(14,035,797)	(37,506,608)
Profit/(loss) before income tax	16,218,935	(2,638,105)	(47,328,031)	(8,290,550)	(42,037,751)

Qoria Limited - Annual Report 30 June 2025

Notes to the Consolidated Financial Statements For the year ended 30 June 2025

30 June 2024	USA	UK	ANZ	Europe	Total
	$	$	$	$	$
Segment Income
Sales revenue	37,548,622	31,596,771	5,080,617	25,223,364	99,449,374
Other income	97,364	34,645	147,609	2,154,731	2,434,349
Total Income	37,645,986	31,631,416	5,228,226	27,378,095	101,883,723

Segment Expenses
Direct costs	(7,793,455)	(5,894,361)	(8,436,889)	(8,491,203)	(30,615,908)
Operating expenses	(22,101,482)	(19,107,070)	(30,602,586)	(8,703,917)	(80,515,055)
Share based payments	(2,155,002)	(2,402,671)	(5,674,850)	(1,220,996)	(11,453,519)
Share based deferred consideration	—	—	—	(8,676,413)	(8,676,413)
Profit/(loss) before depreciation and amortisation	5,596,047	4,227,314	(39,486,099)	285,566	(29,377,172)
Depreciation and amortisation	(5,436,455)	(8,719,125)	(4,004,507)	(13,355,101)	(31,515,188)
Profit/(loss) before income tax	159,592	(4,491,811)	(43,490,606)	(13,069,535)	(60,892,360)

30 June 2025	USA	UK	ANZ	Europe	Total
	$	$	$	$	$
Segment Assets	36,928,341	203,258,362	45,368,126	47,880,640	333,435,470
Segment Liabilities	(37,064,237)	(45,840,288)	(71,951,574)	(20,519,909)	(175,376,009)

30 June 2024	USA	UK	ANZ	Europe	Total
	$	$	$	$	$
Segment Assets	36,089,075	188,132,807	24,703,508	48,480,644	297,406,034
Segment Liabilities	(43,679,411)	(46,422,607)	(52,768,282)	(16,584,363)	(159,454,663)

Note 24: Business combinations
On 4 October 2024, The Group acquired Ayra International Pty Ltd and its controlled entities (Ayra Group Pty Ltd, Ayra Group Private Limited and Octopus BI Inc) (“Octopus BI”), a business that has established a compelling suite of K12-focused data offerings. The acquisition was funded by a placement of $30 million (before transaction costs).
The total purchase consideration was $9,109,524, with $4,442,857 payable upfront in the form of cash. The remaining $4,666,667 is deferred consideration payable in Qoria shares in five tranches based on revenue targets.
Details of the purchase consideration, net assets acquired and goodwill are as follows:

Upfront cash consideration	4,442,857
Deferred non-cash consideration[1]	4,666,667
Total purchase consideration	9,109,524

111,666,667 deferred consideration rights issued on 7 October 2024. The rights have been valued at $0.40 using the share price on acquisition date (4 October 2024). Refer to Note 16 - Deferred consideration.

Qoria Limited - Annual Report 30 June 2025

Notes to the Consolidated Financial Statements For the year ended 30 June 2025

The Group has applied provisional accounting on its measurement of its purchase price allocation for this business combination as per IFRS 3 Business Combinations. The assets and liabilities recognised as a result of the acquisition are as follows:

Fair values
$
Assets acquired
Cash and cash equivalents	97,059
Trade and other receivables	364,189
Prepayments	825
Property, plant and equipment	27,854
Customer relationships	2,258,511
Software	376,400
Total assets acquired	3,124,838

Liabilities assumed
Trade and other payables	(721,730)
Contract liabilities	(278,385)
Provisions	(40,538)
Borrowings	(17,993)
Deferred tax liabilities	(790,473)
Total liabilities assumed	(1,849,119)
Net identifiable assets acquired	1,275,719
Add: Goodwill[1]	7,833,805
Acquisition date fair value of total consideration	9,109,524

1Goodwill of $7,833,805 is attributable to the workforce and know-how and the expected synergies from merging this business acquired with the Group’s existing operations.
The fair value of the acquired customer relationships was determined with reference to an excess earnings methodology and the fair value of the software was determined with reference to a relief from royalty methodology. Both of these methods required key assumptions to be made around discount rate, royalty rate, forecasted revenues and attrition rates.

Cash used to acquire business, net of cash	$
Acquisition-date cash consideration transferred	4,442,857
Less: cash and cash equivalents acquired	(97,059)
Net cash used on acquisitions	4,345,798
Deferred consideration paid - Cipaﬁlter	471,639
Other	(22,265)
Total cash used for acquisition of business	4,795,172

Acquisition related costs
Acquisition related costs of $54,878 were included in the statement of profit or loss in the reporting year ending 30 June 2025 in relation to the Octopus BI acquisition.

Qoria Limited - Annual Report 30 June 2025

Notes to the Consolidated Financial Statements For the year ended 30 June 2025

Revenue and profit contribution
Since acquisition, Octopus BI has contributed revenue of $555,290 and a loss of $527,638 (including acquisition-related amortisation) which is included within the profit or loss of the Group. Excluding acquisition-related amortisation Octopus BI returned a loss of $267,038. Hypothetically, if this business had formed part of the group from 1 July 2024, on an extrapolated basis it would have contributed revenue of $740,387 and a loss of $703,517 (loss of $356,051 excluding acquisition amortisation).
Note 25: Related party transactions
a.Parent and subsidiaries
The parent entity and ultimate parent entity of the Group is Qoria Limited, a Company listed on the ASX. The subsidiaries of the Group are:

		Extent of control
Controlled entities	Country of incorporation	2025	2024
Parent entity
Qoria Limited	Australia	—	—
Controlled entities
Qoria Holdings Pty Ltd	Australia	100%	100%
Family Zone Inc.	United States of America	100%	100%
Qoria NZ Limited (formerly Family Zone NZ Cyber Safety Ltd)	New Zealand	100%	100%
Cyber Education Pty Ltd	Australia	100%	100%
NetRef Education LLC	United States of America	100%	100%
Qoria UK Limited (formerly Family Zone UK Cyber Safety Limited)	United Kingdom	100%	100%
Topco Oasis Limited	United Kingdom	100%	100%
Bidco Oasis Limited	United Kingdom	100%	100%
Oval (2304) Limited	United Kingdom	100%	100%
Smoothwall Limited	United Kingdom	100%	100%
Linewize Limited	United Kingdom	100%	100%
Smoothwall Inc	United States of America	100%	100%
Safeguard Software Limited	United Kingdom	100%	100%
Ensco 1227 Limited	United Kingdom	100%	100%
eSafe Global Limited	United Kingdom	100%	100%
Derbytech Inc.	United States of America	100%	100%
Qustodio LLC	United States of America	100%	100%
Qustodio Technologies S.L.U.	Spain	100%	100%
EI Pty Ltd	Australia	100%	100%
Qoria Lanka Services Pvt Ltd	Sri Lanka	100%	0%
Ayra International Pty Ltd	Australia	100%	0%
Ayra Group Pty Ltd	Australia	100%	0%
Ayra Group Pvt Ltd	Sri Lanka	100%	0%
Octopus BI Inc	United States of America	100%	0%

Qoria Limited - Annual Report 30 June 2025

Notes to the Consolidated Financial Statements For the year ended 30 June 2025

b.Key Management Personnel compensation
Information on remuneration of all Directors and Key Management Personnel is contained in the Remuneration Report within the Directors’ Report. The aggregated compensation paid to Directors and Key Management Personnel of the Group is as follows:

	2025	2024
	$	$
Short-term employee benefits	1,019,744	1,571,706
Post-employment benefits	126,932	125,418
Long service leave	20,435	43,989
Share-based payment	2,530,174	2,186,225
Total	3,697,285	3,927,338

c.Other Transactions with Key Management Personnel
(i)Grange Consulting
Phil Warren, a Non-Executive Director of the Company, was also Managing Director and a shareholder of Grange Consulting Group Pty Ltd (“Grange”), a related party until 1 November 2023 when the company changed ownership and Phil Warren ceased his role of Managing Director.

	2025	2024
	$	$
Company secretarial and financial management services	—	58,062
Total	—	58,062

Nil was outstanding and payable to Grange as at 30 June 2025 (2024: $nil).
Note 26: Commitments and contingent liabilities
The Directors are not aware of any other commitments or any contingent liabilities to those disclosed separately throughout the annual report that may arise from the Group’s operations as at 30 June 2025 (2024: none).

Qoria Limited - Annual Report 30 June 2025

Notes to the Consolidated Financial Statements For the year ended 30 June 2025

Note 27: Auditor’s remuneration
During the financial year the following fees were paid or payable for services provided by BDO Audit Pty Ltd, the auditor of the company, its network firms and unrelated firms:

	2025	2024
	$	$
Audit services - BDO Audit Pty Ltd
Audit or review of the financial statements	429,247	432,519

Other services
Taxation services	34,021	—
Corporate finance services	199,663	—

Other services - network firms
Audit of financial statements	331,531	306,870
Taxation services	4,936	91,224
Total BDO Audit Pty Ltd and related network firms	999,398	830,613

Note 28: Parent entity disclosures

	2025	2024
	$	$
Assets
Current assets	850,552	1,548,695
Non-current assets	158,567,784	138,667,293
Total assets	159,418,336	140,215,988

Liabilities
Current liabilities	1,358,875	2,264,617
Non-current liabilities	—	—
Total liabilities	1,358,875	2,264,617

Net assets	158,059,461	137,951,371

Equity
Issued capital	371,743,285	340,257,548
Reserves	70,442,923	60,518,296
Accumulated losses	(284,126,746)	(262,824,473)
Total equity	158,059,461	137,951,371

Profit/(loss) for the year	(21,302,273)	(24,847,725)
Total comprehensive income / (loss)	(21,302,273)	(24,847,725)

Qoria Limited - Annual Report 30 June 2025

Notes to the Consolidated Financial Statements For the year ended 30 June 2025

The accounting policies of the parent entity are in line with the Group’s policies disclosed in Note 2, excluding investment in subsidiaries which are carried at cost.
The Parent entity did not have any guarantees, contingent liabilities or commitments as at 30 June 2025 (2024: none).
Note 29: Events occurring after the reporting period
On 1 July 2025, 772,473 STI and 772,472 LTI performance rights were issued to KMP Crispin Swan and 758,427 STI and 632,022 LTI performance rights were issued to KMP Ben Jenkins.
On 3 July 2025, Non-executive Directors Peter Pawlowitsch, Phil Warren, Matthew Stepka, Georg Ell and Jane Watts exercised 453,786, 113,447, 272,272, 90,757 and 226,894 Non-Executive Director Options for ordinary shares respectively.
On 18 July 2025 and 3 November 2025, a total of 30,000,000 shares were issued to the Company’s treasury share trust to be transferred/allocated to employees on the exercise of options and performance rights under the Company’s Employee Share Scheme.
On 3 November 2025, 2,100,000 options were exercised by Non-Executive Director Georg Ell. In addition, 2,100,000 options were exercised by Non-Executive Director Jane Watts.
On 4 November 2025, 1,400,000 options were exercised by Non-Executive Director Matthew Stepka and 1,471,829 performance rights were exercised by KMP Ben Jenkins during the period ended 31 December 2025.
On 21 November 2025, the Shareholders approved the issue of 750,000 STI options, 750,000 LTI options and 800,000 TSR options to Managing Director Tim Levy as part of the revised remuneration for the year commencing 1 July 2025.
On 2 February 2026, Qoria Limited announced that it had entered into a binding agreement to merge with Aura Consolidated Group Inc. by way of a proposed scheme of arrangement. Completion of the transaction is subject to shareholder, regulatory and court approvals and other customary conditions. As at the date of this report, the transaction had not completed and no adjustments have been made to these ﬁnancial statements in relation to the proposed transaction.
On 2 March 2026, 67,138 performance rights were exercised by KMP Ben Jenkins.
On 15 April 2026 and 24 April 2026, the Group provided updates on its proposed merger with Aura Consolidated Group, Inc., with completion now targeted for July 2026. The updates included progress on transaction workstreams, anticipated release of disclosure materials, and expected shareholder approval processes, as well as certain revisions to transaction structure, including capital arrangements, governance and leadership of the combined group.
In connection with the transaction, the Group entered into a A$10 million unsecured working capital facility with Aura to fund transaction costs and support liquidity during the merger period. The facility bears interest at 15% per annum (capitalised) and is repayable in July 2029 or earlier in certain circumstances.
If the merger does not complete, Aura may elect to convert all or part of the outstanding loan (including capitalised interest and fees) into ordinary shares at the higher of A$0.30 per share and the 20-day VWAP, subject to a minimum conversion of A$2.5 million. The conversion could result in the issue of up to approximately 54 million ordinary shares, which would rank equally with existing shares.
Apart from the events discussed above, no other matters or circumstances have arisen since the end of the period which signiﬁcantly affected or may signiﬁcantly affect the operations of the Group, the results of those operations or the state of affairs of the Group in subsequent ﬁnancial years.

Tel: +61 8 6382 4600	Level 9, Mia Yellagonga Tower 2
Fax: +61 8 6382 4601	5 Spring Street
www.bdo.com.au	Perth, WA 6000
PO Box 700 West Perth WA 6872
Australia

INDEPENDENT AUDITOR’S REVIEW REPORT
Shareholders and Board of Directors
Qoria Limited
Level 3, 45 St George Terrace
PERTH WA 6000
Results of Review of Interim Financial Information
We have reviewed the condensed consolidated financial statements of Qoria Limited and subsidiaries (the Company), which comprise the condensed consolidated statement of financial position as of 31 December 2025 and the related condensed consolidated statements of profit or loss and other comprehensive income, changes in equity and cash flows for the half-year periods ended 31 December 2025 and 2024, and the related notes (collectively referred to as the ‘special purpose interim financial information’).
Based on our reviews, we are not aware of any material modifications that should be made to the accompanying condensed interim financial information for it to be in accordance with International Financial Reporting Standards and International Accounting Standards as issued by the International Accounting Standards Board (IASB) and Interpretations (collectively IFRS Accounting Standards).
Basis for Review Results
We conducted our reviews in accordance with auditing standards generally accepted in the United States of America (GAAS) applicable to reviews of interim financial information. A review of condensed interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. A review of condensed interim financial information is substantially less in scope than an audit conducted in accordance with GAAS, the objective of which is an expression of an opinion regarding the financial information as a whole, and accordingly, we do not express such an opinion. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our review. We believe that the results of the review procedures provide a reasonable basis for our conclusion.
Responsibilities of Management for the Interim Financial Information
Management is responsible for the preparation and fair presentation of the condensed interim financial information in accordance with IFRS Accounting Standards, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of interim financial information that is free from material misstatement, whether due to fraud or error.
BDO Audit Pty Ltd ABN 33 134 022 870 is a member of a national association of independent entities which are all members of BDO International 32 Ltd, a UK company limited by guarantee, and form part of the international BDO network of independent member firms.

Report on Condensed Consolidated Balance Sheet as of 30 June 2025
We have previously audited, in accordance with auditing standards generally accepted in the United States of America, the consolidated statement of financial position of the Company as of 30 June 2025 and the related consolidated statements of profit or loss and other comprehensive income, changes in equity, and cash flows for the year then ended (not presented herein); and we expressed an unmodified audit opinion on those audited consolidated financial statements in our report dated 19 March 2026. In our opinion, the accompanying condensed consolidated statement of financial position of the Company as of 30 June 2025, is consistent, in all material respects, with the audited consolidated financial statements from which it has been derived.

BDO Audit Pty Ltd

/s/ Ashleigh Woodley

Director

Perth, 19 May 2026

Qoria Limited - Half Year Report 31 December 2025

Consolidated Statement of Profit or Loss and Other Comprehensive Income For the period ended 31 December 2025

	Note	December 31, 2025	December 31, 2024
		$	$
Revenue

Revenue from ordinary activities	5	68,997,186	55,398,569
Other income		156,740	217,849

Expenses

Direct costs	6	(6,810,518)	(5,790,823)
Reseller commissions	6	(6,111,456)	(4,503,731)
Marketing costs	6	(7,797,807)	(3,650,712)
Employee benefits costs	6	(30,077,561)	(28,612,281)
Administration costs	6	(8,035,051)	(6,927,121)
Finance costs	6	(5,067,664)	(5,351,703)
Depreciation and amortisation	6	(17,399,233)	(17,184,483)
Acquisition related expenses		(3,090,914)	(837,760)
Share based payments - employment related	7	(5,522,275)	(4,938,563)
Unrealised gains/(losses) on foreign exchange		(3,701,959)	8,792,667
Loss before income tax		(24,460,512)	(13,388,092)

Income tax benefit		1,307,049	1,895,556
Loss after tax for the period attributable to the members of Qoria Limited		(23,153,463)	(11,492,536)

Other comprehensive income / (loss)
Items that will be reclassified subsequently to profit or loss when specific conditions are met:
Exchange differences on translating foreign operations, net of tax		(3,280,789)	1,914,107
Total comprehensive loss for the period attributable to the members of Qoria Limited		(26,434,252)	(9,578,429)

Basic and diluted loss per share (cents per share) for the period attributed to the members of Qoria Limited	17	(1.72)	(0.91)

The above consolidated statement of profit or loss and other comprehensive income is to be read in conjunction with the accompanying notes

Qoria Limited - Half Year Report 31 December 2025

Consolidated Statement of Financial Position As at 31 December 2025

	Note	December 31, 2025	June 30, 2025
		$	$
ASSETS
Current assets
Cash and cash equivalents		21,180,394	15,418,955
Trade and other receivables	8	19,696,907	30,127,248
Prepayments		5,491,928	3,108,138
Inventory		919,388	1,563,028
Contract assets		1,528,761	2,536,522
Total current assets		48,817,378	52,753,891

Non-current assets
Intangible assets	9	256,667,933	264,867,250
Plant and equipment	10	8,757,314	8,004,405
Right-of-use assets		3,522,646	3,638,669
Contract assets		424,979	763,339
Financial assets		373,445	380,124
Investments accounted for using the equity method		894,277	913,910
Deferred tax asset		2,061,739	2,113,882
Total non-current assets		272,702,333	280,681,579
Total assets		321,519,711	333,435,470

LIABILITIES
Current liabilities
Trade and other payables	11	27,362,567	26,568,980
Contract liabilities	5	69,612,239	66,016,568
Lease liabilities		1,583,626	1,626,321
Provisions		5,013,775	5,291,027
Total current liabilities		103,572,207	99,502,896

Non-current liabilities
Borrowings	12	48,094,769	46,045,649
Contract liabilities	5	11,787,299	12,506,360
Deferred consideration	13	4,666,667	4,666,667
Lease liabilities		2,517,608	2,640,358
Provisions		801,943	636,551
Deferred tax liability	19	7,742,061	9,377,528
Total non-current liabilities		75,610,347	75,873,113
Total liabilities		179,182,554	175,376,009
Net assets		142,337,157	158,059,461

EQUITY
Issued capital	14	377,319,956	371,743,287
Reserves	15	87,074,919	85,220,429
Accumulated losses	16	(322,057,718)	(298,904,255)
Total equity		142,337,157	158,059,461

The above consolidated statement of financial position is to be read in conjunction with the accompanying notes.

Qoria Limited - Half Year Report 31 December 2025

Consolidated Statement of Changes in Equity For the period ended 31 December 2025

	Note	Issued capital $	Share-based payments reserve $	Accumulated losses $	Foreign currency translation reserve $	Total $
Balance at 1 July 2025		371,743,287	70,535,863	(298,904,255)	14,684,566	158,059,461
Loss for the period		—	—	(23,153,463)	—	(23,153,463)
Total other comprehensive income		—	—	—	(3,280,789)	(3,280,789)
Total comprehensive loss for the period		—	—	(23,153,463)	(3,280,789)	(26,434,252)
Transaction with owners, directly recorded in equity:
Issue of ordinary shares, net of transaction costs	14	5,576,669	—	—	—	5,576,669
Issue of options, performance rights & performance shares	15	—	5,420,899	—	—	5,420,899
Reversal of performance rights		—	(285,621)	—	—	(285,621)
Total transactions with owners		5,576,669	5,135,278	—	—	10,711,947
Balance at 31 December 2025		377,319,956	75,671,142	(322,057,718)	11,403,777	142,337,157

	Note	Issued capital $	Share-based payments reserve $	Accumulated losses $	Foreign currency translation reserve $	Total $
Balance at 1 July 2024		340,257,548	60,611,236	(262,950,809)	33,396	137,951,371
Loss for the period		—	—	(11,492,536)	—	(11,492,536)
Total other comprehensive income		—	—	—	1,914,107	1,914,107
Total comprehensive loss for the period		—	—	(11,492,536)	1,914,107	(9,578,429)
Transaction with owners, directly recorded in equity:
Issue of ordinary shares, net of transaction costs	14	29,711,284	—	—	—	29,711,284
Issue of options, performance rights & warrants	15	—	5,031,967	—	—	5,031,967
Reversal of performance rights		—	(151,358)	—	—	(151,358)
Total transactions with owners		29,711,284	4,880,609	—	—	34,591,893
Balance at 31 December 2024		369,968,832	65,491,845	(274,443,345)	1,947,503	162,964,835

The above consolidated statement of changes in equity is to be read in conjunction with the accompanying notes

Qoria Limited - Half Year Report 31 December 2025

Consolidated Statement of Cash Flows For the period ended 31 December 2025

	Note	31 December 2025	31 December 2024
		$	$
Cash flows from operating activities
Receipts from customers		79,078,507	65,766,637
Payments to suppliers and employees		(56,496,653)	(45,818,446)
Government grants received		637,191	36,600
Interest received		52,970	169,870
Interest paid		(2,238,793)	(2,103,840)
Net cash flows from operating activities		21,033,222	18,050,821

Cash flows from investing activities
Investment in businesses net of cash acquired		—	(4,795,172)
Investment in development assets		(13,236,135)	(9,777,360)
Payments for plant and equipment		(3,265,346)	(3,861,018)
Net cash flows (used in) investing activities		(16,501,481)	(18,433,550)

Cash flows from financing activities
Proceeds from issue of shares net of transaction costs		3,360,000	28,229,776
Proceeds from borrowings net of transaction costs		—	9,111,034
Repayment of borrowings		(488,973)	(6,678,299)
Repayment of lease liabilities		(1,057,020)	(1,308,138)
Net cash flows from financing activities		1,814,007	29,354,373

Net increase in cash and cash equivalents		6,345,748	28,971,644
Cash and cash equivalents at the beginning of the period		15,418,955	9,386,112
Effects of changes in foreign exchange rates		(584,309)	1,321,624
Cash and cash equivalents at the end of the period		21,180,394	39,679,380

The above Consolidated Statement of Cash Flows is to be read in conjunction with the accompanying notes.

Qoria Limited - Half Year Report 31 December 2025

Notes to the Financials For the period ended 31 December 2025

Note 1: Reporting entity
Qoria Limited (“Company” or the “parent”) is a listed public Company limited by shares, incorporated and domiciled in Australia and head of the Group consisting of Qoria Limited and the entities it controlled at the end of, or during, the period.
Qoria is a technology Group focussed on cyber safety. Meeting a growing demand to keep kids safe online and manage digital lifestyles, Qoria has developed a unique ecosystem-based approach to cyber safety. The Qoria ecosystem is a platform from which cyber safety settings, advice, and support can be delivered across any network and any device – offering a universal approach to cyber safety at home, at school and anywhere in between. The innovation of the Qoria ecosystem is that it not only supports the needs of schools and parents but also that it also permits telecommunication service providers and device manufacturers to embed world’s-best practice cyber safety into their offerings. The principal activities of the Group during the year have been continued sales and distribution, marketing and customer support of its suite of cyber safety products and services.
The ﬁnancial statements were authorised by the Board of Directors on the date of signing the Directors' Declaration.
Note 2: Basis of preparation
The half-year ﬁnancial statements are general purpose ﬁnancial statements prepared in accordance with the IFRS accounting standards as issued by the International Accounting Standards Board (IASB), including IAS 34 - Interim Financial Reporting.
The half-year report does not include full disclosures of the type normally included in an annual ﬁnancial report. For the purposes of preparing the half-year condensed ﬁnancial statements, the half-year has been treated as a discrete reporting period. These condensed half-year ﬁnancial statements have been prepared on the going concern basis, which contemplates the continuity of normal business activities and the realisation of assets and settlement of liabilities in the normal course of business.
It is recommended that this half-year report be read in conjunction with the annual ﬁnancial report for the year ended 30 June 2025 and any public announcements made by Qoria Limited during the half-year in accordance with continuous disclosure requirements. Qoria Limited is a company limited by shares. The half-year report is presented in Australian currency and all amounts noted are in Australian dollars unless otherwise noted. Qoria Limited is a for-proﬁt entity.
The accounting policies have been consistently applied by the Group and are consistent with those applied in the previous ﬁnancial year and those of the corresponding interim reporting period.
a.Going concern
The ﬁnancial statements for the period ended 31 December 2025 have been prepared on the basis that the entity is a going concern which contemplates the continuity of normal business activity, realisation of assets and settlement of liabilities in the normal course of business. During the period the entity generated net cash inﬂows from operating and investing activities of $4,531,741, excluding purchases of businesses (6 months to December 2024: $4,412,444 inﬂows).
As at 31 December 2025, the Group had a working capital deﬁcit of $54,754,829 (30 June 2025: $46,749,005). On a proforma basis, excluding current contract liabilities of $69,612,239 (30 June 2025: $$66,016,568) the Group had a working capital surplus of $14,857,410 (30 June 2025: $19,267,563).
Subsequent to the reporting date, as announced by Qoria Limited on 15 April 2026 in connection with its proposed merger with Aura, the Group entered into a $10 million unsecured working capital facility provided by Aura. The facility was established to fund transaction-related costs and further strengthen the Group’s balance sheet pending completion of the proposed merger. Management expects that the availability of this facility provides additional liquidity to support the Group’s operations and obligations as they fall due. Refer Note 22: Events occurring after the reporting period for further details on the facility.
The Directors believe that the entity will continue as a going concern and that it is appropriate to adopt the going concern basis in the preparation of the ﬁnancial report based on forecasted cash ﬂows and continued strong ﬁnancial

Qoria Limited - Half Year Report 31 December 2025

Notes to the Financials For the period ended 31 December 2025 management. The Directors believe the Group will have sufficient cash ﬂows to meet all commitments and working capital requirements.
The cash ﬂow forecast is dependent on the Group complying with terms and conditions of lending as agreed from time to time with the lender and incorporates various targets for revenues, operating costs and overheads (Refer to Note 12 - Borrowings) which are dependent on the Group’s ability to achieve various assumptions around growth, retention rates and cost control. Current and ongoing initiatives including uniﬁcation, product expansion and market expansion mean the Group is well positioned to continue to grow through key markets and accordingly are conﬁdent in the Group’s ability to achieve these targets. During the period, amendments to the Ashgrove facility resulted in favourable changes to covenants on this facility. At the date of this report and having considered the above factors the Directors are of the opinion that the Group will be able to continue as a going concern.
b.Adoption of new and revised accounting standards
The Group has adopted all of the new or amended accounting standards and interpretations issued by the International Accounting Standards Board (“IASB”) that are mandatory for the current reporting period.
Any new or amended accounting standards or interpretations that are not yet mandatory have not been early adopted.
c.Standards issued but not yet effective
Certain new and amended accounting standards and interpretations have been issued but are not mandatory for the ﬁnancial period ended 31 December 2025. They have not been adopted in preparing the ﬁnancial statements for the period ended 31 December 2025 and are not expected to impact the entity in the period of initial application.
d.Use of estimates and judgements
Information about critical judgements in applying accounting policies that have the most signiﬁcant effect on the amounts recognised in the ﬁnancial statements were included in the 30 June 2025 Annual Report.
Note 3: Business combinations
During the half-year ended 31 December 2024, the Group acquired Ayra International Pty Ltd and its controlled entities (Ayra Group Pty Ltd, Ayra Group Private Limited and Octopus BI Inc) (“Octopus BI”). As disclosed in the Group’s 30 June 2025 Annual Report (Note 24), provisional accounting was applied to the measurement of the purchase price allocation in accordance with IFRS 3 Business Combinations.
As at 31 December 2025, the purchase price allocation has been finalised and there have been no adjustments to the provisional values previously reported. Accordingly, the carrying amounts of assets acquired, liabilities assumed, and goodwill recognized remain as disclosed in the 30 June 2025 Annual Report.
There were no business combinations during the half-year ended 31 December 2025. Comparative information relating to the prior period business combination is presented for information only, and no further adjustments have been made to the amounts previously reported.
Note 4: Segment reporting
IFRS 8 - Operating Segments requires operating segments to be identified on the basis of internal reports about components of the Group that are regularly reviewed by the chief operating decision maker (“CODM”) in order to allocate resources to the segment and to assess its performance. The CODM has been identified as the Board of Directors.

Qoria Limited - Half Year Report 31 December 2025

Notes to the Financials For the period ended 31 December 2025

The Group has four main operating segments being the provision of educational technology services in Australia & New Zealand (“ANZ”), the United Kingdom (“UK”), the United States of America (“USA”) and Europe. This is consistent with the internal reporting provided to the CODM as disclosed in the 30 June 2025 Annual Report.

31 December 2025	USA $	UK $	ANZ $	Europe $	Total $
Segment Income
Sales revenue	30,381,584	18,295,842	2,886,281	17,433,479	68,997,186
Other income	52,443	11,795	77,285	15,217	156,740
Total Income	30,434,027	18,307,637	2,963,566	17,448,696	69,153,926

Segment Expenses
Direct costs	(880,474)	(1,337,869)	(4,521,915)	(70,261)	(6,810,518)
Reseller commissions	(4,756,529)	(906,217)	(36,647)	(412,064)	(6,111,456)
Marketing costs	(967,318)	(168,982)	(151,617)	(6,509,890)	(7,797,807)
Operating expenses	(11,744,782)	(10,653,010)	(21,104,999)	(6,470,358)	(49,973,149)
Share based payments	(878,778)	(1,050,267)	(3,074,847)	(518,383)	(5,522,275)
Profit/(Loss) before depreciation and amortisation	11,206,147	4,191,292	(25,926,458)	3,467,740	(7,061,279)
Depreciation and amortisation	(1,545,882)	(6,789,122)	(5,882,448)	(3,181,781)	(17,399,233)
Profit/(Loss) before income tax	9,660,265	(2,597,830)	(31,808,906)	285,959	(24,460,512)

31 December 2024	USA $	UK $	ANZ $	Europe $	Total $
Segment Income
Sales revenue	23,356,523	17,347,804	2,635,627	12,058,615	55,398,569
Other income	79,940	11,778	103,647	22,484	217,849
Total Income	23,436,463	17,359,582	2,739,274	12,081,099	55,616,418

Segment Expenses
Direct costs	(240,862)	(1,446,872)	(3,625,551)	(477,538)	(5,790,823)
Reseller commissions	(3,557,054)	(856,729)	(48,919)	(41,029)	(4,503,731)
Marketing costs	(722,798)	(162,812)	(98,510)	(2,666,592)	(3,650,712)
Operating expenses	(7,622,148)	(9,016,052)	(10,379,151)	(5,918,847)	(32,936,198)
Share based payments	(941,687)	(1,000,863)	(2,906,186)	(89,827)	(4,938,563)
Profit/(Loss) before depreciation and amortisation	10,351,914	4,876,254	(14,319,044)	2,887,267	3,796,391
Depreciation and amortisation	(4,826,768)	(5,679,589)	(3,608,942)	(3,069,184)	(17,184,483)
Profit/(Loss) before income tax	5,525,146	(803,335)	(17,927,986)	(181,917)	(13,388,092)

31 December 2025	USA $	UK $	ANZ $	Europe $	Total $
Segment Assets	25,524,105	193,652,920	57,423,497	44,919,190	321,519,711
Segment Liabilities	(38,119,477)	(43,573,784)	(74,653,993)	(22,835,300)	(179,182,554)

Qoria Limited - Half Year Report 31 December 2025

Notes to the Financials For the period ended 31 December 2025

30 June 2025	USA $	UK $	ANZ $	Europe $	Total $
Segment Assets	36,928,341	203,258,362	45,368,126	47,880,640	333,435,469
Segment Liabilities	(37,064,237)	(45,840,288)	(71,951,574)	(20,519,909)	(175,376,008)

Note 5: Revenue

Operating Revenue	31 December 2025	31 December 2024
	$	$
Service revenue[1]	68,997,186	55,398,569
	68,997,186	55,398,569

1Service revenue is recognised over the life of the service contract as the service obligations under the contract are satisfied. Service revenue includes bundled hardware and software contracts.
Disaggregation of revenue from contracts with customers
Revenue is recognised when or as the Group transfers control of goods or services to a customer at the amount to which the Group expects to be entitled over time. If the consideration promised includes a variable amount, the Group estimates the amount of consideration to which it will be entitled.

Regions - 31 December 2025	Service Revenue: Education	Service Revenue: Consumer	Total
United States of America	30,381,584	—	30,381,584
United Kingdom	18,295,842	—	18,295,842
Australia and New Zealand	2,886,281	—	2,886,281
Europe	—	17,433,479	17,433,479
Total	51,563,707	17,433,479	68,997,186

Regions - 31 December 2024	Service Revenue: Education	Service Revenue: Consumer	Total
United States of America	23,356,523	—	23,356,523
United Kingdom	17,347,804	—	17,347,804
Australia and New Zealand	2,635,627	—	2,635,627
Europe	—	12,058,615	12,058,615
Total	43,339,954	12,058,615	55,398,569

Qoria Limited - Half Year Report 31 December 2025

Notes to the Financials For the period ended 31 December 2025

Reconciliation of movements in contract liabilities:

Contract Liabilities	$
Balance at 1 July 2024	71,381,427
Additions during the year	128,086,629
Additions arising from business combination – Octopus BI	278,385
Recognised within service revenue	(117,290,570)
Other including foreign exchange movements	(3,932,943)
Balance at 30 June 2025	78,522,928

Recognised within service revenue	(68,997,186)
Other including foreign exchange movements	1,914,121
Balance at 31 December 2025	81,399,538

As at 31 December 2025 $69,612,239 (30 June 2025: $66,016,568) has been recognised as current contract liabilities representing services to be provided within the next 12 months. A further $11,787,299 (30 June 2025: $12,506,360) represents contracts signed for services to be delivered in the next 2-5 years.
The Group recognises a contract asset or liability in relation to the Services fixed-price contracts whereby the customer pays the fixed amount based on a payment schedule. If services rendered by the group exceed the payment in relation to those services, a contract asset is recognised. If payments exceed the services rendered, a contract liability is recognised. $39,885,067 of revenue was recognised in the current reporting period relating to carried-forward contract liabilities or performance obligations satisfied in a prior period. $81,399,538 of transaction price relates to unsatisfied performance obligations that will be satisfied in the future financial periods (30 June 2025: $78,522,928).

Qoria Limited - Half Year Report 31 December 2025

Notes to the Financials For the period ended 31 December 2025

Note 6: Expenses

	31 December 2025	31 December 2024
	$	$
Direct costs
Data and hosting costs	5,646,819	4,488,635
Hardware costs	71,618	168,320
Other costs	1,092,081	1,133,868
	6,810,518	5,790,823
Reseller commissions
Commission fees	5,942,172	4,326,853
Other service costs	169,284	176,878
	6,111,456	4,503,731
Marketing costs
Advertising and media costs	5,806,035	1,989,440
Events and sponsorships	726,112	487,786
General marketing costs	1,265,660	1,173,486
	7,797,807	3,650,712
Employee and director benefits cost
Employee wages and superannuation	26,817,885	24,950,852
Staff and contractor commissions	1,972,468	2,381,804
Other employee costs	1,287,208	1,279,625
	30,077,561	28,612,281
Administration
IT costs	2,779,041	2,267,461
Corporate and compliance costs	1,253,798	969,074
General administrative costs	3,651,715	3,314,093
	8,035,051	6,927,121

Depreciation and amortisation
Amortisation of intangible assets	13,908,145	14,302,238
Depreciation of plant and equipment	2,699,147	2,037,154
Amortisation of right-of-use assets accounted for under IFRS 16	791,941	845,091
	17,399,233	17,184,483
Finance costs
AshGrove interest (cash)	2,213,101	2,244,591
AshGrove interest (capitalised against borrowings)	1,519,700	1,384,622
AshGrove transaction costs amortised over the term of the facility	579,421	842,245
Convertible note interest (cash)	—	32,022
Convertible note interest (paid through issue of ordinary shares)	—	21,348
Interest on other borrowings (cash)	143,401	144,341
Lease interest accounted for under IFRS 16	235,189	240,722
Effective interest accounted for under IFRS 15	376,852	441,812
	5,067,664	5,351,703

Qoria Limited - Half Year Report 31 December 2025

Notes to the Financials For the period ended 31 December 2025

Note 7: Share-based payments
Share-based payments made during the period ended 31 December 2025 are summarised below:

Recognised Share-Based Payment Expense	31 December 2025	31 December 2024
	$	$
Performance rights issued to employees and directors for services	4,870,393	4,487,399
Options issued to Directors as incentive	544,815	533,336
Shares issued to employees as remuneration, in lieu of cash	1,435,309	958,017
Capitalisation of development assets - share based payments	(1,042,621)	(888,831)
Reversal of share based payments expenses where vesting conditions were not met	(285,621)	(151,358)
	5,522,275	4,938,563

(a)Options
The options granted as at 31 December 2025 are detailed below:

Options	Exercise Price ($)	Number on issue as at 31 December 2025	Total Expense for the period ($)
WC Facility Options	0.60	7,000,000	—
Non-executive director options	—	680,680	26,308
Executive Director LTI Options FY24	—	2,722,720	105,230
Executive Director STI Options FY24	—	1,338,447	—
Executive Director TSR Options FY24	0.36	3,000,000	31,255
Executive Director LTI Options FY25	—	580,046	41,462
Executive Director STI Options FY25	—	715,642	—
Executive Director TSR Options FY25	0.65	625,000	13,665
Executive Director STI Options FY26	—	750,000	214,924
Executive Director LTI Options FY26	—	750,000	67,585
Executive Director TSR Options FY26	—	800,000	44,388
Closing balance - 31 December 2025		18,962,535	544,815

Qoria Limited - Half Year Report 31 December 2025

Notes to the Financials For the period ended 31 December 2025

i.Executive Director STI options
On 21 November 2025, the Shareholders approved the issue of 750,000 STI options to Managing Director Tim Levy as part of the revised remuneration for the year commencing 1 July 2025. See the vesting conditions detailed below:

Class	Exercise	Vesting conditions
Executive Director STI Options	Each STI zero exercise price option ("ZEPO") will convert into one share for no consideration on exercise by the holder, prior to the expiry date, once vested	Weighting	Operational milestone (to be achieved by 30 June 2026)	Other vesting conditions
		16.67%	Achieve EBITDA margin target	Continued employment with the Company in existing role from issue date until the vesting date
		16.67%	Achieve ARR growth target
		16.67%	Achieve Cash EBITDA margin
		16.67%	Achieve K12 NRR target
		16.67%	Satisfactory job performance
		16.65%	Satisfactory employee engagement score

Other key details of the options granted are noted below:

Executive Director STI Options
Grant Date	21 November 2025
Number of options	750,000
Value per option (rounded)	$0.57
Exercise price	$0
Total valuation	$427,500
Expense recognised in the period	$214,924
Vesting date	30 June 2026
Expiry date	30 June 2029

Qoria Limited - Half Year Report 31 December 2025

Notes to the Financials For the period ended 31 December 2025

ii.Executive Director LTI options
On 21 November 2025, the Shareholders approved the issue of 750,000 LTI options to Managing Director Tim Levy as part as remuneration for the year commencing 1 July 2025. See the vesting conditions detailed below:

Class	Exercise	Vesting conditions
Executive Director LTI Options	Each LTI ZEPO will convert into one Share for no consideration on exercise by the holder, prior to the Expiry Date, once vested	Weighting	Operational milestone (to be achieved by 30 June 2028)	Other vesting conditions
		20%	Achieve the Company's scale ambitions	Continued employment with the Company in existing role from issue date until the vesting date
		20%	Achieve the Company's value ambition
		20%	Achieve the Company's global ambition
		20%	Drive shareholder returns - relative performance condition
		20%	Achieve the Company's engagement ambition

Other key details of the options granted are noted below:

Executive Director LTI Options
Grant Date	21 November 2025
Number of options	750,000
Value per option (rounded)	$0.57 for non market conditions $0.42 for market conditions
Exercise price	$0
Total valuation	$404,400
Expense recognised in the period	$67,585
Vesting date	30 June 2028
Expiry date	30 June 2029

iii.Executive Director TSR options
On 21 November 2025, the Shareholders approved the issue of 800,000 TSR options to Managing Director Tim Levy as remuneration for the year commencing 1 July 2025. See the vesting conditions detailed below:

Class	Exercise	Vesting conditions
Executive Director Total Shareholder Return ("TSR") Options	Each LTI ZEPO will convert into one Share for no consideration on exercise by the holder, prior to the Expiry Date, once vested	Weighting	Operational milestone (to be achieved by 30 June 2028)
		50%	Relative TSR performance against the XTX comparator group, with 0% vesting below the 50th percentile, pro-rata vesting between the 50th and 75th percentiles and 100% vesting above the 75th percentile
		50%	Achieve share price hurdles

Qoria Limited - Half Year Report 31 December 2025

Notes to the Financials For the period ended 31 December 2025

The options have been valued using an up-and-in trinomial option pricing model. See the key inputs of the model below:

Executive Director TSR Options
Grant Date	21 November 2025
Number of options	800,000
Underlying share price	$0.57
Exercise price	$0.00
Expected volatility	60.00%
Expiry date (years)	4
Expected dividends	Nil
Risk free rate	3.94%
Value per option (rounded)	$0.41 for RTSR $0.25 for ATSR
Total valuation	$265,600
Total share-based payment expense for the period	$44,388

(b)Performance rights
Details of the performance rights granted as at 31 December 2025 are below:

Performance Rights	Balance as at 31 December 2025 (Number)	Total Expense for the period ($)	Current Period Grants - Fair Value per Right
Class A-C Employee Performance Rights - FY22	66,745	—	N/A
Class A-C Employee Performance Rights POT - FY22	2,656,632	—	N/A
Sign On Employee Performance Rights - FY22	172,382	—	N/A
Class A-F Employee Performance Rights - FY23	7,476,694	153,365	N/A
Sign On Employee Performance Rights - FY23	231,484	—	N/A
STI Performance Rights - 2023	397,397	—	N/A
Class A-F Employee Performance Rights - FY24	14,468,159	430,217	N/A
Class A-C Employee Performance Rights POT - FY24	299,718	3,784	N/A
LTI Performance Rights - 2024	5,475,021	207,190	N/A
Sign On Employee Performance Rights - FY24	190,590	—	N/A
STI Performance Rights - 2024	3,696,955	58,704	N/A
Class A-F Employee Performance Rights - FY25	16,305,541	1,596,679	N/A
LTI Performance Rights - 2025	1,606,743	152,601	N/A
Rights based pay - FY25	—	32,372	N/A
Sign On Employee Performance Rights - FY25	47,847	10,985	N/A
Class A-C STI Performance Rights - 2025	2,969,554	11,705	N/A
Class A-F Employee Performance Rights - FY26	10,142,982	527,145	$0.45-$0.66
LTI Performance Rights - 2026	2,871,105	214,494	$0.45
Rights based pay - FY26	90,941	63,999	$0.45
Sign On Employee Performance Rights - FY26	64,242	14,485	$0.45-$0.66
STI Performance Rights Class A-C - 2026	7,579,624	1,112,738	$0.45
Total	76,810,356	4,590,463

Qoria Limited - Half Year Report 31 December 2025

Notes to the Financials For the period ended 31 December 2025

The performance rights issued to Key Management Personnel are detailed below:

Crispin Swan	Vesting conditions	Grant date	Vesting date	Number of rights	Share price	Value[1]
STI Performance Rights Class A - 2026	1) Achievement of objectives by milestone date 2) Continued employment with the Company in existing role from issue date until the vesting date	1 July 2025	30 June 2026	257,491	$0.45	$115,871
STI Performance Rights Class B - 2026		1 July 2025	30 June 2027	257,491	$0.45	$115,871
STI Performance Rights Class C - 2026		1 July 2025	30 June 2028	257,491	$0.45	$115,871
LTI Performance Rights - 2026		1 July 2025	30 June 2028	772,472	$0.45	$347,612

The performance rights issued to Key Management Personnel are detailed below:

Ben Jenkins	Vesting conditions	Grant date	Vesting date	Number of rights	Share price	Value[1]
STI Performance Rights Class A - 2026	1) Achievement of objectives by milestone date 2) Continued employment with the Company in existing role from issue date until the vesting date	1 July 2025	30 June 2026	252,809	$0.45	$113,764
STI Performance Rights Class B - 2026		1 July 2025	30 June 2027	252,809	$0.45	$113,764
STI Performance Rights Class C - 2026		1 July 2025	30 June 2028	252,809	$0.45	$113,764
LTI Performance Rights - 2026		1 July 2025	30 June 2028	632,022	$0.45	$284,410

1Performance rights were valued using the share price on the grant date.
The objectives for short-term and long-term incentives for the Executive Leadership Team are detailed below:

Class of performance rights	Objectives	Weighting	Milestone measurement date	Expiry date
STI Performance rights	Achieve EBITDA Margin	20%	30 June 2026	30 June 2029
	Achieve cash EBITDA margin	20%
	Achieve ARR Growth	20%
	Satisfactory job performance	20%
	Satisfactory employee engagement score	20%
LTI 2025 Performance rights	Achieve the Company's scale ambitions	20%	30 June 2028	30 June 2029
	Achieve the Company's value ambitions	20%
	Achieve the Company's global ambitions	20%
	Drive shareholder returns	20%
	Achieve the Company's engagement ambitions	20%

Qoria Limited - Half Year Report 31 December 2025

Notes to the Financials For the period ended 31 December 2025

(c)Shares issued to employees as remuneration in lieu of cash
Details of the shares granted during the period are detailed in the table below:

Shares granted in lieu of cash remuneration or as an incentive	Number issued at 31 December 2025	Total expense for the period ($)
Shares issued in lieu of cash remuneration or as an incentive[1]	5,939,853	1,435,309

1Shares issued to certain employees, valued using share price at grant date and fully expensed.
Note 8: Trade and other receivables

	31 December 2025	30 June 2025
	$	$
Current:
Trade receivables	12,210,059	23,643,938
Less provision for expected credit losses	(23,696)	(114,658)
	12,186,363	23,529,280
Other current receivables:
GST, VAT & other sales tax receivables	5,863,623	5,238,333
Other receivables	1,646,921	1,359,635
Total trade and other receivables	19,696,907	30,127,248

Note 9: Intangible assets

	31 December 2025	30 June 2025
	$	$
Goodwill at cost	187,990,428	194,747,265
Software at cost[1]	61,309,648	63,249,197
Less: accumulated amortisation and impairment	(47,268,383)	(45,524,268)
Customer lists at cost[2]	47,614,311	48,836,920
Less: accumulated amortisation and impairment	(36,479,932)	(35,381,041)
Branding at cost[3]	7,037,871	7,341,393
Less: accumulated amortisation and impairment	(2,052,712)	(1,896,526)
Development assets at cost[4]	63,480,726	50,000,588
Less: accumulated amortisation and impairment	(24,964,024)	(16,506,278)
	256,667,933	264,867,250

1Software is amortised on a straight-line basis over the period of its expected benefit, being its finite life of 3 - 7 years.
2Customer lists are amortised on a straight-line basis over the period of their expected benefit, being their finite life of 3-10 years.
3Branding is amortised on a straight-line basis over the period of its expected benefit, being its finite life of 15 years.
The useful life of software, customer lists and branding was determined using judgement based on life cycles of related products, expected technical or commercial obsolescence and economic life of other comparable assets.
4Development assets are amortised on a straight-line basis over the period of its expected benefit, being its finite life of 3 years.

Qoria Limited - Half Year Report 31 December 2025

Notes to the Financials For the period ended 31 December 2025

Intangible Assets	Goodwill $	Software $	Customer contracts $	Branding $	Develop- ment assets $	Total $
Balance at 1 July 2024	169,692,072	23,703,374	20,476,821	5,350,199	20,757,539	239,980,005
Additions - Development assets	—	—	—	—	23,395,038	23,395,038
Additions arising from business combinations - Octopus BI1	7,833,806	376,400	2,258,511	—	—	10,468,717
Amortisation expense	—	(8,505,383)	(10,696,964)	(470,443)	(11,456,087)	(31,128,877)
Foreign exchange movements	17,221,387	2,150,538	1,417,511	565,111	797,820	22,152,367
Balance at 30 June 2025	194,747,265	17,724,929	13,455,879	5,444,867	33,494,310	264,867,250

Additions - Development assets	—	—	—	—	14,166,427	14,166,427
Amortisation expense	—	(2,964,644)	(1,897,262)	(234,790)	(8,811,449)	(13,908,145)
Foreign exchange movements	(6,756,837)	(719,020)	(424,238)	(224,918)	(332,586)	(8,457,599)
Balance at 31 December 2025	187,990,428	14,041,265	11,134,379	4,985,159	38,516,702	256,667,933

1Refer to Note 3 - Business combinations.
Note 10: Plant and equipment

	31 December 2025	30 June 2025
	$	$
Plant & equipment – at cost	24,790,926	21,714,200
Less: accumulated depreciation	(16,033,612)	(13,709,795)
	8,757,314	8,004,405

a)Reconciliation of movements in plant and equipment

Plant and equipment	$
Balance at 1 July 2024	7,424,663
Additions arising from business combination - Octopus BI1	27,854
Additions	4,911,575
Depreciation expense	(4,932,188)
Foreign exchange movements	572,501
Balance at 30 June 2025	8,004,405

Additions	4,399,704
Depreciation expense	(2,699,147)
Foreign exchange movements	(947,648)
Balance at 31 December 2025	8,757,314

1Refer to Note 3 - Business Combinations.

Qoria Limited - Half Year Report 31 December 2025

Notes to the Financials For the period ended 31 December 2025

Note 11: Trade and other payables

	31 December 2025	30 June 2025
	$	$
Trade payables[1]	13,123,338	9,680,728
VAT, GST and other sales taxes payable	7,188,885	6,534,155
Employment-related payables	4,560,038	6,481,185
Accruals & other payables	2,490,306	3,872,912
Total trade and other payables	27,362,567	26,568,980

1Current trade payables are non-interest bearing and are normally settled on 30-day terms.
Note 12: Borrowings

	31 December 2025	30 June 2025
Non-current:	$	$
AshGrove funding principal	47,850,000	47,850,000
AshGrove capitalised interest	5,893,732	4,374,033
AshGrove capitalised transaction costs	(5,648,963)	(6,178,384)
Total non-current borrowings	48,094,769	46,045,649

Ashgrove Specialty Lending Investments - Debt facility
As at 31 December 2025, the Group’s debt facility with London-based debt provider Ashgrove Capital Management Ltd (“Ashgrove”) was fully drawn at $47,850,000. There were no movements in borrowings during the half-year.
On 23 January 2024 the Group issued 16,045,408 unquoted warrants at $0.2411 per warrant to Ashgrove in relation to this facility. The warrants may be exercised by the warrant holder at any time during the exercise period. Any warrants which have not been exercised by the expiry date of 22 January 2029 will automatically lapse.
The term of the facility is 5 years from first drawdown date (14 July 2023) and the interest rate is set at the prevailing BBSY rate plus 8.75% per annum with the ability to capitalise up to 4.25% per annum (with additional interest of 0.33% per annum payable for every 100 basis points elected to be capitalised by the Group). The facility is secured over all assets of the Group, globally and is subject to various terms and conditions including financial ratios, a liquidity covenant that requires a minimum cash balance held on the balance sheet, tested monthly, an ARR-to-debt ratio and an ARR-to-EBITDA ratio commencing 31 December 2025, both tested quarterly and events of default customary for a facility of this kind.
Transaction costs associated with the facility totalled $8,109,215 and have been capitalised against the loan as at 31 December 2025 and are amortised over the term of the loan.

Qoria Limited - Half Year Report 31 December 2025

Notes to the Financials For the period ended 31 December 2025

Note 13: Deferred consideration

	31 December 2025	30 June 2025
Current:	$	$
Non-Current:
Deferred Consideration – Octopus BI1	4,666,667	4,666,667
Total non-current deferred consideration	4,666,667	4,666,667

1On 7 October 2024, 11,666,667 deferred consideration rights were issued for the acquisition of Octopus BI. The deferred consideration rights have been valued using the share price on acquisition date (4 October 2024) being $0.40. The rights will be converted into ordinary shares at 1 share per $0.60 of revenue across 5 defined deferred consideration periods (6 month periods from 4 October 2024 to 4 March 2027).
Note 14: Issued capital

	31 December 2025	30 June 2025
	Number of Shares	Number of Shares
Issued ordinary shares - no par value (fully paid)	1,354,229,404	1,317,835,277
Treasury Shares	(9,684,652)	(4,265,731)
Total	1,344,544,752	1,313,569,546

(a)Ordinary shares

	Number of Shares	Value
		$
Opening balance – 1 July 2024	1,187,966,260	340,257,548
Convertible note interest	182,433	83,040
Issue of placement shares	80,645,162	29,880,000
Shares issued on exercise of Director ZEPO	113,447	—
Shares issued on exercise of Director options	2,090,757	—
Shares issued on exercise of performance rights	34,608,236	—
Shares issued in lieu of cash remuneration or as incentive	7,963,251	3,217,104
Cost of shares issued	—	(1,694,405)
Closing balance – 30 June 2025	1,313,569,546	371,743,287

Shares issued on exercise of Director ZEPO	794,127	—
Shares issued on exercise of Director options	5,963,029	3,360,000
Shares issued on exercise of performance rights	20,718,044	—
Shares issued in lieu of cash remuneration or as incentive	3,500,006	2,216,669
Closing balance - 31 December 2025	1,344,544,752	377,319,956

Add: Closing balance of shares in QOR Trustee Account	9,684,652
	1,354,229,404

Qoria Limited - Half Year Report 31 December 2025

Notes to the Financials For the period ended 31 December 2025

(b)Treasury shares

Number of shares
Opening balance - 1 July 2024	3,615,895
Acquisition of shares by the Trust	45,312,080
Issued of deferred shares under the Company's Employee Incentive Plan	(44,662,244)
Closing balance - 30 June 2025	4,265,731

Acquisition of shares by the Trust	30,000,000
Issues of deferred shares under the Company's Employee Incentive Plan	(24,581,079)
Closing balance - 31 December 2025	9,684,652

Capital risk management
When managing capital the Board’s objective is to ensure that the Group continues as a going concern as well as to maximise the returns to Shareholders and benefits for other stakeholders. The Board also aims to maintain a capital structure that ensures the lowest cost of capital available to the Group.
The Board is constantly reviewing the capital structure to take advantage of favourable costs of capital or high returns on assets. As the market is constantly changing, the Board may issue new shares, return capital to Shareholders or sell assets to reduce debt.  The Group was not subject to any externally imposed capital requirements during the period.
Note 15: Reserves
Nature and purpose of share-based payments reserve
The share-based payments reserve records the value of options, performance rights and performance shares issued to the Group’s employees, Directors, and third parties. The value of the amount disclosed during the period reflects the value of options, performance rights and performance shares issued by the Group.

	31 December 2025	30 June 2025
	$	$
Options	16,582,542	16,037,726
Performance rights	56,486,667	51,896,204
Warrants	2,601,933	2,601,933
Total share-based payments reserve	75,671,142	70,535,863

Nature and purpose of foreign currency translation reserve
The foreign currency translation reserve records exchange differences arising on translation of the Group’s foreign controlled subsidiaries.

	31 December 2025	30 June 2025
	$	$
Foreign currency translation reserve	11,403,777	14,684,566
Total foreign currency translation reserve	11,403,777	14,684,566

Qoria Limited - Half Year Report 31 December 2025

Notes to the Financials For the period ended 31 December 2025

Movement in share-based payment reserve:

	Performance Rights	Options	Warrants	Total
Balance at 1 July 2024	42,991,532	15,017,771	2,601,933	60,611,236
Performance rights expense recognised for the period - Remuneration	8,904,672	—	—	8,904,672
Options expense recognised for the period	—	1,019,956	—	1,019,956
Balance at 30 June 2025	51,896,204	16,037,727	2,601,933	70,535,864
Performance rights expense recognised for the period - Remuneration	4,590,462	—	—	4,590,462
Options expense recognised for the period	—	544,815	—	544,815
Balance at 31 December 2025	56,486,666	16,582,542	2,601,933	75,671,142

Note 16: Accumulated losses

	31 December 2025	30 June 2025
	$	$
Accumulated losses	(322,057,718)	(298,904,255)

Opening balance	(298,904,255)	(262,950,809)
Net loss for the period	(23,153,463)	(35,953,446)
Total accumulated losses	(322,057,718)	(298,904,255)

Note 17: Loss per share
Basic loss per share amounts are calculated by dividing net loss for the period attributable to ordinary equity holders of the parent by the weighted average number of ordinary shares outstanding during the period.
The following reflects the income or loss and share data used in the total operations basic and diluted earnings per share computations:

	31 December 2025	31 December 2024
	$	$
Loss used in the calculation of basic and diluted loss per share	(23,153,463)	(11,492,536)
Basic and diluted (loss) per share attributable to equity holders (cents per share)	(1.72)	(0.91)

	Number	Number
Weighted average number of ordinary shares outstanding	1,348,876,143	1,261,747,367
Weighted average number of ordinary shares outstanding during the period used in calculation of basic and diluted loss per share	1,348,876,143	1,261,747,367

Options and other potentially dilutive ordinary shares outstanding during the period have not been taken into account in the calculation of the weighted average number of ordinary shares as they are considered anti-dilutive.

Qoria Limited - Half Year Report 31 December 2025

Notes to the Financials For the period ended 31 December 2025

Note 18: Fair value measurement
The following tables detail the Group’s assets and liabilities, measured or disclosed at fair value, using a three level hierarchy, based on the lowest level of input that is significant to the entire fair value measurement, being:
Level 1: Quoted prices (unadjusted) in active markets for identical assets or liabilities that the entity can access at the measurement date.
Level 2: Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.
Level 3: Unobservable inputs for the asset or liability.

Consolidated - 31 December 2025	Level 1	Level 2	Level 3	Total
Liabilities
Deferred consideration payable - Octopus BI1	—	—	4,666,667	4,666,667
Total liabilities	—	—	4,666,667	4,666,667

Consolidated - 30 June 2025	Level 1	Level 2	Level 3	Total
Liabilities
Deferred consideration payable - Octopus BI1	—	—	4,666,667	4,666,667
Total liabilities	—	—	4,666,667	4,666,667

1Level 3 input of revenue forecasts for Octopus BI deferred consideration.
There were no transfers between levels during the financial period.
The carrying amounts of trade and other receivables and trade and other payables are assumed to approximate their fair values due to their short-term nature.
Note 19: Deferred tax liabilities

	31 December 2025	30 June 2025
	$	$
Deferred tax liabilities	7,742,061	9,377,528
Total deferred tax liabilities	7,742,061	9,377,528

Balance at 1 July 2024	12,516,622
Movements through income tax benefit	(4,975,288)
Other including foreign exchange movements	1,836,195
Balance at 30 June 2025	9,377,529

Movements through income tax benefits	(1,238,088)
Other including foreign exchange movements	(397,380)
Balance at 31 December 2025	7,742,061

Note 20: Related party transactions
Other than as presented below, there were no material changes to the Group’s related party transactions to those disclosed in the 30 June 2025 Annual Report.

Qoria Limited - Half Year Report 31 December 2025

Notes to the Financials For the period ended 31 December 2025

Other transactions with key personnel:
Directors
On 3 November 2025, 2,100,000 options were exercised by Non-Executive Director Georg Ell. In addition, 2,100,000 options were exercised by Non-Executive Director Jane Watts.
On 4 November 2025, 1,400,000 options were exercised by Non-Executive Director Matthew Stepka.
Refer to Note 7 for further details.
Other KMP
On 1 July 2025, 772,473 STI and 772,472 LTI performance rights were issued to KMP Crispin Swan and 758,427 STI and 632,022 LTI performance rights were issued to KMP Ben Jenkins.
During the period, 1,471,829 performance rights were exercised by KMP Ben Jenkins.
Refer to Note 7 for further details.
Note 21: Commitments and contingent liabilities
The Directors are not aware of any commitments or any contingent liabilities that may arise from the Group’s operations as at 31 December 2025 (2024: none).
Note 22: Events occurring after the reporting period
Other than the matter described below, no matters or circumstances have arisen since the end of the period which signiﬁcantly affected or may signiﬁcantly affect the operations of the Group, the results of its operations or the state of affairs of the Group in subsequent ﬁnancial years.
On 2 February 2026, Qoria Limited announced that it had entered into a binding agreement to merge with Aura Consolidated Group Inc. by way of a proposed scheme of arrangement. Completion of the transaction is subject to shareholder, regulatory and court approvals and other customary conditions. As at the date of this report, the transaction had not completed and no adjustments have been made to these ﬁnancial statements in relation to the proposed transaction.
On 2 March 2026, 67,138 performance rights were exercised by KMP Ben Jenkins.
On 15 April 2026 and 24 April 2026, the Group provided updates on its proposed merger with Aura Consolidated Group, Inc., with completion now targeted for July 2026. The updates included progress on transaction workstreams, anticipated release of disclosure materials, and expected shareholder approval processes, as well as certain revisions to transaction structure, including capital arrangements, governance and leadership of the combined group.
In connection with the transaction, the Group entered into a A$10 million unsecured working capital facility with Aura to fund transaction costs and support liquidity during the merger period. The facility bears interest at 15% per annum (capitalised) and is repayable in July 2029 or earlier in certain circumstances.
If the merger does not complete, Aura may elect to convert all or part of the outstanding loan (including capitalised interest and fees) into ordinary shares at the higher of A$0.30 per share and the 20-day VWAP, subject to a minimum conversion of A$2.5 million. The conversion could result in the issue of up to approximately 54 million ordinary shares, which would rank equally with existing shares.

 143,277,908 Shares of Common Stock

PART II: INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13. Other Expenses of Issuance and Distribution
The following table presents the costs and expenses, other than underwriting discounts and commissions, payable in connection with this offering. All amounts are estimates except the SEC registration fee. Except as otherwise noted, all the expenses below will be paid by us.

SEC registration fee	$44,124
Printing and engraving expenses	—
Legal fees and expenses	292,781
Accounting fees and expenses	1,110,718
Transfer agent and registrar fees	—
Miscellaneous fees and expenses	—
Total	$1,447,623

Item 14. Indemnification of Directors and Officers
Section 102 of the General Corporation Law of the State of Delaware permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our amended and restated certificate of incorporation will provide that no director of the Company shall be personally liable to it or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the General Corporation Law of the State of Delaware prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.
Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
Our amended and restated certificate of incorporation and amended and restated bylaws will provide indemnification for our directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware. We will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of us) by reason of the fact that he or she is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. Our amended and restated certificate of incorporation and amended and restated bylaws will provide that we will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of us to procure a judgment in our favor by reason of the fact that the Indemnitee is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to us, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by us against all expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith. Expenses must be advanced to an Indemnitee under certain circumstances.
We entered into separate indemnification agreements with each of our directors and executive officers. Each indemnification agreement will provide, among other things, for indemnification to the fullest extent permitted by law and our amended and restated certificate of incorporation and amended and restated bylaws against any and all expenses, judgments, fines, penalties, and amounts paid in settlement of any claim. The indemnification agreements will provide for the advancement or payment of all expenses to the indemnitee and for the reimbursement to us if it is found that such indemnitee is not entitled to such indemnification under applicable law and our amended and restated certificate of incorporation and amended and restated bylaws.
We maintain a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.
In any underwriting agreement we enter into in connection with the sale of common stock being registered hereby, the underwriters will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us within the meaning of the Securities Act, against certain liabilities.
Item 15. Recent Sales of Unregistered Securities
In May 2025, we issued senior unsecured convertible notes in the aggregate principal amount of $25.0 million to Life360 Inc.
On July 17, 2026, in connection with our acquisition of Qoria and our listing on the ASX, we issued an aggregate of  20,947,770 shares of common stock in the form of CDIs to investors at a purchase price of $4.77 per share, for an aggregate purchase price of $100.0 million.
Item 16. Exhibits and Financial Statement Schedules
(a)Exhibits. The exhibit index attached hereto is incorporated herein by reference.
(b)Financial Statement Schedules. All schedules have been omitted because the information required to be set forth in the schedules is either not applicable or is shown in the financial statements or notes thereto.
Item 17. Undertakings
The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:
(1)For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
(2)For the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

INDEX TO EXHIBITS

Exhibit Number	Description
3.1	Third Amended and Restated Certificate of Incorporation of the Registrant, as currently in effect.
3.2	Second Amended and Restated Bylaws of the Registrant, as currently in effect.
5.1	Opinion of Latham & Watkins LLP
10.1	Form of Securities Purchase Agreement, dated as of February 2, 2026, by and among the Registrant and certain of its holders.
10.3	Form of First Amendment to Securities Purchase Agreement, dated as of April 23, 2026, by and among the Registrant and certain of its holders.
10.4+	Loan and Security Agreement, dated as of February 18, 2025, by and among Banc of California, Aura Sub, LLC, Aura HoldCo LLC, Circle Media Labs Inc., and Get Aura LLC.
10.5	First Amendment to Loan and Security Agreement, dated as of May 20, 2025, by and among Banc of California, Aura Sub, LLC, Aura HoldCo LLC, Circle Media Labs Inc., and Get Aura LLC.
10.6	Second Amendment to Loan and Security Agreement, dated as of September 17, 2025, by and among Banc of California, Aura Sub, LLC, Aura HoldCo LLC, Circle Media Labs Inc., and Get Aura LLC.
10.7	Third Amendment to Loan and Security Agreement, dated as of December 15, 2025, by and among Banc of California, Aura Sub, LLC, Aura HoldCo LLC, Circle Media Labs Inc., and Get Aura LLC.
10.8	Fourth Amendment to Loan and Security Agreement, dated as of March 30, 2026, by and among Banc of California, Aura Sub, LLC, Aura HoldCo LLC, Circle Media Labs Inc., and Get Aura LLC.
10.9	Fifth Amendment to Loan and Security Agreement, dated as of May 22, 2026, by and among Banc of California, Aura Sub, LLC, Aura HoldCo LLC, Circle Media Labs Inc., and Get Aura LLC.
10.10+
Amended and Restated Loan and Security Agreement, dated as of July 21, 2026, by and among Banc of California, Aura Sub, LLC, Aura HoldCo LLC, Circle Media Labs Inc., Get Aura LLC., and Aura Consolidated Group, Inc.

10.11+	Convertible Unsecured Note, dated as of May 12, 2025, by and between Life360, Inc. and the Registrant.
10.12+	Master Distribution and Service Agreement, dated as of December 31, 2023, by and among MetLife Consumer Services, Inc., Aura Sub, LLC and Aura Group, Inc.
10.13+	First Amendment to Master Distribution and Service Agreement, dated as of July 29, 2026, by and among MetLife Consumer Services, Inc. and Aura Sub, LLC.
10.14	Lease Agreement, dated as of December 1, 2021, by and between Liberty Wharf, LLC and WC SACD Holdings, Inc., as amended.
10.15#	Form of Indemnification Agreement between the Registrant and each of its Directors and Executive Officers.
10.16#	2024 Equity Incentive Plan.
10.17#	Aura Employee Replacement Incentive Securities Plan.
10.18#	2026 Incentive Award Plan.
10.19#	Employment Agreement, dated March 11, 2025, by and between the Registrant and Hari Ravichandran.
10.20#	Offer Letter, dated January 29, 2025, by and between Aura Sub, LLC and Thomas Clayton.
10.21#	Offer Letter, dated May 9, 2025, by and between Aura Sub, LLC and Rekha Singh.
21.1	List of subsidiaries of the Registrant.
23.1	Consent of Ernst & Young LLP, independent registered public accounting firm
23.2	Consent of BDO Audit Pty Ltd, independent registered public accounting firm
23.3	Consent of Latham & Watkins LLP (included in Exhibit 5.1)
24.1	Power of Attorney (reference is made to the signature page to the Registration Statement)
107.1	Filing Fee Table

*To be filed by amendment.

#    Indicates management contract or compensatory plan.
+    Certain information, schedules and attachments to this exhibit (indicated by “[***]”) have been omitted pursuant to Regulation S-K, Item 601(a)(5) and Item 601((b)(10). The registrant hereby undertakes to provide further information regarding such omitted materials to the SEC upon request.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, The Commonwealth of Massachusetts, on this 10th day of August, 2026.

AURA CONSOLIDATED GROUP, INC.

By:	/s/ Hari Ravichandran
Name: Hari Ravichandran
Title: Chief Executive Officer
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Hari Ravichandran and William J. Lundregan, and each of them, as his or her true and lawful attorney-in-fact and agent with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments) and any registration statement related thereto filed pursuant to Rule 462(b) increasing the number of securities for which registration is sought, and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities indicated on August 10th, 2026.

Signatures	Title

/s/ Hari Ravichandran	Chief Executive Officer and Director (Principal Executive Officer)
Hari Ravichandran

/s/ Brian DeCenzo	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
Brian DeCenzo

/s/ Tim Levy	Director
Tim Levy

/s/ Peter Pawlowitsch	Director
Peter Pawlowitsch

/s/ Sujay Jaswa	Director
Sujay Jaswa

/s/ Jeffrey Katzenberg	Director
Jeffrey Katzenberg

/s/ Matthew Stepka	Director
Matthew Stepka

/s/ James Ireland Cash	Director
James Ireland Cash